    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999

                                              REGISTRATION STATEMENT NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 LUMONICS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         ONTARIO                    36992                    38-1859358
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE)
      ORGANIZATION)

                               105 SCHNEIDER ROAD
                            KANATA, ONTARIO K2K 1Y3
                                 (613) 592-1460
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                  W. SCOTT NIX
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 LUMONICS INC.
                               130 LOMBARD STREET
                            OXNARD, CALIFORNIA 93030
                                 (805) 488-5559
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:
        CHARLES J. GARDNER, Q.C.                 STUART M. CABLE, P.C.
           LABARGE WEINSTEIN                  GOODWIN, PROCTER & HOAR LLP
     333 PRESTON STREET, 11TH FLOOR                  EXCHANGE PLACE
        OTTAWA, ONTARIO K1S 5M4             BOSTON, MASSACHUSETTS 02109-2881
             (613) 231-3000                          (617) 570-1000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the transactions described herein and from time to time after this registration statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            PROPOSED         PROPOSED
 TITLE OF EACH CLASS OF                     MAXIMUM          MAXIMUM
     SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE AGGREGATE OFFERING    AMOUNT OF
        REGISTERED          REGISTERED     PER SHARE          PRICE        REGISTRATION FEE
-------------------------------------------------------------------------------------------
 Common Stock, no par
  value.................   17,827,894(1)      N/A        $78,446,214 (2)      $21,808(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Shares issuable pursuant to the Amended and Restated Agreement and Plan of Merger by and among Lumonics Inc., Grizzly Acquisition Corp., New Grizzly Acquisition Corp. and General Scanning Inc. to the holders of currently outstanding shares of common stock of GSI.
(2) The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and has been calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price is based on the market value of the securities to be canceled pursuant to the merger agreement and is calculated in accordance with Rule 457(c) under the Securities Act as: (a) $6.1875, the average of the high and low sales prices per share of GSI common stock on January 26, 1999, as reported on the Nasdaq National
    Market, multiplied by (b) 12,678,176, the aggregate number of outstanding shares of GSI common stock.
(3) In accordance with Rule 457(b), the registration fee of $21,808 was reduced by $16,470 which was previously paid by the Registrant with respect to the transaction described herein pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             GENERAL SCANNING INC.
                               500 ARSENAL STREET
                         WATERTOWN, MASSACHUSETTS 02472

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of General
Scanning Inc., a Massachusetts corporation, will be held at       on         ,
1999, at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts.

  The meeting is called:

  1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 27, 1998, among Lumonics Inc., a corporation organized under the laws of Ontario, Grizzly Acquisition Corp., New Grizzly Acquisition Corp., each a Massachusetts corporation and a wholly-owned subsidiary of Lumonics, and GSI.

  2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

  The holders of a majority of the GSI common stock outstanding on    , 1999
must approve the proposed merger which is more fully described in the attached joint proxy statement/prospectus. A list of stockholders will be available at the meeting and, during the ten days prior to the meeting, at the offices of Goodwin, Procter & Hoar llp.

  To make sure that your shares are voted at the meeting please sign and date the enclosed proxy and return it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by following the directions beginning on page 12 of the joint proxy statement/prospectus.

  If the GSI stockholders approve the merger agreement at the special meeting and the merger occurs, any stockholder (1) who files with GSI before the vote on the merger agreement written objection to the merger agreement stating that such stockholder intends to demand payment for his or her shares of GSI common stock if the merger occurs and (2) whose shares of GSI common stock are not voted in favor of the merger agreement, has the right to demand in writing from GSI Lumonics, within 20 days after GSI Lumonics mails a written notice that the merger has occurred, payment for such shares and an appraisal of the shares' value. GSI and any such stockholder shall, in such cases, have the rights and duties and are required to follow the procedure set forth in Sections 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts a copy of which is attached to the joint proxy statement/prospectus as Annex F.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

  WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors

                                          Victor H. Woolley, Clerk
Watertown, Massachusetts
     , 1999

                                 LUMONICS INC.
                               105 SCHNEIDER ROAD
                            KANATA, ONTARIO K2K 1Y3

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

  NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Lumonics
Inc. will be held on         , 1999, at          , Ontario commencing at
      , local time, for the following purposes:

1. To consider and to approve the Amended and Restated Agreement and Plan of Merger dated October 27, 1998, by and among Lumonics, Grizzly Acquisition Corp. and New Grizzly Acquisition Corp., each a Massachusetts corporation and a wholly-owned subsidiary of Lumonics, and General Scanning Inc. and the issuance of additional common shares of Lumonics under the merger agreement, including the issuance of common shares of Lumonics upon the exercise of GSI stock options outstanding at the time of the merger.

2. To consider and approve, conditional upon the merger, the continuance of Lumonics into New Brunswick so that it will be governed by the Business Corporations Act (New Brunswick);

3. To consider and to confirm, conditional upon the continuance, the adoption
   by the Lumonics Board of Directors on     , 1999 of By-Law No. 1 of
   Lumonics, a General By-Law which conforms with the requirements of the Business Corporations Act (New Brunswick) and which repeals By-Laws No. 18 and No. 19 of Lumonics;

4. To consider and to approve the change of the name of Lumonics Inc. to GSI Lumonics Inc., conditional upon the merger; and

5. To transact such other business as may properly come before the special meeting or any adjournment thereof.

  LUMONICS SHAREHOLDERS MUST APPROVE ALL OF THESE PROPOSALS, INCLUDING THE NAME CHANGE, IN ORDER FOR THE MERGER TO OCCUR. IF THE SHAREHOLDERS FAIL TO APPROVE ANY ONE OF THE LUMONICS PROPOSALS THE MERGER WILL NOT OCCUR. The accompanying joint proxy statement/prospectus and the Canadian financial statement supplement, which has been circulated to Lumonics shareholders with this notice, provide additional information relating to matters to be addressed at the special meeting and form part of this notice.

  Only those Lumonics shareholders of record at the close of business on
        , 1999 will be entitled to notice of the special meeting. If you transfer your shares after you receive this notice, the new holder may make a written demand prior to the special meeting to be included in the list of shareholders eligible to vote at the special meeting.

  You have the right to revoke your proxy at any time before it is exercised by following the directions on page 17 of the joint proxy statement/prospectus.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF ALL THE LUMONICS PROPOSALS.

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors
                                          LUMONICS INC.

                                          Charles Gardner, Q.C., Secretary
Ottawa, Ontario
       , 1999

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT
  The Boards of Directors of General Scanning Inc. and Lumonics Inc. have unanimously agreed on a merger of equals to form one of the world's leading suppliers of laser-based advanced manufacturing systems. In the merger, GSI stockholders will each receive 1.347 GSI Lumonics common shares for each share of GSI common stock they own and Lumonics shareholders will continue to hold their common shares of Lumonics, which, following the merger, will be renamed GSI Lumonics Inc. Immediately following the merger, the GSI stockholders and the Lumonics shareholders will each, as a group, own approximately 50% of the common shares of GSI Lumonics.

  Both GSI and Lumonics design, develop, manufacture and market laser-based advanced manufacturing systems for semiconductor, electronics, aerospace and automotive industries. Each company also conducts significant business outside of the industries they jointly serve. GSI Lumonics plans to leverage the companies' international sales and service structure by cross-selling products to each other's customers and by benefiting from GSI's strong direct presence in the Far East and Lumonics' similar strength in Europe. GSI Lumonics plans to offer more products to its current customer base and to expand its customer base through the joint development of new systems and applications. As a result, the combined company will be more diversified by market, customer, product and application.

  The GSI stockholders and the Lumonics shareholders must approve the merger agreement at their special meetings for the merger to occur. Lumonics shareholders must also approve certain other proposals, including the name change to GSI Lumonics Inc. If either the GSI stockholders or the Lumonics shareholders fail to approve all of the proposals relating to the merger, the merger will not occur.

                       THUS, YOUR VOTE IS VERY IMPORTANT.

  The dates, times and places of the special meetings are as follows:

FOR GSI STOCKHOLDERS:

      ,       , 1999 at     a.m.
  Goodwin, Procter & Hoar LLP
  Exchange Place, Boston, MA 02109

FOR LUMONICS SHAREHOLDERS:

     ,    , 1999 at    a.m.
  [place]

  GSI's common stock is traded on the Nasdaq National Market under the symbol "GSCN" and Lumonics' common shares are traded on The Toronto Stock Exchange under the symbol "LUM." The GSI Lumonics common shares will be listed on Nasdaq and The Toronto Stock Exchange.

  This document is the proxy statement and management information statement that we are furnishing to the GSI stockholders and the Lumonics shareholders in connection with the solicitation of proxies for matters related to the merger to be voted on at a special meeting of each company. WE URGE YOU TO READ THIS DOCUMENT CAREFULLY BEFORE VOTING AND TO CONSIDER THE DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER WHICH BEGINS ON PAGE 7. This document is also the
prospectus of Lumonics for the approximately     GSI Lumonics common shares
that will be issued to GSI stockholders upon completion of the merger.

________________________________________________________________________________
Charles D. Winston
President and Chief Executive Officer

________________________________________________________________________________
W. Scott Nix
President and Chief Executive Officer
 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE GSI LUMONICS COMMON SHARES TO BE ISSUED UNDER
 THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


  Joint proxy statement/prospectus dated       , 1999 and first mailed to GSI
         stockholders and Lumonics shareholders on or about that date.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   2
RISK FACTORS..............................................................   7
  Risk Factors Regarding the Merger.......................................   7
  Risk Factors Regarding GSI, Lumonics and GSI Lumonics...................   9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  11
GSI SPECIAL MEETING.......................................................  12
  Purpose of the GSI Special Meeting......................................  12
  Record Date.............................................................  12
  Quorum..................................................................  12
  Required Vote...........................................................  12
  Voting Rights; Proxies..................................................  12
  Solicitation of Proxies.................................................  13
LUMONICS SPECIAL MEETING..................................................  13
  Matters to Be Addressed at the Lumonics Special Meeting.................  13
  Record Date; Voting Securities..........................................  15
  Ownership...............................................................  16
  Quorum..................................................................  16
  Votes Required..........................................................  16
  Solicitation of Proxies.................................................  16
  Appointment and Revocation of Proxies...................................  16
  Voting of Proxies and Discretionary Authority...........................  17
THE MERGER................................................................  18
  General.................................................................  18
  Background of the Merger................................................  18
  Financial Information Exchanged Between GSI and Lumonics................  20
  Recommendation of the Board of Directors of GSI; Reasons for the Merg-
   er.....................................................................  21
  Recommendation of the Board of Directors of Lumonics; Reasons for the
   Merger.................................................................  22
  Structure of the Merger.................................................  24
  Opinion of GSI's Financial Advisor......................................  24
  Opinion of Lumonics' Financial Advisor..................................  29
  Interests of Management, Board Members and a Significant Shareholder in
   the Merger.............................................................  32
  Waiver of GSI Rights Agreement..........................................  33
  Accounting Treatment of the Merger......................................  33
  United States Federal Income Tax Consequences...........................  34
  Canadian Federal Income Tax Consequences................................  38
  Regulatory Approvals Required...........................................  39
  Nasdaq and Toronto Stock Exchange Listing...............................  39
  Resale of GSI Lumonics Common Shares....................................  40
  Dissenters' Rights......................................................  40
THE MERGER AGREEMENT......................................................  42
  Merger Consideration....................................................  42
  Conversion of Shares; Procedures for Exchange of Certificates...........  42
  GSI Stock Options.......................................................  43
  Effective Time..........................................................  43

                                      (i)

                                                                           PAGE
                                                                           ----
  Conduct of Business Prior to the Merger ................................  43
  Offers from Other Parties ..............................................  44
  Conditions to the Merger................................................  45
  Representations and Warranties..........................................  46
  Termination; Termination Fees...........................................  46
  Expenses................................................................  47
  Indemnification of GSI Officers and Directors by GSI Lumonics Following
   the Merger.............................................................  47
  Amendments to the Merger Agreement......................................  47
STOCK OPTION AGREEMENTS...................................................  48
COMPARATIVE MARKET DATA AND DIVIDENDS.....................................  50
  Lumonics................................................................  50
  GSI.....................................................................  51
  Dividend Policy.........................................................  51
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF GSI
 LUMONICS INC.............................................................  52
ENFORCEMENT OF JUDGMENTS AGAINST LUMONICS AND GSI LUMONICS................  61
WHERE YOU MAY FIND MORE INFORMATION.......................................  61
BUSINESS OF GSI...........................................................  63
  Overview................................................................  63
  Business Strategy.......................................................  63
  Products and Services...................................................  64
  Product List............................................................  69
  Customers...............................................................  70
  Sales, Marketing and Customer Support...................................  70
  Research and Development................................................  71
  Manufacturing...........................................................  72
  Backlog.................................................................  72
  Competition.............................................................  72
  Patents and Intellectual Property.......................................  73
  Legal Proceedings.......................................................  74
  Employees...............................................................  75
  Properties..............................................................  76
  Selected Financial Data.................................................  77
  Supplementary Financial Information ....................................  79
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  80
  Security Ownership of Management and Certain Beneficial Owners..........  88
BUSINESS OF LUMONICS......................................................  90
  Corporate History and Structure.........................................  90
  Business of Lumonics ...................................................  90
  Corporate Strategy......................................................  91
  Acquisitions and Strategic Relationships ...............................  92
  Customers...............................................................  93
  Sales, Marketing and Distribution.......................................  93
  Order Backlog...........................................................  93
  Customer Service and Replacement Parts..................................  94
  Laser Systems...........................................................  94
  Cutting, Drilling and Welding Systems ..................................  94

                                      (ii)

                                                                          PAGE
                                                                          -----
  Coding and Marketing Systems...........................................    95
  Competition............................................................    96
  Production and Operations..............................................    97
  Research and Development...............................................    97
  Patents and Intellectual Property......................................    97
  Legal Proceedings......................................................    98
  Human Resources........................................................    98
  Principal Properties...................................................    99
  Other Developments.....................................................    99
  New Products...........................................................   100
  Expansions.............................................................   100
  Selected Financial Data................................................   100
  Management's Discussion and Analysis of Financial Condition and Operat-
   ing Results...........................................................   102
  Security Ownership of Management of Certain Beneficial Owners..........   110
DESCRIPTION OF LUMONICS COMMON SHARES....................................   111
MANAGEMENT...............................................................   112
  Directors of GSI Lumonics .............................................   112
  Management of GSI Lumonics.............................................   112
  Current Executive Officers of GSI......................................   112
  Current Executive Officers of Lumonics.................................   113
  Biographies ...........................................................   114
  Compensation of Executive Officers.....................................   115
  Executive Compensation Agreements......................................   121
  Director Compensation..................................................   122
  Compensation Committee Interlocks and Insider Participation............   123
  Certain Relationships and Related Transactions.........................   123
COMPARATIVE RIGHTS OF SHAREHOLDERS.......................................   124
  Ontario vs. New Brunswick..............................................   124
  Massachusetts vs. New Brunswick........................................   126
CURRENCY PRICES..........................................................   131
OTHER MATTERS............................................................   132
LEGAL MATTERS............................................................   132
EXPERTS..................................................................   132
GENERAL SCANNING STOCKHOLDER PROPOSALS...................................   132
LUMONICS DIRECTORS' APPROVAL UNDER CANADIAN LAW..........................   133
INDEX TO FINANCIAL STATEMENTS............................................ FIN-1
Annexes:
  A.  Agreement and Plan of Merger.......................................   A-1
  B.  Stock Option Agreements............................................   B-1
  C.  Opinion of GSI's Financial Advisor.................................   C-1
  D.  Opinion of Lumonics' Financial Advisor.............................   D-1
  E.  Summary and Text of Section 185 of the Business Corporations Act
   (Ontario).............................................................   E-1
  F.  Text of Sections 85 to 98 of Chapter 156B of the Massachusetts
         Business
         Corporation Law.................................................   F-1
  G.  Lumonics Resolutions Relating to the Lumonics Proposals............   G-1
  H.  Draft Articles of Continuance and General By-Law of Lumonics.......   H-1

                                     (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are the companies proposing the merger?

A: The companies are proposing a merger of equals in order to create a company with greater market and product diversity that is in a better position to develop new uses for the companies' existing technologies.

Q: What is meant by a merger of equals?

A: The stockholders of GSI and the shareholders of Lumonics, each as a group, will, immediately after the merger, own approximately 50% of the shares of the new entity. We have selected the eight directors of GSI Lumonics equally from the boards of GSI and Lumonics. In addition, GSI Lumonics will be managed by some members of the current management team of each company.

Q: Where will the GSI Lumonics common shares be listed?

A: The GSI Lumonics common shares will be listed on both The Toronto Stock Exchange and Nasdaq.

Q: If I am a GSI stockholder, what will I receive in the merger?

A: You will receive 1.347 GSI Lumonics common shares for each share of GSI common stock you own.

Q: If I am a Lumonics shareholder, what will happen to my Lumonics common shares in the merger?

A: Your Lumonics common shares will remain outstanding following the merger and, without further action on your part, will be GSI Lumonics common shares.

Q: When will the merger be completed?

A: We intend to complete the merger shortly after we receive the necessary shareholder and regulatory approvals.

Q: If I am a GSI stockholder, should I send in my certificates now?

A: No. Do not send in your GSI common stock certificates now. After the merger is completed, we will send you written instructions for exchanging your certificates.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares of GSI common stock or Lumonics common shares may be represented at the GSI special meeting or Lumonics special meeting, as applicable.

Q: What do I do if I want to change my vote?

A: You may send in a later-dated, signed proxy card to the Clerk of GSI or to the transfer agent of Lumonics, as applicable, so that it arrives before the appropriate special meeting, or attend the appropriate special meeting and vote in person.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully. Unless this document states otherwise:

  .  references to GSI include all of its subsidiaries as they exist today;

  . references to Lumonics include all of its subsidiaries as they exist today;

  . references to GSI Lumonics include all of the companies' subsidiaries after the merger.

All dollar amounts indicated by $ are in United States dollars and all dollar amounts indicated by Cdn$ are in Canadian dollars.

THE COMPANIES (SEE PAGES 63 AND 90)

                GENERAL SCANNING INC.         LUMONICS INC.
                500 Arsenal Street            105 Schneider Road
                Watertown, MA 02472           Kanata, Ontario K2K 1Y3
                (617) 924-1010                (613) 592-1460
                www.genscan.com               www.lumonics.com.

  Both GSI and Lumonics design, develop, manufacture and market laser-based advanced manufacturing systems for semiconductor, electronics, aerospace and automotive industries. Although the companies frequently serve similar customers in the same industries, the companies' product lines complement each other, with little overlap. GSI's applications use primarily low- to mid-power lasers integrated into sophisticated manufacturing systems for processing materials at micron-scale accuracy. GSI's applications include machining microelectronic components, inspection of printed circuit boards and repair of semiconductor memory chips. Lumonics' applications use primarily mid- to high-power lasers incorporated into complete advanced manufacturing systems. Lumonics' applications include cutting, drilling, welding and marking a wide range of materials from semiconductor wafers to automotive parts.

  Each company also conducts significant business outside of the industries they jointly serve. For example, GSI provides the medical industry with systems for diagnostic film imaging, biological scanners used in DNA research and medical chart recorders for critical patient care monitoring. Lumonics is a leading supplier of welding systems used in the manufacture of consumer products such as batteries and razor blades.

THE MERGER (SEE PAGE 18)

  The companies have entered into a merger agreement under which GSI stockholders will receive 1.347 GSI Lumonics common shares in exchange for each share of GSI common stock they hold and will receive cash for any fractional shares. Lumonics shareholders will continue to hold their Lumonics common shares and Lumonics will change its name to GSI Lumonics Inc. The current GSI stockholders and the current Lumonics shareholders will, immediately following the merger, each, as a group, own approximately 50% of the outstanding GSI Lumonics common shares.

THE MEETINGS (SEE PAGES 12 AND 13)

  THE GSI SPECIAL MEETING. At the GSI special meeting, holders of GSI common stock will vote on a proposal to approve and adopt the merger agreement.

  The holders of a majority of the outstanding shares of GSI common stock must approve the merger agreement in order for the merger to occur. The directors and executive officers of GSI beneficially own as a group approximately % of the shares of GSI common stock.

  THE LUMONICS SPECIAL MEETING. At the Lumonics special meeting, holders of Lumonics common shares will vote upon:

  . the approval of the merger agreement and the issuance of Lumonics common shares under the merger agreement, including the issuance of Lumonics common shares upon the exercise of GSI stock options outstanding at the time of the merger;

  .  the continuance of Lumonics into New Brunswick;

  .  the confirmation of a new General By-Law of Lumonics; and

  .  the change of the name of Lumonics to GSI Lumonics Inc.

  For the merger to occur, the holders of a majority of the Lumonics common shares voting at the Lumonics special meeting by proxy or in person must vote in favor of the merger agreement and share issuance and the by-law confirmation. The holders of at least two-thirds of the Lumonics common shares voting at the Lumonics special meeting by proxy or in person must vote in favor of the continuance and the name change. The Lumonics shareholders must approve all of these proposals in order for the merger to occur. The directors and officers of Lumonics beneficially own as a group approximately % of the outstanding Lumonics common shares.

  CHANGE OF PROXY VOTE. Lumonics shareholders and GSI stockholders may revoke proxies they have submitted at any time prior to the vote at the special meetings. GSI stockholders should follow the directions on page 12 and Lumonics shareholders should follow the directions on page 17.

DISSENTERS' RIGHTS (SEE PAGE 40)

  Under Chapter 156B of the Massachusetts Business Corporation Law, holders of GSI common stock who do not vote in favor of the merger and who fully comply with the Massachusetts law requirements will have the right to an appraisal of their GSI common stock and to receive a cash payment for their shares instead of receiving common shares of GSI Lumonics. Under the Business Corporations Act (Ontario), holders of Lumonics common shares who send written objection to the continuance of Lumonics to New Brunswick and who fully comply with the dissent procedure under Ontario law will be entitled to be paid the cash fair value of their Lumonics common shares. If you fail to take any necessary step in connection with the exercise of your dissenters' rights, you may lose your dissenter's rights.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 24 AND 29)

  Needham & Company, Inc., GSI's financial advisor, delivered its written opinion dated October 27, 1998 to the GSI Board of Directors. Needham's opinion states that, as of the date of the opinion and subject to specific matters stated in the opinion, the 1.347 GSI Lumonics common shares that GSI stockholders will receive for each share of GSI common stock is fair to the GSI stockholders from a financial point of view. CIBC Wood Gundy Securities Inc., Lumonics' financial advisor, delivered its written opinion dated October 27, 1998 to the Lumonics Board of Directors. CIBC Wood Gundy's opinion states that the merger is fair to the Lumonics shareholders from a financial point of view. For information on the assumptions made, matters considered and limits of the review undertaken by the Companies' financial advisors, see "The Merger-- Opinion of GSI's Financial Advisor" and "The Merger--Opinion of Lumonics' Financial Advisor." We have attached the opinion of GSI's financial advisor as Annex C and the opinion of Lumonics' financial advisor as Annex D to this document.

TAX CONSEQUENCES (SEE PAGES 34 AND 38)

  It is not currently known whether or not the merger will require GSI stockholders to recognize gain for U.S. federal income tax purposes. We urge you to consider carefully the discussion of the tax consequences related to the merger and to review these tax consequences with your tax advisor.

EFFECT OF THE MERGER ON MANAGEMENT AND BOARD MEMBERS (SEE PAGE 32)

  The Board of Directors of GSI Lumonics will have eight members, four of whom currently serve on Lumonics' Board of Directors and four of whom currently serve on GSI's Board of Directors. In addition, some members of current management of GSI and Lumonics will join the management team of GSI Lumonics. In addition, GSI and its executive officers have, with one exception, amended their key officer and manager retention agreements in connection with the merger to limit the benefits they could receive under their agreement.

CONDITIONS TO THE MERGER (SEE PAGES 39 AND 45)

  For the merger to occur, conditions specified in the merger agreement must be satisfied, including:

  . obtaining approval of the merger under the Hart-Scott-Rodino Antitrust Improvement Act;
  .  obtaining the requisite shareholder approvals;
  . confirming that the shares of GSI common stock dissenting to the approval of the merger agreement and the Lumonics common shares dissenting to the continuance of Lumonics into New Brunswick does not exceed the amount prescribed by the merger agreement; and
  .  confirming each party's compliance with the merger agreement.

TERMINATION FEE (SEE PAGE 46)

  If either company receives an alternative proposal from a third party and the merger agreement terminates, the party that received the alternative proposal may be required to pay a termination fee. The termination fee would be equal to $4 million, plus expenses up to $500,000.

STOCK OPTION AGREEMENTS (SEE PAGE 48)

  Each of GSI and Lumonics granted to the other an option to purchase approximately 19.9% of its common shares outstanding immediately before exercise of the relevant stock option agreement. These options may be exercised under substantially the same circumstances that require a company to pay the termination fee. The options may discourage offers by third parties to acquire GSI or Lumonics prior to the merger. The stock option agreements terminate upon completion of the merger.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

  We prepared the following pro forma summary unaudited consolidated financial information to illustrate the estimated effects of the merger. You should read the information below in conjunction with the financial statements of Lumonics and GSI contained in this document, including the related notes. You should not rely on the pro forma information as being indicative of the historical results we would have had without the merger or the future results that we will achieve after the merger.

  The unaudited information reflects certain comparative per share data related to book value per share and income (loss) per share from continuing operations:

  .  on a historical basis for GSI and Lumonics;

  . on a pro forma combined basis per GSI Lumonics common share which shows the data for a theoretical common share of GSI Lumonics as if the companies had historically been combined; and

  . on an equivalent pro forma basis per share of GSI common stock which shows the data for a theoretical share of GSI common stock as if the companies had historically been combined.

The equivalent per share data for GSI has been computed by multiplying the GSI Lumonics pro forma amounts by the conversion number of 1.347.

                               GSI LUMONICS INC.

         SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                  (UNAUDITED)

                                                        PRO FORMA   PRO FORMA
                           GSI     LUMONICS  SUBTOTAL  ADJUSTMENTS CONSOLIDATED
                         --------  --------  --------  ----------- ------------
                          (THOUSANDS OF US DOLLARS EXCEPT FOR SHARE AND PER
                                           SHARE AMOUNTS)
OPERATIONS DATA (NINE
 MONTHS ENDED
 SEPT. 30, 1998):
Sales................... $141,684  $110,210  $251,894                $251,894
Gross profit............   65,826    31,862    97,688                  97,688
Net loss for the
 period.................     (742)   (5,336)   (6,078)      (540)      (6,618)
                         ========  ========  ========    =======     ========
Net loss per common
 share
  Basic (000's)......... $  (0.06) $  (0.31)                         $  (0.19)
  Diluted (000's)....... $  (0.06) $  (0.31)                         $  (0.19)
Adjusted weighted
 average common shares
  Basic.................   12,560    17,088                            34,130
  Diluted...............   12,560    17,088                            34,130
BALANCE SHEET DATA
 (SEPT. 30, 1998):
Working capital......... $ 59,668  $ 90,443  $150,111    $(5,448)    $144,663
Total assets............  113,457   164,994   278,451      5,820      284,271
Long-term debt..........    1,516     4,439     5,955                   5,955
Stockholders' equity....   78,553   124,683   203,236     (2,076)     201,160

                                                        PRO FORMA   PRO FORMA
                              GSI    LUMONICS SUBTOTAL ADJUSTMENTS CONSOLIDATED
                            -------- -------- -------- ----------- ------------
                             (THOUSANDS OF US DOLLARS EXCEPT FOR SHARE AND PER
                                              SHARE AMOUNTS)
OPERATIONS DATA (YEAR
 ENDED DECEMBER 31, 1997):
Sales.....................  $181,530 $177,328 $358,858               $358,858
Gross profit..............    86,725   65,922  152,647                152,647
Net income for the year...     5,109   11,912   17,021    (905)        16,116
                            ======== ======== ========    ====       ========
Net income per common
 share
  Basic (000's)...........  $   0.42 $   0.75                        $   0.49
  Diluted (000's).........  $   0.40 $   0.72                        $   0.48
Adjusted weighted average
 common shares
  Basic...................    12,065   15,989                          33,031
  Diluted.................    12,657   16,454                          33,841

PRO FORMA PER SHARE DATA

                                       GSI      LUMONICS  PRO FORMA EQUIVALENT
                                    HISTORICAL HISTORICAL COMBINED  PRO FORMA
                                    ---------- ---------- --------- ----------
Basic income (loss) per share from
 continuing operations:
  For the year ended December 31,
   1997 ...........................   $ 0.42     $ 0.75    $ 0.49     $ 0.66
  For the first three quarters of
   1998............................   $(0.06)    $(0.31)   $(0.19)    $(0.26)
Book value per share(a)............   $ 6.21     $ 7.33    $ 5.91     $ 7.96

(a) As of September 30, 1998 for Lumonics and as of October 3, 1998 for GSI. GSI historical book value per share excludes treasury stock.

  Neither GSI nor Lumonics has ever paid any cash dividends on their shares of common stock or common shares, respectively.

COMPARATIVE STOCK PRICES

  The following table discloses the closing sale price per share of GSI common stock on Nasdaq and closing sale price per Lumonics common share on The Toronto Stock Exchange on October 27, 1998, the business day preceding the public announcement of the merger. The GSI equivalent per share price was calculated by multiplying the closing sale price for a Lumonics common share by the conversion number of 1.347, and dividing that product by the exchange rate of Canadian dollars to US dollars of Cdn$1.5395 on October 27, 1998. The equivalent share price indicates what the per share price of GSI common stock would have been if the merger had occurred on October 27 and the merger did not affect the per share price of Lumonics common shares on that date.

                                    PRICE PER SHARE
            ------------------------------------------------------------------------------------
                                                                                         GSI
                                                                                      EQUIVALENT
                                                                                      PER SHARE
             GSI                       LUMONICS                                         PRICE
            ------                     --------                                       ----------
            $5.125                     Cdn$8.75                                         $7.66

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  This document includes financial information relating to GSI derived from GSI's consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States. Financial information relating to Lumonics was derived from Lumonics' consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and recast in United States dollars. Pro forma financial information relating to GSI Lumonics was derived from historical financial information for GSI and Lumonics prepared in accordance with U.S. generally accepted accounting principles. A financial statement supplement is being delivered to Lumonics shareholders together with this document, as required by applicable Canadian provincial securities regulations. The supplement contains historical financial statements of GSI and Lumonics prepared in accordance with generally accepted accounting principles in Canada, and pro forma financial information of GSI Lumonics derived from financial statements prepared in accordance with Canadian generally accepted accounting principles.

  GSI Lumonics intends to prepare and distribute to its shareholders annual and quarterly financial information in US dollars prepared in accordance with US generally accepted accounting principles. GSI Lumonics will also comply with the financial disclosure requirements of applicable Canadian provincial securities regulations by preparing and distributing to its shareholders annual and quarterly financial information in accordance with Canadian generally accepted accounting principles.

                                  RISK FACTORS

  SHAREHOLDERS OF LUMONICS AND STOCKHOLDERS OF GSI SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE REST OF THIS DOCUMENT.

RISK FACTORS REGARDING THE MERGER

  EXCHANGE RATIO REMAINS THE SAME EVEN IF STOCK PRICES CHANGE. The number of GSI Lumonics common shares issuable in exchange for one share of GSI common stock is a fixed ratio. This ratio was determined on October 27, 1998 and will not vary with increases or decreases in the price of either Lumonics common shares or GSI common stock. The price of GSI common stock and Lumonics common shares may vary for any of the following reasons:

  .  changes in the business, operations or prospects of Lumonics or GSI;

  .  market assessments of the likelihood that the merger will occur;

  .  the timing of the merger;

  .  the prospects of the merger and post-merger operations;

  .  regulatory considerations;

  .  settlement of patent litigation claims; or

  .  general conditions in the laser industry;

  COMPANIES MAY NOT REALIZE SYNERGIES AFTER THE MERGER. The merger involves the integration of two companies that have previously operated independently. The companies believe they will benefit from the merger. However, there is a risk that combining the two companies' businesses will take longer than anticipated, or, even if achieved in an efficient, effective and timely manner, will not result in results of operations and financial conditions superior to what each company would have achieved independently.

  INTEGRATING OPERATIONS IN A MERGER OF EQUALS TRANSACTION MAY BE
DIFFICULT. Lumonics and GSI believe that a merger of equals transaction may present more difficulties in integrating the operations of the constituent companies than most mergers, because neither constituent company is intended to be dominant. In the case of the merger of GSI and Lumonics, the board of directors and senior executives of the merged company will be drawn equally from both companies. The parties intend to integrate their research and development programs, and to reduce their reliance on third party distributors and component suppliers. The parties will also have to coordinate their product offerings and management information systems. GSI Lumonics management may be temporarily distracted from the company's day-to-day business until integration is completed. The integration of product lines could also cause confusion or dissatisfaction among existing customers of Lumonics and GSI. There is a risk that integration will not occur smoothly or successfully. The inability of management to successfully integrate the operations of the two companies could harm the business, results of operations and financial condition of GSI Lumonics including, without limitation, product development cycles and marketing efforts. As is common in the technology industry, competitors may attempt to recruit key employees and solicit customers of the companies during the merger and integration process. A loss of employees or customers could also harm the business, results of operations and financial condition of GSI Lumonics.

  MERGER MAY STIMULATE COMPETITION. The merger may cause GSI's and Lumonics' competitors to enter business combinations, accelerate product development or aggressively reduce prices. These and other competitive practices could create more powerful or aggressive competitors. There is a risk that GSI Lumonics will not be able to compete successfully as future markets evolve. Increased competitive pressure could lead to lower sales of and prices for GSI Lumonics' products, and this could harm GSI Lumonics' business, results of operations and financial condition.

   OWNERSHIP WILL BE DILUTED AND VOTING POWER WILL DECLINE. After the merger, a substantial amount of additional GSI Lumonics common shares will be available for trading in the public market. The additional shares in the market may cause the price of the GSI Lumonics common shares to decline. In addition, the voting power of the existing Lumonics shareholders will substantially decline. Finally, if holders of GSI Lumonics common shares sold a significant portion of their stock in a short period of time, the market price of GSI Lumonics common share could be reduced.

  THE COMPANIES MAY INCUR SUBSTANTIAL EXPENSES AND PAYMENTS IF THE MERGER FAILS TO OCCUR. The merger may not occur. If the merger does not occur, the companies will each have incurred substantial expenses in connection with the transactions described in this document. In addition, if either party receives an alternative transaction proposal from a third party and the merger agreement is afterwards terminated the party receiving the alternative proposal may be required to reimburse the other party for its transaction expenses up to $500,000 and pay a termination fee of $4 million.

  THE COMPANIES GRANTED CROSS-OPTIONS TO PURCHASE SUBSTANTIAL AMOUNTS OF STOCK. GSI and Lumonics have granted to each other an option to purchase approximately 19.9% of its common stock. GSI or Lumonics may exercise these options in circumstances where it would be entitled to receive its transaction expenses and a termination fee. In addition, a party may have the right to require repurchase of the option. The exercise of an option, or the related repurchase rights, could harm the grantor of the option. See "Stock Option Agreements."

  THERE MAY BE FUTURE CHARGES AGAINST EARNINGS. Generally accepted accounting principles in the United States require use of the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed based on their fair value. If the purchase price exceeds the fair value of the net tangible assets, GSI Lumonics will allocate the excess purchase price, based on independent expert valuation, to intangible assets which will include purchased in-process research and development and acquired technology, with the remainder to goodwill. While the amortization or write-off of these intangibles will have no effect on GSI Lumonics' cash flow, such amortization or write-off may reduce GSI Lumonics' reported earnings and earnings per share. Based on the preliminary purchase price allocation for the transaction, management has estimated that $6,802,000 of the purchase price will be allocated to purchased in-process research and development and will be expensed at the time of the merger, $6,801,000 will be allocated to acquired technology and will be amortized over 60 months and $2,448,000 will be allocated to goodwill and will be amortized over 15 years. The final purchase price allocation may differ significantly from the preliminary purchase price allocation. The difference could result in significant changes to the charges referenced above.

  IT MAY BE DIFFICULT TO EFFECT OR ENFORCE JUDGMENTS AGAINST LUMONICS AND GSI LUMONICS DUE TO FOREIGN LOCATION. Lumonics is a corporation organized under the laws of Ontario, Canada with its principal place of business in Kanata, Ontario. GSI Lumonics will be a corporation organized under the laws of New Brunswick, Canada. Some of the directors and officers and some experts named in this document are residents of Canada and their assets and Lumonics' assets are located outside the United States. Consequently, it may be difficult for United States investors to commence legal action within the United States against Lumonics, GSI Lumonics, or their directors or officers, or to collect on a judgment of a United States court. Investors should not assume that courts in Canada would enforce judgments of US courts based on US securities laws. Lumonics has appointed Warren Scott Nix as its agent for service of process in any action in any US court arising out of the registration of GSI Lumonics common shares.

  THE MERGER MAY REQUIRE RECOGNITION OF GAIN FOR GSI STOCKHOLDERS. The exchange of GSI common stock for GSI Lumonics common shares as contemplated by the merger may require recognition of gain under US federal income tax laws. See "The Merger--Certain United States Federal Income Tax Consequences."

RISK FACTORS REGARDING GSI, LUMONICS AND GSI LUMONICS

  THE COMPANIES EXPERIENCE QUARTERLY FLUCTUATIONS IN OPERATIONS. Lumonics and GSI have experienced and expect to continue to experience significant fluctuations in their quarterly operating results due to the following factors:

  .  market acceptance of new and enhanced products,

  .  timing and shipment of significant orders,

  .  mix of products sold,

  .  exchange rate fluctuations,

  .  length of sales cycles and

  .  cycles in the markets Lumonics and GSI serve.

In addition, GSI Lumonics' net sales and operating results for a quarter will depend on generating and shipping orders in the same quarter that the order is received. The failure to receive anticipated orders or delays in shipments near the end of a quarter, due to rescheduling, cancellations or unexpected manufacturing difficulties, may cause net sales in a particular quarter to fall significantly below expectations. This could hurt GSI Lumonics' operating results for such quarter.

  THE COMPANIES RELY ON PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. Each company protects its intellectual property through patent filings, confidentiality agreements and the like. However, these methods of protection are uncertain and costly, and they may not succeed. In addition, each company may face allegations that it is violating the intellectual property rights of third parties. These types of allegations are common in the industry, and GSI in particular is subject to a number of potentially significant pending patent infringement actions. An adverse determination in a lawsuit could have a material adverse effect on GSI's business, financial condition, and results of operations. See "Business of GSI--Legal Proceedings".

  CUSTOMERS MAY DEFER PURCHASING DECISIONS PENDING EVALUATION OF GSI LUMONICS' FUTURE PRODUCT STRATEGY. Distributors, resellers and potential end users of Lumonics' and GSI's products may not continue their current buying patterns in light of the announced merger. Customers may defer purchasing decisions as they evaluate GSI Lumonics' future product strategy and consider the product offerings of competitors. If substantial numbers of customers defer purchases, these deferrals could harm the business, results of operations and financial condition of Lumonics, GSI or GSI Lumonics.

  INDUSTRIES SERVED BY THE COMPANIES MAY BE SUBJECT TO CYCLICAL
FLUCTUATIONS. Several significant markets for Lumonics' and GSI's products have historically been subject to economic fluctuations, due to the substantial capital investment required in the industries served. In the past, this has led to significant short-term over or under capacity in some market segments, particularly in the semiconductor, aerospace and automotive industries where the companies generated more than 30% of their revenues on a combined basis in the nine months ended September 30, 1998. These fluctuations may continue and could have an adverse impact on GSI Lumonics' operations.

  THIRD PARTIES MAY BE RELUCTANT TO ENTER STRATEGIC RELATIONSHIPS WITH GSI LUMONICS. By increasing the scope of the businesses of GSI and Lumonics, the merger may make it more difficult for GSI Lumonics to enter into relationships with strategic partners, including customers, some of whom may view GSI Lumonics as a more direct competitor than either GSI or Lumonics.

  THE COMPANIES DEPEND ON LIMITED SOURCE SUPPLIERS. For some products, GSI obtains components from a single source. Disruption of supply could cause substantial manufacturing delays and additional cost which could harm GSI Lumonics' business, results of operations and financial condition. The companies also rely on a limited number of suppliers to provide materials and components and independent contractors to manufacture subassemblies for some of their products. If any suppliers or subcontractors experienced difficulties that resulted in a reduction or interruption in supply to GSI Lumonics or a failure to meet any of GSI Lumonics' manufacturing requirements, GSI Lumonics' business, results of operations and financial condition would be harmed until GSI Lumonics secured alternative sources. Lumonics' and GSI's manufacturers may not be able to meet the future requirements of GSI Lumonics, and manufacturing services may not continue to be available to GSI Lumonics at favorable prices, or at all.

  INTRODUCTION OF NEW AND ENHANCED PRODUCTS MUST BE TIMELY. The markets for Lumonics' and GSI's products experience, and the markets for GSI Lumonics' products will experience, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Approximately one-half of GSI's 1997 sales were from products introduced after 1995. The development of new technology is a complex and uncertain process requiring high levels of innovation and accurate anticipation of technological and market trends. GSI Lumonics may have to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excess inventory and ensure adequate supplies of new products. GSI Lumonics may not successfully develop, introduce or manage the transition of new products. Failed market acceptance of new products or problems associated with new product transitions could harm GSI Lumonics' business and financial condition and results of operations, particularly on a quarterly basis.

  FOREIGN EXCHANGE AND INTEREST RATES MAY FLUCTUATE. GSI Lumonics will report results in US dollars. Due to the geographic mix of GSI Lumonics' customers, any fluctuation in the value of the US dollar relative to the Canadian dollar, pounds sterling, German mark and the new "euro" currency may result in variations in the sales and earnings of GSI Lumonics expressed in US dollars. In addition, material portion of GSI Lumonics' revenues and expenses will be generated or incurred in Canadian dollars, pounds sterling and euro and translated into US dollars for the purposes of reporting GSI Lumonics' results of operations. The exchange rate between US dollars and other currencies has varied significantly over the last five years. Hedge contracts and currency swap agreements are currently used by Lumonics' and will be part of GSI Lumonics' foreign currency hedging policy. Risks associated with these instruments and other hedging instruments include:

  . elimination of potential gain if currencies change in relative value and GSI Lumonics cannot benefit from such movements as a result of entering into contracts and agreements;

  .  credit risks with counterparties;

  . market risk if contracts or agreements are terminated before maturity in which case losses can be incurred if the currencies move in an unfavorable direction and;

  . liquidity risk relating to the transaction costs associated with the cancellation of such contracts and agreements.

  YEAR 2000 PROBLEMS MAY AFFECT THE COMPANIES. Many computer systems experience problems handling dates beyond the year 1999. GSI and Lumonics are assessing the readiness of their computer systems and products and believe they are taking the necessary actions to modify or replace software as required. Lumonics and GSI expect to implement successfully the systems and programming changes necessary to address Year 2000 issues, and do not believe that the associated costs will have a material effect on GSI Lumonics' results of operations or financial condition. There may, however, be a delay in, or increased costs associated with, the implementation of the required changes. GSI and Lumonics are also assessing the ability of major customers and suppliers to handle Year 2000 issues. There is a risk that third parties will not convert or replace their systems sufficiently or in a timely manner. GSI Lumonics' inability to implement such changes, failure to meet customer or competitive requirements on a timely basis, or the failure of the systems or equipment of third parties could harm future results of operations or financial condition.

  LUMONICS HAS A BUSINESS RELATIONSHIP WITH A SIGNIFICANT SHAREHOLDER. Upon completion of the merger, Sumitomo Heavy Industries Ltd. will indirectly control approximately 18% of GSI Lumonics' outstanding common shares and will be in a position to elect at least one director to the Board of Directors of

GSI Lumonics. In addition, Lumonics currently relies on Sumitomo for its sales into Japan. In fiscal 1997, sales to or through Sumitomo represented 10.7% of Lumonics' total sales. Sumitomo is not required to purchase any minimum quantities of Lumonics' products and may terminate its distribution agreement on three months notice. Lumonics and Sumitomo have discussed exploring initiatives to improve sales and distribution of Lumonics' products in Japan. However, there is a risk that Sumitomo will not continue to purchase GSI Lumonics' systems in similar quantities.

                               ----------------

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This document contains forward-looking statements, including, without limitation, statements concerning possible or assumed future results of operations of GSI, and those preceded by, followed by or that include the words believes, expects, anticipates or similar expressions. For those statements, GSI claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed under "Risk Factors" and elsewhere in this document, could affect the future results of GSI and GSI Lumonics, and could cause those results to differ materially from those expressed in the forward-looking statements:

  .  changes in economic conditions in the markets served by the companies;

  .  a significant delay in completing the merger;

  . future regulatory actions and conditions in the companies' operating areas; and

  . other risks and uncertainties described in GSI's public announcements and filings.

                              GSI SPECIAL MEETING

PURPOSE OF THE GSI SPECIAL MEETING

  At the GSI Special Meeting, holders of GSI common stock will consider and vote on the merger agreement. Holders of GSI common stock may also consider and vote on matters related to the conduct of the GSI special meeting.

  THE BOARD OF DIRECTORS OF GSI HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT GSI STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE

  The GSI Board has fixed the close of business on     , 1999 as the record
date for determining which shareholders are entitled to notice of and to vote
at the GSI special meeting. As of the record date, there were     shares of GSI
common stock issued and outstanding, each of which entitles the holder to one vote.

QUORUM

  Before business may be conducted at a GSI special meeting, there must be a quorum of shareholders. A quorum exists when a majority of the GSI voting stock is represented at the meeting in person or by proxy.

REQUIRED VOTE

  For the merger to occur, the holders of a majority of the outstanding shares of GSI common stock must vote in favor of the merger agreement. As of the GSI record date, the directors and executive officers of GSI and their affiliates
beneficially owned as a group approximately   % of the outstanding shares of
GSI common stock. The directors and executive officers of GSI have indicated to GSI that they and their affiliates presently intend to vote their shares in favor of the merger agreement.

VOTING RIGHTS; PROXIES

  All shares of GSI common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted as indicated on the proxies.

IF YOU DO NOT INDICATE INSTRUCTIONS IN YOUR PROXY, YOUR SHARES OF GSI COMMON STOCK WILL BE VOTED FOR THE MERGER AGREEMENT. GSI does not know of any matter other than the merger agreement that is to come before the GSI special meeting. The persons acting under the enclosed proxy will have the discretion to vote on any other matter properly presented at the GSI special meeting using their best judgment, unless such authorization is expressly withheld in the proxy. If, however, the special meeting is adjourned to solicit additional proxies for the merger agreement, no proxy voted against the merger agreement will be voted in favor of the adjournment. If you execute a proxy, you may revoke it at any time before it is exercised by:

  .  giving a subsequent proxy;

  . delivering to Victor H. Woolley, Clerk of GSI, a written revocation prior to the voting of the proxy at the GSI special meeting; or

  . attending the GSI special meeting and informing the Clerk of GSI in writing that you wish to vote your shares in person.

Mere attendance at the GSI special meeting will not revoke your proxy.

  If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In addition, if you wish to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

  If you abstain from voting as to a particular matter, or your broker or nominee indicates on a proxy that he or she lacks discretionary authority to vote as to a particular matter, your shares will be counted as present to determine whether a quorum exists. However, because the merger agreement and the merger must be approved by the holders of a majority of the shares of GSI common stock, any abstention or broker non-vote will have the same effect as a vote against the merger.

  The GSI special meeting may be postponed or adjourned for any reason. At a subsequent reconvening of the GSI special meeting, all proxies except for any proxies that have been revoked will be voted in the same manner as they would have been voted at the original meeting.

SOLICITATION OF PROXIES

  GSI will assume all expenses of GSI's solicitation of proxies, including the cost of preparing and mailing this document to GSI stockholders. GSI has retained Mackenzie Partners, Inc. to assist it in soliciting proxies and will pay approximately $10,000, plus reasonable out of pocket expenses, in connection with the solicitation. PROXIES MAY ALSO BE SOLICITED FROM GSI STOCKHOLDERS BY DIRECTORS, OFFICERS AND EMPLOYEES OF GSI IN PERSON OR BY TELEPHONE, TELEGRAM OR OTHER MEANS OF COMMUNICATION. GSI will reimburse the directors, officers and employees who solicit proxies for reasonable out-of-pocket expenses; GSI will not, however, otherwise compensate them for the solicitation. GSI also plans to make arrangements to have proxy solicitation materials forwarded to beneficial owners of shares held by brokerage houses, custodians, nominees and fiduciaries. GSI will reimburse these parties for their reasonable expenses incurred in forwarding the materials.

  The merger agreement is of great importance to the stockholders of GSI. Accordingly, we urge you to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                            LUMONICS SPECIAL MEETING

MATTERS TO BE ADDRESSED AT THE LUMONICS SPECIAL MEETING

 Merger Agreement and Share Issuance Proposal

  Lumonics shareholders at the Lumonics special meeting will be asked to approve the merger agreement and the issuance of Lumonics common shares which, as a result of the name change, will be GSI Lumonics common shares. Based on
the       shares of GSI common stock outstanding on the GSI record date and the
conversion ratio of 1.347, approximately     GSI Lumonics common shares will be
issued to existing GSI stockholders under the merger agreement. These shares will represent approximately 50% of the outstanding GSI Lumonics common shares immediately after the merger. If you approve the merger agreement and share issuance, you will also approve the assumption by GSI Lumonics of all options and warrants to purchase shares of GSI common stock outstanding at the
effective time of the merger. Approximately      GSI Lumonics common shares
will be issuable upon the exercise of assumed GSI stock options.

  The shareholders of Lumonics will consider the merger agreement and share issuance and if thought fit, pass the merger and share issuance resolution included in Annex G to this document. The resolution must be approved by a majority of the votes cast by the Lumonics shareholders who vote on the resolution at the special meeting.

 Continuance into New Brunswick

  Lumonics is incorporated under the Business Corporations Act (Ontario), which has the following requirements for directors:

  . that a majority of the members of the Board of Directors and of each committee of the Board be resident Canadians; and

  . that the Board not transact business at a meeting of directors unless a majority of the directors present are resident Canadians unless the resident Canadians not attending previously approved the matter being considered.

       Lumonics and GSI have agreed that after the merger, the GSI Lumonics Board of Directors will consist of eight directors, four of whom have been selected from the current members of the GSI Board of Directors and four of whom have been selected from the current members of the Lumonics Board of Directors. A majority of the proposed GSI Lumonics Board of Directors are not residents of Canada. Thus, in order to complete the merger, GSI Lumonics must not be constrained by the Ontario residency requirements.

       The Business Corporations Act (New Brunswick) does not have any provisions analogous to the Ontario residency requirements for boards of directors. Lumonics shareholders will be asked to approve the continuance of Lumonics to New Brunswick following approval of the merger. The continuance will not have any material legal, business or tax consequences for GSI Lumonics. The continuance will afford GSI Lumonics the flexibility to structure its board of directors for the merger and its business needs.

       Differences between the Ontario and New Brunswick laws are summarized under "Comparative Rights of Shareholders." GSI Lumonics will continue to be bound by applicable Canadian provincial securities laws and The Toronto Stock Exchange rules, which currently impose auditing, financial reporting, continuous disclosure and other requirements relating to the rights of shareholders. Lumonics has included provisions in the draft articles of continuance and By-Law attached as Annex H to this document which would maintain some protections which the New Brunswick laws do not provide. These provisions relate to shareholder proposals, requisitions of meetings, and applications to court for investigations of GSI Lumonics.

       The shareholders of Lumonics will consider the continuance, and if thought fit, pass the continuance special resolution included in Annex G to this document. The special resolution must be approved by not less than two-thirds of the votes cast by the Lumonics shareholders who vote on the special resolution.

       Holders of Lumonics common shares have dissent rights concerning the continuance. See "The Merger--Dissenters' Rights."

       Approval of New General By-Law

       The current General By-Laws of Lumonics, By-Laws No. 18 and No. 19, conform to Ontario law. If Lumonics is continued under New Brunswick law, it will be necessary to create a new General By-Law. The directors of Lumonics have adopted, conditional upon completion of the continuance, By-Law No. 1, which is a General By-Law governing the business and affairs of GSI Lumonics. By-Law No. 1 is substantially similar to By-Laws No. 18 and No. 19, except as described below. By-Law No. 1 repeals By-Laws No. 18 and No. 19. The full text of By-Law No. 1 is attached in Annex H to this document.

       By-Law No. 1 sets out general regulations which govern the internal affairs of GSI Lumonics, including the following:

  .  establishing the quorum for meetings of directors and shareholders;

  . establishing the manner of conducting meetings of directors and shareholders;

  .  establishing signing authorities;

  .  establishing the duties of the officers of the corporation; and

  . establishing the authority of designated persons to contract on behalf of the corporation.

  The current By-Laws of Lumonics provide that a quorum is one holder of Lumonics common shares present in person or by proxy. Under By-Law No. 1, the quorum required for a shareholders' meeting of GSI Lumonics is the presence of holders of 20% of the issued and outstanding shares entitled to vote at such meeting.

  Lumonics shareholders must confirm By-Law No. 1 in order for the continuance to occur. By-Law No. 1 will be effective as a By-Law of GSI Lumonics upon the continuance.

  The shareholders of Lumonics will be asked to consider By-Law No. 1, and if deemed advisable, will pass the By-Law resolution included in Annex G to this document. The resolution must be approved by a majority of the Lumonics shareholders who vote on the resolution.

 Name Change

  In connection with and subject to the completion of the merger, Lumonics shareholders will be asked to approve the change of the name Lumonics to GSI Lumonics Inc. The merger agreement provides that, as a condition to the completion of the merger, Lumonics will change its name to GSI Lumonics Inc.

  Lumonics shareholders will be asked to consider the name change, and if thought fit, to pass the special resolution relating to the name change, included in Annex G to this document. The special resolution must be approved by not less than two-thirds of the votes cast by the Lumonics shareholders who vote on the special resolution.

  Other Matters. Other than the approval of the preceding matters, Lumonics is not presently aware of any other business to be brought before the Lumonics special meeting. If any matters come before the special meeting which are not directly referred to in this document or the enclosed proxy, including incidental matters, the proxyholders will vote the shares represented by the proxies based on the recommendations of the management of Lumonics.

  THE BOARD OF DIRECTORS OF LUMONICS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND SHARE ISSUANCE, THE CONTINUANCE, THE BY-LAW CONFIRMATION AND THE NAME CHANGE.

RECORD DATE; VOTING SECURITIES

  The Lumonics Board has fixed        , 1999 as the Lumonics record date for
determining those Lumonics shareholders entitled to receive notice of the Lumonics special meeting. If a Lumonics shareholder does not receive a notice, however, the shareholder is not deprived of a vote at the special meeting. A person who has acquired Lumonics common shares after the Lumonics record date is entitled to vote those shares at the Lumonics special meeting by:

  . producing properly endorsed share certificates or otherwise establishing share ownership; and

  . prior to the special meeting, demanding in writing to be included on the list of Lumonics shareholders entitled to vote at the special meeting.

  Lumonics is authorized to issue an unlimited number of common shares of which were issued and outstanding on the record date and are entitled to vote at the special meeting. Lumonics shareholders are entitled to one vote for each common share registered in their name.

OWNERSHIP

  Each person known by the directors or senior officers of Lumonics to beneficially own or exercise control or direction over 10% or more of the common shares is disclosed as follows:

                                                                     PERCENTAGE
                                                                         OF
                                                                     OUTSTANDING
                                                                      SHARES AS
                                                                         OF
    SHAREHOLDER                                             SHARES       , 1999
    -----------                                            --------- -----------
Sumitomo Heavy Industries Ltd. ........................... 6,078,238        %

QUORUM

  A quorum is required to conduct business at a special meeting. A quorum for the Lumonics special meeting is the presence in person or by properly executed proxy of one holder of Lumonics common shares entitled to vote.

VOTES REQUIRED

  The merger agreement and share issuance and the By-Law confirmation must be approved by the holders of a majority of Lumonics common shares voting at the special meeting. The continuance and the name change must be approved by the holders of two-thirds of Lumonics common shares voting at the special meeting. As of the Lumonics record date, the directors and executive officers of Lumonics, their affiliates and Sumitomo beneficially owned as a group
approximately    % of the outstanding Lumonics common shares. They have
indicated that they intend to vote in favor of all of the Lumonics proposals.

SOLICITATION OF PROXIES

  We are providing this document in connection with a special meeting of Lumonics shareholders. We will hold the special meeting at the time and place and for the purposes described in the accompanying notice and at any adjournment(s). With this document, we are soliciting proxies by or on behalf of Lumonics management. While we expect to solicit proxies primarily by mail, management, employees or agents of Lumonics may solicit proxies in person or by telephone. Lumonics will assume all costs of this solicitation.

APPOINTMENT AND REVOCATION OF PROXIES

  The individuals named in Lumonics' form of proxy are directors or officers of Lumonics. A Lumonics shareholder may appoint a proxyholder who is not listed on the form of proxy by deleting the names in the proxy related to Lumonics, inserting a person's name in the blank space provided, and returning the proxy or by completing a substitute form of proxy and returning it.

  A proxy will only be valid if it is complete and received by Lumonics' transfer agent 48 hours or more before the day of the special meeting. Saturdays, Sundays and holidays are not included in the calculation of time. Lumonics' transfer agent is Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1.

  A Lumonics shareholder who has given a proxy has the right to revoke it at any time before it is exercised. In addition to revocation in any other manner permitted by law, a Lumonics shareholder may revoke a proxy by doing all of the following:

  .  Preparing a written request to revoke a proxy.

  . Signing the request or having an attorney sign the request. If an attorney signs the request, the attorney must have written authority to do so. If the shareholder is a corporation, an authorized officer or attorney must sign the request.

  . Sending the request to Lumonics' transfer agent or Lumonics' head office before 4:30 p.m. Toronto time on the business day before the day of the special meeting or giving the request to the chairman of the special meeting before the meeting begins.

VOTING OF PROXIES AND DISCRETIONARY AUTHORITY

  You may direct management how to vote your shares on each proposal. IF YOU GIVE NO SPECIFIC VOTING INSTRUCTIONS, MANAGEMENT OF LUMONICS WILL VOTE YOUR SHARES "FOR" EACH MATTER.

  THE PERSON HOLDING YOUR PROXY WILL HAVE THE RIGHT TO EXERCISE DISCRETIONARY AUTHORITY TO VOTE ON ANY AMENDMENTS TO OR VARIATIONS IN ANY MATTERS IDENTIFIED IN THE NOTICE, AND OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE LUMONICS SPECIAL MEETING. Management will use their best judgment on such matters. The management of Lumonics knows of no amendment, variation or other matter which may be presented to the Lumonics special meeting.

  A person appointed as a proxyholder by a shareholder will be entitled to vote the shares represented by the proxy the form of proxy is properly completed and delivered and has not been revoked.

                                   THE MERGER

  This section of this document, as well as the next two sections entitled "The Merger Agreement" and "Stock Option Agreements," describe the proposed merger, the merger agreement and the stock option agreements. To the extent that it relates to the merger agreement or the stock option agreements, the following description is not complete and is qualified in its entirety by reference to the merger agreement which is attached as Annex A and the stock option agreements which are attached as Annex B. We urge you to read the merger agreement and the stock option agreements in their entirety.

GENERAL

  The merger will occur only if the Lumonics shareholders and GSI stockholders approve the merger and all other requirements in the merger agreement are satisfied or waived. In the merger, a wholly-owned subsidiary of Lumonics will merge into GSI and become a wholly-owned subsidiary of Lumonics. Lumonics will then change its name to "GSI Lumonics Inc." At the time of the merger, stockholders of GSI will have the right to receive 1.347 GSI Lumonics common shares for each share of GSI common stock. Lumonics shareholders will continue to hold their Lumonics common shares which due to the name change will be GSI Lumonics common shares.

  In the merger Lumonics will issue to holders of GSI common stock
approximately           Lumonics common shares. These shares will represent
approximately 50% of the issued and outstanding GSI Lumonics common shares immediately following the completion of the merger. In addition, Lumonics will assume all options and warrants to purchase GSI common stock outstanding at the
time of the merger, which will be exercisable for approximately          GSI
Lumonics common shares.

BACKGROUND OF THE MERGER

  GSI. A strategy of GSI has been to continue to expand its expertise and leverage its core technologies to develop new products and enhance existing products to address new applications and evolving manufacturing requirements. While recognizing the need for industry consolidation, GSI focused its external growth initiatives on niche product line extensions which would broaden the range of GSI's products and the markets they serve, with complementary acquisitions of businesses consummated in 1996 and 1997. In 1998, following the consolidation in related capital equipment manufacturing industries occurring in recent years, GSI began to focus its strategic growth vision on the need for more large-scale consolidation in its industry.

  Lumonics. Lumonics has been interested in complementing its internal growth with an external business partnership for a variety of reasons. First, Lumonics believes that the laser systems industry is due for a large-scale consolidation. There has not been any significant consolidation in the industry since the 1980s, at which time Lumonics was one of the industry companies that participated in the trend. In addition, Lumonics believes that the current industry structure, with five public companies each with annual sales of less than $250 million, is not sustainable in the long-term. Second, Lumonics has already established a global infrastructure in sales, service and customer support. A potential merger candidate could provide complementary products and technologies to take advantage of existing infrastructure in an effort to achieve higher sales and profit levels. Finally, customers increasingly demand large suppliers that have the global product development and support resources to meet their present and future needs.

  Discussions between GSI and Lumonics.

  In the summer of 1995, prior to the initial public offerings of each of GSI and Lumonics, Robert Atkinson, Chairman of Lumonics, telephoned Jean Montagu, the then Chairman of GSI, to discuss a business combination of Lumonics and GSI. GSI was then in the process of pursuing its initial public offering, and no further discussion took place.

  At a meeting of the Lumonics Board on February 24, 1997, management presented an in-depth analysis of specified potential strategic partners, including GSI. The Board authorized management to continue to pursue these opportunities.

  In the spring of 1997, Robert Atkinson and Jean Montagu had preliminary discussions, and scheduled an in-person meeting to discuss, the possibility of a business collaboration. The meeting never occurred.

  On September 21, 1997, Robert Atkinson and Scott Nix, President and Chief Executive Officer of Lumonics, visited GSI to meet with Charles Winston, Chief Executive Officer of GSI and Victor Woolley, Chief Financial Officer of GSI, to discuss the possibility of a business collaboration, including a merger of the two companies. Despite interest from both companies at this time, further discussions did not ensue for almost a year.

  On August 10, 1998, Charles Winston visited the offices of Lumonics to further discuss a possible merger. Dialogue at this time, though preliminary, was more detailed than the previous conversation.

  At the Lumonics Board of Directors meeting on August 11, 1998, management reviewed with the Board the preliminary discussions that had taken place with GSI and GSI's level of interest. The Board agreed that management should pursue this opportunity with the assistance of its financial advisors, CIBC Wood Gundy and Ernst & Young Corporate Finance.

  During the second week of August, Lumonics, along with CIBC Wood Gundy and Ernst & Young Corporate Finance, conducted an analysis of a possible merger with GSI, primarily focusing on relative value assessment and accounting implications of various transaction structures.

  On August 26, 1998, Lumonics management presented a preliminary term sheet to GSI. Both parties reconfirmed earlier observations that the transaction had significant strategic rationale, including the potential to realize synergies. Discussions subsequently commenced between the companies' financial advisors and on September 10, 1998 the companies signed a non-disclosure agreement to facilitate the sharing of certain confidential information for the purpose of further evaluating a potential merger.

  On September 19, 1998, Charles Winston and Victor Woolley met with Needham to seek advice regarding a possible transaction with Lumonics.

  On September 21, 1998, Lumonics' and GSI's respective financial advisors met to further discuss a proposed term sheet.

  On September 22, 1998, Needham presented its preliminary analysis of the proposed merger to GSI's Board of Directors. The Board agreed that GSI should continue discussions with Lumonics.

  On September 28, 1998, the management teams of Lumonics and GSI and their respective financial, accounting and legal advisors met to discuss the key transaction terms, including a "merger of equals" structure in which each company's stockholders would own approximately 50% of the combined company immediately following the merger. The teams also discussed potential issues and the next steps required to reach a final agreement.

  On October 7, 1998, Lumonics management met with its Board and Lumonics' financial advisors to review the proceedings that had taken place with GSI since the last Board meeting on August 11, 1998. At that meeting, Charles Winston made a presentation to the Lumonics Board.

  On October 13, 1998, GSI and Needham attended a due diligence meeting in Kanata, Ontario to review Lumonics' business plan and financial forecasts.

  On October 15, 1998, GSI management met with its Board to review the proceedings that had taken place with Lumonics since the last GSI Board meeting. At that meeting, Robert Atkinson and Scott Nix made a presentation to the Board of Directors of GSI. Representatives of Needham were present at this meeting and discussed their preliminary due diligence findings and other aspects of the proposed transaction.

  The two companies and their respective financial advisors held a due diligence meeting in Boston, Massachusetts on October 16, 1998, to review GSI's business plan and financial forecasts.

  On October 22, 1998, the GSI Board of Directors held a telephonic meeting to discuss the proposed merger. Representatives of Needham participated and were available to answer questions of the Board of Directors. In light of the "merger of equals" structure, on October 22 Needham and CIBC Wood Gundy discussed various methodologies for calculating the conversion number. They concluded that it would be appropriate to calculate it on the basis of each company's outstanding common shares. This methodology produced an exchange ratio of 1.347 GSI Lumonics common shares for each share of GSI common stock.

  On October 24, 1998, senior executives of Lumonics and GSI and their respective legal advisors finalized the principal terms of the merger agreement.

  On October 27, 1998, Needham delivered its oral opinion (subsequently confirmed in writing) that, as of such date and subject to certain assumptions and other matters as set forth in such opinion, the conversion number of 1.347 was fair to the stockholders of GSI from a financial point of view. On that same date, CIBC Wood Gundy delivered its written opinion that as of that date, the transaction was fair to the shareholders of Lumonics from a financial point of view. In the afternoon, both Boards unanimously approved the merger agreement and the merger and authorized the execution and delivery of such agreement.

  The merger agreement was executed in the evening of October 27, 1998, and GSI and Lumonics issued a joint press release announcing the transaction on October 28, 1998 prior to the opening of financial markets in the United States and Canada.

FINANCIAL INFORMATION EXCHANGED BETWEEN GSI AND LUMONICS

  In connection with their due diligence, GSI provided to Lumonics certain projections of future financial performance prepared by the management of GSI, and Lumonics provided to GSI certain projections of future financial performance prepared by the management of Lumonics. This projected financial information was also provided to the parties' respective financial advisors in connection with their analyses. The material portions of these projections are summarized below.

  The statements regarding GSI's financial projections constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act and are subject to the safe harbors created thereby. In light of the significant uncertainties inherent in forward-looking financial information of any kind, the inclusion of such information in this document should not be regarded as a representation that the financial projections will be achieved. Investors are cautioned that these financial projections should not be regarded as fact and should not be relied upon as an accurate representation of future results. The projections were not examined, reviewed or compiled by Arthur Andersen LLP, GSI's independent public accountants, or Ernst & Young LLP, Lumonics' independent chartered accountants, and they assume no responsibility for the projections, they do not express any opinion or any other form of assurance on the projections and they disclaim any association with the projections. The projections were not prepared in accordance with the standards for prospective financial information established by the American Institute of Certified Public Accountants. The financial projections were prepared for internal budgeting and planning purposes and not for the purposes of the proposed merger or with a view toward public disclosure. They were based on numerous subjective estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. Further, there will usually be differences between actual and forecasted results and such differences may be material. As disclosed elsewhere in this document under "Risk Factors," the business and operations of GSI and Lumonics are subject to substantial risks which increase the uncertainty inherent in the financial projections. Any of the factors disclosed under "Risk Factors" could cause the actual results to differ materially from the financial projections described above. See "Cautionary Statement Concerning Forward-Looking Statements."

  The projections were prepared in October 1998 and have not been adjusted to, and do not, reflect or take into account any circumstances or events occurring after that date. GSI and Lumonics disclaim any duty to update or otherwise publicly to revise the projections and make no representations as to whether the projections will be achieved or otherwise. Since the date the projections were prepared, each of GSI and Lumonics have reduced the size of their respective work forces due to actual and anticipated continued lower sales activity. The companies currently anticipate that actual results may be below the financial projections, particularly in the near future.

            The GSI projections included the following projections:

                           1998         1999         2000         2001
                           ----         ----         ----         ----
Total Sales                $185 million $169 million $199 million $245 million
Gross Profit                 86           78           95          121
Income from Operations/1/     7           11           19           34

          The Lumonics projections included the following projections:

                           1998         1999         2000         2001
                           ----         ----         ----         ----
Total Sales                $146 million $149 million $162 million $186 million
Gross Profit                 44           52           59           71
Income (Loss) from Opera-
 tions/1/                    (6)           6           10           15

--------
/1/ Does not account for special one-time charges.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GSI; REASONS FOR THE MERGER

  In reaching its determination that the merger is in the best interests of the GSI stockholders, and unanimously recommending that the GSI stockholders approve the merger agreement, the Board of Directors of GSI considered a number of factors, including the following:

  (1) The merger will create certain synergies, operating efficiencies and cost reductions, including reductions through volume purchases and the reduction of duplicative research and development and certain general administrative expenses.

  (2) GSI Lumonics will have greater resources and be better able to service customers by creating new and innovative products as a result of the combining of the proprietary information and technology of each company and the integration of the expertise of each company.

  (3) The merger will enable GSI Lumonics to sell complementary products to customers of the separate companies which prior to the merger purchased products from one of the companies.

  (4) GSI Lumonics will have significantly greater financial resources and industry presence, domestically and internationally.

  (5) GSI Lumonics will be better able to compete with competitors and to address supplier reduction programs by large customers.

  (6) The higher market capitalization of GSI Lumonics will expand GSI's investor base, reduce trading price volatility, increase trading volume, increase liquidity for its shareholders and result in coverage of its common stock by a larger number of financial analysts.

  (7)  In addition, the Board of Directors:

    . reviewed the management, business, properties, financial condition, operating results and prospects of Lumonics and the current industry, economic and market conditions;

    . reviewed the merger agreement and the stock option agreements, including the circumstances under which GSI and Lumonics could terminate the merger agreement and the termination fees payable by GSI and Lumonics under certain circumstances; and

    . received the oral opinion of Needham, subsequently confirmed by a written opinion dated October 27, 1998, that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the conversion number of 1.347 is fair to GSI stockholders from a financial point of view.

    The Board of Directors also considered negative factors associated with the proposed merger, including the following:

    . the fact that GSI's revenue growth and profit margins exceeded those of Lumonics in recent periods;

    . the uncertainty concerning personal tax consequences arising from the merger and the potential that such consequences may be unfavorable to individual GSI stockholders;

    . the loss of the protections of corporate law of Massachusetts for the surviving parent corporation in the merger, and the corresponding uncertainty concerning the protections of the corporate law of New Brunswick;

    . the mandatory nature of cumulative voting in New Brunswick; and

    . the possibility that the termination fee would become payable to Lumonics or the stock option granted to Lumonics would become exercisable;

    . the potential effects of failing to complete the merger after having announced it, including providing information to competitors and disrupting GSI's ongoing operations.

  In view of the wide variety of factors considered, the GSI Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all the factors set forth above, the Board determined that, in its business judgment, the potential benefits of the merger outweighed the potential detriments associated with the proposed merger. THE BOARD OF DIRECTORS OF GSI UNANIMOUSLY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE GSI STOCKHOLDERS.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF LUMONICS; REASONS FOR THE MERGER

  In reaching its determination that the Lumonics proposals are in the best interests of the Lumonics shareholders, and unanimously recommending that the Lumonics shareholders approve the Lumonics proposals, the Board of Directors of Lumonics considered a number of factors, including the following:

  (1) The business combination of Lumonics and GSI will create the largest publicly-traded company in the industrial laser systems industry.

  (2) Lumonics and GSI have similar cultures and operating philosophies. These common principles will assist with a rapid integration of operations.

  (3) The combination of Lumonics and GSI should achieve significant synergies with potential savings and benefits, including:

    . Materials Costs. Materials costs are expected to be reduced by using group buying power on commonly used parts, by supplying GSI with optical components and lasers from Lumonics, and by consolidating the galvo requirements of Lumonics with those of GSI.

    . Distribution Costs. Distribution costs are expected to be reduced by eliminating third party distribution in regions where the combined company has a direct sales presence. It is also expected that the merger will result in a reduction of expenses such as advertising, trade exhibition costs, travel and other marketing costs.

    . Research and Development Expenses. Significant savings are expected to be achieved by integrating research and development programs which are tailored to similar applications.

    . Customer Service and Support Costs. New revenue is expected to be generated by eliminating the use of third parties to support GSI's parts and services business and keeping that business within GSI Lumonics and by increasing the amount of revenue generated from current GSI customers through the use of Lumonics' existing parts and service group.

    . Corporate Overhead. Corporate overhead costs are expected to be reduced through savings realized in areas such as information technology, public company costs and investor relations as a result of the merger. Furthermore, savings are expected to be generated due to the requirement for a single management team and the elimination of duplicated positions in such departments as operations and administration.

  (4) GSI Lumonics will be able to leverage the sales, service and customer support infrastructure of the two companies by cross-selling business and that the merger will enhance Lumonics' marketplace presence around the world by increasing market penetration in specific geographic regions where Lumonics and GSI each have current distribution strengths.

  (5) The technological, sales and customer support capabilities of GSI Lumonics will allow for quicker and more effective expansion of the applications for laser systems to better serve Lumonics' existing customers and to direct a broader array of product and services to new customers.

  (6) The merger will permit GSI Lumonics to improve manufacturing efficiencies and enhance customer service and support.

  (7) The merger will provide greater financial strength, market capitalization, increased public float and a dual stock exchange listing which should result in greater trading liquidity and broader research analyst coverage, thereby improving shareholder value.

  (8) GSI Lumonics will have greater scope and financial resources to pursue acquisition opportunities that may arise as the laser systems industry continues to consolidate worldwide.

  (9) The expanded product line of GSI Lumonics will increase access to certain industry segments, for example the medical instrument sector and packaging market.

  (10) In addition, the Board of Directors received a written opinion of CIBC Wood Gundy on October 27, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the transaction is fair to Lumonics shareholders from a financial point of view.

  The Board of Directors also considered negative factors associated with the proposed merger, including the following:

    . the potential negative consequences resulting from GSI's existing litigation;

    . GSI's relatively low cash position;

    . the mandatory nature of cumulative voting in New Brunswick; and

    . the potential effects of failing to complete the merger after having announced it, including providing information to competitors and disrupting Lumonics' ongoing operations.

  In view of the variety of factors considered in connection with its evaluation of the merger, the Lumonics Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. After considering the various factors, the Board determined that, in its business judgment, the positive factors far outweighed the negative factors. THE BOARD OF DIRECTORS OF LUMONICS UNANIMOUSLY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ITS SHAREHOLDERS.

STRUCTURE OF THE MERGER

  The companies agreed that Lumonics would be the surviving parent corporation resulting from the merger based upon a consideration of perceived positive and negative factors. The principal positive factors GSI and Lumonics considered were:

  . the perception that Lumonics has a more diverse and stable shareholder base and that such base would be otherwise lost because of Canadian institutional shareholder limitations on foreign stock ownership and a perceived unwillingness of Canadian shareholders to own foreign stocks;

  . the fact that Lumonics has historically traded at a greater multiple to earnings and had a less volatile share price than GSI, and the perception that this might support a higher valuation for GSI Lumonics; and

  . the belief that the structure would be favored by Lumonics' shareholders, including its principal shareholder, and that this would enhance the ability of Lumonics to gain shareholder approval of the merger.

  The principal negative factors considered were:

  . the uncertainty concerning personal tax consequences arising from the merger and the potential that such consequences may be unfavorable to individual GSI stockholders;

  . the potential that US stockholders may be unable or unwilling to own shares in a Canadian corporation due to internal investment criteria or other reasons;

  . the necessity of obtaining Lumonics shareholder approval of and the incremental cost in implementing the change in jurisdiction of Lumonics' incorporation to New Brunswick;

  . the perception that Massachusetts has more protective corporate law statutes and body of law; and

  . the mandatory nature of cumulative voting in New Brunswick.

GSI and Lumonics decided, on balance, that the positive factors for having Lumonics be the surviving parent corporation outweighed the negative factors. The overriding considerations in making this determination, related to Lumonics' more stable shareholder base and greater historical trading multiple to earnings, supported the potential for higher prices for GSI Lumonics common shares.

OPINION OF GSI'S FINANCIAL ADVISOR

  Under an engagement letter dated October 13, 1998, GSI retained Needham to furnish financial advisory services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the proposed conversion number to the stockholders of GSI. Although Needham assisted GSI in determining the methodology for calculating the conversion ratio of 1.347, the merger of equals structure, which provided the basis for determining the conversion ratio, was determined through arms' length negotiations between GSI and Lumonics and not by Needham.

  At a meeting of the Board of Directors of GSI on October 27, 1998, Needham delivered its oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the proposed conversion number of 1.347 is fair to the stockholders of GSI from a financial point of view. NEEDHAM'S OPINION IS ADDRESSED TO THE GSI BOARD, IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF GSI AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE GSI SPECIAL MEETING.

  The complete text of the October 27, 1998 opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this document as Annex C, and the summary of the Needham opinion set forth in this document is qualified in its entirety by reference to the Needham opinion. GSI STOCKHOLDERS ARE URGED TO READ THE NEEDHAM OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED, AND THE ASSUMPTIONS MADE BY NEEDHAM.

  In arriving at the Needham opinion, Needham, among other things:

  . reviewed the merger agreement;

  . reviewed certain publicly available information concerning GSI and Lumonics and certain other relevant financial and operating data of GSI and Lumonics made available from the internal records of GSI and Lumonics;

  . reviewed the historical stock prices and trading volumes of the GSI common stock and the Lumonics common shares;

  . held discussions with members of senior management of GSI and Lumonics concerning their current and future business prospects;

  . reviewed certain financial forecasts and projections prepared by the respective managements of GSI and Lumonics;

  . compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for GSI and Lumonics;

  . reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and

  . performed or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

  Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering the Needham opinion. With respect to GSI's and Lumonics' financial forecasts provided to Needham by their respective managements, Needham assumed that such information reflects the best currently available estimates and judgments of the managements of Lumonics and GSI of the future operating and financial performance of GSI and Lumonics, and Needham relied upon the estimates of the respective managements of Lumonics and GSI of the synergies and cost savings that may be achieved as a result of the proposed merger. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of GSI or Lumonics. The Needham opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of the date of such opinion. Needham expressed no opinion as to what the value of Lumonics common shares will be when issued to the stockholders of GSI in the merger or the prices at which the Lumonics common shares will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinion did not address, GSI's underlying business decision to engage in the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for GSI, or the effect of any other transaction in which GSI might engage. No other limitations were imposed by GSI on Needham relating to the investigations made or procedures followed by Needham in rendering the Needham opinion.

  Based on this information, Needham performed a variety of financial analyses of the merger and the conversion number. The following paragraphs summarize the material financial analyses performed by Needham in arriving at the Needham opinion. In performing its analyses, Needham converted Canadian dollar-denominated data with respect to Lumonics into U.S. dollars at exchange rates or average exchange rates for the applicable date or period, calculated from data provided by a third-party information service.

  Exchange Ratio Analysis. Needham reviewed the exchange ratios of shares of GSI common stock and Lumonics common shares implied by the daily closing prices of GSI common stock and Lumonics common shares for various periods since Lumonics' initial public offering in September 1995. These exchange ratios were calculated by dividing the closing price of GSI common stock by the closing price of Lumonics common shares for each day in the applicable period. Needham noted that the average implied exchange ratios for the period from Lumonics' initial public offering to October 23, 1998, from October 23, 1997 to October 23, 1998, and from January 1, 1998 to October 23, 1998 were 1.23, 0.85 and 0.87, respectively. Needham also noted that the implied exchange ratio on October 23, 1998 was 1.04. Based on the terms of the merger agreement, the conversion number is 1.347.

  Needham also reviewed the premium to GSI stockholders represented by the conversion number compared to the implied exchange ratios based on closing prices of the GSI common stock and Lumonics common shares as of one day, one week and four weeks prior to the announcement of the proposed merger. Such premiums were 40.6%, 85.9% and 25.3%, respectively. Needham noted that such premiums were higher than those found in selected merger of equals transactions reviewed by Needham.

  Contribution Analysis. Needham reviewed and analyzed pro forma contribution of each of Lumonics and GSI to pro forma combined financial and operating information as of June 30, 1998, for the year ended December 31, 1997 and for the twelve months ended June 30, 1998.

  The following table sets forth GSI's implied contributions, as of June 30, 1998, to pro forma combined cash, total assets, working capital and stockholders' equity of the combined GSI and Lumonics.

                                                                   JUNE 30, 1998
                                                                   -------------
      Cash........................................................      6.5%
      Total assets................................................     38.3
      Working capital.............................................     38.5
      Stockholders' equity........................................     38.3

  The following table sets forth, for the periods indicated, GSI's implied contributions to estimated pro forma combined revenues, earnings before interest and taxes and net income.

                                             YEAR ENDED     TWELVE MONTHS ENDED
                                          DECEMBER 31, 1997    JUNE 30, 1998
                                          ----------------- -------------------
   Revenues .............................       50.6%              54.2%
   Earnings before interest and taxes....       53.6               76.6
   Net income (1)........................       50.8               70.5

  (1) GSI net income for the year ended December 31, 1997 excludes a charge for acquired in-process research and development. Net income for the twelve months ended June 30, 1998 excludes one-time charges.

Based on the conversion number, GSI's stockholders will own approximately 50% of the combined company after the merger. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

  Accretion/Dilution Analysis. Needham reviewed certain pro forma financial impacts of the merger (assuming that it had occurred at the end of the first quarter of 1999) on the holders of GSI common stock and Lumonics common shares based on the conversion number, GSI's and Lumonics' respective managements' projected financial results for the last three quarters of 1999 and calendar year 2000, and assumed post-Merger savings consisting of estimated cost savings associated with consolidating certain operations, research and development activities and administrative functions. Based upon these projections and assumptions, Needham noted that the merger would result in accretion of the equivalent projected earnings per share of GSI common stock in the last three quarters of 1999 and in calendar year 2000. The actual operating or financial results achieved by the combined entity may vary from projected results, and such variations may be material.

  Selected Company Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for Lumonics and GSI, and for the combined data of the two companies (the "Combined Company") without taking into account anticipated synergies or cost savings (other than estimated cost savings during the last three quarters of 1999), to the corresponding data and ratios of certain other publicly traded manufacturers of lasers and laser systems and companies in the machine vision industry that Needham determined to be generally comparable to GSI and Lumonics due to their lines of business and relative size. These companies (the "Selected Companies") consisted of:

  Coherent, Inc.                             Perceptron, Inc.
  CyberOptics Corporation                    Robotic Vision Systems, Inc.
  Electro Scientific Industries, Inc.        Rofin-Sinar Technologies, Inc.
  Excel Technology, Inc.                     Spectra-Physics Lasers, Inc.
  ICOS Vision Systems, Inc.

  The following table sets forth information concerning multiples for the Selected Companies, GSI, Lumonics and the Combined Company. Needham calculated multiples for the Selected Companies based on the closing stock prices for those companies on October 23, 1998, and for GSI and Lumonics based on the closing prices of GSI common stock and Lumonics common shares on October 23, 1998, of $5.35 per share and $5.13 per share, respectively.

                                   SELECTED COMPANIES
                                   ------------------
                                                                       COMBINED
                                     MEAN     MEDIAN     GSI  LUMONICS COMPANY
                                   --------- ---------- ----- -------- --------
Total market capitalization to
 last twelve months' revenues....       1.0x      0.7x   0.3x   0.4x      0.4x
Total market capitalization to
 projected calendar 1998
 revenues........................       1.0x      0.7x   0.4x   0.4x      0.5x
Total market capitalization to
 projected calendar 1999
 revenues........................       0.9x      0.6x   0.4x   0.4x      0.5x
Market value of common stock to
 last twelve months' earnings per
 share...........................      14.4x     14.4x   7.2x  19.7x     11.0x
Market value to projected calen-
 dar 1998 earnings per share.....      18.9x     15.8x  14.8x     NM    137.7x
Market value to projected calen-
 dar 1999 earnings per share.....      14.6x     10.7x  10.2x  18.1x     12.9x
Market value to historical book
 value...........................       1.5x      1.2x   0.8x   0.8x      0.9x

--------
NM = Not meaningful, due to Lumonics' projected net loss for calendar 1998

  Selected Transaction Analysis. Needham also analyzed publicly available financial information for 18 selected mergers and acquisitions, representing the transactions since January 1, 1992 considered by Securities Data Company, a financial database service, to be mergers of equals with transaction values less than $1.5 billion (the "Selected Transactions"). Securities Data Company defined mergers of equals to encompass mergers involving parties of approximately equal market capitalization. Needham deemed none of these transactions to be comparable to the merger primarily because none of the transactions involved companies in the same industry as GSI and Lumonics. In examining these transactions, Needham analyzed certain parameters of the acquired companies' common stock relative to the consideration offered, such as one-day, one-week and four-week premiums of the consideration offered to the acquired companies' stock prices prior to the announcement of the transaction.

  The Selected Transactions were:

  .United Meridian Corporation / Ocean Energy, Inc.;

  .Rykoff-Sexton, Inc. / JP Foodservice, Inc.;

  .First Financial Corporation / Associated Banc-Corp;

  .BW/IP, Inc. / Durco International, Inc.;

  .Central & Southern Holding Company / Premier BancShares, Inc.;

  .OSB Financial Corporation / FCB Financial Corp;

  .Indiana Federal Corporation / Pinnacle Financial Services, Inc.;

  .Health Systems International, Inc. / Foundation Health Corporation;

  .Liberty Bancorp, Inc. / Hinsdale Financial Corporation.;

  .Colonial Data Technologies Corporation / U.S. Order, Inc.;

  .Cupertino National Bancorp / Greater Bay Bancorp;

  .Southwestern Public Service Company / Public Service Company of Colorado;

  .FirstFed Michigan Corporation / Charter One Financial, Inc.;

  .Lexington Savings Bank / Main Street Community Bancorp;

  .Abbey Healthcare Group / Homedco Group, Inc.;

  .Anchor Bancorp, Inc. / Dime Bancorp, Inc.;

  .SynOptics Communications, Inc. / Wellfleet Communications, Inc.; and

  .Critical Care America, Inc. / Medical Care International Inc.

  The following table sets forth information concerning the stock price premiums in the Selected Transactions and the stock price premiums implied by the proposed merger:

                                             SELECTED TRANSACTIONS
                                             --------------------------
                                                                          GSI/
                                                                        LUMONICS
                                             HIGH   LOW    MEAN  MEDIAN  MERGER
                                             ----  -----   ----  ------ --------
One day stock price premium................. 24.4% (13.9)%  8.2%   8.9%   40.6%
One week stock price premium................ 33.3   (9.8)  12.7   13.3    85.9
Four week stock price premium............... 68.7  (83.7)  12.5   14.6    25.3

  Needham also noted that, in the Selected Transactions, the acquired companies' stockholders had an average and median ownership in the Combined Company of 47.3% and 45.9%, respectively, compared to the pro forma ownership percentage of GSI's stockholders in the Combined Company of approximately 50%.

  No company, transaction or business used in the "Selected Company Analysis" or "Selected Transaction Analysis" as a comparison is identical to GSI, Lumonics or the Merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions, or the business segment, company or transaction to which they are being compared.

  Other Analyses. In rendering its opinion, Needham considered certain other analyses, including, among other things, a history of trading prices for GSI and Lumonics and a comparison of GSI's and Lumonics' indexed stock price performance relative to each other.

  The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of the Needham opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Needham opinion. In its analyses, Needham made numerous assumptions relating to industry performance, general business and economic and other matters, many of which are beyond the control of GSI or Lumonics. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the opinion. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Needham opinion and Needham's related analyses were only one of many factors considered by GSI's Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of GSI's Board of Directors or management relating to the conversion number or the proposed merger.

  Under the terms of the Needham engagement letter, GSI has paid Needham an advisory fee of $100,000 and has agreed to pay Needham a fee for rendering the Needham opinion of $250,000. Needham will also receive an additional transaction fee, upon consummation of the merger, of 1.0% of the aggregate purchase price paid in the merger, against which the initial fee of $100,000 would be credited. GSI has also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Needham as financial advisor to GSI.

  Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the GSI Board of Directors to act as GSI's financial advisor in connection with the Merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with the laser and laser systems manufacturing and machine vision industries. In the normal course of its business, Needham may actively trade the equity securities of GSI for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities.

OPINION OF LUMONICS' FINANCIAL ADVISOR

  The Board of Directors of Lumonics retained CIBC Wood Gundy to review the merger and to provide to the Board financial advice and an opinion as to the fairness, from a financial point of view, of the merger to the shareholders of Lumonics. At the meeting of the Lumonics Board of Directors on October 27, 1998, CIBC Wood Gundy rendered its opinion in writing that, as of such date and based upon and subject to certain assumptions and other matters described in its opinion, the merger is fair, from a financial point of view, to the shareholders of Lumonics.

  The full text of the CIBC Wood Gundy opinion dated October 27, 1998, is attached as Annex D to this document. Lumonics shareholders and GSI stockholders should read the CIBC Wood Gundy opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by CIBC Wood Gundy in rendering its opinion. The summary of the CIBC Wood Gundy opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion.

  CIBC Wood Gundy is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. CIBC Wood Gundy has provided investment banking services to Lumonics in the past including acting as lead manager in the underwriting of securities of Lumonics during the past 24 months.

  CIBC Wood Gundy was formally engaged by Lumonics in connection with the merger under an agreement between Lumonics and CIBC Wood Gundy dated January 29, 1997, as amended by letter agreement dated August 14, 1998. Under the terms of the engagement agreement, Lumonics has agreed to pay CIBC Wood Gundy a fee of Cdn$100,000 for rendering its opinion. CIBC Wood Gundy will also receive an additional transaction fee, upon consummation of the merger, of Cdn$2,160,000. Lumonics has also agreed to reimburse CIBC Wood

Gundy for its reasonable out-of-pocket travel expenses and to indemnify it against certain liabilities relating to or arising out of services performed by CIBC Wood Gundy as financial advisor to Lumonics.

  In preparing its opinion, CIBC Wood Gundy reviewed and relied upon, or undertook, among other things:

  .  the merger agreement;

  . publicly available information for Lumonics and GSI, including annual reports for GSI and Lumonics, Lumonics' current Annual Information Form, GSI's current Form 10-K, and current proxy solicitation materials for both companies;

  . discussions with members of the management of both companies concerning their current business operations, financial condition and results and prospects;

  . information provided by management of both companies including budgets, forecasts, strategic plans and Board Committee minutes;

  . information and advice received from Lumonics' tax advisors and U.S. legal advisors;

  . conversations with other professional advisors assisting Lumonics during its due diligence process;

  . certain financial and stock market data of Lumonics, GSI and other companies in the laser-based advanced manufacturing systems industry;

  . certain recent public and non-public transactions in the laser systems industry;

  . a certificate dated the date of the CIBC Wood Gundy opinion from senior officers of Lumonics as to the accuracy and completeness of the information provided in connection with Lumonics; and

  . such other information, financial studies, analyses and investigations and financial, economic and market criteria that CIBC Wood Gundy deemed relevant.

  In delivering its opinion, CIBC Wood Gundy relied upon and assumed without independent verification the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, Lumonics, senior management of Lumonics and GSI and agents for and advisors to Lumonics and GSI.

  In preparing its opinion, CIBC Wood Gundy made several assumptions, including that all of the conditions required to implement the merger will be met and that the representations and warranties in the merger agreement with respect to Lumonics, its subsidiaries and affiliates, the merger and GSI are accurate in all material respects. In addition, CIBC Wood Gundy assumed that the potential damages arising from the pending patent litigation in which GSI is a defendant are not material.

  The CIBC Wood Gundy opinion was rendered on the basis of securities markets and economic, financial and general business conditions prevailing as at the date thereof. In its analyses and in preparing the opinion, CIBC Wood Gundy made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CIBC Wood Gundy or any party involved in the merger.

  CIBC Wood Gundy's opinion has been provided for the use of the Board of Directors of Lumonics and should not be construed as a recommendation to any holder of Lumonics common shares as to whether to vote in favour of the transactions contemplated by the merger. CIBC Wood Gundy's opinion states that it may not be used by any other person or relied upon by any other person other than the Lumonics Board of Directors without the express prior written consent of CIBC Wood Gundy. Whether or not CIBC Wood Gundy's opinion could be relied upon by Lumonics shareholders to support a claim against CIBC Wood Gundy is an issue which if asserted, would be resolved by a court of competent jurisdiction. The resolution of such issue would have no effect on the rights and responsibilities of the Lumonics Board of Directors under applicable Canadian or United States law, including federal securities law. The availability of a defense would have no effect on the rights or responsibilities of the Lumonics Board of Directors or CIBC Wood Gundy under applicable U.S. federal securities laws.

  Based on the foregoing information, CIBC Wood Gundy performed a variety of financial analyses of the merger. The following paragraphs summarize the material financial analyses performed by CIBC Wood Gundy in arriving at its opinion and presented to the Lumonics Board of Directors.

 Analysis of Comparable Companies

  Using publicly available information, CIBC Wood Gundy compared selected historical and projected financial and market data ratios for Lumonics and GSI to the corresponding data and ratios of certain other publicly traded manufacturers of lasers and laser systems. CIBC Wood Gundy determined certain other public companies to be generally comparable to Lumonics and GSI based on their lines of business and relative size. These companies consisted of Axcess Inc., Coherent Inc., Cyberoptics Corp., Cymer Inc., Electro Scientific Industries Inc., Excel Technology Inc., II-VI Inc., Laser Technology Inc., Rofin-Sinar Technologies Inc., and Zygo Corp. (the "Selected Companies"). The data and ratios included total enterprise value ("TEV") to earnings before interest, tax, depreciation and amortization ("EBITDA") and EBIT and total market capitalization to historical and projected earnings and historical cash flow, the last item being defined as net earnings plus depreciation and amortization. All historically based ratios were computed from public information disclosed in companies' year-end and quarterly reports. Ratios of total market capitalization to projected earnings were based on mean per-share earnings estimates of Institutional Brokers Estimate Services for Lumonics, GSI and the Selected Companies.

  CIBC Wood Gundy calculated multiples for Lumonics and GSI based on the closing of Lumonics common shares and GSI common stock on October 23, 1998 of Cdn$8.25 and $5.13 per share, respectively. Mean multiples for the Selected Companies were adjusted to exclude those values lying more than one standard deviation from the mean. For the Selected Companies, the calculated multiples are provided in the table below.

                                                                     PRICE/1-YEAR PRICE/2-YEAR
                                                                       FORECAST     FORECAST   PRICE/CASH
                                                   PRICE/EARNINGS/1/ EARNINGS PER EARNINGS PER  FLOW/1/
                         TEV/EBITDA/1/ TEV/EBIT/1/     PER SHARE        SHARE        SHARE     PER SHARE
                         ------------- ----------- ----------------- ------------ ------------ ----------
Selected Companies
  Adjusted mean.........     5.7x          7.3x          14.5x          17.3x        10.7x        9.7x
  Median................     5.6x          7.6x          12.4x          16.5x        11.5x        9.1x
Lumonics................     7.0x         12.9x          22.4x           neg.        18.3x       11.2x
GSI.....................     3.7x          5.0x           8.3x          16.5x         9.2x        5.3x

--------
/1/ Latest-twelve-month figures.

  Based on the foregoing trading multiples of the Selected Companies, Lumonics' shareholders could expect to own between 40.5% and 49.0% of the combined company, as opposed to 50% implied by the exchange ratio of 1.347 GSI Lumonics shares per GSI share.

 Market Capitalization Analysis

  CIBC Wood Gundy reviewed the stock market price performance of Lumonics shares and GSI stock in relation to each other over the prior 1, 10, 30, 60, 90, 180 and 360 days ending October 23, 1998. According to this analysis, the implied ownership by Lumonics shareholders of the combined company would equal between 50.6% and 61.0%.

 Profit Contribution Analysis

  CIBC Wood Gundy reviewed and analyzed pro forma net income and cash flow contribution both on an historical and projected basis. The net income and cash flow figures for Lumonics and GSI were adjusted to remove the effects of one-time charges. Forecast results relate to 1999 and 2000 and were not meaningful for

1998 due to the anticipated net loss for Lumonics for this period. Forecast results were based on actual historical results, management projections, a review of industry and company research, and discussions with Lumonics and GSI management.

  CIBC Wood Gundy calculated Lumonics' mean share of combined net income and cash flow over several time periods as provided in the table below.

                                        LATEST TEN LATEST FOUR FORECAST FORECAST
                            1996  1997   QUARTERS   QUARTERS     1999     2000
                            ----  ----  ---------- ----------- -------- --------
Net income................. 56.0% 49.2%    45.3%      28.4%      44.0%    38.6%
Cash flow.................. 55.0% 49.5%    47.2%      36.4%      50.0%    45.0%

  This analysis indicated that Lumonics' mean share of pro forma combined net income equalled 43.6% (median of 44.7%) across these time periods; Lumonics' mean share of pro forma cash flow equalled 47.2% (median of 48.4%) across these time periods.

 Discounted Cash Flow Analysis

  CIBC Wood Gundy performed a discounted cash flow ("DCF") analysis for both Lumonics and GSI on a stand-alone basis using underlying operating projections based on actual historical results, management projections, a review of industry and company research, and discussions with Lumonics and GSI management. Using a range of discount rates, CIBC Wood Gundy calculated estimates of net present value of free unlevered cash flows for the years 1999 through 2003 and of the forecast free cash flow as at the end of 2003 assuming a range of perpetual growth rates. After calculating these present value estimates of all future unlevered free cash flows, CIBC Wood Gundy added each company's cash to and subtracted each company's debt from these estimates to arrive at present value estimates attributable to the common equity for each company. Based on this analysis, the implied value of Lumonics' equity equalled between 53.5% to 56.5% of the implied value of the combined company's equity.

 Pro forma Financial Impact Analysis

  CIBC Wood Gundy reviewed certain pro forma financial impacts of the merger on the earnings per share ("EPS") and cash flow per share ("CFPS") of Lumonics, based on the conversion number of 1.347 and the same forecast financial results for 1999 and 2000 as used in the profit contribution and DCF analyses. This analysis indicted that the merger would be accretive to Lumonics' forecast 1999 and 2000 EPS and CFPS, even in the absence of synergy, under both U.S. and Canadian GAAP. The actual operating or financial results achieved by the combined company may vary from projected results, and such variations may be material.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, CIBC Wood Gundy considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, CIBC Wood Gundy may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of output resulting from any particular analysis described above should not be taken to be CIBC Wood Gundy's view of the actual ownership level in the combined company that should be ascribed to shareholders of Lumonics.

INTERESTS OF MANAGEMENT, BOARD MEMBERS AND A SIGNIFICANT SHAREHOLDER IN THE
MERGER

  Employee Retention Agreements. GSI has a program to retain key personnel and has entered into agreements with some of its executive officers under the program. The agreements, with one exception, have been amended in connection with the execution of the merger agreement to limit the benefits payable under the agreements. See "Management--Executive Compensation Agreements."

  Board and Management of GSI Lumonics. The Board of Directors of GSI Lumonics will be comprised of eight members. The initial Board is expected to be comprised of the following individuals: Charles D. Winston, Woodie C. Flowers, Ph.D., Richard B. Black, and Paul F. Ferrari, each of whom currently serves as a Director of GSI and Robert J. Atkinson, Warren Scott Nix, Yukihito Takahashi, and Benjamin J. Virgilio, each of whom currently serves as a Director of Lumonics. Mr. Atkinson will be Chairman of the Board of GSI Lumonics. In addition, the management team of GSI Lumonics will be comprised of some members of the management teams of GSI and Lumonics, including Charles Winston as Chief Executive Officer and Warren Scott Nix as Chief Operating Officer.

  Directors and Officers Indemnification and Insurance. The proposed General By-Law of GSI Lumonics will be effective after the merger. The By-Law requires the corporation to protect its officers and directors from liability incurred in such capacity to the extent permitted or required by New Brunswick law. The By-Law provides that no director or officer of GSI Lumonics will incur liability unless he acts dishonestly, not in good faith or imprudently. By-Law No. 1 does not, however, relieve a director or officer from the duty to comply with New Brunswick law.

  The merger agreement provides that GSI Lumonics will, until the sixth anniversary of the merger and for so long as any claim for insurance coverage asserted on or prior to that date has not been fully adjudicated, maintain directors' and officers' liability insurance coverage for directors and officers of GSI. The policies must provide at least the same coverage maintained by GSI on October 27, 1998, provided that GSI Lumonics will not be required to expend in excess of 150% of the premiums paid by GSI in 1997 for such insurance, in order to continue that insurance coverage.

  Interests of Principal Shareholder of Lumonics. Following the merger, Sumitomo Heavy Industries Ltd. will indirectly control approximately 18% of GSI Lumonics' outstanding common shares and will be in a position to elect at least one director to the Board of Directors of GSI Lumonics as a result of cumulative voting rights existing under New Brunswick law. In addition, Lumonics currently relies on Sumitomo for its sales into Japan. In fiscal 1997, sales to or through Sumitomo represented 10.7% of Lumonics' total sales.

WAIVER OF GSI RIGHTS AGREEMENT

  On April 30, 1997, GSI entered into a Rights Agreement with American Stock Transfer & Trust Company as rights agent. Under the agreement, the GSI Board of Directors declared a dividend payable on May 1, 1997 of one preferred stock purchase right for each outstanding share of GSI Common Stock. Each right entitles the registered holder to purchase from GSI one ten-thousandth of a share of Preferred Stock of GSI, par value $0.01 per share, at a cash exercise price of $70.00 per one ten-thousandth of a share, subject to adjustment, upon the happening of trigger events.

  In the merger agreement, GSI represents and warrants that it has taken and will take all necessary action under the rights agreement so that the execution and delivery of the merger agreement and the stock option agreements and the occurrence of the merger will not trigger the rights agreement. In accordance with this representation, on October 27, 1998 GSI entered into a waiver of the rights agreement. The rights agreement will expire upon the completion of the merger.

ACCOUNTING TREATMENT OF THE MERGER

  US generally accepted accounting principles require that the companies use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their respective fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, GSI Lumonics will allocate the excess purchase price, based on independent expert valuation, to intangible assets which will include purchased in-process research and development and acquired technology, with the remainder to goodwill.

  Under Canadian generally accepted accounting principles, the merger of Lumonics and GSI will be accounted for as a pooling of interests because neither of the companies can be identified as the acquiror. Under this method of accounting, the consolidated financial statements of GSI Lumonics will reflect the combined historical carrying values of the assets, liabilities and shareholders' equity of each of Lumonics and GSI. Accordingly, no goodwill or other fair value increments will arise in connection with the merger under Canadian GAAP.

  Financial information contained in this document includes information from GSI financial statements prepared in accordance with US GAAP and Lumonics financial statements prepared in accordance with US GAAP, recast in US dollars and pro forma financial statements prepared based on such US GAAP historical financial statements of GSI and Lumonics. Pro forma financial statements prepared based on GSI and Lumonics historical financial information prepared in accordance with Canadian GAAP have been delivered to Lumonics shareholders, together with this document, in the Canadian GAAP financial statement supplement.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of the material US federal income tax consequences of the merger and of holding GSI Lumonics common shares is based on the Code, the final, proposed and temporary Treasury Regulations, administrative rulings and interpretations and judicial decisions, in each case as in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect, and to differing interpretations. Except as specifically provided below, the following discussion is limited to the US federal income tax consequences relevant to a US holder of GSI common stock. A US holder is:

  (1)an individual who is a citizen or resident of the United States;

  (2) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

  (3) a partnership, trust or estate treated, for US federal income tax purposes, as a domestic partnership, trust or estate.

A non-US holder is any stockholder other than a US holder. The discussion set forth below does not address all aspects of US federal income taxation that may be relevant to a particular holder of shares of GSI common stock in light of such holder's particular circumstances or to holders subject to special treatment under the US federal income tax laws, such as non-US holders, banks, other financial institutions, insurance companies, dealers in securities, tax-exempt entities, persons who hold GSI common stock or GSI Lumonics common shares as part of a "straddle," "hedge" or "conversion transaction," holders who acquired their GSI common stock by exercising employee stock options or otherwise as compensation or taxpayers whose functional currency is not the US dollar, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that the holders of GSI common stock hold their shares of stock as capital assets within the meaning of
Section 1221 of the Code.

  GSI has received an opinion from its counsel, Goodwin, Procter & Hoar LLP, to the effect that the merger will be treated for US federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In cases of a reorganization in which stock of a US corporation is acquired by a foreign corporation, such as the merger, Section 367 of the Code and the Treasury Regulations promulgated thereunder impose requirements, in addition to those otherwise applicable, in order for the reorganization to qualify for nonrecognition of gain treatment. Goodwin, Procter & Hoar LLP did not opine as to whether the exchange of GSI common stock for GSI Lumonics common shares satisfies the requirements of Section 367 of the Code due to factual uncertainties concerning the relative values of GSI and Lumonics at the time of the merger, and other uncertainties concerning the satisfaction of the active trade or business requirement of the Treasury Regulations promulgated under
Section 367 of the Code. The tax opinion of Goodwin, Procter and Hoar llp is based on facts existing on the date hereof, assumes the absence of changes in existing facts and relies on representations and covenants made by GSI and Lumonics.

  In general, for an exchange of GSI common stock for GSI Lumonics common shares by a US person in the merger to qualify for nonrecognition of gain treatment (in addition to meeting the requirements of Section 368 of the Code), the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6) must be satisfied and each of the following conditions must be met:

  . fifty percent or less of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the "US transferors" (as defined in the Treasury Regulations) in the transaction;

  . fifty percent or less of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by US persons that are either officers or directors or "five-percent shareholders," as defined therein and computed taking into account direct, indirect and constructive ownership, of the US corporation;

  . either (1) the US person is not a "five-percent shareholder" (computed taking into account direct, indirect and constructive ownership) of the transferee foreign corporation or (2) the US person is a "five-percent shareholder" of the transferee foreign corporation and enters into an agreement with the IRS to recognize gain under certain circumstances; and

  .  a specified active trade or business test is satisfied.

  The first two conditions will be satisfied and satisfaction of the third condition will depend on the circumstances of each shareholder. Whether the active trade or business test identified in the last item immediately above will be satisfied is highly uncertain and depends on a number of factual and legal uncertainties which may not be known until the time of the merger or after. These uncertainties include the relative fair market values of GSI and Lumonics at the effective time of the merger, the proper method to value each of GSI and Lumonics at such time, which of Lumonics' assets were acquired outside the ordinary course of its business within the 36 months prior to the effective time, and the use to which such assets or the proceeds therefrom have been put. Subject to the satisfaction of the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6) and provided that the active trade or business test is satisfied, GSI believes that the merger will probably be eligible for nonrecognition of gain treatment. If, after the merger, GSI Lumonics, in its sole discretion, determines that there is a reasonable basis for satisfaction of the active trade or business test and other requirements of Section 367 of the Code, it intends to make the necessary U.S. federal income tax filings required of it under Section 367 of the Code. Thus, it is possible that the merger could so qualify. GSI Lumonics will determine whether there is a reasonable basis for the position that the merger is eligible for nonrecognition of gain treatment prior to the end of 1999. Neither Lumonics nor GSI has requested, or intends to request, a ruling from the IRS regarding the recognition of gain in connection with the merger.

  Tax Implications of the Merger to US Holders of GSI Common Stock. If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code but the exchange of GSI Lumonics common shares for GSI common stock does not qualify for nonrecognition of gain treatment as a result of the application of Section 367 of the Code, then:

  . a US holder of GSI common stock will recognize gain in an amount equal to the excess, if any, of the fair market value of the GSI Lumonics common shares at the time of the merger and any cash in lieu of fractional shares exchanged therefor as a result of the merger over such holder's adjusted basis in his GSI common stock surrendered; and

  . a US holder of GSI common stock will not recognize loss in the merger, except with respect to any cash received in lieu of factional shares.

Alternatively, if all of the requirements of Section 367 of the Code and the Treasury Regulations promulgated thereunder are satisfied, no gain or loss will be recognized for US federal income tax purposes by US holders of GSI common stock as a result of the merger except with respect to any cash received in lieu of fractional shares, subject to the discussion in "Special Filing Requirements Applicable to Five-Percent Shareholders."

  In either case, cash received in lieu of fractional share interests will be treated as received in exchange for a fractional GSI Lumonics common share. Gain or loss recognized on such exchange will be measured by the difference between the amount of cash received and the portion of the adjusted basis in the shares of the GSI common stock surrendered that is allocable to such fractional share. Any gain or loss recognized as a result of the merger, including gain recognized by virtue of Section 367 of the Code, will be capital gain or loss. In general, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  The aggregate tax basis of GSI Lumonics common shares received as a result of the merger will be the same as the US holder's aggregate adjusted basis in the GSI common stock surrendered in the merger, decreased by the basis allocable to fractional shares for which cash is received in the merger and increased by the amount of gain, if any, recognized as a result of the merger other than gain attributable to the cash received in lieu of fractional share interests. If US holders of GSI common stock recognize gain from the merger as a result of the application of Section 367 of the Code, the holding period for any GSI Lumonics common shares received will be determined by reference to the effective time of the merger. Otherwise, the holding period of the GSI Lumonics common shares held by a former US holder of GSI common stock as a result of the merger will include the period during which such holder held the GSI common stock surrendered.

  Special Filing Requirement Applicable to Five-Percent Shareholders. If the merger qualifies as a tax-free reorganization in which gain is not recognized pursuant to Section 354 and Section 367 of the Code, a US holder who is a "five-percent shareholder" of GSI Lumonics in accordance with the Treasury Regulations under Section 367 of the Code immediately after the merger must file a "gain recognition agreement" with the IRS in order for the exchange by such five-percent shareholder of his GSI common stock for GSI Lumonics common shares to qualify for nonrecognition of gain treatment. Otherwise, such five-percent shareholder will be treated as if he had sold all of his GSI common stock in a fully taxable transaction. Under a gain recognition agreement, such a five-percent shareholder generally will be treated as having sold GSI common stock in a fully taxable transaction on the date of the merger if GSI Lumonics disposes of any stock of GSI in a taxable transaction, or if GSI Lumonics disposes of substantially all the assets of GSI in a taxable transaction, within a specified period of time after the merger or if certain other events occur within a specified period of time after the merger.

  Merger Consideration Backup Withholding. To the extent that GSI Lumonics, in its sole discretion, determines that the merger does not satisfy all of the applicable requirements of Section 367 of the Code for nonrecognition of gain treatment, a US holder of GSI common stock who participates in the merger may become subject to U.S. backup withholding tax at a rate of 31% with respect to the consideration received in the merger unless such holder:

  (1) is a corporation or other exempt recipient and, if required, demonstrates its status as such; or

  (2) provides a United States taxpayer identification number, certifies that the taxpayer identification number provided is correct and that the holder has not been notified by the IRS that he is subject to backup withholding due to the under-reporting of interest or dividends, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's US federal income tax liability provided that the required information is furnished to the IRS.

  Tax Implications of Holding GSI Lumonics Common Shares. A US holder of GSI Lumonics common shares will be required to include in gross income as dividend income the amount of any distributions, including constructive distributions, paid on the GSI Lumonics common shares, including any foreign taxes withheld from the amount received, on the date such distribution is received to the extent such distributions are paid out of GSI Lumonics' current or accumulated earnings and profits. Distributions in excess of such earnings and profits will be applied against and will reduce the US holder's basis in the GSI Lumonics common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the

GSI Lumonics common shares. Dividends paid on the GSI Lumonics common shares generally will not qualify for the dividends-received deduction available to corporations. Dividends paid in foreign currency will be includible in the income of the US holder in a US dollar amount calculated by reference to the exchange rate on the day the dividends are received. If the Canadian dollars received as a dividend are not converted into US dollars on the date of receipt, a US holder will have a basis in Canadian dollars equal to its US dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition will be treated as ordinary income or loss.

  Generally, a US holder will have the option of claiming the amount of Canadian tax withheld at source on the distribution of dividends on the GSI Lumonics common shares as either a deduction from adjusted gross income or as a dollar-for-dollar credit against the US holder's US federal income tax liability. If the US holder elects to claim a credit for such Canadian taxes, the election will be binding for all foreign taxes paid or accrued by the US holder for such taxable year. Individuals who claim the standard deduction rather than itemized deductions may not claim a deduction for foreign taxes withheld, but may claim such amount as a credit against the individual's US federal income tax liability. The foreign tax credit in any taxable year may not offset more than 90% of a US holder's liability for US individual or corporate alternative minimum tax.

  The amount of foreign income taxes for which a US holder may claim a credit in any year is subject to complex limitations and restrictions that must be determined on an individual basis by each US holder. These rules limit foreign tax credits allowable with respect to specific classes of income to the US federal income taxes otherwise payable with respect to each class of income. The total amount of allowable foreign tax credits in any year generally cannot exceed regular US tax liability for the year attributable to certain foreign source income. However, this limitation on the use of foreign tax credits generally will not apply to electing individual US holders whose creditable foreign taxes during the year do not exceed a specified maximum amount if such individual's gross income for the tax year from non-US sources consists solely of certain "passive income." Dividends paid by GSI Lumonics which are foreign source will generally be "passive income" for US foreign tax credit purposes. A US holder will not be allowed a foreign withholding tax credit for foreign withholding taxes imposed on dividends paid on GSI Lumonics common shares if such US holder:

  (1) has held GSI Lumonics common shares for less than 16 days of the 30-day period beginning 15 days before the date on which such shares become ex-dividend with respect to such dividend; or

  (2) is obligated to make certain payments related to such dividends, whether by a short sale or otherwise, with respect to a substantially similar or related property.

  For US federal income tax purposes, a US holder will recognize taxable gain or loss on any sale, exchange or other disposition of GSI Lumonics common shares in an amount equal to the difference between the US dollar value of the amount realized on such sale, exchange or other disposition and such US holder's basis in such shares. Any such gain or loss will be capital gain or loss. Capital gains of individuals from capital assets held for more than one year are eligible for reduced rates of taxation depending on the holding period of such capital assets. A US holder may deduct capital losses only from capital gains plus, in the case of a US holder other than a corporation, a maximum of $3,000, or $1,500 in the case of a married individual filing separately, of ordinary income. Generally, capital losses not allowed in the year recognized may, in the case of a corporation, be carried back three years and carried forward five years, and, in the case of an individual, be carried forward indefinitely. Any gain generally will be treated as US source income for US foreign tax credit purposes. Under current law, the source of a loss on the sale, exchange or other disposition of such GSI Lumonics common shares is unclear. A US holder that receives foreign currency upon the disposition of GSI Lumonics common shares and converts the currency into dollars subsequent to receipt will generally have foreign exchange gain or loss based on any appreciation or depreciation of the value of the foreign currency against the US dollar.

  US HOLDERS OF GSI COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM FROM THE MERGER AND FROM HOLDING GSI LUMONICS COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material Canadian federal income tax consequences of holding and disposing of GSI Lumonics common shares generally applicable to certain US holders who acquire GSI Lumonics common shares in the merger.

  This discussion only applies to a US holder of GSI Lumonics common shares who for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") at all relevant times:

  (1) is not, and is not deemed to be, resident in Canada;

  (2) deals at arms' length with GSI Lumonics;

  (3) holds GSI Lumonics common shares as capital property; and

  (4) does not use or hold and is not deemed to use or hold GSI Lumonics common shares in connection with the carrying on of a business in Canada, and who, for the purposes of the Canada-U.S. Income Tax Convention (the "Convention") at all relevant times, is resident in the United States.

  GSI Lumonics common shares will generally be considered to be capital property to a US holder for purposes of the Canadian Tax Act unless the US holder holds GSI Lumonics common shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the US holder acquired GSI Lumonics common shares as part of a transaction considered to be an adventure or concern in the nature of trade. A limited liability company may not be, and a partnership will not be, a US holder that is resident in the United States for purposes of the Convention.

  This discussion does not apply to a US holder who is an organization exempt from tax in the United States and described in Article XXI of the Convention, a US holder which is a "financial institution" as defined in the Canadian Tax Act for purposes of the mark-to-market rules or a US holder which is a non-resident insurer carrying on an insurance business in Canada and elsewhere.

  This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder in force as of the date hereof, the current published administrative policies of Revenue Canada and all specific proposals to amend the Canadian Tax Act and such regulations publicly announced by the Minister of Finance (Canada). This discussion is not exhaustive of all possible Canadian federal income tax consequences and, except for the announced proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, and does not take into account provincial, territorial or foreign tax consequences which may differ significantly from those discussed herein. None of the announced proposals, if enacted in the form proposed, would affect this discussion.

  US HOLDERS OF GSI LUMONICS COMMON SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE RELATING TO THE TAX CONSEQUENCES TO THEM HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

  Dividends. Subject to the provisions of the Convention, Canadian withholding tax at a rate of 25% will be payable on dividends paid or credited, or deemed to be paid or credited, by GSI Lumonics to a US holder on GSI Lumonics common shares. Under the Convention, the withholding tax rate is generally reduced to 15% or, if the US holder is a corporation that owns 10% or more of GSI Lumonics voting stock, to 5%.

  Disposition of GSI Lumonics Common Shares. Upon a disposition or deemed disposition by a US holder of GSI Lumonics common shares, a capital gain (or loss) will generally be realized by the US holder to the extent that the proceeds of disposition, less costs of disposition, exceed (or are exceeded by) the adjusted cost base of the GSI Lumonics common shares to such US holder. A deemed disposition of GSI Lumonics common shares will arise on the death of a US holder.

  Subject to the provisions of the Convention, capital gains realized by a US holder on a disposition or deemed disposition of GSI Lumonics common shares will not be subject to tax under the Canadian Tax Act unless the GSI Lumonics common shares constitute "taxable Canadian property" (as defined in the Canadian Tax Act) to such US holder at the time of the disposition or deemed disposition, in which case the capital gains will be subject to tax under the Canadian Tax Act at rates which will approximate those payable by a Canadian resident. GSI Lumonics common shares will not be "taxable Canadian property" to a US holder at the time of a disposition or deemed disposition of such shares unless, at that time, the stock is not listed on a prescribed stock exchange, which includes the New York Stock Exchange, the Nasdaq, the Montreal Exchange and The Toronto Stock Exchange, or, at any time during the five-year period immediately preceding such time, the US holder, persons with whom the US holder did not deal at arm's length or the US holder together with such persons, owned or had a interest in or a right to acquire 25% of more of the issued shares of any class or series of shares of capital stock of GSI Lumonics.

  Further, under the Convention, a US holder will not be subject to tax under the Canadian Tax Act on a disposition or deemed disposition of GSI Lumonics common shares unless, at the time of the disposition or deemed disposition, the value of the GSI Lumonics common shares is derived principally from real property situated in Canada. Lumonics believes that the Lumonics common shares do not now derive their value principally from real property situated in Canada; however, the determination must be made at the time of the disposition or deemed disposition.

REGULATORY APPROVALS REQUIRED

  The merger requires the consent of the Department of Justice (the "DOJ") and the US Federal Trade Commission (the "FTC") under the Hart-Scott-Rodino Antitrust Improvement Act. On January 6, 1999, the companies received a second request for information from the DOJ which stays the expiration of the applicable waiting period until the parties substantially comply with the request or the DOJ grants early termination of the waiting period. The request for information solicited information on particular products of the companies in order to assist the DOJ in their review of the transaction. The merger cannot occur until Hart-Scott approval is received.

  In addition, at any time before or after the merger, the FTC or the DOJ could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of GSI or Lumonics. At any time before or after the merger, any state or locality could take such action under its own antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of GSI or Lumonics. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on available information, each of GSI and Lumonics believes that the merger will be in compliance with Federal, state and local antitrust laws. However, a challenge to the merger on antitrust grounds might be made.

  Lumonics and GSI do not believe that any material governmental filings are required with respect to the merger other than the filing of the certificate of merger with the Commonwealth of Massachusetts and the notification under the Hart-Scott Act indicated above. The merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction which prohibits or restricts the consummation of the merger.

NASDAQ AND TORONTO STOCK EXCHANGE LISTING

  For the merger to occur, the GSI Lumonics common shares to be issued to GSI stockholders in the merger and under GSI's stock option plans must be approved for listing on The Toronto Stock Exchange and Nasdaq, subject to official notice of issuance. Each of the Toronto Stock Exchange and Nasdaq has conditionally granted approval subject to GSI Lumonics fulfilling all of its requirements. Lumonics and GSI have agreed to cooperate and promptly prepare and submit to The Toronto Stock Exchange and Nasdaq all reports, applications and other documents that may be necessary or desirable to enable all of the GSI Lumonics Common Shares that will be issued and outstanding or will be reserved for issuance at the effective time of the merger to be listed for trading on The Toronto Stock Exchange and Nasdaq. At the completion of the merger, GSI common stock will not trade on any exchange.

RESALE OF GSI LUMONICS COMMON SHARES

  All GSI Lumonics common shares issued in connection with the merger will be freely transferable under US securities laws, except for any GSI Lumonics common shares received by persons who are deemed to be "affiliates," for purposes of Rule 145 under the Securities Act, of GSI at the time of the GSI special meeting or the Lumonics special meeting. The companies expect that approximately % of the GSI Lumonics common shares will be owned by affiliates.

  Affiliates of GSI may not sell their shares, except under an effective registration statement under the Securities Act covering the shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of GSI Lumonics) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell GSI Lumonics common shares acquired in connection with the merger publicly only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding GSI Lumonics common shares or the average weekly trading volume of the stock during the four calendar weeks preceding the sale. Rule 145 would remain available, however, to affiliates only if GSI Lumonics filed all required reports with the Commission for 90 days and remained current with its informational filings with the Commission under the Exchange Act. One year after the effective time of the merger, a person who was an affiliate of GSI at the time of the GSI special meeting would be able to sell GSI Lumonics common shares acquired in the merger without such manner of sale or volume limitations provided that GSI Lumonics was current with its Exchange Act informational filings and such person was not then an affiliate of GSI Lumonics. Two years after the effective time of the merger, a person who was an affiliate of GSI at the time of the GSI special meeting would be able to sell such GSI Lumonics common shares acquired in the merger without any restrictions so long as the person had not been an affiliate of GSI Lumonics for at least three months prior thereto.

  Under Canadian provincial securities laws, GSI Lumonics common shares issued in connection with the merger will be freely transferable subject to restrictions applicable to so-called "control persons." Generally, a control person is a shareholder holding more than 20% of the GSI Lumonics common shares or holding a sufficient number of GSI Lumonics common shares to affect materially the control of GSI Lumonics.

DISSENTERS' RIGHTS

  GSI Stockholders. Under Massachusetts law, if the merger agreement is approved and the merger occurs, any holder of shares of GSI common stock:

    (1) who files with GSI, before the vote on the merger agreement, written objection to the merger stating that he or she intends to demand payment for his or her shares of GSI common stock if the merger occurs; and

    (2) whose shares of GSI common stock are not voted in favor of the merger agreement,

has the right to demand in writing from GSI Lumonics, within twenty days after the date GSI Lumonics mails written notice that the merger has occurred, payment for his or her shares of GSI common stock and an appraisal of the value of the shares. GSI Lumonics and any the holder will have the rights and duties and must follow the procedures set forth in Sections 85 through 98, inclusive, of Chapter 156B of the General Laws of Massachusetts.

  Any holder of shares of GSI common stock contemplating making a demand for appraisal is urged to review carefully the provisions of Sections 85 through 98 of Chapter 156B the full text of which is attached to this document as Annex F, particularly the procedural steps required to perfect such dissenters' rights. You will lose your dissenters' rights under Massachusetts law if you do not follow the procedural requirements. Voting against the merger is not sufficient to perfect your dissenters' rights; you must send a written objection to GSI prior to the vote of the GSI stockholders approving the merger.

  Lumonics Shareholders. Under the provisions of section 185 of the Business Corporations Act (Ontario) shareholders of Lumonics are entitled to send to Lumonics a written objection to the special resolution for approval of the continuance of Lumonics under the Business Corporations Act (New Brunswick). In addition to any other rights a holder of Lumonics common shares may have, when the continuance of Lumonics under the New Brunswick laws becomes effective, if a holder has complied with the dissent procedure under the Ontario law, the holder is entitled to be paid the fair value of the Lumonics common shares for which the holder has dissented, determined as at the close of business on the day before the special resolution is adopted.

  The dissent procedure provided by the Ontario law is summarized and set out in full in Annex E hereto and holders of Lumonics common shares who may wish to dissent are referred to the Annex. If you do not adhere strictly to the requirements of the Ontario law you may lose your rights under that section. The execution or exercise of a proxy does not constitute a written objection for the purposes of the Ontario law.

                              THE MERGER AGREEMENT

  THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT WHICH IS ATTACHED AS ANNEX A TO THIS DOCUMENT. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY.

  GSI and Lumonics have entered into the merger agreement which provides for, among other things, the following:

  .  the merger consideration to be paid to GSI stockholders;

  . the procedures for exchanging shares of common stock of GSI for common shares of GSI Lumonics;

  . the continuation of the GSI stock options outstanding at the time of the merger;

  .  when and how the merger will occur;

  . the conduct of business of each company from the date the merger agreement was signed until the time the merger occurs;

  . representations and warranties made by each of GSI and Lumonics concerning their respective businesses;

  .  the conditions that must be met for the merger to occur;

  .  the termination of the merger agreement under certain conditions; and

  .  the effects of a termination upon the companies.

  Each of these provisions is discussed in further detail below.

MERGER CONSIDERATION

  At the time of the merger, each issued and outstanding share of GSI common stock other than:

  (1) shares owned by GSI as treasury stock or by Lumonics or its subsidiaries, all of which will be canceled; or

  (2) shares held by GSI stockholders who exercise their dissenters rights,

will be converted into the right to receive 1.347 GSI Lumonics common shares. GSI Lumonics will not issue fractional common shares, but will pay cash to any GSI stockholder who would have held fractional shares as the result of the merger.

  If before the merger, either company changes its common shares into a different number or kind of shares or securities, then a proportionate adjustment will be made to the number of GSI Lumonics common shares to be received by GSI stockholders so that the equity interest to be received by stockholders is equivalent to what they would have received had no change occurred.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  Promptly after the merger, GSI Lumonics will deposit with an exchange agent certificates representing the GSI Lumonics common shares to be issued to GSI stockholders under the merger agreement and cash in lieu of fractional shares to be paid to the stockholders.

  As soon as reasonably practicable after the merger, the exchange agent will mail to each holder of GSI common stock a letter of transmittal and instructions for surrendering and exchanging GSI common stock for GSI Lumonics common shares. Upon surrender of a certificate for cancellation to the exchange agent and delivery to the exchange agent of a letter of transmittal, the holder of a certificate will be entitled to receive a certificate representing the number of whole GSI Lumonics common shares to which the holder is entitled, plus the cash amount payable in lieu of fractional shares which the holder has the right to receive. The holder of GSI common stock will not be entitled to receive interest on any funds to be received in the merger. If a transfer of GSI common stock has not been registered in the stock transfer records of GSI, the merger consideration may be issued to a transferee if the certificate representing shares of GSI common stock is presented to the exchange agent accompanied by all necessary transfer documents. GSI certificates surrendered for exchange by any person constituting an "affiliate" of GSI for purposes of Rule 145 under the Securities Act may not be exchanged until GSI Lumonics has received an affiliate agreement from the person.

  After the merger, there will be no transfers on the stock transfer books of GSI of the shares of GSI common stock which were outstanding immediately prior to the merger.

  GSI stockholders who surrender their certificates in exchange for GSI Lumonics' common shares will be entitled to receive, without interest, all dividends or other distributions payable on GSI Lumonics common shares with a record date after the merger.

  The exchange agent, upon demand of GSI Lumonics, will deliver to GSI Lumonics any certificates representing GSI Lumonics common shares or cash which remain undistributed to the stockholders of GSI for six months after the merger. Any GSI stockholders who have not then submitted their GSI certificates may look only to GSI Lumonics as general creditors for payment of their claim for GSI Lumonics common shares, any cash in lieu of fractional shares of GSI Lumonics common shares and any dividends or distributions on GSI Lumonics common shares.

  GSI STOCKHOLDERS SHOULD NOT RETURN THEIR GSI CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD GSI CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS.

GSI STOCK OPTIONS

  Under the merger agreement, each outstanding option or warrant to purchase GSI common stock will be assumed by GSI Lumonics and will then, after the merger, be an option to acquire a number of GSI Lumonics common shares, rounded down to the nearest whole number, equal to the product of the number of shares of GSI common stock issuable upon exercise of the option and 1.347. The option exercise price will be the amount, rounded up to the nearest cent, equal to the exercise price of the option divided by 1.347. GSI Lumonics will comply with the GSI stock option plans and take actions within its control that are reasonably necessary to ensure that each GSI stock option that is an "incentive stock option" as defined in section 422 of the Internal Revenue Code of 1986 will continue to qualify under Section 422 of the Code. Lumonics will reserve for issuance a sufficient number of GSI Lumonics common shares for delivery under the merger agreement. As soon as practicable after the merger, GSI Lumonics will file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the GSI Lumonics common shares subject to such options and will use best efforts to maintain the effectiveness of the registration statement or registration statements for so long as such options remain outstanding. All options to purchase Lumonics common shares outstanding at the time of the merger will remain outstanding without any change to their terms.

EFFECTIVE TIME

  The merger will become effective when the parties file Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

  GSI and Lumonics have each agreed that prior to the merger, it:

  (1) will conduct its business only in the ordinary course consistent with its past practice, and

  (2) will use all commercially reasonable efforts to:

  .  preserve its present business organization and reputation;

  .  keep its key personnel;

  .  maintain its assets in good working order;

  .  maintain insurance;

  .  preserve its relationships with customers and suppliers; and

  .  comply in all material respects with all applicable laws and orders.

  In addition, neither company will take actions not in the ordinary course of business, except as permitted by the merger agreement or required by law. For example, neither company will:

  .  amend its charter documents;

  .  pay dividends or make distributions;

  .  reclassify any of its capital stock;

  .  adopt a plan of reorganization;

  .  repurchase any capital stock;

  . issue, sell, any share of its stock or modify the rights of securityholders;

  .  make acquisitions;

  .  dispose of assets;

  . permit any material change in any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy;

  . permit any material change in any method of calculating any reserve for accounting, financial reporting or tax purposes;
  . permit any material change in, make any material tax election or settle or compromise any material income tax liability;

  . enter into, amend in any material respect or terminate any employee benefit plan;

  . increase in any manner the compensation or fringe benefits of any personnel; or

  .  make any change in its lines of business.

  The companies have agreed to confer on a regular basis with the other party relating to matters relevant to the merger, and to promptly advise the other party of any change which could harm such party or its ability to complete the merger. No party will be required, however, to make any disclosure that would violate applicable law.

  Each party will try to cure any circumstance that will cause the merger agreement to be breached. The parties will also take all commercially reasonable steps to satisfy the conditions in the merger agreement.

  Finally, GSI has agreed not to amend or take any action with respect to its rights agreement, and Lumonics has agreed to adopt a shareholder rights plan as soon as possible after the merger.

OFFERS FROM OTHER PARTIES

  In the merger agreement, GSI and Lumonics agreed that until either the termination of the merger agreement or the time of the merger, neither party will initiate, solicit or encourage any inquiries or proposal to acquire:

  (1)  all or any significant portion of its assets;

  (2) 20% or more of the outstanding shares of its common stock; or

  (3) 20% of the outstanding shares of the capital stock of any of its subsidiaries.

If a third party contacts either GSI or Lumonics with such a proposal, that party must notify the other party immediately.

  Under the merger agreement, however, neither party's Board is prohibited from furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide proposal if the following conditions are satisfied:

  . the parties have entered into a confidentiality agreement with terms and conditions no less favorable to such party than the confidentiality agreement between GSI and Lumonics;

  . the shareholders of the party considering an alternative proposal have not yet approved the merger;

  . such party's Board based upon the written opinion of outside counsel determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to its shareholders as imposed by law;

  . such proposal is not conditioned on the receipt of financing and the Board of Directors has reasonably concluded in good faith that the person or group making such proposal will have adequate sources of financing to consummate such acquisition;

  . the Board of Directors reasonably concludes that such other proposal is more favorable to such party's shareholders than the merger; and

  . the party considering the alternative proposal keeps the other party to the merger agreement fully informed of all discussions or negotiations.

CONDITIONS TO THE MERGER

  Before the merger can occur, certain conditions must be fulfilled or, alternatively, waived by the appropriate party or parties. If any material condition is waived, the companies will resolicit the consent of their shareholders to the merger if required by law. The conditions which remain outstanding include the following:

  .  approval under the Hart-Scott-Rodino Act must be obtained;

  .  the necessary shareholder approvals must be obtained;

  . no regulatory authority shall have enacted or enforced any law or order which has the effect of restricting the merger;

  . all actions of, filings with and notices to any third parties must be obtained; and

  . the number of shares for which dissent rights are perfected cannot exceed 6% of the number of GSI Lumonics common shares that would be outstanding immediately following the merger. For this purpose, each dissenting share of GSI common stock will be multiplied by 1.347.

  The obligation of each company to effect the merger is further subject to each of the following additional conditions all which may be waived in whole or in part by the company in its sole discretion:

  . the representations and warranties made by the other company in the merger agreement must be true on the date of the merger;

  . the other company must have performed and complied with, in all material respects, each agreement required by the merger agreement; and

  . there will not have been any development having a negative impact on the other company, excluding stock market fluctuations, changes in general economic conditions, or any other development that could reasonably be expected generally to have a negative effect on companies in the industries in which the other company operates.

  In addition, in order for the merger to occur, the GSI rights agreement cannot be triggered by a third party.

REPRESENTATIONS AND WARRANTIES

  In the merger agreement, each of GSI and Lumonics made reciprocal representations and warranties, subject to exceptions which were disclosed by the appropriate party, concerning their business and assets. The representations and warranties must be true and correct at the time of the merger or else the other party will not be required to complete the merger. Such representations and warranties include, among other things:

  . that the party is duly authorized, validly existing and in good standing and that its issued and outstanding shares are fully paid and nonassessable;

  . that the party's Board of Directors authorized the signing and performance of the merger agreement;

  . that the party has provided and will provide accurate information to the Commission, the Canadian regulatory authorities, Nasdaq and The Toronto Stock Exchange;

  . that, except as otherwise disclosed, there are no suits, actions filed or threatened against the party; the party is not in violation of laws, including environmental laws and laws regulating employee benefit plans and tax laws; and there are no undisclosed liabilities;

  .  that the party's regulatory reports are accurate;

  . that the party has all necessary rights to the intellectual property used in its business;

  . that the party has complied with its organizational documents including its by-laws and certificate of incorporation; and

  . that the party has received or as of the merger will receive all necessary consents from governmental and regulatory authorities and third parties.

In addition, GSI makes representations relating to its Rights Agreement. GSI also represents and warrants that it has taken all necessary actions so that the provisions of Massachusetts laws regulating acquisitions of control shares are not applicable to the merger agreement, the stock option agreements, the merger or other transactions contemplated by such agreements. Lumonics represents and warrants that it is not subject to any "takeover" statute or regulation under Canadian laws.

TERMINATION; TERMINATION FEES

  GSI or Lumonics may terminate the merger agreement, whether before or after receiving shareholder approval, if:

  .  the merger is not completed by March 31, 1999;

  .  the companies do not obtain the required shareholder approvals;

  .  the other party materially breaches the merger agreement;

  .  a law or court order permanently prohibits the merger;

  . its Board of Directors determines in good faith that termination of the merger agreement is required for such Board to comply with its fiduciary duties relating to an unsolicited bona fide alternative proposal by another party; or

  . the other party receives an unsolicited bona fide alternative proposal and such party's Board of Directors changes its recommendation regarding the merger in a manner adverse to the terminating party.

  If either of the companies receives an alternative proposal from a third party and the merger agreement is thereafter terminated under any of the following circumstances, the party that received the alternative proposal must reimburse the other party for its transaction expenses up to $500,000 and pay a termination fee of $4 million:

  . the party that receives the alternative proposal terminates the merger agreement because its Board of Directors determines that termination of the merger agreement is required for the Board to comply with its fiduciary duties; or

  . the party that did not receive the alternative proposal terminates the merger agreement because the other party materially breaches the merger agreement; or

  . the party that did not receive the alternative proposal terminates the merger agreement because the Board of Directors of the other party changes its approval or recommendation of the merger; or

  . either party terminates the merger agreement for any reason and a definitive agreement with respect to an alternative proposal is executed within one year after such termination. This does not apply if the party who did not receive the alternative proposal breaches the merger agreement or fails to obtain its shareholders' approval.

 If the party required to pay the above fee fails to pay such amount due, and in order to obtain such payment, the other party files a lawsuit that results in a judgment against such party for such amount, then the party must also pay to the other party, as the case may be, all costs and expenses including attorneys' fees and expenses incurred by such other party or any of its subsidiaries in connection with such suit, together with interest on the amount of the fee at a rate equal to the prime rate publicly announced from time to time by The Chase Manhattan Bank and in effect on the date such payment was required to be made.

EXPENSES

  The parties will share equally:

  .  the fee required for the Hart-Scott-Rodino filing,

  .  the filing fee payable to the Commission for this document, and

  . the expenses incurred in connection with the printing and mailing of this document.

Each of GSI and Lumonics will pay all other costs or expenses incurred by it in connection with the merger agreement and the related transactions including any termination fees described above.

INDEMNIFICATION OF GSI OFFICERS AND DIRECTORS BY GSI LUMONICS FOLLOWING THE
MERGER

  GSI Lumonics has agreed to indemnify for six years after the merger each present and former director or officer of GSI against all losses incurred because such person is or was a director or officer of GSI and relating to any action or omission prior to the merger, as permitted by applicable law. GSI Lumonics will not be liable for any claim, resulting from the willful misconduct of the person seeking indemnification.

  GSI Lumonics will, for six years following the merger and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully resolved or adjudicated, maintain directors' and officers' liability insurance terms that are at least as advantageous to the insured parties. GSI Lumonics will not, however, be required to spend more than 150% of the premiums paid by GSI in 1997 for such insurance in order to continue such insurance coverage.

AMENDMENTS TO THE MERGER AGREEMENT

  The Boards of Directors of GSI or Lumonics may amend the merger agreement whether prior to or after the GSI stockholders' approval or the Lumonics shareholders' approval has been obtained, but only to the extent permitted by applicable law.

                            STOCK OPTION AGREEMENTS

  We have summarized the material terms of the stock option agreements below. You should, however, read the full text of the stock option agreements which are attached to this document as Annex B.

  As a condition to GSI's entering into the merger agreement, Lumonics entered into a stock option agreement, dated as of October 27, 1998, with GSI and as a condition to Lumonics' entering into the merger agreement, GSI entered into an amended and restated stock option agreement, dated as of October 27, 1998, with Lumonics and a Lumonics subsidiary.

  Under the stock option agreements:

  (1) Lumonics granted to GSI an option to purchase a number of Lumonics common shares up to approximately 19.9% of the number of Lumonics common shares outstanding immediately before exercise of the option to purchase Lumonics common shares at an exercise price of Cdn$8.09 per share, subject to adjustment under specified circumstances; and

  (2) GSI granted a Lumonics subsidiary an option for Lumonics to purchase a number of shares of GSI common stock up to approximately 19.9% of the number of shares of GSI common stock outstanding immediately before exercise of the option to purchase GSI common stock at exercise price of $4.57 per share, subject to adjustment under specified circumstances.

The option exercise prices are equal to the average of the closing price of a share of the applicable security on the exchange on which it is traded for the ten days ended October 27, 1998. Each option price per share is payable in cash or by delivery of shares of the company granting such option having a value, based upon trailing ten-day average closing prices, equal to the aggregate option price for the shares to be purchased.

  Each of the options becomes exercisable in whole or in part if a triggering event occurs prior to the termination of the option. The stock option agreements generally provide that each option will become exercisable after the merger agreement becomes terminable by the grantee in circumstances under which the grantee could be entitled to payment of a termination fee.

  Each of the stock option agreements provides that the applicable options will terminate upon the earliest of:

  (1)  the time of the merger;

  (2) the termination of the merger agreement, except where the grantee of the option is required to pay a termination fee; or

  (3) one year after termination of the merger agreement if a termination fee is paid, with such termination date extended to no later than the second anniversary of the date of the stock option agreement in the event that the option cannot be exercised because of an applicable judgment, decree, order, law or regulation.

Neither option will be exercisable if grantee is in willful breach of any of its representations or warranties, or in material breach of any of its covenants, contained in the option agreement or the merger agreement. The issuance of shares pursuant to the exercise of each option is subject to the satisfaction of certain conditions, including governmental and regulatory approvals having been obtained, and the issuance of shares pursuant to the exercise of the GSI option is subject to The Toronto Stock Exchange having conditionally approved the listing of the shares issuable pursuant to the exercise of the Lumonics option.

  At any time within two years of exercise of an option, the grantee will have certain registration rights relating to the shares issued under the option. In connection therewith, the issuer will use its reasonable best efforts to:

  . cause the filing with the Commission of a registration statement under the Securities Act or, in the case of the Lumonics stock option agreement, a prospectus under the Securities Act (Ontario) to cover the shares; and

  . cause the registration statement or prospectus to remain effective for a period of 180 days.

  Each stock option agreement provides that at any time after the option is exercisable upon request of the grantee, the company that granted the option will repurchase the option and all or any part of the shares purchased by the holder under such option received upon the full or partial exercise of the option from the holder thereof. The company that granted such option will repurchase the option at a price equal to the product of the greater of:

  (1) the average closing price of one share of the common stock of the issuer for the five trading days before the date the party seeking to sell such option or shares gives notice; or

  (2) the price per share that a third party offers to pay in a tender offer or acquisition;

minus the price at which shares of common stock may be purchased under the option, multiplied by the number of shares subject to the option. If the company that granted the option is required to repurchase shares that were acquired under an option, then it must pay a price per share equal to the exercise price of the option (as adjusted) plus the difference between the highest price per share offered for the relevant shares by a third party during the repurchase period and such exercise price, multiplied by the number of option shares.

  If the party granting the option merges with another company and is not the surviving corporation, changes its stock or sells all or substantially all of its assets, the option will be converted into an option with terms similar to those of the outstanding option being to buy stock of the entity that survives the merger or acquires the assets of the issuer.

  Neither the company granting the option nor the company receiving the option may transfer or sell the option to a third party without the other's permission.

  The stock option agreements may increase the likelihood that the merger will occur. If the merger does not occur because a third party acquires the stock or assets of the party issuing the stock option, than the stock option agreements compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it. THE STOCK OPTION AGREEMENTS MAY HAVE THE EFFECT OF DISCOURAGING OFFERS BY OTHERS TO ACQUIRE LUMONICS OR GSI PRIOR TO THE MERGER.

  As of the date of this document, GSI and Lumonics believe that the options have not become effective.

                     COMPARATIVE MARKET DATA AND DIVIDENDS

LUMONICS

  The Lumonics common shares are listed and traded on The Toronto Stock Exchange. The following table sets forth the high and low sales prices per Lumonics common share as reported on The Toronto Stock Exchange, for the quarterly periods presented below:

                                                               LUMONICS COMMON
                                                                   SHARES
                                                             -------------------
                                                               HIGH       LOW
                                                             --------- ---------
      Calendar 1996:
        First quarter....................................... Cdn$26.00 Cdn$18.75
        Second quarter......................................     29.20    25.125
        Third quarter.......................................     28.00     25.00
        Fourth quarter......................................     28.00     24.05
      Calendar 1997:
        First quarter.......................................     30.05     24.30
        Second quarter......................................     29.00     24.60
        Third quarter.......................................     32.25     27.00
        Fourth quarter......................................     29.25     21.50
      Calendar 1998:
        First quarter.......................................     27.00     21.50
        Second quarter......................................     23.00     11.80
        Third quarter.......................................     13.75      7.55
        Fourth quarter......................................      8.75      6.50

  On October 27, 1998, the last trading day prior to announcement of the execution of the merger agreement, the closing price per Lumonics common share
as reported on The Toronto Stock Exchange was Cdn$8.75. On     , 1999, the
closing price per share was Cdn$  . Shareholders are urged to obtain current
market quotations. As of      , 1999, there were approximately      holders of
record of Lumonics common shares.

GSI

  The GSI common stock is listed and traded on Nasdaq. The following table sets forth the high and low sales prices per share of GSI common stock as reported on Nasdaq for the calendar quarters presented below:

                                                                    GSI COMMON
                                                                       STOCK
                                                                   -------------
                                                                    HIGH   LOW
                                                                   ------ ------
      Calendar 1996:
        First quarter............................................. $15.00 $8.875
        Second quarter............................................  25.00  12.75
        Third quarter.............................................  18.00   9.00
        Fourth quarter............................................ 13.375   8.00
      Calendar 1997:
        First quarter............................................. 13.563  8.625
        Second quarter............................................ 15.875  6.875
        Third quarter.............................................  35.00  13.00
        Fourth quarter............................................ 34.875 16.313
      Calendar 1998:
        First quarter............................................. 21.875 12.625
        Second quarter............................................ 24.625   8.25
        Third quarter.............................................   9.75   3.75
        Fourth quarter............................................  6.625  3.750

  On October 27, 1998, the last trading day prior to announcement of the execution of the merger agreement, the closing price per share of GSI common stock as reported on Nasdaq was $5.125. On January 26, 1999, the closing price per share was $6.375. Stockholders are urged to obtain current market quotations. As of January 26, 1999, there were approximately 266 holders of record of GSI common stock. Since many shares of GSI common stock are registered in "nominee" or "street" name, GSI estimates that the total number of beneficial owners is approximately 4,000.

DIVIDEND POLICY

  Neither GSI nor Lumonics has paid any cash dividends on its shares of common stock or common shares, respectively. The GSI Lumonics Board of Directors will determine future dividends, if any, in light of the earnings and financial condition of GSI Lumonics and its subsidiaries and other factors.

  PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF GSI LUMONICS INC.

  The unaudited pro forma condensed consolidated financial information of GSI Lumonics was prepared to illustrate the estimated effects of the merger for balance sheet purposes as of September 30, 1998 and for purposes of the results of operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997.

  Based upon the terms of the merger agreement, and the resulting attributes of the merger, the pro forma statements have been prepared using the purchase method of accounting for the merger in accordance with US GAAP. The unaudited pro forma condensed consolidated financial information of GSI Lumonics presented is derived from a combination of Lumonics' and GSI's financial information.

  The balance sheets and statements of operations of Lumonics and GSI have been summarized so they may be presented on a consistent basis for purposes of the unaudited pro forma condensed consolidated financial information of GSI Lumonics. The pro forma condensed consolidated balance sheet as at September 30, 1998 gives effect to the transactions set out in the merger agreement, more fully described in Note 2, as though they had occurred on September 30, 1998. The pro forma condensed consolidated statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 give effect to these transactions as if they had occurred on January 1, 1997.

  The allocation of the aggregate purchase price reflected in the unaudited pro forma condensed consolidated financial information of GSI Lumonics is preliminary. The actual purchase price allocation is to reflect the fair values of net identifiable assets acquired and liabilities assumed based upon management's evaluation of such assets and liabilities following the completion of the transaction and, accordingly, the adjustments that have been included will change based upon the final allocation of the total purchase price. Such allocation may differ significantly from the preliminary allocation included herein.

  The following GSI Lumonics pro forma financial statements have been prepared based on the historical financial statements of GSI and Lumonics which were prepared in accordance with US GAAP. Separate GSI Lumonics pro forma financial statements based on the historical financial statements of GSI and Lumonics which were prepared in accordance with Canadian GAAP have been delivered to Lumonics shareholders together with this document in the Canadian GAAP financial statement supplement.

                               GSI LUMONICS INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                          GENERAL              PRO FORMA   PRO FORMA
                          NOTES LUMONICS  SCANNING  SUBTOTAL  ADJUSTMENTS CONSOLIDATED
                          ----- --------  --------  --------  ----------- ------------
                                          (THOUSANDS OF US DOLLARS)
         ASSETS
         ------
Cash and cash equiva-
 lents..................         25,924     4,423    30,347                  30,347
Short term investments..         12,585       --     12,585                  12,585
Accounts receivable.....         32,915    38,659    71,574                  71,574
Due from related par-
 ties...................          4,551       --      4,551                   4,551
Inventories.............         43,437    37,848    81,285                  81,285
Other assets............   2.5    6,418    10,220    16,638                  16,638
Current portion of swap
 contracts..............            485       --        485                     485
                                -------   -------   -------     -------     -------
    Total current as-
     sets...............        126,315    91,150   217,465                 217,465
Fixed assets............         32,041    15,428    47,469                  47,469
Long term portion of
 swap contracts.........            727       --        727                     727
Goodwill and other as-
 sets...................   2.5    5,911     6,879    12,790       6,801      18,610
                           2.5                                    2,448
                           2.5                                   (3,429)
                                -------   -------   -------     -------     -------
                                164,994   113,457   278,451       5,820     284,271
                                =======   =======   =======     =======     =======
     LIABILITIES &
  STOCKHOLDERS' EQUITY
  --------------------
Bank indebtedness and
 current portion of
 long-term debt.........          8,046     6,997    15,043                  15,043
Accounts payable........          8,825     8,822    17,647                  17,647
Accrued liabilities and
 income taxes...........   2.3   14,828    11,101    25,929       5,448      31,377
Accrued compensation and
 benefits...............          4,173     4,562     8,735                   8,735
                                -------   -------   -------     -------     -------
    Total current lia-
     bilities...........         35,872    31,482    67,354       5,448      72,802
Long term debt..........          4,439     1,516     5,955                   5,955
Deferred compensation...            --      1,906     1,906                   1,906
Deferred income taxes...   2.5      --        --        --        2,448       2,448
                                -------   -------   -------     -------     -------
    Total liabilities...         40,311    34,904    75,215       7,896      83,111
Stockholders' equity
  Capital stock ........   2.5  138,690       130   138,820        (130)    221,969
                           2.1                                   82,891
                           2.2                                      836
                           2.3                                     (448)
  Additional paid in
   capital..............   2.5      --     50,040    50,040     (50,040)        --
  Retained earnings
   (deficit)............   2.5   (6,872)   30,052    23,180     (30,052)    (13,674)
                           2.5                                   (6,802)
  Treasury stock........   2.5      --       (589)     (589)        589         --
  Accumulated other
   comprehensive
   income...............   2.5   (7,135)   (1,080)   (8,215)      1,080      (7,135)
                                -------   -------   -------     -------     -------
    Total stockholders'
     equity.............        124,683    78,553   203,236      (2,076)    201,160
                                -------   -------   -------     -------     -------
                                164,994   113,457   278,451       5,820     284,271
                                =======   =======   =======     =======     =======

                             See accompanying notes

                               GSI LUMONICS INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                         GENERAL              PRO FORMA   PRO FORMA
                         NOTES LUMONICS  SCANNING  SUBTOTAL  ADJUSTMENTS CONSOLIDATED
                         ----- --------  --------  --------  ----------- ------------
                          (THOUSANDS OF US DOLLARS EXCEPT FOR SHARE AND PER SHARE
                                                 AMOUNTS)
Sales...................       110,210   141,684   251,894                 251,894
Cost of goods sold......        78,348    75,858   154,206                 154,206
                               -------   -------   -------      -----      -------
Gross profit............        31,862    65,826    97,688                  97,688
Selling, general and
 administration.........  2.6   28,354    39,948    68,302      1,142       69,146
                          2.6                                    (298)
Research and
 development............        10,038    20,869    30,907                  30,907
Restructuring,
 litigation and other
 charges................         2,016     5,777     7,793                   7,793
                               -------   -------   -------      -----      -------
Loss before the
 following..............        (8,546)     (768)   (9,314)      (844)     (10,158)
Interest (expense)
 income (net)...........         1,007      (378)      629                     629
                               -------   -------   -------      -----      -------
Loss before taxes.......        (7,539)   (1,146)   (8,685)      (844)      (9,529)
Recovery of taxes.......  2.6   (2,203)     (404)   (2,607)      (304)      (2,911)
                               -------   -------   -------      -----      -------
Net loss for the
 period.................        (5,336)     (742)   (6,078)      (540)      (6,618)
Foreign currency
 translation
 adjustments............        (3,028)      312    (2,716)                 (2,716)
Change in unrealized
 gain (loss) on
 marketable equity
 securities, net........                    (501)     (501)                   (501)
                               -------   -------   -------      -----      -------
Comprehensive loss for
 the period.............        (8,364)     (931)   (9,295)      (540)      (9,835)
                               =======   =======   =======      =====      =======
Net loss per common
 share                      3
  Basic.................       $ (0.31)  $ (0.06)                          $ (0.19)
  Diluted...............       $ (0.31)  $ (0.06)                          $ (0.19)
Adjusted weighted
 average common shares
  Basic (000's).........        17,088    12,560                            34,130
  Diluted (000's).......        17,088    12,560                            34,130


                             See accompanying notes

                               GSI LUMONICS INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                          GENERAL              PRO FORMA   PRO FORMA
                          NOTES LUMONICS  SCANNING  SUBTOTAL  ADJUSTMENTS CONSOLIDATED
                          ----- --------  --------  --------  ----------- ------------
                           (THOUSANDS OF US DOLLARS EXCEPT FOR SHARE AND PER SHARE
                                                  AMOUNTS)
Sales...................        177,328   181,530   358,858                 358,858
Cost of goods sold......        111,406    94,805   206,211                 206,211
                                -------   -------   -------                 -------
Gross profit............         65,922    86,725   152,647        --       152,647
Research and develop-
 ment...................         11,993    22,302    34,295                  34,295
Selling, general and
 admin. ................   2.6   37,991    46,676    84,667      1,523       86,080
                           2.6                                    (110)
Acquired in-process
 research and
 development............                   10,600    10,600                  10,600
                                -------   -------   -------     ------      -------
Income before the fol-
 lowing.................         15,938     7,147    23,085     (1,413)      21,672
Interest income (net)...          1,048       464     1,512        --         1,512
                                -------   -------   -------     ------      -------
Income before tax.......         16,986     7,611    24,597     (1,413)      23,184
Provision for taxes.....   2.6    5,074     2,502     7,576       (508)       7,068
                                -------   -------   -------     ------      -------
Net income for the
 year...................         11,912     5,109    17,021       (905)      16,116
Foreign currency trans-
 lation adjustment......         (4,193)     (305)   (4,498)                 (4,498)
                                -------   -------   -------     ------      -------
Comprehensive income for
 the year...............          7,719     4,804    12,523       (905)      11,618
                                =======   =======   =======     ======      =======
Net income per common
 share                       3
  Basic.................        $  0.75   $  0.42                           $  0.49
  Diluted...............        $  0.72   $  0.40                           $  0.48
Adjusted weighted aver-
 age common shares
  Basic (000's) ........         15,989    12,065                            33,031
  Diluted (000's).......         16,454    12,657                            33,841


                             See accompanying notes

                               GSI LUMONICS INC.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
   (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA AND UNLESS OTHERWISE STATED)

1. BASIS OF PRESENTATION

  The pro forma condensed consolidated financial statements have been prepared using the purchase method of accounting for the merger of Lumonics Inc. and General Scanning Inc. described in this joint proxy statement/prospectus document. The ongoing business will continue as GSI Lumonics Inc.

  The accompanying pro forma condensed consolidated financial statements have been prepared by management of Lumonics based on the unaudited and audited consolidated financial statements of Lumonics, prepared in accordance with US GAAP, as at and for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively, and the unaudited and audited consolidated financial statements of General Scanning, prepared in accordance with US GAAP, as at and for the nine months ended October 3, 1998 and for the year ended December 31, 1997, respectively. The use of General Scanning's financial statements for the fiscal period ended October 3, 1998 as opposed to September 30, 1998 had no significant impact on reported results. The accounting policies used in the preparation of the pro forma condensed consolidated financial statements are those disclosed in Lumonics' audited and unaudited consolidated financial statements. Management determined no adjustments are necessary to conform the General Scanning financial statements with the accounting policies used by Lumonics in the preparation of its consolidated financial statements.

  In the opinion of the management of Lumonics, these pro forma condensed consolidated financial statements include all adjustments necessary for a fair presentation of pro forma financial statements.

  The pro forma condensed consolidated financial statements are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these pro forma condensed consolidated financial statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Lumonics and General Scanning.

  The pro forma condensed consolidated financial statements should be read in conjunction with the description of the merger in this joint proxy statement/prospectus, the unaudited and audited consolidated financial statements of Lumonics as at and for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively, and notes thereto, included in this joint proxy statement/prospectus, and the unaudited and audited consolidated financial statements for General Scanning as at and for the nine month period ended October 3, 1998 and as at and for the year ended December 31, 1997, respectively, and notes thereto, also included in this joint proxy statement/prospectus.

2. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

  These pro forma condensed consolidated financial statements give effect to the following assumptions and adjustments as if they had occurred on September 30, 1998 in respect of the pro forma condensed consolidated balance sheet and on January 1, 1997 in respect of the pro forma condensed consolidated statements of operations:

  . Completion of the transactions contemplated by the merger agreement, as more fully described elsewhere in this joint proxy statement/prospectus.

  . Absence of any material transactions by, or changes in operations or the fair values of assets and liabilities of, Lumonics and General Scanning subsequent to September 30, 1998 other than as described elsewhere in this joint proxy statement/prospectus.

                               GSI LUMONICS INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
    (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA AND UNLESS OTHERWISE STATED)

  . Neither GSI stockholders nor Lumonics stockholders exercise dissenters' rights in respect of the Merger.

  The total purchase price will be allocated to the net identifiable assets acquired and liabilities assumed, based on their respective fair values. The aggregate purchase price reflected in the pro forma condensed consolidated financial statements is based upon the average Lumonics share price for the three days before and three days after the announcement of the merger agreement on October 28, 1998.

                    TRANSACTIONS GIVING EFFECT TO THE MERGER
                         AND AGREEMENTS RELATED THERETO

2.1 SHARES PURCHASED

  To record $82,891 for the issuance by Lumonics of 17,041,740 common shares at $4.864 (Cdn$7.60) per share in exchange for all 12,651,626 outstanding shares of General Scanning common stock as of October 27, 1998, on the basis of an exchange ratio of 1.347 common shares of Lumonics for each one share of General Scanning common stock.

2.2 GENERAL SCANNING STOCK OPTIONS/EMPLOYEE STOCK PURCHASE PLANS

  To record $836 as paid-in capital, to reflect the cost to Lumonics of assuming General Scanning stock options and warrants, as follows:

       A total of 1,869,387 Lumonics stock options (equal to 1,387,815
        General Scanning stock options, outstanding as of October 27,
        1998) were valued at a fair value of $0.443 per Lumonics Inc.
        stock option.....................................................  $828
       A total of 70,718 Lumonics stock options (equal to 52,500 General
        Scanning Stock warrants, outstanding as of October 27, 1998) were
        valued at a fair value of $0.11 per Lumonics Inc. stock option...     8
                                                                           ----
       Fair value of stock options to be issued..........................  $836
                                                                           ====

  The fair value of the options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free rate of 4%, expected life of 4 years, expected volatility of 0.3, and a dividend yield at zero. The options entitle holders to one common share of Lumonics upon exercise, have a weighted average remaining life of 8 years and weighted average exercise price of $10.61.

  On or prior to the date of completion of the transaction, Lumonics may grant additional Lumonics stock options for common shares of Lumonics for newly-hired employees and the retention or promotion of current employees. These pro forma condensed consolidated financial statements do not reflect these possible grants since the total number of options is not known at this time and any options are to be issued at exercise prices equal to the price of Lumonics' stock on the date of grant.

2.3 COSTS ASSOCIATED WITH THE TRANSACTION

  To record the estimated costs of $5,000 associated with the transaction, consisting of investment banking, legal and other professional costs to be included in the cost of acquisition. Also to record the estimated costs (net of tax) of share issuance and registration of $448, which costs have been charged to share capital.

                               GSI LUMONICS INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
    (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA AND UNLESS OTHERWISE STATED)

2.4 COSTS OF MERGER RELATED PLANNING ACTIVITIES

  Management has commenced merger related planning activities and is not yet in a position to estimate merger related restructuring and integration costs, related to the rationalization of either Lumonics or General Scanning operations. These pro forma condensed consolidated financial statements do not reflect the costs of any such plans. Any amounts applicable to General Scanning will result in an adjustment to the final purchase price allocation. Any amounts applicable to Lumonics will be expensed as incurred.

2.5 ADJUSTMENTS TO RECORD THE PURCHASE

  To allocate the aggregate purchase price to General Scanning's net identifiable assets, in accordance with the purchase method of accounting. The aggregate purchase price was determined as follows:

     Shares purchased (2.1)........................................... $ 82,891
     Options purchased (2.2)..........................................      836
                                                                       --------
       Total purchase price........................................... $ 83,727
                                                                       ========
     Allocated as follows:
     Current assets................................................... $ 91,150
     Fixed assets.....................................................   15,428
     Acquired technology of General Scanning(2).......................    6,801
     Deferred income taxes............................................   (2,448)
     Allocated to goodwill(2)(3)......................................    2,448
     Other long-term assets of General Scanning(1)....................    3,450
     Current liabilities..............................................  (31,482)
     Long-term debt...................................................   (1,516)
     Deferred compensation............................................   (1,906)
     Transaction costs................................................   (5,000)
     In-process research and development..............................    6,802
                                                                       --------
                                                                       $ 83,727
                                                                       ========

--------
(1) Comprised of notes receivable of Robotic Vision Systems, Inc. ("RVSI") of $2,250, RVSI common stock of $730 and other deposits of $470.

(2) Goodwill of $2,448 and the acquired technology of $6,801 have been classified as "Goodwill and other assets" in the pro forma balance sheet.

(3) The historical goodwill of General Scanning of $3,429 has been eliminated.

  Management has estimated that $6,802 of the purchase price can be allocated to purchased in-process research and development and expensed at the time of the acquisition, $6,801 can be allocated to acquired technology and amortized over the useful life of 60 months and $2,448 can be allocated to goodwill and amortized over the useful life of 15 years. At the time of acquisition, the technological feasibility of the in-process research and development has not been established and management believes it has no determinable alternate future use.

  The non recurring charge of $6,802 for purchased in-process research and development is not considered in the pro forma income statement.

                               GSI LUMONICS INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
    (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA AND UNLESS OTHERWISE STATED)

  There is significant uncertainty surrounding the successful development of the purchased in-process technology because General Scanning's markets are characterized by rapid technological change and product innovation. There is also possibility for an adverse effect on the future results from operations if the research and development projects are not successfully developed. Examples of possible limitations of the success of the in-process research and development include alternative laser technologies that could be patented by others for use in memory repair or the industry may move to the next level of memory technology sooner than anticipated.

  General Scanning's in-process research and development efforts include development of new products and features for its next generation products and may be categorized broadly into three main product areas: (1) laser systems,
(2) recorder/printer products, and (3) optical component products. General Scanning expects to complete these projects by late calendar year 1999 at a currently estimated cost of approximately $6.5 million. The remaining efforts of the in-process research and development include development and testing activities related to completion of the technology into commercially viable products. At the earliest, the economic benefits of the acquired in-process technology are expected to begin in late 1999.

  The allocation of the aggregate purchase price reflected in the unaudited pro forma condensed consolidated financial information of GSI Lumonics is preliminary and based on the financial position of General Scanning at September 30, 1998. The actual purchase price allocation is to reflect the fair value, at the merger date, of the assets acquired (including purchased in-process research and development, acquired technology, fixed assets and goodwill) and liabilities assumed based upon management's evaluation of such assets and liabilities following the closing of the merger and, accordingly, the adjustments that have been included will change based upon the final allocation of the total purchase price. Such allocation may differ significantly from the preliminary allocation included herein. Before such evaluation can be completed, pertinent information to be received includes estimates of the fair value of certain intangible and tangible assets, acquired as at the time of completion of the merger, and the final integration plan for the merger. The final purchase price allocations as of the time of completion of the merger may differ significantly from the preliminary allocation included herein.

2.6 ADJUSTMENTS TO AMORTIZE INTANGIBLES ACQUIRED IN THE MERGER

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
                                                         $000'S        $000'S
To give effect to amortization of acquired technol-
 ogy and other intangibles arising from the merger..      1,142        1,523
                                                          =====        =====
Elimination of amortization of other goodwill in
 historical financial statements of GSI.............       (298)        (110)
                                                          =====        =====
To give effect to income taxes on the above adjust-
 ment...............................................        304          508
                                                          =====        =====

                               GSI LUMONICS INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
    (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA AND UNLESS OTHERWISE STATED)

3. COMMON SHARES

  The number of pro forma common shares outstanding after giving effect to the transaction are:

                                                                        000'S
                                                                        ------
     Lumonics common shares outstanding at September 30, 1998.......... 17,019
     Lumonics shares to be issued in exchange for all outstanding Gen-
      eral Scanning common stock....................................... 17,042
                                                                        ------
     Pro forma common shares outstanding of GSI Lumonics............... 34,061
                                                                        ======

  The number of pro forma common shares outstanding excludes Lumonics shares issuable upon the exercise of options to be issued as a result of the assumption of General Scanning stock options and warrants. See 2.2.

  The pro forma net income (loss) per common share was based on the weighted average number of common shares of Lumonics outstanding during the period giving effect to the transaction as if it had occurred on January 1, 1997.

                                                      NINE MONTHS
                                                         ENDED      YEAR ENDED
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                     ------------- ------------
                                                         000's         000's
BASIC:
  Lumonics average shares outstanding...............    17,088        15,989
  Lumonics shares to be issued for outstanding
   General Scanning shares..........................    17,042        17,042
                                                        ------        ------
    Total...........................................    34,130        33,031
                                                        ======        ======
DILUTED:
  Lumonics adjusted average shares outstanding......    17,088        16,454
  Lumonics adjusted average shares to be issued for
   outstanding General Scanning shares, options and
   warrants.........................................    17,042        17,387
                                                        ------        ------
    Total...........................................    34,130        33,841
                                                        ======        ======

           ENFORCEMENT OF JUDGMENTS AGAINST LUMONICS AND GSI LUMONICS

  Lumonics is currently organized under the Business Corporation Act (Ontario) and GSI Lumonics will be organized under the laws of New Brunswick under the Business Corporation Act (New Brunswick). Some of Lumonics' current directors and some of GSI Lumonics' proposed directors and officers and certain experts named in this document are residents of Canada, and a substantial portion of their assets will be located outside the United States. Consequently, it may be difficult for United States investors to effect service of process on such persons, or to enforce, in United States courts, judgments (in original actions or in actions for enforcement) against Lumonics or GSI Lumonics or these persons which are obtained in the courts of the United States and which are based on the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Canada against Lumonics or GSI Lumonics or any of its directors and officers or experts named in this document who are not residents of the United States, in original actions or in actions for enforcement of judgments rendered by courts of the United States, of claims arising solely from the application of the United States federal securities laws.

                      WHERE YOU MAY FIND MORE INFORMATION

  This document is a part of the Registration Statement on Form S-4 which Lumonics has filed with the Securities and Exchange Commission under the Securities Act of 1933. It does not, however, contain all the information set forth in the registration statement on Form S-4, including any amendments. Statements contained in this document concerning the provisions of documents are necessarily summaries of such documents and, while such summaries contain the material provisions of such documents, each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

  GSI files annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are available at the following regional offices of the Commission: the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and the Chicago Regional Office, Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

  You may obtain copies of the Lumonics registration statement or GSI's filings at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov). In addition, material filed by GSI can be inspected at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, D.C. 20006.

  Lumonics files annual, quarterly, and special reports, proxy statements and other information with the Canadian securities regulatory authorities in such provinces where so required. Reports, proxy and information statements and other information that have been or will be filed by Lumonics with the Canadian securities administrators are available at a Web site (http://www.sedar.com) maintained on behalf of the Canadian securities administrators.

  Lumonics common shares are traded on The Toronto Stock Exchange. Reports, proxy statements and other information concerning Lumonics can be inspected at the offices of The Toronto Stock Exchange at 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2.

  GSI Lumonics will, following the merger, be subject to the requirements of the Exchange Act and will file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange

Commission, Canadian Securities Administrators, Nasdaq and The Toronto Stock Exchange. After the merger, information will be available regarding GSI Lumonics from the Securities and Exchange Commission as indicated above.

                               ----------------

  NEITHER GSI NOR LUMONICS HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION NOT CONTAINED IN THIS DOCUMENT AND YOU MAY NOT RELY UPON ANY INFORMATION NOT CONTAINED IN THIS DOCUMENT AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS DOCUMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR THE DISTRIBUTION OF ANY SECURITIES UNDER THIS DOCUMENT SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS DOCUMENT SINCE THE DATE OF THIS DOCUMENT.

  LUMONICS HAS PROVIDED ALL INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO LUMONICS AND GSI HAS PROVIDED ALL INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO GSI. THE PRECEDING SENTENCE DOES NOT AFFECT THE PARTIES RESPONSIBILITIES UNDER U.S. FEDERAL SECURITIES LAWS.

                                BUSINESS OF GSI

OVERVIEW

  GSI was incorporated in Massachusetts in 1968. GSI develops and manufactures a broad line of laser systems for a wide range of applications in the automotive, electronics, semiconductor, medical and aircraft industries. In addition, GSI produces a line of laser subsystems and components, which are used in GSI's own systems as well as sold in the merchant market. GSI also designs and manufactures a line of printers for medical instrument companies, and recently introduced a new foil imprinting technology for use in photo labs and retail photo finishing outlets. In 1997, over 85% of GSI's revenues were derived from the sale of laser systems and components. GSI sells and supports its products worldwide. In 1997, 56% of its sales were in the United States, 27% in Asia and 17% in Europe. For the first nine months of 1998, 59% of its sales were in the United States, 20% in Asia and 21% in Europe.

  GSI manufactures laser systems for a variety of industrial applications including: thin film resistor processing systems used in the production of automotive sensors for airbags, anti-lock brakes, emissions control and airflow measurement; thick film resistor processing systems used in the manufacture of surface mount ("SMT") electronic components; memory repair processing systems used in the fabrication of high density computer memory chips; inspection systems for solder paste and component placement on SMT printed circuits; laser marking systems used for permanent identification of products such as integrated circuit packages and automotive components; component handling and sorting systems used in the integration of one or more laser process or inspection systems; precision alignment systems used primarily in the fabrication of aircraft composite structures; inspection and metrology systems employing non-contact 3-D image processing used in the manufacture of disk drives and other precise tolerance devices; micro-array scanners for biological analysis; and laser systems and subsystems used in film imaging. In addition, GSI manufactures laser subsystems and components used by GSI and its customers in many applications including materials processing, test and measurement, alignment, inspection, graphics, vision systems, rapid prototyping and certain medical procedures including dermatology and ophthalmology.

  GSI's core technological expertise which is employed in each of these applications is high speed micropositioning and precise power control of lasers, as well as 2-D and 3-D image processing. Designing and manufacturing GSI's products requires specialized expertise in: electronics that can operate reliably and accurately under a wide range of environmental conditions; electromechanical devices that can sustain high torsional acceleration; optics and lenses that operate with a variety of laser power and wavelength; closed-loop electronic servo systems that precisely and quickly measure and control relative positions of mechanical components; and software that controls laser systems and interfaces with adjunct equipment. In addition, GSI maintains control of the critical production processes which, GSI believes, allows it to control costs, realize higher quality production and bring new products to market more quickly. Two of GSI's core development and manufacturing sites, located in Wilmington, MA and Bedford, MA, are ISO 9001 certified operations.

  GSI expands the scope and use of its core products by working closely with leading customers to identify both value-added functionality and new applications. GSI designs and manufactures systems and components with the aim of providing its customers with low overall cost of ownership. GSI's close relationship with its customers enables it to expand the number of applications for its core technology and reduce the risks associated with new product development. GSI believes that the diversity of applications for its products reduces the risk of dependence on the economic conditions in any one industrial sector it serves.

BUSINESS STRATEGY

  GSI's strategy is to continue to apply its expertise in rapid and high accuracy micropositioning and precise power control of laser beams and 2-D and 3-D image processing to the development and manufacture of end-user and OEM systems, subsystems and components for a broad range of market applications. This strategy builds upon GSI's strengths in technology, manufacturing and distribution.

  The key elements of GSI's business strategy are as follows:

  Leverage Core Technology. GSI is committed to developing new products and enhancing existing products to address new applications and evolving manufacturing requirements primarily by leveraging GSI's core technologies for high accuracy micropositioning and precise power control of lasers and in image processing.

  Customer Driven Product Development. GSI seeks to partner and work closely with leading manufacturing companies in selected but diverse areas. This approach allows GSI to incorporate customer feedback during the design process, which expedites product development, thereby saving development time and expense. GSI believes that developing a product to meet a need identified by a market leader and potential customer decreases the risk typically associated with new product introductions.

  Broad Applications in Diverse Markets. GSI currently offers products serving broad applications in diverse markets, including laser systems for semiconductor manufacturing, production of automotive sensors, manufacturing of electronic components and circuits, precision alignment of manufactured parts, permanent product marking, film imaging and biological analysis. GSI makes subsystems and components for OEM manufacturers of equipment for detection of in-process defects and contamination, performance of medical diagnostic and corrective procedures, confocal microscopy, film imaging, rapid prototyping, and medical patient vital sign recording. By addressing diverse markets, GSI seeks to increase its product sales and reduce its reliance on any single industry or customer. In addition, GSI's marketing strategy is to continue to develop products based on its core technical and manufacturing competencies for markets in which it believes it can attain a leading position in market share.

  Maintain Control of Critical Production Processes. GSI's manufacturing strategy is to identify and perform internally those manufacturing functions which enable GSI to maintain control over critical portions of the production process and which add value to its products. GSI believes it achieves a number of competitive advantages from such integration, including the ability to achieve lower cost and higher quality, to bring new products and product enhancements quickly and reliably to market, and to produce sophisticated component parts not readily available from other sources.

  Focus on Customers' Overall Cost of Ownership. GSI designs and manufactures systems, subsystems and components aimed at providing its customers with low overall cost of ownership relative to competing solutions. GSI's laser systems are intended to assist customers in achieving higher yields, greater productivity, more efficient use of operator time and more economical use of manufacturing space.

  Address Worldwide Markets. GSI markets, sells and supports its products worldwide. GSI believes the strength of its international sales and customer support organization is important to its continued success. To facilitate its worldwide marketing strategy, GSI has dedicated sales and support organizations in Japan, Hong Kong, Korea, Taiwan, Singapore, Malaysia, the Philippines, Germany, England, France and Italy, in addition to eight major locations in the United States.

PRODUCTS AND SERVICES

 Laser Systems and Components

  Thin Film Laser Processing Systems--GSI's laser systems are used in the production of thin film circuits to precisely tune the performance of linear and mixed signal devices used in a variety of applications including automotive electronics, consumer products, personal computers, communications products, appliances, and medical instruments. Tuning is accomplished by adjusting various component parameters with selective laser cuts, while the circuit is under test, thereby achieving the desired electrical performance. For example, in automotive applications, these precision sensor circuits are used to measure analog variables such as acceleration, voltage, temperature and pressure, and convert them into electronic signals suitable for computer processing and subsequent control of vehicle performance and safety. Automotive applications include engine control, airbag deployment, anti-lock brake control and active suspension systems. The M310 laser system subjects the sensor to a calibrating pressure and then the laser adjusts the sensor parameters to exacting specifications. GSI's M310 systems combine material handling, test stimulus, temperature control and laser trim subsystems into a single turnkey package for tuning linear and mixed signal devices.

  Recently, such linear mixed signal circuits are being adopted for smart appliances (such as camcorders and mobile GPS devices), extended life batteries, video games, medical instruments and HVAC systems. Such mixed signal devices were among the fastest growing segments in the electronic components industry during 1997. GSI's thin film resistor processing systems range in price from approximately $300,000 to $1,000,000. Representative customers include Analog Devices, Robert Bosch, Denso, Fuji Denki, Burr Brown, Maxim, Motorola and Texas Instruments.

  Thick Film Laser Processing Systems--GSI's laser systems are used in the production of thick film resistive components (known as chip resistors) for SMT electronic circuits. Chip resistors are microelectronic components that replace larger axial lead resistors formerly used in electronic circuits. Chip resistors are used in most consumer and industrial electronic products including CD players, VCRs, TVs, camcorders and cellular telephones. A camcorder, for example, may contain over five hundred chip resistors. The increasing use of these devices is being driven by the demand for enhanced functionality, reduced size, and lower cost of consumer electronics. SMT components meet these needs by providing reduced package size and production set-up time, and improved reliability and delivery times. GSI's W724C laser system is an integral part of the process for manufacturing chip resistors. By means of selected cuts, laser systems are used to change the effective length and cross section of the electrical conductor of each resistor element. The resistance is monitored, and the laser action continues until the precise resistance value is obtained. GSI believes that the size of resistors will continue to shrink and, as a result, manufacturers will require more precise laser systems. In November 1998, GSI introduced the W770 Chip Component Trim System featuring faster and higher quality cuts, as well as an intelligent parts handler for increased reliability and simplicity, delivering production tolerant, "lights out" operation on the smallest packages sizes and automatically manages multi-lot jobs and non-conforming parts.

  GSI's W670 laser systems are used for processing more general purpose hybrid thick film electronic circuits. These circuits are designed to withstand harsh environmental uses, such as automotive ignition controls, fuel sensors and high voltage regulation.

  GSI's thick film resistor processing systems range in price from approximately $200,000 to $350,000. Representative customers include Kyocera, Matsushita, Philips, Samsung and Vishay.

  Litigation with Robotic Vision Systems, Inc. ("RVSI"), arising from GSI's acquisition of View Engineering, Inc., was settled in June 1998. Under the terms of the settlement, in consideration of $3.75 million in stock and notes from RVSI, GSI has agreed not to compete and has granted an exclusive technology license to RVSI in the field of semiconductor interconnection inspection. RVSI agreed not to compete in the field of solder paste inspection.

  Surface Mount Measurement Systems--GSI's surface mount measurement products address another sector of the electronics industry, the manufacture of printed circuit board assemblies. Customers for SMT measurement products require systems which can be used for prototyping, near-process monitoring and in-line process control. These systems can be installed near or in the circuit board assembly line to address these needs. In the manufacture of surface-mount electronics, solder, in paste form, is stenciled onto the circuit board with a screen printer, and then components are placed in their respective positions on the board by automated equipment. Critical variables in the manufacturing process, which GSI's systems address, include the amount of solder deposited on the board and the accurate placement of the electronic components.

  The Model 8100 system was introduced in 1995 and represents the third generation of equipment design. The Model 8100 uses GSI's patented three-dimensional scanning laser data acquisition technology, and can inspect either solder paste depositions or component placement accuracy. The current base price for the Model 8100 system is approximately $200,000 to $250,000. The strongest market segments for SMT measurement products have been in the computer, telecommunications and automotive industries as well as in contract manufacturers which serve those and other industries. The Model 8200 system was introduced in March 1998 and offers a faster, lower-priced solution for inspection of smaller sized circuit boards. The current price for the Model 8200 is approximately $125,000 to $150,000. The strongest market segments for SMT measurement products have been in the telecommunications, automotive, and computer industries as well as contract manufacturers which serve those and other industries. Customers include Celestica, Delco, Ericsson, Jabil Circuits, and Motorola.

  Memory Repair Systems--Dynamic random access memory chips are critical components in the active memory portion of computers and a broad range of other digital electronic products. To obtain efficient yields in the production process, each memory component is designed with redundant circuitry. Using GSI's M325 and M325 Plus laser systems, a semiconductor manufacturer can effectively disconnect defective or redundant circuits in a memory chip with accurately positioned and power modulated laser pulses. This improves the yield of usable components per treated wafer, effectively lowering the cost per unit produced.

  The demand for memory, measured in megabits, has in recent years been growing at greater than 50% per year. Approximately half to three quarters of memory components produced are used in personal computers, with additional demand coming from networked systems (file servers), flat panel displays, multimedia systems and consumer electronics. Memory demand by the computer industry is driven by both memory intensive software (Windows 95, graphics, etc.) and higher speed microprocessors. As the memory capacity increases, the feature size and spacing between the elements of the microcircuits decrease. The industry is presently changing from 16 megabit to 64 megabit memory in response to the demand for additional memory, space limitations to accommodate it and manufacturing economics. GSI offers products which are currently being used for processing memory up to and including 64 megabits. First-pass manufacturing yields are typically low at the start of production of a new generation of higher capacity devices. First-pass yields have decreased to, now, less than 20% with each successive generation of memory chips as geometries shrink and manufacturing becomes more difficult. Laser processing is used to raise production yields to acceptable economic levels, frequently to greater than 95%.

  Memory components are currently produced in batches on silicon wafers typically measuring 6" or 8" in diameter. The industry is currently planning for production using 12" (300 millimeter) diameter wafers. GSI believes that its technology and systems architecture will allow it to develop and introduce products to process the new 12" wafers. However, industry implementation of conversion to 12" wafers has been delayed due to current conditions of excess capacity within the semiconductor industry. GSI's M325 memory processing systems range in price from approximately $500,000 to $900,000. Representative customers include Cypress Semiconductor, Dominion Semiconductor, IBM, Mitsubishi and Toshiba.

  Permanent Marking Systems--GSI's moving spot laser marking systems are used to apply permanent alphanumeric, graphic and bar-code identification directly onto electronic components, industrial products and packaging materials. Laser marking systems remove precise amounts of material from, or modify the surface of, an object being marked by exact control of the laser beam as it moves along a prescribed path. Such systems are gaining acceptance over a broad range of markets, replacing older technologies such as inkjet, mechanical imprinting, chemical etching and ink stamping. This change is being driven by the need for permanent marking and for marking systems which can be interfaced with computers, and by environmental acceptance. Industry has recently begun to require product traceability for years after the date of manufacture. At present, inkjet and ink stamping do not provide this permanence, while laser marking does. Also, the laser marking process does not involve the use of environmentally hazardous solvents.

  As an example of this application, GSI's HM1500 laser system is used to mark integrated circuit ("IC") packages. The plastic or ceramic package surrounding an IC must be marked without penetration of its thin wall to avoid damaging the expensive circuits it protects. This process requires a high degree of precision.

Laser marking for this application is gaining widespread usage. GSI's laser systems are also used in other applications including the marking of automotive parts, electrical components, tools, medical implants, as well as in the decorative marking of consumer items. During 1996, GSI replaced its current product offerings with the 1000 Series products which offered significant advantages in terms of higher power, larger marking fields, faster marking speeds and higher precision. In 1997, GSI introduced a diode-pumped laser marker, with a full 8,760 hour warranty on the laser, which requires no external cooling or three-phase power. The FM3500-4 laser marking system, also introduced in mid-1997, multiplexes a high power laser beam into four completely independent marking heads that can be remotely located up to 100 feet away from the laser by fiber optic cable. GSI's laser marking systems range in price from approximately $50,000 to $225,000. Representative customers include Harris, Hewlett-Packard, Motorola, SGS Thompson, Texas Instruments and Toshiba.

  Components Handling Systems--GSI designs, manufactures and, then, integrates electronic components handling systems for laser marking, lead inspection, parts sorting and parts packaging. This capability was added in late 1997 through the acquisition of Reel-Tech, Inc. Products include in-tray laser marking, tube-to-tube laser marking, tape and reel systems, media transfer systems and integrated multi-process systems. These systems can handle a wide variety of component package configurations. This capability enables GSI to more effectively serve its customers by meeting the emerging trend to more closely integrate multiple processes and, therefore, increase manufacturing productivity. GSI's component handler systems sell in the price range of approximately $125,000 to $400,000. Representative customers include Micron, Motorola and Samsung.

  Precision Alignment Systems--GSI's precision alignment systems interface with computer assisted design and manufacturing ("CAD/CAM") software to assist in the precision alignment of parts during manufacturing assembly processes. The principal use to date has been in the precision alignment of composite materials for the aircraft industry. Composite materials are important elements in the fabrication of critical structures for aircraft, such as jet engine cowlings, cargo and nose wheel doors, and control surfaces of the wings and vertical stabilizer, as well as for major components in jet engines, helicopters, communication satellites and rockets. GSI's systems project a precise image generated from existing CAD/CAM data to guide the assembly operations personnel in the proper placement and order of layers of composite materials. GSI's OLT4000 precision alignment systems allow aircraft manufacturers to eliminate mechanical alignment templates, minimize costs from engineering changes, and reduce operator learning time and assembly labor requirements. GSI is exploring the applications of these systems in other markets. GSI's precision alignment systems sell in the range from approximately $50,000 to $250,000. Representative customers include Bell Helicopter, Boeing, CFAN, Daimler-Benz Aerospace, Hughes Aircraft and Northrop Grumman.

  Metrology Systems--GSI's metrology products are automated, non-contact dimensional coordinate measurement systems which provide major electronics, telecommunications, and computer manufacturers with the ability to perform micron accurate measurements of component parts and assemblies produced throughout their manufacturing processes. These systems use combinations of CCD video camera, image processing, and various laser sensor technologies to acquire part measurement data. The metrology products are primarily sold to manufacturers of disk drives, semiconductor packages, printed circuit boards, and their associated micro-electronic components. During 1997, GSI replaced one of its core product offerings with a new Voyager platform featuring advances in illumination and autofocus technology, complemented by easy-to-use graphical user interface to facilitate measurement and programming. Current prices range from $55,000 to $150,000. Representative customers include Applied Magnetics, Cummins Engine, IBM, Intel, K. R. Precision and Seagate Technology.

  Film Imaging Systems--The application of lasers for imaging directly onto film has progressed steadily over the past decade to the point where it has become the technology of choice in two major markets: medical diagnostics and graphics. Both applications demand precise micropositioning for pixel placement and adjustable contrast range. Medical diagnostics often involve images of the human anatomy derived from computer assisted tomography ("CAT"), magnetic resonance imaging ("MRI") or nuclear medicine systems. Such images are usually presented on photographic film for viewing by a radiologist. GSI's laser imaging subsystems are used to produce images of adjustable gray-level contrast and high resolution for enhanced medical diagnostic purposes. GSI's laser imaging equipment, using data sets from CAT, MRI or nuclear medicine equipment, creates a film image by moving a laser beam across the width of the film, and modulating it to produce the correct gray scale level for each picture element, or pixel. When the width of the film has been scanned, the next line is scanned in sequence. The process is continued until the entire image is exposed.

  In late 1997, GSI introduced a film duplicating system which duplicates 8 x 10 and 14 x 17 films from existing X-ray, CAT and MRI electronic films. Initially, the system will directly interface with wet and dry laser imaging systems including Imation's DryView 8700 Laser Imaging System. In November 1998, GSI expanded this digitizing equipment to include applications in teleradiology and PACS (picture archiving and communication systems).

  GSI also sells a modified version of its film imaging subsystem to write directly onto a film plate for graphic printing.

  GSI's laser imaging systems and subsystems sell in the range from approximately $1,500 to $20,000. Representative customers include A.B. Dick, Agfa and Imation. Imation's imaging business, including its OEM relationship with GSI, is being acquired by Eastman Kodak.

  Large format systems--In 1997, GSI commenced development of an innovative laser patterning system for use in the manufacture of flat panel displays ("FPD"). The development, alpha and beta phases of this project are funded by two multinational companies with an interest in the FPD industry. In 1998, GSI delivered and installed two prototypes. FPDs are compact, lightweight, low power alternatives to the traditional picture tube used in televisions and computer monitors. A typical FPD is composed of a thin layer of liquid crystal sandwiched between two sheets of glass, with a variety of layers of material patterned onto the glass surfaces. The rapidly growing FPD market has been driven by the growth in "laptop" portable computers and is projected to grow from $10.8 billion in 1995 to $23.7 billion in 2002 (Stanford Resources). To reduce manufacturing costs per FPD, the industry is moving to large (up to 1 meter by 1 meter) glass substrates, capable of simultaneously fabricating six to nine FPDs per substrate, and to new techniques for one or more of the manufacturing steps. The product under development combines GSI's expertise in the precision pointing, shaping and control of laser beams to precision patterns, this time over a large field of view when compared to GSI's current applications. Production versions of the product are expected to be priced between $2.5 to $3.5 million each.

  Biological scanners--In late 1997, GSI introduced a laser-based fluorescence imaging system for use in the measurement of gene expression. Identification and quantification of the expression level of different genes under varying conditions provide researchers with a rough functional analysis of genomic sequence information, which could lead to potential drug targets. Similarly, gene expression analysis can be used for diagnostic purposes. Some scientists believe that pharmacogenomics (the discipline of identifying genes responsible for different reactions to drugs) could be the quickest route to improving the therapeutic specificity of drugs. Several biotechnology companies are active in the development of molecular array technology and fluorescently labeled ligands. The ScanArray 3000 Biochip Analysis System measures the fluorescent intensity at each DNA grid spot facilitating, at high speed, the analysis of the expression level of a particular gene. The system is offered for sale to end users in research and, on an OEM basis, for resale by those companies active in biochemistry and microchip technology. The average unit selling price is less than $100,000.

  Components--GSI develops, produces and sells optical scanners and scanner subsystems which include optics, software and control systems. These are used by GSI and its customers in a variety of applications including materials processing, test and measurement, alignment, inspection, displays, graphics, vision, rapid prototyping, and medical applications including dermatology and ophthalmology. GSI intends to continue to work with its customers to develop new components and subsystems based upon its optical scanning technology. GSI sells its scanners in a range from approximately $100 to $4,000 and its subsystems in a range from approximately $2,000 to $30,000. Representative customers include Eastman Kodak, Nikon, Perceptron and Texas Instruments.

 Printing Products

  GSI develops, produces and sells a variety of thermal printers which are designed for use with defibrillators, patient care monitors, cardiac pacemaker programmers, and other medical applications. The printers are used to provide a permanent record of a patient's condition during critical medical care.

  GSI's printers generate signal traces, grids and real time annotation on heat sensitive paper. Paper widths ranging from 48 to 216 millimeters are moved at speeds that can be remotely selected in the range from 1 millimeter per hour to 125 millimeters per second, and have a resolution of 8 x 32 dots per millimeter. The text and graphics are generated by selectively and instantaneously modulating the temperature of small (approximately 0.105 x
0.175 millimeters) elements of a print head across the width of the chart. The heated elements create dots on thermal sensitive paper. By repeated action under the control of an on-board microprocessor, the desired graphic output can be produced.

  GSI works closely with its OEM customers to develop and produce thermal printers which are incorporated into its customers' products. Typical customized features of thermal printers offered by GSI include: package and size dimensions dictated by the customer's end products; speed and accuracy of chart transport; print resolution; number of fonts; and number of data channels. Medical uses for GSI's thermal printers require high reliability, since they are often used in emergency medical equipment which must be rugged and lightweight. GSI believes that its ability to work rapidly and efficiently with its customers provides an important benefit to such customers. Approximately, 66,000 thermal printers were shipped during 1997. GSI's thermal printers sell in a range from approximately $200 to $3,000. Representative customers include Datascope, Marquette, Medtronic, Physio-Control, Solectron, Spacelabs Medical and Zoll Medical.

  In 1997, GSI introduced a new foil imprinting technology, initially for use in photo labs and in retail photo finishing locations for personalization of greeting cards. The new process can replace time-consuming litho techniques, as well as film, metal dies, type and plates typically required by current foil stamping processes. Qualex, Inc., a subsidiary of Eastman Kodak, is GSI's initial customer for this new application. This technology may be applied to other materials in graphics art.

PRODUCT LIST

  The following is an abbreviated list of GSI's products and their typical market applications:

PRODUCTS                 MARKET APPLICATIONS
--------                 -------------------
Laser Systems
  M310ST................ Automotive sensor production
  M310/W678............. Processing of thin film electronic circuits
  W770.................. Manufacture of thick film resistive components (chip resistors)
  W670.................. Processing of hybrid thick film electronic circuits
  Model 8100 and 8200... Solder paste measurement, component placement inspection
  M325.................. Memory and PLD fabrication
  HM1000 Series......... Integrated circuit marking
  DM1100................ Permanent marking of manufactured parts
  FM3500-4.............. Marking across multiple production lines
  VersaStation.......... Material handling and marking of large industrial parts
  LM-4000............... Integrated tube-to-tube marking
  LM-6000............... Integrated in-tray marking
  LM-3000MT............. Dual probe tape and reel for fine pitch SMDs
  OLT4000............... Assembly of composite structures
  Voyager 1000.......... Benchtop metrology
  Ultra 8............... Automated, non-contact 3-D measurement
  TAE................... Production of film images for both medical and graphics applications

PRODUCTS                     MARKET APPLICATIONS
--------                     -------------------
  LD2000.................... Digitizer for film duplication, teleradiology, PACs
  ScanArray................. Fluorescent imaging for DNA analysis
Components
  HPM/SPM/HPLK.............. Laser processing of materials, including permanent marking, cutting, drilling and rapid prototyping
  VSH....................... Semiconductor inspection
                             Performance of medical procedures in ophthalmology
                             and dermatology
                             Performance of biomedical measurement and analysis
  Optical Scanners.......... Processing of materials
                             Test, measurement and alignment
                             Ophthalmology and dermatology applications
                             Confocal microscopes
                             Projection of images on film
                             Inspection
Printers
  AR42...................... Defibrillator vital sign recording
  OMNI-100.................. Patient critical care monitoring
  OMNI-200.................. Cardiac pacemaker programming
  AR200FB................... Stress testing; electroencephalograph
  Slimline.................. Foil imprinting at point-of-sale
  Decorator 2000............ Foil imprinting at central labs

CUSTOMERS

  GSI has over 1,000 customers. During 1997, no single customer accounted for more than 5% of total sales. GSI's ten most significant customers in terms of sales in 1997, listed alphabetically, were: Analog Devices, Boeing, Denso, IBM, Imation, Intel, Maxim, Micron, Physio-Control and Texas Instruments.

SALES, MARKETING AND CUSTOMER SUPPORT

  GSI believes that its marketing, sales and customer support organizations are important to its long-term growth and give GSI the ability to respond rapidly to the needs of its customers. GSI has marketing managers for each major product line who have worldwide responsibility for determining product strategy based on knowledge of the industry, customer requirements and product performance. These marketing managers have direct contact with customers and support the field sales and service personnel. GSI believes that its business has been, and is expected to continue to be, dependent upon the capital expenditure approval cycles of its customers which are, in turn, affected by cycles in the markets served by these customers.

  GSI sells and supports its products worldwide primarily through its own direct sales and customer service organization. This domestic and international sales network is augmented by selected independent sales representatives for end-user laser systems, due to the geographical dispersion of customers for such products. Field offices have been located in close proximity to key customers to help achieve short response time. In the United States, GSI provides marketing support at its locations in Watertown, Wilmington, Arlington and Bedford, Massachusetts, Simi Valley and Santa Clara, California and in Ann Arbor, Michigan. In Europe, GSI distributes its products through its direct sales offices located in Germany, the United Kingdom, Italy and France. GSI distributes its products in Japan through its offices in Tokyo and Osaka. Throughout the remainder of Asia, GSI distributes through its offices in Hong Kong, Korea, Singapore, Malaysia, the Philippines and Taiwan.

  GSI provides customer support in the form of applications engineering, repair services and spare parts inventory through its offices in Massachusetts, Michigan, California, France, Germany, Italy, the United Kingdom, Hong Kong, Japan, Korea, Singapore, Malaysia, the Philippines and Taiwan. Engineering and field support personnel provide telephone support or are dispatched to customer locations. Additionally, GSI's offices generally have certain models of GSI's laser systems which are used for demonstration purposes and for applications engineering. From time to time, at the request of a customer, GSI will install a laser system at the customer's manufacturing site to establish manufacturing process and demonstrate product performance as part of the selling process prior to receipt of an order. The typical purchase of a laser system includes installation and on-site customer support and applications engineering during a warranty period.

RESEARCH AND DEVELOPMENT

  GSI devotes significant resources to development programs directed at creating new products and product enhancements, as well as developing new applications for existing products. All of the markets served by GSI are characterized by rapid technological change and product innovation. GSI believes that continued timely development of new products and product enhancements to serve both existing and new markets is necessary to remain competitive.

  GSI maintains significant expertise in the following core technologies:

    Mechanics: design of mechanisms with high rigidity and low moving mass; use of materials at high stress levels; techniques for precise assembly and vibration isolation of bearings, lasers and lenses.

    Optics: design of laser quality lenses with variable depth of field or large numerical aperture; design of mirrors of high dynamic rigidity; selection of wavelength-specific mirror and lens coatings; specification and adjustment of lasers; and interaction of lasers with materials.

    Magnetics: design and use of rare-earth magnets; heat treatment of specialty magnetic alloys; design and heat dissipation of compact electrical drive coils.

    Electronics: design of wide bandwidth power amplifiers and high signal-to-noise ratio and low thermal drift signal detection circuits; design and manufacture of analog servo controllers with low electromagnetic interference
(EMI) circuitry.

    Software: development of high-speed computing algorithms for real-time control of servo mechanisms; handling of data transmitted according to customer-specific protocols; design of operator-friendly computer/systems interfaces.

    Systems Design: integration of mechanisms, optics, lasers, laser electro-optics, power supplies, electronics, communications interfaces and software.

  GSI's personnel work closely with customers, frequently at the customers' facilities, to develop complete process solutions that often involve new or extended application of GSI's existing products. This close cooperation leads to new products being developed for a ready customer.

  For the years ended December 31, 1997, 1996 and 1995, GSI's research and development expenditures were approximately $22.3 million (excluding a one-time expense relating to acquired in-process research and development associated with the acquisition of Reel-Tech), $18.4 million and $17.1 million, respectively. These amounts were approximately 12%, 12% and 14% of sales in the respective periods. As of November 13, 1998, GSI had 133 people engaged in research and product development activities. Because GSI believes that the development of new products is vital to its continued success, GSI expects significant expenditures to continue on research and development activities. Approximately one-half of 1997 sales were from products introduced during the current and previous two years.

MANUFACTURING

  GSI's manufacturing strategy is to identify and perform internally those manufacturing functions which enable GSI to maintain control over critical portions of the production process and which add value to its products. GSI believes it achieves a number of competitive advantages from such integration, including the ability to achieve lower costs and higher quality, the ability to bring new products and product enhancements quickly and reliably to market, and the ability to produce sophisticated component parts not available from other sources.

  GSI's manufacturing is conducted at four facilities located near Boston, Massachusetts and in Simi Valley, California. Each of GSI's manufacturing facilities has co-located manufacturing, manufacturing engineering, marketing and product design personnel. GSI believes, based on its experience, that this organizational proximity greatly accelerates development and entry into production of new products and aids economical manufacturing. GSI's thermal printers and many of its laser systems are manufactured under ISO 9001 certification.

  GSI has fully integrated manufacturing operations in key strategic elements, such as state-of-the-art metals and plastics fabrication, surface mount (SMT) printed circuit board fabrication and testing, and extensive in-process and final product testing capabilities. GSI believes it gains competitive advantages in its capability to produce high quality, short-run parts and assemblies in a just-in-time environment which reduces delivery times to customers.

  Certain of the components and materials included in GSI's laser systems and optical products are currently obtained from single source suppliers. GSI currently obtains a component for one of its laser systems products from a single source. GSI currently maintains a six month inventory of this component and plans to increase this over the next year. GSI has explored the possibility of producing this component internally, and in the event of a disruption in the outside supply of this component, GSI believes that it could commence production internally within twelve months

  GSI is subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile, or otherwise hazardous chemicals used on GSI's premises. GSI believes that it is in material compliance with these regulations and that it has obtained all necessary environmental permits to conduct its business. Such compliance has not had a material effect upon GSI capital expenditures, earnings and competitive position. GSI has no current or planned capital expenditures for environmental control facilities. Nevertheless, future regulations could require GSI to purchase expensive equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by GSI to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject GSI to future liabilities, result in fines being imposed on GSI, or result in the suspension of production or cessation of GSI's manufacturing operations in one or more locations.

BACKLOG

  GSI defines backlog as written purchase orders or other contractual agreements for products for which the customer has requested delivery within the next twelve months. Backlog was approximately $44 million on December 31, 1997 compared to $36 million on December 31, 1996 and was $35 million as of October 3, 1998, compared to $47 million as of September 27, 1997.

COMPETITION

  The markets for GSI's products are highly competitive. GSI is subject to substantial competition from both established competitors and potential new market entrants. Significant competitive factors include: product functionality, performance, size, flexibility, cost, market presence, customer satisfaction, customer support capabilities and breadth of product line. GSI believes that it competes favorably on the basis of each of these factors.

  Competition in the development, manufacture and sale of laser systems is concentrated in certain segments and fragmented in others. To GSI's knowledge, the automotive sensor manufacturing market in which GSI's thin film processing systems are used has no other competitors. The markets for the thick film hybrid circuit processing systems in which GSI competes have several other manufacturers. GSI is aware of three competitors in vision systems for solder paste and component placement inspection. GSI competes primarily with Electro Scientific Industries, which has the major market share, in laser systems for memory fabrication. GSI is aware of laser marking systems produced by many other manufacturers which compete with GSI's laser marking equipment. There are several competitors in the field of component handling systems. To GSI's knowledge, in the precision alignment market for the aircraft industry, GSI has one competitor. There are several competitors in the field of general purpose, non-contact metrology in which GSI competes.

  GSI knows of at least five other manufacturers of subsystems for the film imaging systems and subsystems market.

  In the optical scanner subsystem and components markets, GSI knows of two other manufacturers. Additionally, there exist two alternate technologies, rotating polygons and XY-moving tables, to the galvonometric scanning technology used by GSI, which compete for certain segments of the markets served by GSI's products.

  Printers for the medical equipment market has fragmented competition, mostly from vertically integrated equipment manufacturers.

  GSI expects its competitors to continue to improve the design and performance of their products. There can be no assurance that GSI's competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new processes or technologies will not emerge that render GSI's products less competitive or obsolete. As a result of the substantial investment required by a customer to integrate capital equipment into a production line, or to integrate components and subsystems into a product design, GSI believes that once a customer has selected certain capital equipment, or certain components or subsystems from a particular vendor, the customer generally relies upon that vendor to provide equipment for the specific production line or product application and may seek to rely upon that vendor to meet other capital equipment, or component or subsystem requirements. Accordingly, GSI may be at a competitive disadvantage with respect to a particular customer if that customer uses a competitor's manufacturing equipment or components. Increased competitive pressure could lead to lower prices for GSI's products, thereby adversely affecting GSI's business and results of operations. There can be no assurance that GSI will be able to compete successfully in the future.

PATENTS AND INTELLECTUAL PROPERTY

  GSI believes that the success of its business depends more on the technical competence and creativity of its employees than on patents, trademarks and copyrights. Nevertheless, GSI has a policy of seeking patents, when appropriate, on inventions concerning new products and improvements as part of its ongoing research, development and manufacturing activities.

  Although GSI has been granted, has filed applications for and has been licensed under a number of patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents or as to the likelihood that patents will be issued for pending applications.

  Competitors in the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with GSI's ability to make and sell some of its products. Although GSI believes that its products do not infringe the patents or other proprietary rights of third parties, there can be no assurance that other third parties will not assert infringement claims against GSI or that such claims will not be successful.

  GSI also relies upon trade secret protection for its confidential and proprietary information. GSI routinely enters into confidentiality agreements with its employees and consultants. There can be no assurance, however, that these agreements will provide meaningful protection of GSI's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

LEGAL PROCEEDINGS

  Robotic Vision Systems, Inc. v. View Engineering, Inc. USDC Case No. 95-7441. This case involves a patent infringement complaint by Robotic Vision Systems, Inc. ("RVSI") alleging infringement of U.S. Patent No. 5,463,227. A trial date is scheduled for June 1, 1999. The referenced patent covers a method of inspecting the electronic interconnect leads of certain semiconductor components. In settlement of separate litigation with RVSI in June 1998 (see below), arising from GSI's acquisition of View in August 1996, GSI agreed not to compete in the field of semiconductor interconnection inspection. During the first six months of 1998, sales by GSI of all products used in semiconductor lead interconnection inspection which involved products relating to the alleged infringement totalled approximately 2% of GSI's total sales.

  Electro Scientific Industries, Inc. v. General Scanning Inc. USDC Case No. C-96-4628. In October, 1998 the U.S. District Court for the Northern District of California issued a decision on motions for summary judgment in an action filed against GSI for alleged patent infringement concerning U.S. Patent Nos. 5,265,114 and 5,473,624. The Court granted Electro Scientific's motions for summary judgment on infringement and on the issue of whether Electro Scientific committed inequitable conduct by intentionally failing to cite prior art to the U.S. Patent Office in connection with one of its patents. The Court denied GSI's motion for summary judgment that the Electro Scientific patents are invalid due to prior art. The case is in a phase of further discovery and a trial is scheduled for March, 1999. The referenced patents cover the use of
1.32 micron wavelength lasers in the repair of memory chips and semiconductors with imbedded memory. During the first nine months of 1998, sales by GSI of products associated with memory repair using 1.32 micron wavelength accounted for approximately 2% of total sales. Since the District Court's decision in October 1998, GSI has discontinued sales of 1.32 wavelength laser systems for use in memory repair applications. General Scanning is a licensee under a U.S. patent owned by a third party; which GSI believes covers 1.32 micron wavelength laser technology for laser processing of semiconductor devices including memory, that predates the Electro Scientific patents by ten years. While GSI believes that this prior art demonstrates the invalidity of Electro Scientific's patents, the District Court decided that certain issues of fact were raised which must be determined at trial.

  Electro Scientific Industries, Inc. v. General Scanning Inc. USDC Case No. 98-4027. On or about October 20, 1998 Electro Scientific commenced an action in the U.S. District Court for the Northern District of California alleging infringement of three Electro Scientific patents (U.S. Patent Nos. 5,569,398, 5,685,995 and 5,808,272) and seeking an injunction, damages and attorneys' fees. Discovery has not yet commenced, and a trial date has not been set. The referenced patents cover the use of 1.32 micron wavelength lasers in the trimming of certain semiconductor devices. To date, GSI has shipped only one system employing such technology for an application covered by the patents and this unit is being converted to another wavelength at the request of the customer.

  Robotic Vision Systems Inc. v. View Engineering, Inc. USDC Case No. 96-2288. In June 1998, the U.S. District Court for the Central District of California found infringement by View Engineering, Inc. ("View") on a particular method of measuring substrate coplanarity of unpopulated ball grid array packages. RVSI had previously dropped all claims for damages; hence, no damages were awarded. The Court determined that View had not willfully infringed and therefore refused RVSI's claim for attorneys' fees. The Court enjoined View from infringing or inducing infringement of the patent in question, No. 5,465,152. GSI, on behalf of View, has appealed the injunction. No date has been set for oral argument on the appeal. In settlement of separate litigation with RVSI, in June 1998 (see below), arising from the GSI acquisition of View in August 1996, GSI agreed not to compete in the field of semiconductor interconnection inspection. Systems for use in inspection of ball grid electronic interconnection and for measuring substrate coplanarity accounted for approximately 1% of total sales during the first six months of 1998.

  Robotic Vision Systems, Inc. v. General Scanning Inc. USDC Case No. 96-3884. Litigation with RVSI, arising from GSI's acquisition of View in August 1996, was settled in June 1998. RVSI claimed that GSI used improperly obtained information in connection with the acquisition. GSI denied all such claims. Under the terms of the settlement, in consideration of $3.75 million in stock and notes from RVSI, GSI has agreed not to compete and has granted an exclusive technology license to RVSI in the field of semiconductor interconnection inspection. RVSI agreed not to compete in the field of solder paste inspection.

  GSI believes that RVSI's and Electro Scientific's claims in each of the above actions are without merit; and GSI is vigorously defending these proceedings. However, if RVSI or Electro Scientific prevails on one or more of its claims, there could be a material adverse effect on GSI's business, operating results and/or financial condition.

  General Scanning Inc. v. Voxel. In May 1998, a three-member panel of the American Arbitration Association decided in favor of GSI and awarded GSI $1.9 million plus applicable post-judgement interest. The award included $1.0 million that GSI had recorded as earned and due from Voxel as of December 31, 1997 for engineering services performed and out-of-pocket expenses related to the construction of beta units. Following the arbitration decision Voxel filed a voluntary petition under Chapter 11, which was subsequently converted to a proceeding under Chapter 7 of the Federal Bankruptcy Code. Accordingly, in the quarter ended July 4, 1998, GSI fully reserved for the possible uncollectibility of approximately $1.0 million due to GSI.

  Other. A party has commenced legal proceedings in the United States against a number of US semiconductor manufacturing companies, including companies that have purchased systems from GSI. The plaintiff in the proceedings has alleged that certain equipment used by these manufacturers infringes patents claimed to be held by the claimant. While GSI is not a defendant in any of the proceedings, several of GSI's customers have notified GSI that, if the party successfully pursues infringement claims against them, they may require GSI to indemnify them to the extent that any of their losses can be attributed to systems sold to them by GSI.

EMPLOYEES

  As of November 13, 1998 and taking into account the workforce reduction discussed below, GSI had 762 full-time employees worldwide, including 341 in manufacturing, 191 in marketing, sales and field service, 133 in research and development, and 97 in general administration. Approximately 105 of these employees, mostly foreign nationals, reside and work outside of the United States, primarily in marketing, sales and support. In addition, GSI periodically engages contract employees principally in new product development and manufacturing operations. None of GSI's employees is represented by a labor union, and GSI has never experienced a work stoppage or strike. GSI considers its employee relations to be good.

  In early November, GSI reduced its staff by 70 employees, or about 8% of its total work force, from its manufacturing process systems group located in Massachusetts and California as well as in its worldwide systems sales and service force, particularly in the Far East. This action was designed to allow the company to operate profitably at lower levels of sales over the next several quarters, while maintaining critical skills and capacity to respond to an anticipated upturn late in 1999.

PROPERTIES

  GSI's headquarters is located in Watertown, Massachusetts, which is a suburb of Boston. The principal owned and leased properties of GSI and its subsidiaries are listed in the table below.

                                                                    APPROXIMATE
LOCATION                                 PURPOSE                    SQUARE FEET OWNED/LEASED
--------              --------------------------------------------- ----------- ------------
Watertown, MA, USA    Marketing, sales, manufacturing, engineering,   84,000          owned
                      offices; corporate headquarters
Wilmington, MA, USA   Marketing, sales, manufacturing, engineering,   78,000    leased(/1/)
                      offices
Arlington, MA, USA    Marketing, sales, manufacturing, engineering,   32,000    leased(/2/)
                      offices
Bedford, MA, USA      Marketing, sales, manufacturing, engineering,   50,000    leased(/3/)
                      offices
Simi Valley, CA, USA  Marketing, sales, manufacturing, engineering,   41,000          owned
                      offices
Ann Arbor, MI, USA    Marketing, sales, engineering, offices          15,000    leased(/4/)
Billerica, MA, USA    Marketing, sales, manufacturing, engineering,   80,000    leased(/5/)
                      offices

  Additional sales and service offices are located in Japan, Germany, France, Italy, the United Kingdom, Hong Kong, Korea, Taiwan, Singapore, Malaysia, the Philippines and other locations in the United States. These additional marketing and sales offices are in leased facilities occupying approximately 25,000 square feet in the aggregate.

  GSI believes that additional manufacturing facilities will be required within the next two years and that suitable additional or substitute space will be available as needed.

--------
/1/Lease expires in 2007, with two 5-year renewal options.
/2/Lease expires in 2000, with one 2-year renewal option.
/3/Lease expires in 2003, with one 3-year renewal option.
/4/Lease expires in 2001, with two 3-year renewal options.
/5/Lease expires in 2008, with two 5-year renewal options.

SELECTED FINANCIAL DATA

  The following table presents selected historical income statement and balance sheet data of GSI. The balance sheet data presented below as of December 31, 1993, 1994, 1995, 1996 and 1997 and the income statement data presented below for each of the years in the five year-period ended December 31, 1997 are derived from GSI's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the report of Arthur Andersen LLP relating thereto are included elsewhere in this document. The balance sheet data presented below as of October 3, 1998 and income statement data for the nine-month periods ended September 27, 1997 and October 3, 1998 are derived from unaudited consolidated financial statements, which, in the opinion of GSI management, contain all adjustments, consisting of normal recurring accruals, necessary for fair presentation of the financial position and results of operations for these periods. The operating results for the nine months ended September 27, 1997 and October 3, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year. The data should be read in conjunction with GSI's financial statements and related notes and GSI's Management's Discussion and Analysis of Financial Condition and Results of Operations.

  In August 1996 GSI acquired View Engineering, Inc. by issuing 1,437,060 shares of GSI common stock in exchange for all of View's outstanding shares of capital stock, accrued preferred dividends and the net value of warrants and options. The transaction was accounted for as a pooling of interests for accounting purposes and, accordingly, the financial statements for the years 1993, 1994 and 1995 were retroactively restated to include the accounts of View.

  On November 28, 1997 GSI acquired the assets of Reel-Tech, Inc. in a transaction that was accounted for as a purchase. Accordingly, the operations of Reel-Tech, Inc. have been included in the consolidated financial statements from the date of acquisition. The purchase price of $14.4 million includes $0.7 million of tangible net assets, $10.6 million of acquired in-process research and development and $3.1 million of goodwill.

                             GENERAL SCANNING INC.
                            SELECTED FINANCIAL DATA
             (IN THOUSANDS OF US DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                                             NINE MONTHS ENDED
                                                                          ------------------------
                                   YEAR ENDED DECEMBER 31,
                          ----------------------------------------------  SEPTEMBER 27, OCTOBER 3,
                           1993     1994      1995      1996      1997        1997         1998
                          -------  -------  --------  --------  --------  ------------- ----------
                                                                                (UNAUDITED)
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales:
 Laser systems and com-
  ponents...............  $62,994  $77,488  $103,405  $131,867  $154,536    $109,128     $116,134
 Printers...............   18,821   20,624    22,915    24,666    26,994      18,859       25,550
                          -------  -------  --------  --------  --------    --------     --------
   Total sales..........   81,815   98,112   126,320   156,533   181,530     127,987      141,684
                          -------  -------  --------  --------  --------    --------     --------
Gross profit:
 Laser systems and com-
  ponents...............   29,785   37,760    47,861    60,829    74,686      52,349       54,695
 Printers...............    7,614    8,533    10,061    10,851    12,039       8,383       11,131
                          -------  -------  --------  --------  --------    --------     --------
   Total gross profit...   37,399   46,293    57,922    71,680    86,725      60,732       65,826
                          -------  -------  --------  --------  --------    --------     --------
Operating expenses:
 Research and product
  development...........   11,208   13,090    17,106    18,400    22,302      16,056       20,869
 Selling, general and
  administrative........   21,689   27,326    33,091    39,475    46,169      32,781       40,043
 Acquired in-process
  research and
  development...........      --       --        --        --     10,600         --           --
 Restructuring, litiga-
  tion and other
  charges...............      --       --        --        --        --          --         5,777
                          -------  -------  --------  --------  --------    --------     --------
   Total operating ex-
    penses..............   32,897   40,416    50,197    57,875    79,071      48,837       66,689
                          -------  -------  --------  --------  --------    --------     --------
Income (loss) from oper-
 ations.................    4,502    5,877     7,725    13,805     7,654      11,895         (863)
Merger expenses.........      --       --        --     (1,950)      --          --           --
Interest income (ex-
 pense), net............     (896)    (847)     (682)      272       464         398         (378)
Foreign exchange trans-
 action gains (losses)..      (24)     636       331      (159)     (507)       (326)          95
                          -------  -------  --------  --------  --------    --------     --------
Income (loss) before in-
 come taxes.............    3,582    5,666     7,374    11,968     7,611      11,967       (1,146)
Income taxes............    1,291    1,868     2,803     5,367     2,502       4,030         (404)
                          -------  -------  --------  --------  --------    --------     --------
Net income (loss).......  $ 2,291  $ 3,798  $  4,571  $  6,601  $  5,109    $  7,937     $   (742)
                          =======  =======  ========  ========  ========    ========     ========
Basic income (loss) per
 common share...........  $  0.31  $  0.52  $   0.48  $   0.56  $   0.42    $   0.66     $  (0.06)
                          =======  =======  ========  ========  ========    ========     ========
Diluted income (loss)
 per common share.......  $  0.26  $  0.42  $   0.44  $   0.53  $   0.40    $   0.63     $  (0.06)
                          =======  =======  ========  ========  ========    ========     ========
Weighted average common
 shares outstanding and
 dilutive potential com-
 mon shares.............    8,863    9,099    10,357    12,476    12,657      12,585       12,560
                          =======  =======  ========  ========  ========    ========     ========

                                           DECEMBER 31,
                              ---------------------------------------
                                                                      OCTOBER 3,
                               1993    1994    1995    1996    1997      1998
                              ------- ------- ------- ------- ------- ----------
BALANCE SHEET DATA:
Working capital.............. $19,725 $20,275 $52,396 $57,680 $62,663  $59,668
Total assets.................  47,732  49,859  89,708  95,573 115,042  113,457
Long-term obligations........   6,980   2,961   3,102   3,442   3,208    3,422
Stockholders' equity.........  23,216  27,111  59,754  68,289  78,229   78,553

SUPPLEMENTARY FINANCIAL INFORMATION

  The following table presents unaudited supplementary financial information of GSI for each of the quarters in 1996 and 1997 and for the first three quarters of 1998. The supplementary financial information is derived from the unaudited consolidated financial statements of GSI, which, in the opinion of GSI management, contain all adjustments, consisting of normal recurring accruals, necessary for fair presentation of the results of operations for these periods. These operating results are not necessarily indicative of the results that may be expected for any other interim period or the entire fiscal year. The data should be read in conjunction with GSI's financial statements and related notes and GSI's Management's Discussion and Analysis of Financial Condition and Results of Operations.

                             GENERAL SCANNING INC.
                SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

                          96Q1     96Q2     96Q3     96Q4     97Q1     97Q2    97Q3     97Q4     98Q1     98Q2     98Q3
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales:
 Laser systems and
  components...........  $31,350  $34,522  $32,744  $33,251  $31,109  $37,504 $40,515  $45,408  $44,504  $39,753  $31,877
 Printers..............    6,334    6,148    5,419    6,765    6,608    5,210   7,041    8,135    6,068    9,319   10,163
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
 Total sales...........   37,684   40,670   38,163   40,016   37,717   42,714  47,556   53,543   50,572   49,072   42,040
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
Gross profits:
 Laser systems and
  components...........   14,672   15,845   15,569   14,743   15,012   17,527  19,810   22,337   21,757   19,377   13,561
 Printers..............    2,706    2,657    2,336    3,152    3,061    2,291   3,051    3,656    2,745    3,984    4,402
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
 Total gross profit....   17,378   18,502   17,905   17,895   18,073   19,818  22,841   25,993   24,502   23,361   17,963
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
Operating expenses:
 Research and product
  development..........    4,603    4,534    4,853    4,410    4,952    4,978   6,126    6,246    7,461    7,269    6,139
 Selling, general and
  administrative.......    9,903   10,376    9,313    9,883   10,321   11,103  11,357   13,388   13,385   14,447   12,211
 Restructuring,
  litigation and other
  charges..............      --       --       --       --       --       --      --       --       --     5,060      717
 Acquired in-process
  research and
  development..........      --       --       --       --       --       --      --    10,600      --       --       --
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
 Total operating
  expenses.............   14,506   14,910   14,166   14,293   15,273   16,081  17,483   30,234   20,846   26,776   19,067
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
Income (loss) from
 operations............    2,872    3,592    3,739    3,602    2,800    3,737   5,358   (4,241)   3,656   (3,415)  (1,104)
Merger (expenses)......      --       --    (1,950)     --       --       --      --       --       --       --       --
Interest income
 (expense), net........      125       32       34       81       98      165     135       65      (34)    (240)    (104)
Foreign exchange
 transaction gains
 (losses)..............      (19)     (42)     (70)     (28)    (110)      11    (227)    (181)     (82)      62      115
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
Income (loss) before
 income taxes..........    2,978    3,582    1,753    3,655    2,788    3,913   5,266   (4,356)   3,540   (3,593)  (1,093)
Income taxes...........    1,400    1,683      824    1,460      978    1,367   1,685   (1,528)   1,239   (1,261)    (382)
                         -------  -------  -------  -------  -------  ------- -------  -------  -------  -------  -------
Net income (loss)......  $ 1,578  $ 1,899  $   929  $ 2,195  $ 1,810  $ 2,546 $ 3,581  $(2,828) $ 2,301  $(2,332) $  (711)
                         =======  =======  =======  =======  =======  ======= =======  =======  =======  =======  =======
Basic income (loss) per
 common share..........  $  0.14  $  0.16  $  0.08  $  0.19  $  0.15  $  0.21 $  0.30  $ (0.23) $  0.18  $ (0.19) $ (0.06)
                         =======  =======  =======  =======  =======  ======= =======  =======  =======  =======  =======
Diluted income (loss)
 per common share......  $  0.13  $  0.15  $  0.07  $  0.18  $  0.15  $  0.20 $  0.28  $ (0.23) $  0.18  $ (0.19) $ (0.06)
                         =======  =======  =======  =======  =======  ======= =======  =======  =======  =======  =======
Weighted average common
 shares outstanding and
 dilutive potential
 common shares.........   12,422   12,513   12,514   12,456   12,465   12,553  12,739   12,310   12,870   12,571   12,637
                         =======  =======  =======  =======  =======  ======= =======  =======  =======  =======  =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  GSI is a leading manufacturer of laser systems and components and thermal printers. In the first nine months of 1998, approximately 82% of GSI's revenues were derived from sales of laser systems and components and the balance was derived from sales of thermal printers compared to 85% for the first nine months of 1997. In 1997, 1996 and 1995, such sales accounted for approximately 85%, 84%, and 82%, respectively, of GSI's revenues. Sales of laser systems and components for the first nine months of 1988 grew approximately 6% over sales in the same period in 1997 and in 1997 and in 1996 grew approximately 17% and 28%, respectively, over sales for this segment in the comparable prior periods. Printers sales during the first nine months of 1998 grew approximately 35% over sales for the same period in 1997 and in 1997 and 1996 grew approximately 9% and 8%, respectively, over the comparable prior periods.

  In November 1997, GSI acquired Reel-Tech, Inc., a wholly-owned subsidiary of Data I/O Corporation. The transaction was structured as a purchase of substantially all the assets and the business of Reel-Tech and its subsidiary in Singapore and was accounted for as a purchase. The operations of Reel-Tech have been included in the consolidated financial statements from the date of acquisition and are not material to comparative prior periods. The purchase price of $14.4 million included $0.7 million of tangible net assets, $10.6 million of acquired in-process research and development, which was recorded as a charge to operations on the date of acquisition, and $3.1 million of goodwill. Reel-Tech is an integrator of electronics components handling systems for marking, inspection, sorting and packaging.

  Upon consummation of the Reel-Tech acquisition, GSI immediately expensed $10.6 million representing purchased in-process technology that had not yet reached technological feasibility and has no alternative future use. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology. The in-process projects were expected to be commercially viable on dates ranging from the end of calendar year 1998 through calendar year 1999. Expenditures to complete these projects were expected to total approximately $3.2 million.

  To date, GSI has not achieved any economic benefits from the purchase of Reel-Tech's in-process research and development. This is due to GSI entering into a non-compete agreement with Robotic Vision Systems, Inc. as part of the settlement of legal actions brought by Robotic Vision Systems against View Engineering and GSI. The agreement states that GSI will not compete in semiconductor interconnection inspection market for a period of ten years. This non-compete agreement has caused GSI to change its business strategy as it relates to the Reel-Tech purchased in-process research and development. GSI's original objective in acquiring the assets of Reel-Tech was to implement a strategy of combining certain functions performed at the back end of the semiconductor component manufacturing process, specifically marking, inspection and packaging. GSI planned to combine its laser marking capability and View Engineering's vision inspection technology with Reel-Tech's new component parts handling/packaging systems. The settlement agreement with RVSI limits GSI's ability to offer certain of these features to its customers. As a result, the in-process research and development projects at Reel-Tech were discontinued. The resulting impact is included in GSI's restructuring charges recorded during 1998. GSI does not expect any future revenue or cash flow from Reel-Tech's in-process research and development.

  In August 1996, GSI acquired View Engineering, Inc. by issuing 1,437,060 shares of GSI common stock. The transaction was recorded as a pooling of interests for accounting purposes. Accordingly, the consolidated financial statements include the accounts of View for all periods presented. View employs laser image processing technology to serve applications requiring precision inspection, measurement and process control in several industries.

  GSI sells its laser systems primarily to manufacturers of products containing advanced electronic components and circuitry. In addition, GSI produces a line of laser subsystems and components which are used in GSI's own systems, as well as sold to other manufacturers of laser systems. GSI's laser systems sales have been, and are expected to continue to be, dependent upon its customers' capital expenditures which are in turn affected by cycles in the markets served by those customers. GSI's strategy is to expand applications for its products into different and varied markets to limit its dependency on any one market; but it may not always be successful in doing so. GSI also sells printers to manufacturers of medical equipment for patient care monitoring.

  Product prices have remained relatively stable during the periods covered by this discussion, and price fluctuations did not have a material effect on reported gross profit until the third quarter of 1998. A significant portion of sales are made in foreign currencies. Fluctuations in currency exchange rates, particularly in the Japanese yen and European currencies as compared to the U.S. dollar, can impact GSI's sales and expenses, which are reported in U.S. dollars.

  In September 1995, GSI raised a net $27.7 million through its initial public offering of 2,585,000 shares of common stock including over-allotments.

  The following table sets forth, for the periods indicated, the percentage of net sales represented by each item reflected in GSI's consolidated statements of income:

                                  YEAR ENDED               FOR THE NINE
                                 DECEMBER 31,              MONTHS ENDED
                               -------------------  ---------------------------
                               1995   1996   1997   SEPT. 27, 1997 OCT. 3, 1998
                               -----  -----  -----  -------------- ------------
Net Sales:
  Laser systems and compo-
   nents......................  81.9%  84.2%  85.1%      85.3%         82.0%
  Printers....................  18.1   15.8   14.9       14.7          18.0
                               -----  -----  -----      -----         -----
  Total sales................. 100.0  100.0  100.0      100.0         100.0
                               -----  -----  -----      -----         -----
Cost of Sales:
  Laser systems and compo-
   nents......................  53.7   53.9   51.7       52.0          52.9
  Printers....................  56.1   56.0   55.4       55.5          56.4
                               -----  -----  -----      -----         -----
  Total cost of sales.........  54.1   54.2   52.2       52.5          53.5
                               -----  -----  -----      -----         -----
Gross profit:
  Laser systems and compo-
   nents......................  46.3   46.1   48.3       48.0          47.1
  Printers....................  43.9   44.0   44.6       44.5          43.6
                               -----  -----  -----      -----         -----
  Total gross profit..........  45.9   45.8   47.8       47.5          46.5
                               -----  -----  -----      -----         -----
Operating expenses:
  Research and product devel-
   opment.....................  13.5   11.8   12.3       12.6          14.7
  Selling, general and admin-
   istrative..................  26.2   25.2   25.5       25.6          28.3
  Acquired in-process research
   and development............   --     --     5.8        --            --
  Restructuring, litigation
   settlement and other
   charges....................   --     --     --         --            4.1
                               -----  -----  -----      -----         -----
  Total operating expenses....  39.7   37.0   43.6       38.2          47.1
Income from operations........   6.1    8.8    4.2        9.3          (0.6)
Merger (expenses).............   --    (1.2)   --         --            --
Interest income (expense),
 net..........................  (0.5)   0.1    0.3        0.3          (0.3)
Foreign exchange transaction
 gains (losses)...............   0.2   (0.1)  (0.3)      (0.2)          0.1
                               -----  -----  -----      -----         -----
Income before income taxes....   5.8    7.6    4.2        9.4          (0.8)
Income taxes..................   2.2    3.4    1.4        3.2          (0.3)
                               -----  -----  -----      -----         -----
Net income....................   3.6%   4.2%   2.8%       6.2          (0.5)%
                               =====  =====  =====      =====         =====

NINE MONTHS ENDED SEPTEMBER 27, 1997 AND OCTOBER 3, 1998

RESULTS OF OPERATIONS

  SALES. Total sales were $141.7 million for the nine months ended October 3, 1998, an increase of 11% over $128.0 million in total sales in the nine-month period ended September 27, 1997. Laser systems and component sales for the nine months ended October 3, 1998 increased 6% to $116.1 million from $109.1 million in the comparable period of 1997 primarily due to strengthening sales in medical imaging, DNA biochip scanning, continued solid performance in trim and test applications for the automotive and electronics markets, and sales by the Reel-Tech operation, which was acquired by GSI in November 1997. GSI continues to benefit from continued strong performance in laser imaging for medical applications, the microarray biochip reader, the recently introduced laser duplicator for diagnostic film and the LD2000 Series Digitizer for teleradiology and PACs applications. GSI expects that these products will provide the opportunity for growth in the medical market during 1999.

  Although laser systems and component sales increased 6% over the same nine-month period in the prior year, they fell short of GSI's expectations. Slower than expected activity occurred in GSI's semiconductor product lines and in Asia. Since early summer, GSI has experienced a dramatic slowdown in systems sales into the semiconductor and electronics markets, particularly in Asia. Approximately 40% of the company's current total sales are exposed to these issues. Total sales to Asia have declined more than 40% from a recent peak in the third quarter 1997 to the third quarter 1998. Sales to the semiconductor industry, excluding discontinued products, have declined more than 40% from a peak in the fourth quarter of 1997 to the third quarter 1998. Product lines most affected by the slowdown are in the company's manufacturing process systems group including applications for memory repair, component parts handling, marking of semiconductor packages and certain other related applications. GSI is experiencing delays requested by customers in deliveries and orders previously considered to be highly probable. As a result, visibility for ordering and shipment of these manufacturing process systems is more limited than has been the case in prior time periods. Pursuant to a litigation settlement, GSI has agreed not to compete in the field of semiconductor interconnection inspection. Sales in this sector have historically ranged between 5% and 10% of total sales. GSI does not anticipate marked improvement in its semiconductor product line sales or in the Asian markets it serves until later in 1999, at the earliest. Therefore, as previously announced, GSI is aggressively continuing its fixed expense reductions by consolidating operations of its manufacturing process systems group, reductions in employment worldwide, tighter controls on discretionary expenses, and lower capital expenditures. These actions are designed to allow the company to operate profitably at the new expected lower level of revenues over the next several quarters.

  Printer sales for the nine months ended October 3, 1998 increased 35% to $25.6 million from $18.9 million in the comparable period of 1997 primarily due to expanded shipments of the new photo finishing system which was introduced late last fall. This segment of the company's business has not experienced significant cyclicality in the past, however, sales of certain printers used in the greeting card industry tend to increase in the third quarter in anticipation of holiday greeting card sales.

  Laser systems and components sales were 82% of total sales in the nine months ended October 3, 1998 compared to 85% of total sales for the comparable period of 1997. International sales, many of which are denominated in foreign currencies, were approximately 41% and 45% of total sales in the nine months ended October 3, 1998 and September 27, 1997, respectively. Sales to Asia have declined in recent quarters, partially offset by increases in sales to Europe in the first half of 1998.

  GROSS PROFIT. Total gross profit was $65.8 million, or 46% of sales, for the nine months ended October 3, 1998, compared to $60.7 million, or 47% of sales, for the nine-month period ended September 27, 1997. Laser systems and components gross profit decreased to 47% of sales in the nine months ended October 3, 1998 from 48% of sales for the comparable nine-month period of 1997. The decrease was primarily due to product mix (including lower sales of higher-margin products into the memory segment of the semiconductor industry due to over capacity in plant and equipment), and lower pricing frequently associated with a weakening in product demand. Printers gross profit remained at 44% of sales in the nine months ended October 3, 1998 from 44% for the comparable nine-month period of 1997.

  RESEARCH AND PRODUCT DEVELOPMENT. Research and product development expenses increased to $20.9 million, or 15% of total sales, for the nine months ended October 3, 1998, from $16.1 million, or 13% of total sales, for the nine-month period ended September 27, 1997. This increase was primarily due to the addition of full-time and consulting personnel and related costs to support the development of new laser systems and components products.

  SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $40.0 million in the nine months ended October 3, 1998 from $32.8 million in the comparable period of 1997. This increase was primarily due to the addition of sales and marketing support personnel and related costs incurred in supporting anticipated increased sales. Headcount in sales, general and administrative functions increased during the first half of the year from 307 at December 1997. As a result of weak business conditions, particularly in GSI's systems group which requires a disproportionate share of total sales and support costs because of the sophistication of the products and their intentional distribution, GSI reduced staff in this functional area in the third and fourth quarter to its current level of 288. Approximately $2 million of the increase was attributable to ongoing legal fees associated with litigation with RVSI arising out of the company's acquisition of View Engineering, Inc. in August 1996, as discussed below. Also, in the prior quarter, GSI fully reserved for the possible uncollectibility of $1.0 million due (and previously recorded as earned) from Voxel, which after an arbitration panel ruling in favor of GSI, during the prior quarter, filed a voluntary petition under Chapter 11, which was subsequently converted to a proceeding under Chapter 7 or the Federal Bankruptcy Code. Selling, general and administrative expenses were 28% of total sales for the nine-month period ended October 3, 1998 compared to 26% of total sales for the comparable period in 1997.

  RESTRUCTURING, LITIGATION SETTLEMENT AND OTHER CHARGES. GSI reduced its staff, primarily in its large systems product lines, by approximately 230 employees including temporary help. The reduction was primarily the result of the legal settlement with RVSI and adverse business conditions in the market for semiconductor and, to a lesser extent, electronic capital equipment, particularly in Asia. GSI has also, however, added approximately 10 employees in other product lines unaffected by such adverse business factors. GSI believes that such changes made during the year will be adequate to allow the company to operate profitably at lower levels of revenues over the next several quarters, while maintaining critical skills and capacity to respond to an anticipated upturn late in 1999. In November 1998, GSI announced a staff reduction of approximately 70 employees (who are included in the 230 employees referenced above) and consolidation of certain manufacturing operations at an estimated one-time cost of $1 to 2 million which will be recorded by GSI in the fourth quarter of 1998. Annual savings from these most recent reductions are expected to be approximately $5 million annually.

  A charge of $0.7 million was taken during the three months ended October 3, 1998 to accrue employee severance costs associated with the move of Reel-Tech operations from Indiana to Massachusetts, and with the restructuring of overseas operations. In the quarter ending July 4, 1998, the $5.1 million restructuring, litigation settlement and other charges included: $3.7 million relating to a litigation settlement with Robotic Vision Systems, Inc. ("RVSI") and charges of $1.4 million relating to a reduction in GSI's cost structure, including $1.1 million of leased facility costs and $0.3 million of employee severance costs. Accruals remaining as of October 3, 1998 from prior quarter restructuring charges are $0.6 million of leased facility costs.

  Litigation with RVSI, arising from GSI's acquisition of View Engineering, was settled in June 1998. RVSI claimed that GSI used improperly obtained information in connection with the acquisition. GSI denied all such claims. Under the terms of the settlement, GSI has agreed not to compete and has granted an exclusive technology license to RVSI in the field of semiconductor interconnection inspection. RVSI agreed not to compete in the field of solder paste inspection. Costs associated with the settlement were $7.4 million, including unsaleable inventory of $5.1 million, legal fees of $1.3 million, employee severance of $0.2 million, leased facility costs of $0.2 million and other related costs of $0.6 million. Partially offsetting these costs is $3.75 million consideration RVSI agreed to pay GSI for the non-competition agreement and technology license.

The consideration consists of a subordinated note of $2.25 million and 271,493 shares of RVSI common stock valued at $1.5 million at the settlement date. The subordinated note bears interest at the prime rate with quarterly pro-rata principal payments from September 2001 through June 2003. GSI considers the common stock to be available-for-sale and, accordingly, is recording changes in its fair market value, net of tax effects, as a component of stockholders' equity.

  INTEREST. Net interest expense was $0.4 million for the nine-month period ended October 3, 1998 compared to net interest income of $0.4 million for the comparable period of 1997. A decrease in cash, resulting in less interest income, and an increase in debt, resulting in more interest expense, were primarily due to a $12.4 million cash outlay used for the acquisition of the assets of Reel-Tech, Inc. in November 1997.

  FOREIGN EXCHANGE. Foreign exchange transactions resulted in a gain of $95 thousand in the nine months ended October 3, 1998 compared to a loss of $326 thousand in the comparable period of 1997. Gains and losses are incurred when GSI's net receivables denominated in certain non-U.S. currencies, including yen, deutsche marks and other major European currencies, are not fully hedged. GSI continues to use foreign exchange forward contracts, primarily to reduce the impact of foreign currency fluctuations arising from intercompany balances.

  INCOME TAX. The effective income tax rate for GSI was 35% for the nine months ended October 3, 1998 compared to 34% for the nine months ended September 27, 1997.

  NET INCOME (LOSS). Net loss for the nine months ended October 3, 1998 was $0.7 million or $0.06 per share, and net income for the nine months ended September 27, 1997 was $7.9 million or $0.63 per share, based upon 12.6 million weighted average common and dilutive potential common shares in each of the 1998 and 1997 periods.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents totaled $4.4 million on October 3, 1998 compared to $8.4 million on December 31, 1997. Notes payable to banks and the current portion of long-term debt increased to $7.0 million on October 3, 1998 from $4.2 million on December 31, 1997. During the first nine months of 1998, $4.5 million was used in operating activities, $4.2 million was provided by financing activities and $3.8 million was used in investing activities.

  Net loss of $0.7 million in the first nine months of 1998, supplemented by non-cash charges for depreciation and amortization and deferred compensation totaling $3.4 million, offset by $3.8 million non-cash income for the consideration received from RVSI pursuant to the litigation settlement and by a net increase in working capital of $3.0 million, resulting in $4.5 million used in operating activities.

  Cash flow from investing activities was primarily due to capital expenditures of $3.8 million including $2.6 million of equipment, $0.7 million of applications software for operations and $0.5 million of facility and leasehold improvements.

  GSI's revolving credit agreement with its lending bank provides for a maximum $20 million revolving credit facility. GSI also has $6 million in international credit lines. Borrowings under the $20 million revolving credit facility, of which $3.0 million were outstanding at October 3, 1998, bear interest at the London InterBank Offered Rate (LIBOR) plus one and one-half percent, or prime, determined at the time of borrowing, 8.25% as of October 3, 1998. The agreement requires compliance with certain financial ratios and expires December 31, 1999. The financial ratios relate to tangible net worth, the ratio of total liabilities divided by tangible net worth, quick ratio reflecting the relationship of the sum of cash and accounts receivable to current liabilities and pre-tax earnings coverage of interest expense. Borrowings under the international credit lines, of which $4.0 million denominated in yen were outstanding at October 3, 1998, currently accrue interest at a rate of 1.42%.

  GSI believes that existing cash, together with cash generated by future operations and the existing bank lines of credit, will be sufficient to satisfy anticipated cash needs to fund working capital and investments in manufacturing facilities and equipment for its existing businesses over the next twelve months. Longer term, working capital financing that may be required to respond to future growth of its business should be covered by the company's existing basic credit agreement. GSI may, however, from time to time, as market and business conditions warrant, invest in or acquire complementary businesses, products or technologies, and GSI may require additional equity or debt financings to fund such activities, which could result in additional dilution to GSI's shareholders.

FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

RESULTS OF OPERATIONS

  SALES. Total sales increased to $181.5 million in 1997 from $156.5 million in 1996 and $125.3 million in 1995. Sales of laser systems and components increased primarily due to increased unit volume of end-user systems, primarily reflecting growth in demand for the GSI's products used in semiconductor production and electronics manufacturing. Secondarily, sales in 1997 increased by approximately $4.8 million due to funding by two multinational companies for development of a laser patterning system for use in the manufacture of flat panel displays. Less than $1 million in revenues were anticipated during the following year to complete this development project. The increase in the sales of printers were primarily due to increased unit volume of printers and to the introduction of a new product in the fourth quarter of 1997. International sales, as a percentage of total sales, were 44% in 1997, 41% in 1996 and 47% in 1995. Sales in Asia were 27% and in Europe were 17% of total sales in 1997.

  GROSS PROFIT. Total gross profit was $86.7 million, or 47.8% of sales, in 1997, $71.7 million, or 45.8% of sales, in 1996 and $57.9 million, or 45.9% of sales, in 1995. Laser systems and components gross profit as a percentage of sales was 48.3%, 46.1% and 46.3% for the years 1997, 1996 and 1995, respectively. The improvement in the laser systems and components gross profit in 1997 was primarily due to an increase in sales into semiconductor and electronics manufacturing which typically involve sophisticated applications which generate a higher gross profit and, to a lesser content, improved absorption of labor and manufacturing overhead resulting from a 17% increase in production volume. Printers gross profit as a percentage of sales was 44.6% in 1997, 44.0% in 1996 and 43.9% in 1995.

  RESEARCH AND PRODUCT DEVELOPMENT. Research and product development expenses increased 21% to $22.3 million in 1997 (excluding a one-time expense relating to acquired in-process research and development associated with the acquisition of Reel-Tech) from $18.4 million in 1996 and $17.1 million in 1995. This increase in research and product development expenses was primarily due to the addition of personnel and related costs to support the development of new laser systems and components. Research and product development expenses as a percentage of sales have ranged between approximately 12% to 13% over the past three years. Because GSI believes that the development of new products is vital to its continued success, GSI expects to maintain similar levels of research and development expenses as a percentage of sales over the long term.

  SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $46.2 million in 1997, $39.5 million in 1996 and $33.1 million in 1995. These increases in selling, general and administrative expenses were primarily due to the addition of sales and marketing personnel and related costs and to additional sales commission expense incurred in supporting increased sales. Additionally, in 1997 legal costs increased by approximately $1.5 million as a result of defending various legal proceedings associated with GSI's acquisition of View Engineering. Selling, general and administrative expenses as a percentage of sales have ranged between approximately 25% to 26% over the past three years.

  ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. Acquired in-process research and development expense in 1997 of $10.6 million results from an independent appraisal of Reel-Tech's intangible assets acquired.

  INTEREST. Net interest was $464 thousand in 1997 compared to $272 thousand in 1996 and net expense of $682 thousand in 1995. These changes primarily reflect interest earned on cash raised in GSI's initial public offering in September 1995 and the repayment of View's revolving credit debt subsequent to View's acquisition by GSI in August 1996.

  FOREIGN EXCHANGE. Foreign exchange transactions resulted in a loss of $507 thousand in 1997 an $159 thousand in 1996 as compared to a gain of $331 thousand in 1995. The losses in 1997 and 1996 were due primarily to a weakening of the Japanese yen and major European currencies compared to the U.S. dollar at a time when GSI's net receivables denominated in these currencies were not fully hedged.

  INCOME TAX. The effective income tax rate for GSI was 33% in 1997, 45% in 1996 and 38% in 1995, compared to a United States Federal tax rate of 34%. GSI's effective tax rate for each year was benefited by research and development credits and by deductions associated with GSI's foreign sales corporation. GSI's effective rate for each year was increased by higher tax rates in many of the countries where GSI operates and by state income taxes. The high 1996 rate was the result of:

  .  a portion of merger expenses not being tax deductible; and

  . losses incurred at View prior to the effective date of the merger that could not be used to offset GSI's profit for tax purposes.

The 1995 rate reflects increased profits in GSI's foreign operations. GSI has provided a valuation allowance against View's net operating loss carryforwards and tax credits due to the uncertainty of their realizability as a result of limitations on their utilization in accordance with certain tax laws and regulations. View's operating loss carryforwards and tax credit carryforwards were approximately $4.3 million and $0.7 million, respectively, as of December 31, 1997 and are restricted to offsetting future profits in that business and their use is limited to approximately $1.2 million per year.

  NET INCOME. Net income was $5.1 million in 1997, $6.6 million in 1996 and $4.6 million in 1995. The decrease in net income in 1997 from 1996 was due to the $10.6 million acquired in-process research and development expense associated with the acquisition of Reel-Tech. The increase in net income in 1996 over 1995, despite one-time merger expenses and an increase in the effective tax rate associated with the acquisition of View, was primarily due to increased sales and a leveraging of operating expenses which grew at a lower rate than did the increase in sales.

  SUMMARY. GSI has experienced, and may continue to experience, fluctuations in operating results due to a variety of factors, including: the rate of growth of the markets for its products; market acceptance of GSI's products and those of its competitors; development and promotional expenses relating to the introduction of new products or new versions of existing products; changes in pricing policies by GSI and its competitors; the timing of the receipt of orders from major customers; the timing of shipments; and economic conditions in markets served by GSI. GSI's expense levels are based, in part, on its expectations as to future sales and, as a result, operating results would be disproportionately affected by a reduction in sales or a failure to meet GSI's sales expectations. GSI believes that its business has been, and is expected to continue to be, dependent upon its customers' capital expenditures which are, in turn, affected by cycles in the markets served by those customers. GSI's worldwide sales expose GSI to risks relating to economic conditions outside of the United States. GSI believes that recent and ongoing economic turmoil in certain Asian markets has reduced GSI's sales. It is difficult to predict the future effect of the Asian situation on GSI's results.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents totaled $8.4 million on December 31, 1997 compared to $17.7 million on December 31, 1996. In the Fall of 1995, GSI raised a net $27.7 million through its initial public offering of 2,585,000 shares of GSI Common Stock, inclusive of 335,000 shares exercised by the underwriters to cover over-allotments.

  A net $3.2 million was provided by operating activities during 1997. Net income of $5.1 million was supplemented by non-cash charges totaling $0.5 million for depreciation, amortization and deferred compensation, net of deferred income taxes and by $10.6 million for acquired in-process research and development, which is included in cash flows used in investing activities. In support of expanded business activity, accounts receivable and inventory increased by $19.9 million offset by an increase in payables and accrued expenses of $7.0 million.

  Cash flows in investing activities in 1997 include $12.4 million for the acquisition of Reel-Tech, representing cash expended. An additional $2.0 million of consideration for Reel-Tech was represented by the issuance of 75,118 shares of the GSI's Common Stock. Investing activities in 1997 also includes capital expenditures of $5.3 million. These expenditures were primarily for the purposes of adding manufacturing capacity, providing equipment for operating efficiencies within GSI's existing facilities and the acquisition and initial installation of a new company-wide information system platform. GSI began to occupy newly leased 78,000 square feet of additional manufacturing, research and office space in December 1997.

  GSI's revolving credit agreement with its lending bank, as amended in 1997, provides for a maximum $20 million revolving credit facility and $6 million in international credit lines. Borrowings under the $20 million revolving credit facility bear interest at the London InterBank Offered Rate (LIBOR) plus one and one-quarter percent or prime, determined at time of borrowing. Borrowings under the international credit lines, of which $4.2 million was outstanding at December 31, 1997, accrue interest at a negotiated rate approximating the prime rate in the applicable country. The agreement requires compliance with certain financial ratios and expires December 31, 1999.

YEAR 2000

  The use of computer programs written using two digits rather than four to define the applicable year gives rise to what is commonly referred to as the Year 2000 problem. The major areas being addressed by GSI in regards to Year 2000 compliance are internal operating systems, the installed base of products at customer sites and third party compliance issues.

  The efficient operation of GSI's business is dependant, in part, on its computer software and hardware. These systems are used in several key areas of GSI's business, including sales, purchasing, engineering, inventory control, manufacturing, service and financial reporting. GSI has been evaluating its systems to identify potential Year 2000 compliance problems. These actions are necessary to ensure that the programs and systems will recognize and accurately process the Year 2000 and beyond. Evaluation and planning phases have been completed. Based on present information, GSI believes its systems for operations will be Year 2000 compliant by the first quarter of 1999.

  GSI also continues to assess the impact of the Year 2000 issue on the operations of its products installed at customers. The installed base customers that have older products that are not Year 2000 compliant are being contacted and offered upgrade options. This effort should be complete by the third quarter of 1999.

  Finally, GSI is in the process of assessing its major suppliers' compliance with Year 2000 issues. This will be an ongoing effort through the next year. GSI believes that suppliers and customers present the area of greatest risk to GSI in part because of GSI's limited ability to influence actions of such third parties, and in part because of GSI's inability to estimate the level of impact of noncompliance of third parties throughout the extended supply chain. The most reasonably likely worst case scenario would involve non-performance by a supplier, which could delay production and delivery of product to customers.

  Independent of issues related to Year 2000, in 1995, GSI began a program to select, acquire and install a new hardware and software platform to replace its then current system which did not have the capacity to accommodate GSI's growth plans. Recent upgrades to such systems to make them Year 2000 compliant have been made by GSI's hardware and software providers under standard maintenance contracts at no additional cost to GSI. Because GSI has been upgrading its operations systems to newer applications which are Year 2000 compliant, it is anticipated that the future costs of the Year 2000 compliance for operations will not materially impact the financial results of GSI. Separate expenditures exclusively for Year 2000 compliance have been immaterial to date. However, the effect of third party impact cannot be quantified at this time because GSI cannot accurately estimate the magnitude, duration, or ultimate impact of noncompliance by suppliers, customers and other third parties that have no direct relationship to GSI. GSI believes that its competitors face a similar risk. Going forward GSI will continue to make every effort to identify and minimize that risk. Contingency plans include identifying second source suppliers for critical components, and review of accounts receivable statements with customers and preparing to assist customers in the event their accounts payable systems fail.

  To the extent this analysis discusses financial projections, information or expectations about GSI's products or markets, or otherwise makes statements about the future, such statements are forward looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the fact that GSI's sales have been, and are expected to continue to be, dependent upon customer capital equipment expenditures which are, in turn, affected by business cycles in the markets served by those customers. Other factors include continued volatility in the semiconductor industry and Asian markets, the risk of order delays and cancellations, the risk of delays by GSI's OEM customers in introducing their new products and market acceptance of those products incorporating subsystems supplied by GSI, similar risks to GSI in delays in new product introductions and market acceptance of its new products, and other risks detailed in this document.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth as of December 31, 1998 certain information regarding the beneficial ownership of GSI common stock and GSI Lumonics common shares by:

  . each of the persons or entities known by GSI to be the beneficial owners of more than 5% of the GSI common stock,

  .  each of the GSI named executive officers,

  .  each director of GSI and

  .  all directors and executive officers of GSI as a group (14 persons).

                                                                      NUMBER OF SHARES OF GSI
                                                                       LUMONICS COMMON STOCK  PERCENTAGE OF GSI
                           NUMBER OF SHARES OF GSI  PERCENTAGE OF GSI      BENEFICIALLY        LUMONICS COMMON
                          COMMON STOCK BENEFICIALLY   COMMON STOCK         OWNED (1) (2)      STOCK OUTSTANDING
                            OWNED (1) (2) (3)(4)     OUTSTANDING (3)        (3)(4)(10)               (10)
                          ------------------------- ----------------- ----------------------- -----------------
Pierre J. Brosens Sc.D.
 (5)(8).................            774,297                6.11%             1,042,978              3.06%
Jean I. Montagu (5)(6)..            400,000(7)             3.16%               538,800              1.58%
Charles D. Winston (9)..            133,079                1.05%               179,257                 *
Gregory S. Baletsa (9)..             66,660                   *                 89,791                 *
Thomas R. Swain (9).....             68,212                   *                 91,882                 *
Joseph A. Verderber
 (9)....................             65,076                   *                 87,657                 *
Victor H. Woolley (9)...             69,040                   *                 92,997                 *
Paul F. Ferrari (9).....            111,000                   *                149,517                 *
Woodie C. Flowers (9)...             31,400                   *                 42,296                 *
Richard B. Black, Ph.D.
 (9)....................             11,000                   *                 14,817                 *
Dorothy S. Zinberg,
 Ph.D. (9)..............              4,000                   *                  5,388                 *
Arthur R. Buckland (9)..              4,000                   *                  5,388                 *
All directors, nominees
 for director and
 executive officers as a
 group (14 persons).....          1,910,536               15.08%             2,573,492              7.54%

--------
  *Less than 1% of outstanding common shares

(1) The inclusion herein of shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed. Each stockholder's applicable share of ownership is based on 12,666,476 shares of common stock, excluding treasury shares, outstanding as of December 31, 1998 together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2) The amounts listed include the following shares of common stock that may be acquired within 60 days of December 31, 1998 through the exercise of stock options or warrants: Mr. Winston, 42,790 shares; Mr. Baletsa, 56,660 shares; Mr. Swain 9,248 shares; Mr. Verderber, 24,360 shares; Mr. Woolley, 45,840 shares; Mr. Ferrari, 18,500 shares; Mr. Black, 6,000 shares; Dr. Zinberg, 6,000 shares; Dr. Brosens, 2,000 shares; Mr. Buckland, 4,000 shares; Dr. Flowers, 2,000 shares; and all directors and executive officers as a group, 235,598 shares.
(3) The amounts of shares of GSI common stock listed do not include the following shares which may be acquired upon the achievement by GSI of certain performance goals: Mr. Baletsa, 15,000 shares; Mr. Winston, 75,000 shares; Mr. Swain, 5,000 shares; Mr. Verderber, 20,000 shares; Mr. Woolley, 15,000 shares. GSI does not expect to reach such performance goals within 60 days, and, thus, does not expect that such shares may be acquired by those persons within such time.
(4) Shares of GSI common stock subject to options and warrants that are currently exercisable within 60 days of December 31, 1998 are deemed to be beneficially owned by the person holding such option for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(5) Mr. Montagu resigned as an executive officer and director of GSI on April 17, 1997. Dr. Brosens resigned as an executive officer as of September 30, 1997 and a Director of GSI in October 1998.
(6) Address: 76 Walnut Place, Brookline, MA 02146.
(7) A number of the shares indicated in the table may be held by Mr. Montagu indirectly through a corporation or may be held jointly by Mr. Montagu and his wife.
(8) 34 Dundonald Road, Belmont, MA 02178.
(9) Address: c/o GSI, 500 Arsenal Street, Watertown, MA 02472
(10) Assumes the merger had occurred on December 31, 1998.

                              BUSINESS OF LUMONICS

CORPORATE HISTORY AND STRUCTURE

  Lumonics was incorporated by letters patent as Lumonics Research Limited under the laws of Ontario on November 26, 1970 for the purpose of producing lasers for scientific and research applications. By articles of amendment dated June 11, 1980, the company changed its name to Lumonics Inc. Lumonics first became a public company in 1980 and Lumonics common shares were listed on The Toronto Stock Exchange until 1989. From 1980 to 1988 annual revenues of Lumonics increased twelve-fold from Cdn$7.4 million to Cdn$87.5 million.

  In 1989, all of the outstanding Lumonics common shares were acquired by SHI Canada Inc. ("SHI"), a wholly-owned subsidiary of Sumitomo Heavy Industries, Ltd. ("Sumitomo"), and Lumonics ceased to be a public company. Sumitomo acquired Lumonics to expand its relationship with the company, which began in 1988 when Sumitomo became a value-added reseller of Lumonics' products in Japan. Sumitomo, a Tokyo Stock Exchange listed company, is one of Japan's leading manufacturers and builders of ships, heavy machinery and equipment, chemical plants, steel structures and bridges. Sales to Sumitomo, Lumonics' largest distributor, represented 10.7% of Lumonics' total sales in fiscal 1997.

  On September 28, 1995, Lumonics again became a public company and its shares were listed on The Toronto Stock Exchange. As part of the public offering, SHI participated in a secondary offering. On June 9, 1997 Lumonics completed a public offering of 2.0 million shares from treasury, with SHI participating in a secondary offering of 1.0 million shares. SHI completed a sale to the public of an additional 1.0 million shares on September 29, 1997.

  Lumonics has historically prepared and filed its consolidated financial statements in Canadian dollars and in accordance with Canadian GAAP. The consolidated financial statements of Lumonics included in this document have been prepared in accordance with US GAAP and have been recast in US dollars in accordance with US GAAP. The following discussion is based on the US GAAP financial statements. Lumonics shareholders are also referred to the Canadian GAAP Financial Statements Supplement in which Lumonic's consolidated financial statements prepared in accordance with Canadian GAAP are presented.

BUSINESS OF LUMONICS

  Lumonics is a world leader in the development, design, manufacture and marketing of laser-based advanced manufacturing systems, products and services. Lumonics' systems are used in highly automated manufacturing environments for cutting, drilling and welding and for coding and marking a wide range of products. In addition to lasers, Lumonics' systems often include precision or fibre optics, proprietary control software, robotics, machine vision, motion control and parts handling.

  Lumonics' laser systems are sold to a variety of targeted industrial markets. Some markets, such as the semiconductor, electronics, aerospace, medical device manufacturing and nuclear energy industries have used laser systems as enabling technologies where precision, reliability, speed, process quality and flexibility are essential. Other industries, such as automotive and packaging, have used laser systems less frequently and for a more limited range of applications, although utilization of lasers in these markets is increasing. Still other industries, such as consumer products manufacturing, are characterized by comparatively low utilization of laser systems.

  The following table sets forth sales to Lumonics' primary markets and each market's primary applications for the nine months ended September 30, 1998:

        MARKET       % OF SALES PRIMARY APPLICATIONS
        ------       ---------- --------------------
   Semiconductor         11%    Marking of wafers and integrated circuits
   Electronics           21     Micro welding, wire stripping, component
                                identification
   Automotive             8     3-D cutting, body welding, component
                                identification
   Aerospace             10     Engine drilling, wire identification, welding
                                components
   Packaging              8     Marking of packages (food, pharmaceuticals) and
                                bottles
                                (beer, wine)
   Emerging              20     Spot welding, metal marking, remote welding
   Parts and Service     22
                        ---
                        100%

  Lumonics markets its systems worldwide in more than 40 countries through its global distribution network, which includes 13 sales offices in North America, Europe and Asia-Pacific and 45 independent distributors and agents in 30 countries. Lumonics has seven manufacturing facilities located in Canada, the United States and the United Kingdom.

  Many of Lumonics' customers are among the largest global participants in their respective industries. Approximately 60% of the company's sales in 1997 were generated from existing customers.

CORPORATE STRATEGY

  Lumonics' objective is to maintain and enhance its market position and to use its competitive advantages to establish leadership positions for additional applications and in other targeted industries. The strategies to achieve this goal are:

  One Lumonics--Lumonics is managed as an integrated business combining its worldwide skills and capabilities to increase market share and to maximize its profitability. Employees operate in an environment in which they are provided with information about Lumonics' systems, services and operational activities and are encouraged to work together to use all of the Lumonics' resources in delivering value-added total solutions to meet customer needs in targeted markets.

  Total Solutions--Lumonics focuses on identifying for its customers the solutions which the Lumonics' systems represent, rather than on the systems themselves. To grow market share, Lumonics delivers turn-key, total solutions which add value to manufacturing processes, are customer-defined and Lumonics-developed.

  Industry Focused Operations--Lumonics concentrates its marketing activities on the advanced manufacturing segments of the Semiconductor, Electronics, Aerospace, Automotive and Packaging industries. These industries were targeted because of their projected growth rates and utilization of advanced manufacturing processes and because of Lumonics' established market presence.

  Rapid Response Organization--Lumonics recognizes that being a customer driven organization is key to its continued growth. With approximately 60% of the Lumonics' sales in 1997 generated from existing customers, the timeliness and effectiveness of all customer interaction is a high priority. In 1994, Lumonics successfully implemented 24 hour, 365 day a year, field service support in North America. This field service support has subsequently been extended to both Europe and the Asia-Pacific region.

  Global Perspective--Lumonics provides its total solutions in the principal geographic locations in which its customers operate. The company recognizes the global nature of its customer base as well as the important regional areas in which certain of the targeted industries operate. This strategy exploits Lumonics' international manufacturing capability and global distribution and service network to serve its multinational and regional customers.

  People Development--Lumonics believes that its human resources are integral to its profitable growth. Lumonics makes a significant investment in human resources through personnel development and training programs at all levels of the organization.

  Profitable Growth--Lumonics achieves its growth by developing new products internally and by acquiring complementary product lines and technology which enhance Lumonics' position in the targeted industries. Lumonics' global distribution and service network and the size and nature of its existing customer base position Lumonics to profitably add new technologies, products and systems to its existing product offerings.

  Since the implementation of the strategies outlined above, Lumonics has generated a 130% increase in sales, from $77.0 million in 1992 to $177.3 million in 1997, and a 156% increase in gross profit, from $25.7 million in 1992 to $65.9 million in 1997. Net income in 1997 was $11.9 million and order backlog as at December 31, 1997 was $45 million.

ACQUISITIONS AND STRATEGIC RELATIONSHIPS

  In addition to growing its level of internally generated sales, expanding through acquisitions and strategic relationships is an integral component of Lumonics' strategy. Lumonics seeks to acquire complementary products and technologies which can be integrated easily into Lumonics' global distribution and service network. Lumonics has a history of expanding its product lines by acquiring laser-based technologies and systems from others and entering into strategic relationships which increase penetration of targeted markets.

 ACQUISITIONS

  The purchase in June 1993 of the Xymark(R) line of advanced laser marking systems enabled Lumonics to expand the portfolio of laser-based marking systems it offers to the Packaging industry. Xymark systems also provide Lumonics with technology that may be applied in other markets in which Lumonics operates. Since the purchase of Xymark for approximately $3.8 million, annual unit sales of Xymark systems have more than tripled.

  In June 1996, Lumonics acquired substantially all of the assets and technology of Hobart Laser Products Inc. for approximately $4.4 million. Hobart technology extends Lumonics' high-power, solid state product range giving Lumonics more potential applications within the target markets. Hobart's high-power laser systems have been integrated into Lumonics' core product offerings as the MultiWave(TM) 3000 and MultiWave(TM) 1500.

  In June 1998, Lumonics made a technology acquisition for approximately $1.1 million, acquiring Meteor Optics Inc., of Glendale, Arizona which specializes in manufacturing fibre optics - a key component in the beam delivery of higher-powered YAG lasers. Meteor Optics has been a valued supplier to Lumonics for several years and has now been renamed Lumonics Phoenix Operations.

 STRATEGIC RELATIONSHIPS

  In forming and evaluating strategic relationships, Lumonics seeks:

  .  to achieve greater market penetration into its target markets;

  .  to develop new markets for Lumonics' systems;

  . to provide Lumonics with additional products to manufacture, sell and distribute into its target markets.

CUSTOMERS

  Lumonics has over 1,000 customers, many of whom are among the largest global participants in their respective industries. Lumonics's customers include:

SEMICONDUCTOR&
ELECTRONICS        AEROSPACE         AUTOMOTIVE            PACKAGING         OTHER
--------------     ---------         ----------            ---------         -----
Lucent             Beech Aircraft    Audi                  Allied Lyons      British Nuclear Fuels
Canon              Boeing            Bosch                 Allied Distillers Cardiac Pacemakers
Hewlett Packard    British Aerospace BMW                   Carlsberg         Corning
IBM                General Electric  Chrysler              Coca-Cola         Gillette
Intel              Lockheed          Ford                  General Foods     Johnson & Johnson
Motorola           McDonnell Douglas General Motors        Glaxo             Solar Turbine
Nortel             Pratt & Whitney   Harley Davidson       Kellogg's         Westinghouse
Philips            Rolls Royce       Kelsey Hayes          Labatts           Whirlpool
Texas Instruments  SNECMA            Nippon Denso          Procter & Gamble
Toshiba                              Pico Industrial Tools United Distillers
Yamaha                               Toyota                Seagrams
                                     Volvo
                                     Honda
                                     Magna

SALES, MARKETING AND DISTRIBUTION

  Lumonics' systems are marketed in more than 40 countries. Lumonics has 53 direct sales personnel operating in 12 sales offices located in eight countries. In addition, Lumonics has 45 independent distributors and agents in 30 countries. For the nine months ended September 30, 1998, 6% of sales were in Canada, 43% of sales were in the United States, 27% were in Europe, 12% were in Japan and 12% were in Asia-Pacific.

  Lumonics directs its worldwide sales and marketing activities from Oxnard, California. In Europe, Lumonics maintains offices in the United Kingdom, Germany, France, and Italy. Sales offices are maintained in Singapore and Malaysia to cover the Asia-Pacific market outside of Japan. In Japan, Lumonics' principal distributor is Sumitomo, which accounted for 10.7% of Lumonics' total sales in 1997.

  Independent distributors and agents market Lumonics' systems in areas such as Eastern Europe, South Korea, People's Republic of China, Australia and Latin America.

  All direct sales staff and distributors are trained on Lumonics' systems, services and operational activities, and are given information on industry trends and applications. Sales and marketing teams identify new opportunities based on customers' medium to long term manufacturing requirements. Internal and external resources are used to develop and implement industry and country-specific marketing strategies which are shared across Lumonics' sales and marketing network.

  Once a sales opportunity has been identified, Lumonics tries to provide the optimal solution to satisfy a customer's application requirements. Lumonics provides customers with process diagnostic and verification techniques, as well as specialized training in the operation and maintenance of its systems.

ORDER BACKLOG

  Backlog is defined by Lumonics as an unconditional purchase order for a product to be delivered within the next twelve months, although typical delivery dates average eight to 12 weeks from the date an order is placed. As at December 31, 1997 Lumonics' order backlog was $45 million. As at December 31, 1996 order backlog was $46 million. Backlog at September 30, 1998 was $36 million. Backlog at September 30, 1997 was $51 million.

CUSTOMER SERVICE AND REPLACEMENT PARTS

  One of Lumonics' principal strategies is to focus on customer service. Recognizing the importance of its existing and growing installed base Lumonics follows its customers into new geographic regions by providing local service and support. Lumonics has 166 customer service personnel of which 85 are field service technicians located in 10 countries. Lumonics' field service and in-house technical support personnel receive ongoing training with respect to Lumonics' laser-based systems, maintenance procedures, laser-operating techniques and processing technology. Most of Lumonics' distributors also provide customer service and support.

  Many of Lumonics' laser systems are operated 24 hours a day in high speed, quality intensive manufacturing operations. Accordingly, in 1994 Lumonics successfully launched 24-hour, 365-day-a-year service support to its North American customers. This support includes field service personnel who reside in close proximity to Lumonics' installed base. Lumonics has subsequently extended this support to Europe and the Asia-Pacific region.

  Lumonics' approach to the sale of replacement parts is closely linked to Lumonics' strategic focus on rapid customer response. Lumonics provides same or next day delivery of parts worldwide to minimize disruption to a customers manufacturing operations. Lumonics generally expects to provide after sale parts and service for seven to ten years. Lumonics' growing base of installed systems is expected to continue to generate a stable source of parts and service sales.

LASER SYSTEMS

  More than 14,000 of Lumonics' laser systems have been sold since 1970, including those sold by entities which have since been acquired by Lumonics. Lumonics currently offers a range of laser-based systems of which there are ten principal product lines.

  Lumonics' systems can be used in a variety of applications, including robotic welding of automobile bodies, precision hole drilling in jet engine turbo fans for the Aerospace industry and land-based turbines, and marking silicon wafers in the manufacture of semiconductor microchips. Lumonics' range of products, breadth of technology, ability to offer customized solutions and 28 years of application and laser processing expertise allow Lumonics to satisfy customers' needs for enhanced productivity.

  Lumonics' systems can be divided into two core application areas:

  .  cutting, drilling and welding (materials processing);

  .  coding and marking.

  In addition to lasers, Lumonics' systems often include precision or fibre optics, proprietary control software, robotics, machine vision, motion control and parts handling.

  The following is a description of Lumonics' principal product lines:

CUTTING, DRILLING AND WELDING SYSTEMS

 JK700 Series

  Lumonics' JK700 Series laser systems incorporate advanced solid state laser technology to produce efficient, reliable, dependable and accurate production systems. The JK700 systems operate at uniform energy density, offer improved process efficiency and require less energy to be used. These systems use Lumonics' patented power supply, allowing a wide range of applications, including drilling cooling holes in jet engine turbo fans, seam welding cardiac pacemakers and welding automotive parts such as ignition components, fuel injector assemblies and smog detection sensors. These systems also permit high speed, repetitive processing which maximizes production rates. The JK700 Series can be readily linked with robotics systems to provide manufacturers with a flexible production tool. The current price range for a JK700 system is $100,000 to $250,000.

 LuxStar(TM)

  The introduction by Lumonics of the LuxStar laser welding system in 1993 brought its high power, state-of-the-art laser expertise to lower power, high volume applications. The LuxStar produces welds that would be difficult or impossible for conventional welding systems to produce. The product's low heat input prevents damage or distortion to surrounding components. In addition, Lumonics' proprietary control software ensures reliable laser output and consistent weld quality. The LuxStar is compact, with its laser beam deliverable through flexible fibre optics, and is used in the Electronics industry for welding micro components in the manufacture of televisions, computers, hard disk drives and related applications. As with Lumonics' other laser systems, there is no tool wear since the laser does not come in contact with the workpiece. Current prices for a LuxStar system range from $60,000 to $150,000.

 MultiWave(TM)

  Lumonics' MultiWave laser product line was introduced in 1993. Since then the product line has been expanded by the acquisition of Hobart Laser Products in 1996 adding the MultiWave 3000 and MultiWave 1500, and by the development of Lumonics' latest high power laser, the MultiWave Auto, launched in late 1997. MultiWave systems produce continuous and modulated power with high throughput speeds and power flexibility to achieve cutting and high speed, deep penetration welding in reflective materials. MultiWave is often integrated with customers' robotic systems. MultiWave is used in various applications, including processing of zinc coated materials and aluminum in the Automotive industry, deep penetration welding for energy and petrochemical applications, and processing reflective or difficult materials in the manufacture of both airframes and turbines in the Aerospace industry. The current price range for a MultiWave system is $125,000 to $400,000.

 Laserdyne(R)

  Laserdyne systems provide fully integrated motion and laser control on multi-axis, articulated machines. These systems incorporate proprietary control software and permit high speed, precision processing of large parts where the workpiece cannot be in motion during processing. Laserdyne systems are used in the manufacture and repair of jet aircraft engines, and trimming of aerospace and automobile stampings and other large formed parts. Laserdyne systems can be integrated with automated guided vehicles and conveyor systems. The current price range for a Laserdyne system is $625,000 to $950,000.

 ScreenCut(TM)

  ScreenCut laser stencil cutting systems are designed to reduce the time to produce solder stencils in the printed circuit board industry by combining fast conversion of design files with a state-of-the-art linear motor based laser cutting system. The ScreenCut laser system is used for cutting stencils as an alternate to or, in some cases, a complement to the traditional, photochemical machining process. ScreenCut systems sell for approximately $350,000.

 INDEX(R)/IMPACT(R)

  INDEX and IMPACT laser systems are used for cutting and drilling thin materials with very high resolution and precision such as drilling via holes of sizes less than 20 microns in flexible printed circuit boards. Current prices for INDEX and IMPACT systems range from $60,000 for a single laser to $600,000 for a turn-key system.

CODING AND MARKING SYSTEMS

 LaserMark(R)

  The LaserMark system, which was pioneered by Lumonics in 1976, was the world's first industrial laser-based marking system. LaserMark, which Lumonics continues to upgrade and enhance, provides flexible, reliable, programmable, clean and safe marks for the Electronics and Packaging industries. As a result, LaserMark is still a market leader with over 3,000 systems installed to date. LaserMark provides high speed, non-contact coding without ink, thereby allowing clean, permanent and attractive date and batch coding on a wide range of materials including paper, foil, glass, plastics, coated metals and ceramics. LaserMark systems currently range in price from $40,000 to $100,000.

 WaferMark(R)

  Lumonics' WaferMark laser systems are used for marking silicon wafers used in the Semiconductor manufacturing industry. Lumonics' position as a principal supplier of wafer marking laser systems enables it to work closely with customers and to keep current with their future development needs and activities. The current generation of WaferMark systems incorporates advanced robotics to provide debris free marking of high density silicon wafers along an automated production line. WaferMark systems currently range in price from $160,000 to $500,000.

 LightWriter(R)

  LightWriter systems are used for tracing and regulatory compliance purposes on various materials including metals, plastics and ceramics. Applications include serializing micro processors in the Semiconductor industry, coding automotive airbag assemblies and engraving surgical instruments. The current price range for a LightWriter system is $55,000 to $85,000.

 Xymark(R)

  Xymark high speed dot matrix laser coding systems complement the LaserMark(R) product line. Xymark systems can be programmed and adjusted to vary the length, character style and height of a mark. These systems use Lumonics' proprietary software and are employed in a wide variety of applications such as marking food packages, bottles and beverage containers. Prices for Lumonics' Xymark systems currently range between $20,000 and $50,000.

 Other Systems and Products

  Other systems and products offered by Lumonics include diode-pumped solid state lasers, various custom designed systems, precision optical components and fiber optics.

COMPETITION

  The market for laser-based advanced manufacturing systems is fragmented, and includes a large number of competitors, many of which are small or privately owned or which compete with Lumonics on a limited geographic, industry-specific or application-specific basis. Lumonics also competes in certain target markets with competitors which are part of large industrial groups. Lumonics believes it has the largest market share for many applications in the markets in which its systems are sold. Companies such as ESI, GSI, Trumpf-Haas, Mazak, NEC and Rofin-Sinar compete in certain of the markets in which Lumonics operates. However, in Lumonics' opinion, none of these companies competes in all of the industries, applications and geographic markets currently served by Lumonics.

  Lumonics also competes with manufacturers of conventional non-laser products in applications such as welding, drilling, cutting and marking. Lumonics believes that as industries continue to modernize, seek to reduce production costs and require more precise and flexible manufacturing, the features of laser-based systems will become more desirable than systems incorporating conventional manufacturing techniques and processes.

PRODUCTION AND OPERATIONS

  Lumonics' systems are manufactured in seven locations: two in the Ottawa area, one in each of Minnesota and California and Phoenix and two in the United Kingdom.

  Lumonics' in-house manufacturing includes only those manufacturing operations which are critical to achieve quality standards or protect intellectual property. Such operations include process development, sub-assembly, testing, proprietary software design and hardware/software integration. Lumonics minimizes the number of suppliers and component types but, wherever practicable, it has at least two sources of supply for key items. Lumonics is not dependent on any supplier and has not experienced difficulty in obtaining necessary materials and components.

  Lumonics is committed to meeting internationally recognized manufacturing standards. Lumonics facilities with ISO 9001 certification include: its two facilities in England, its Kanata, Ontario facility, and its California facility. Lumonics intends to apply for certification of all of its manufacturing sites.

  Lumonics is subject to various federal, provincial, state and local provisions concerning the discharge of materials into the environment or otherwise relating to the protection of the environment. Lumonics believes it is currently in compliance with these provisions and that continued compliance with current provisions will not have a material impact on its capital expenditures in the current year or in future years. Lumonics also believes that continued compliance with current provisions will not impact on the earnings and competitive position of Lumonics and its subsidiaries. It should be noted that future regulations could be enacted which could require Lumonics to purchase costly capital equipment or otherwise incur substantial expenses in order to comply with those new regulations.

RESEARCH AND DEVELOPMENT

  Lumonics' research and development activities are directed at meeting customers' manufacturing needs and application processes. Core technologies include gas and solid state lasers, precision optics, electronic power supplies, fibre optics, control systems and systems integration. Lumonics strives for customer-driven development activities and promotes the use of alliances with key customers and joint development programs in a wide range of its target markets.

  Lumonics has 157 employees engaged in product research and development. Lumonics' research and development activities are carried out in five locations around the world and are centrally coordinated and managed. Interaction and communication among research and development personnel throughout Lumonics promote a sharing of their cumulative expertise. Lumonics maintains strong links with leading industrial, government and university research laboratories around the world, including Sumitomo's corporate technology group. Such linkages include funding of doctoral and post-doctoral research, joint development programs with research institutes and personnel exchange programs with universities and other research organizations.

  For the nine months ended September 30, 1998, Lumonics' research and development expenditures represented 9.1% of sales, compared to 6.8% of sales for the same period in 1997. During the years ended December 31, 1997, 1996 and 1995 the following amounts were spent on research and development activities:
$12.0 million; $11.9 million; and $7.1 million, respectively. During these years, the amount of expenditures on customer-sponsored research activities was not material in comparison to total research and development activities for each year. R&D investments during the past two years have resulted in the introduction of 5 new products which are targeted across all major markets.

PATENTS AND INTELLECTUAL PROPERTY

  Lumonics has intellectual property which includes patents, proprietary software, technical know-how and expertise, designs, process techniques and inventions. While policies and procedures are in place to protect critical intellectual properties, Lumonics believes that its success depends to a larger extent on the innovative skills, know-how, technical competence and abilities of Lumonics' personnel.

  Lumonics protects its intellectual property in a number of ways including, in certain circumstances, through patents. Lumonics has sought patent protection primarily in the United States. Some patents have also been registered in other jurisdictions including Great Britain, Japan and Germany. Lumonics currently holds 24 separate patents for inventions relating to lasers, processes and power supplies. In addition, Lumonics requires its employees and certain of its customers, suppliers, distributors, agents and consultants to enter into confidentiality agreements to further safeguard Lumonics' intellectual property.

LEGAL PROCEEDINGS

  A party has commenced legal proceedings in the United States against a number of U.S. manufacturing companies, including companies which have purchased systems from Lumonics. The plaintiff in the proceedings has alleged that certain equipment used by these manufacturers infringes patents claimed to be held by the claimant. While Lumonics is not a defendant in any of the proceedings, seven of Lumonics' customers have notified Lumonics that, if the party successfully pursues infringement claims against them, they may require Lumonics to indemnify them to the extent that any of their losses can be attributed to systems sold to them by Lumonics. While Lumonics does not believe that the outcome of these claims will have a material adverse effect upon Lumonics, there can be no assurance that any such claims, or any similar claims, would not have a material adverse effect upon Lumonics' financial condition or results of operations.

HUMAN RESOURCES

  As at September 30, 1998, Lumonics had 930 employees in the following departments:

                                                            NUMBER OF
                                                            EMPLOYEES PERCENTAGE
                                                            --------- ----------
   Production and Operations...............................    346        37%
   Customer Service........................................    166        18%
   Sales, Marketing and Distribution.......................    148        16%
   Research and Development................................    157        17%
   Administration..........................................    113        12%
                                                               ---       ---
     Total.................................................    930       100%

  Lumonics believes in the principle of performance-linked compensation. Most employees of Lumonics participate in a profit sharing program which provides for payments determined on the achievement of annual operating targets and calculated as a percentage of base salaries. Lumonics considers its employee relations to be satisfactory.

PRINCIPAL PROPERTIES

  The following table lists the location and additional details of Lumonics' principal manufacturing facilities and properties:

                    APPROX.
                    FLOOR AREA
 LOCATION           (SQ. FT.)          OWNERSHIP            USE
 --------           ----------         ---------            ---
 CANADA
 Kanata, Ontario    74,000             Owned                Corporate head office,
                                                            manufacturing operations and
                                                            research & development
 Nepean, Ontario    40,900 (two sites) Owned                Manufacturing operations for
                                                            custom optics
 UNITED STATES
 Livonia, Michigan  30,000             Leased; lease        North American customer support
                                       expires March 31,    center, product demonstration
                                       2000                 facility and parts depot
 Eden Prairie,      69,000             Leased; lease        Manufacturing operations and
 Minnesota                             expires June 1999;   research & development
                                       no option to renew
 Oxnard, California 44,000             Leased; lease        Manufacturing operations and
                                       expires June 30,     research & development
                                       2004; option to
                                       purchase
 Phoenix, Arizona   6,000              Leased; lease        Manufacturing operations for
                                       expires July 2000    customer fibre optics
 UNITED KINGDOM
 Rugby, England     110,000            Owned                Manufacturing operations and
                                                            research & development
 Hull, England      35,000             Leased; lease        Manufacturing operations and
                                       expires June 2002;   research & development
                                       no option to renew
 CONTINENTAL EUROPE
 Munich, Germany    29,600             Leased; lease        European customer support center,
                                       expires January      product demonstration facility
                                       2013; option to      and parts depot
                                       renew
 ASIA-PACIFIC
 Singapore          5,800              Leased; lease        Asia-Pacific customer support
                                       expires February,    center, product demonstration
                                       2002 option to       facility and parts depot
                                       renew

  Additional sales and services offices are located in France, Italy, Belgium, Malaysia and Brazil. These offices are in leased facilities occupying a total of approximately 7,000 square feet.

OTHER DEVELOPMENTS

  On July 15, 1998, Lumonics announced its intention to make a normal course issuer bid to repurchase up to 855,550 common shares, representing 5% of the 17,111,026 common shares outstanding as of July 15, 1998. The issuer bid became effective July 17, 1998 and will not extend beyond July 16, 1999. Purchases will be made from time to time at the then prevailing open market prices and paid out of general corporate funds. All repurchased shares are to be canceled. No shares will be knowingly purchased from Lumonics insiders or their affiliates.

  During the period from July 21, 1998 to August 10, 1998, Lumonics purchased 94,900 shares in the open market under the normal course issuer bid. Since August 10, 1998 no further shares have been repurchased by Lumonics.

NEW PRODUCTS

  Consistent with its plans to introduce new laser-based systems this year, Lumonics launched its Impact(R) GS-600 system into the electronics market early in the second quarter. This innovative system, which incorporates two types of lasers, enables customers to drill blind vias (very precise holes) in every type of circuit construction and material commonly used for printed wire board fabrication. Drilling speeds can reach 600 holes per second depending on the material being processed, and the system can create holes as small as 0.025 millimeters in diameter.

EXPANSIONS

  Mid-way through the second quarter of 1998, Lumonics opened a new 20,000 square foot European regional customer center in Munich, Germany. Housing 14 application labs where customers test their material samples on Lumonics laser systems, this facility has attracted considerable attention since its opening and is the centerpiece of Lumonics' European sales and support network.

  Lumonics has now completed phase one of a two-phase building and consolidation program in Rugby, England. Phase one involved constructing an extension to its main facility and moving personnel to allow for refurbishment to begin on the older section of the main building. When phase two is complete in the first quarter of 1999, Lumonics will have consolidated three buildings into one facility.

  Late in the second quarter of 1998, Lumonics established its first service and future sales office in Brazil. This will allow Lumonics to support customers in the large and emerging markets of South America.

  Lumonics has negotiated an operating lease on a new 55,000 square-foot, purpose-built facility in Livonia, Michigan, to relocate and expand its North American regional customer center. This facility is expected to be ready for occupancy in June, 1999. Lease payments under the agreement will be finalized in 1999 but are expected to be approximately $500,000 per year for 5 years.

  Lumonics has also negotiated an operating lease on a new 100,000 square-foot, purpose-built facility in Eden Prairie, Minnesota, to relocate and expand its current Eden Prairie manufacturing facility. This facility is expected to be ready for occupancy in July, 1999. Lease payments under the agreement will be finalized in 1999 but are expected to be approximately $600,000 per year for 5 years.

SELECTED FINANCIAL DATA

  Lumonics has historically prepared and filed its consolidated financial statements in Canadian dollars and in accordance with Canadian GAAP. The selected financial information of Lumonics set forth below has been prepared in accordance with US GAAP, and has been recast in US dollars in accordance with US GAAP. Lumonics shareholders are also referred to the Canadian GAAP financial statement supplement in which Lumonic's consolidated financial statements prepared in accordance with Canadian GAAP are presented.

  The following table presents selected historical income statement and balance sheet data of Lumonics. The balance sheet data presented below as of December 31, 1993, 1994, 1995, 1996 and 1997 and the income statement data presented below for each of the years in the five year-period ended December 31, 1997 are derived from Lumonics' consolidated financial statements which have been audited by Ernst & Young LLP, independent chartered accountants. The financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the report of Ernst & Young LLP relating thereto are included elsewhere in this joint proxy statement/prospectus. The balance sheet data presented below as of September 30, 1997 and 1998 and income statement data for the nine-month periods ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements, which, in the opinion of Lumonics management, contain all adjustments, consisting of normal recurring accruals, necessary for fair presentation of the financial position and results of operations for these periods. The operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year. The data should be read in conjunction with Lumonics' financial statements and related notes and Lumonics' Management's Discussion and Analysis of Financial Conditions and Results of Operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING
RESULTS

OVERVIEW

  Lumonics is a world leader in development, design, manufacture and marketing of laser-based advanced manufacturing systems for the semiconductor, electronics, aerospace, automotive, aerospace and packaging markets. Lumonics also sells to other emerging markets such as consumer products, medical device manufacturing and nuclear energy.

  For the years ended December 31, 1997, 1996 and 1995 Lumonics achieved annual sales growth of 15%, 22% and 28% respectively. For the first nine months of 1998 sales declined 14% from the corresponding period of 1997. Product prices have remained relatively stable during the periods covered by this discussion, and price fluctuations did not have a material effect on reported gross profit. A significant portion of sales are made in foreign currencies. Fluctuations in currency exchange rates, particularly in the U.S. dollar, the Japanese yen and European currencies can impact Lumonics' sales and expenses. During 1996, Lumonics continued to make significant investments in its distribution channels and accelerated product development programs to strengthen its position in selected markets and acquired the assets of Hobart Laser Products Inc. in June 1996. In May 1997, Lumonics raised a net $35.7 million through a public offering of two million Lumonics Common Shares.

  Lumonics sales have been and are expected to continue to be heavily dependent upon its customers capital expenditures which are in turn affected by cycles in the markets served by those customers. Lumonics' strategy is to expand applications for its products into different and varied markets to limit its dependency on any one market, but it may not always be successful in doing so.

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

RESULTS OF OPERATIONS

  SALES.

  Due to continued cyclical weakness, sales in the semiconductor industry were down 58.2% in the first nine months of 1998 compared to the corresponding period in the prior year. Automotive sales were off 38.1% in the first nine months of 1998 due to lower capital spending by North American automotive companies. Packaging market sales were essentially flat over the first three quarters of 1998. The emerging markets, which include a variety of customers in diverse industries, recorded an 18.7% increase over the first nine months, primarily as a result of increased demand from customers in the medical device, consumer products and other markets.

  In the electronics market, sales for the nine months ended September 30, 1998 were up 28.9% primarily as a result of increased demand for systems from the printed circuit board industry. Lumonics' aerospace market declined in the first nine months of 1998 of 17.3% compared with the same period in 1997, primarily due to a decline in demand for systems from the aerospace sector in North America. The parts and service business declined 6.0% primarily as a result of a slowdown in the semiconductor industry.

  SALES BY MARKET. Lumonics sales mix, that is the relative weighting of sales among its target markets, has shifted this year because of the semiconductor decline. As a point of reference, semiconductor sales accounted for 11% of sales in the first nine months of 1998 versus 22% of sales in the first nine months of 1997.

  The table below sets forth sales (in millions of $) by market for the periods covered by this discussion.

                                                    INCREASE
                                                   (DECREASE) NINE MONTHS ENDED
                         NINE MONTHS ENDED  % OF   OVER PRIOR   SEPTEMBER 30,   % OF
                         SEPTEMBER 30, 1998 TOTAL    PERIOD         1997        TOTAL
                         ------------------ -----  ---------- ----------------- -----
Semiconductor                  $12.0        10.9%    (58.2)%        $28.7       22.4%
Electronics.............        23.2        21.1      28.9           18.0       14.0
Automotive..............         9.1         8.2     (38.1)          14.7       11.4
Aerospace...............        11.0        10.0     (17.3)          13.3       10.4
Packaging...............         9.4         8.5      (6.0)          10.0        7.8
Emerging................        21.6        19.6      18.7           18.2       14.2
Parts and Service.......        23.9        21.7      (5.9)          25.4       19.8
                               -----        ----                    -----       ----
Total                          110.2        100%                    128.3        100%

  SALES BY REGION. On a geographic basis, sales in Europe increased 26.1% in the first nine months of 1998 compared to the first nine months of 1997, a result of activities to reorganize and enlarge the European sales and service staff and a generally improving market. Sales declined 14.7% in Canada because of a decline in sales to the automotive sector. Sales declined in the United States due to a weak semiconductor market and lower capital spending in automotive and aerospace markets. Sales declined in Latin and South America following lower demand from the packaging market. The performance of Asia-Pacific and Japanese markets was generally weak, primarily because of a weak semiconductor market and a decline in economic activity in those regions.

  The table below sets forth sales (in millions of $) to each geographic region for the periods covered by this discussion.

                                                    INCREASE
                                                   (DECREASE) NINE MONTHS ENDED
                         NINE MONTHS ENDED  % OF   OVER PRIOR   SEPTEMBER 30,   % OF
                         SEPTEMBER 30, 1998 TOTAL    PERIOD         1997        TOTAL
                         ------------------ -----  ---------- ----------------- -----
Canada..................       $  6.4        5.8%    (14.7)%       $  7.5        5.8%
United States...........         47.2       43.2     (28.4)          65.9       51.4
Latin and South Ameri-
 ca.....................          0.4        --      (71.4)           1.4        1.1
Europe..................         30.0       27.2      26.1           23.8       18.6
Japan...................         12.9       11.7     (11.6)          14.6       11.4
Asia-Pacific............         13.3       12.1     (11.9)          15.1       11.7
                               ------       ----                   ------       ----
Total                           110.2        100%                   128.3        100%

  BACKLOG. Order backlog as of September 30, 1998 was $36 million down 29.0% from $51.0 million as of September 30, 1997 due to factors described above.

  GROSS PROFIT MARGIN. Due to lower overall sales volume, declines in sales of higher margin products, varying levels of capacity use at Lumonics' manufacturing plants, cost overruns on large and custom systems, and costs associated with consolidating UK (Rugby) facilities, Lumonics generated lower gross profit and margin in 1998. For the nine months ended September 30, 1998, gross profit was $31.9 million (28.9% margin) versus $48.7 million (38.0% margin) in the nine months ended September 30, 1997. Gross margin in 1998 also reflects additional inventory provisions totaling $1.4 million charged to cost of goods sold in the second quarter of 1998.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the first nine months of 1998 expenses increased $0.3 million from the corresponding period in 1997. The increase is primarily attributable to the expansion of Lumonics worldwide direct sales force.

  RESEARCH AND DEVELOPMENT EXPENSES. Expenses increased by $0.7 million in the first nine months of 1998 compared with the first nine months of 1997. Investments in development programs for new products targeted at the aerospace and electronics markets and a reduction in external funding accounted for the increase in expenses during the period.

  RESTRUCTURING CHARGE. In an effort to align operating expenses with anticipated sales volumes of $30 million to $36 million per quarter until at least the first quarter of fiscal 1999, Lumonics incurred a pre-tax restructuring charge during the nine months ended September 30, 1998 of $2.0 million for severance costs related to a 15% downsizing of Lumonics' global workforce (to reduce the number of employees from 1,066 at March 31, 1998). As well, inventory provisions totaling $1.4 million were charged to cost of goods sold.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents totaled $25.9 million on September 30, 1998 compared to $56.8 million on December 31, 1997. Bank indebtedness decreased to $5.1 million on September 30, 1998 from $15.2 on December 31, 1997. Bank indebtedness at September 30, 1998 bore interest at 7.0%. The current portion of long-term debt decreased to $3.0 million on September 30, 1998 from $3.1 million on December 31, 1997. During the first nine months of 1998, $2.2 million was used in operating activities, $13.7 million was used in investing activities and $11.4 million was used in financing activities.

  Net loss of $5.3 million in the first nine months of 1998, less non-cash charges for depreciation and amortization of $3.6 million, plus other adjustments totalling $0.5 million, resulted in a use of $2.2 million in operating activities.

  Cash flow used in investing activities was $13.7 million for the nine months ended September 30, 1998 compared to $36.1 million for the corresponding period in the prior year. Changes during the nine month period ended September 30, 1998 were primarily due to capital expenditures of $11.8 million for fixed assets, $42 million for purchases and $41.1 million from maturities of short term investments, and $1.1 million for the purchase of Meteor Optics Inc. Changes during the nine month period ended September 30, 1997 were primarily due to capital expenditures of $3.9 million for fixed assets, $80.7 million for purchases and $48.2 million from maturities of short term investments.

  Cash flow used in financing activities was $11.4 million for the nine months ended September 30, 1998 compared to $39.9 million cash provided by financing activities for the same period in the prior year. Changes during the nine month period ended September 30, 1998 were primarily due to $9.7 million reduction in bank indebtedness, $1.2 million used to repay long term debt and $0.6 million used to repurchase and cancel 94,900 common shares. Changes during the nine month period ended September 30, 1997 were primarily due to $3.5 million increase in bank indebtedness, $1.3 million used to repay long term debt, $35.7 million raised through a public offering of 2 million shares of common stock and $1.9 million raised from the exercise of stock options.

  Capital expenditures during the nine months ended September 30, 1998 of $11.8 million include approximately $8.5 million on new facilities expansions in England and Canada, approximately $1.0 million on new computer equipment and $2.3 million on machinery and equipment. Capital expenditures during the nine months ended September 30, 1997 of $3.9 million include approximately $1.1 million on new facilities expansions in England approximately $1.2 million on new computer equipment and $1.6 million on machinery and equipment.

  At September 30, 1998, Lumonics has credit facilities available of approximately $21 million in Canadian dollar, US dollar and pound sterling. In connection with these borrowing facilities, Lumonics has provided a security interest against Lumonics' assets and is subject to covenants requiring, among other things, Lumonics to maintain specific financial ratios and conditions. These financial covenants include requirements for Lumonics' current ratio, debt to equity ratio, interest coverage ratio, shareholders' equity, and a yearly limitation on capital expenditures. Lumonics is in compliance with all such covenants, ratios and conditions as at September 30, 1998, after obtaining a waiver with respect to interest coverage ratio requirements. Borrowings under these facilities amounted to $5.1 million as at September 30, 1998 and $15.2 million as at December 31, 1997.

FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

RESULTS OF OPERATIONS

  The following table sets forth items in the Consolidated Statement of Operations as a percentage of sales for the periods indicated:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1997   1996   1995
                                                            -----  -----  -----
   Sales................................................... 100.0% 100.0% 100.0%
   Cost of goods sold......................................  62.8   60.2   61.7
   Gross profit margin.....................................  37.2   39.8   38.3
   Expenses Selling, general and administrative............  21.4   21.8   23.0
   Research and development................................   6.8    7.7    5.6
   Income before the following.............................   9.0   10.3    9.7
   Net interest income (expense)...........................   0.6    0.4   (0.7)
   Income before taxes.....................................   9.6   10.7    9.0
   Provision for income taxes..............................   2.9    3.0    2.6
   Net income..............................................   6.7    7.7    6.4

  SALES BY MARKET. The following table sets forth sales (in millions of dollars) to Lumonics' primary markets as well as parts and service revenue for 1997, 1996 and 1995.

                                   1997                     1996                1995
                          ------------------------ ------------------------ ------------
                                         INCREASE                 INCREASE
                                        (DECREASE)               (DECREASE)
                                 % OF   OVER PRIOR        % OF   OVER PRIOR
                          SALES  TOTAL     YEAR    SALES  TOTAL     YEAR    SALES  TOTAL
                          ------ -----  ---------- ------ -----  ---------- ------ -----
Semiconductor...........  $ 38.1  21.5%     5.0%   $ 36.3  23.7%    41.8%   $ 25.6  20.4%
Electronics.............    27.7  15.6     51.4      18.3  11.9     (3.2)     18.9  15.1
Automotive..............    18.7  10.6     37.5      13.6   8.8     63.9       8.3   6.6
Aerospace...............    17.7  10.0     12.0      15.8  10.3     49.1      10.6   8.5
Packaging...............    13.7   7.7     20.2      11.4   7.4      8.6      10.5   8.4
Emerging................    26.6  15.0     (4.7)     27.9  18.2     29.2      21.6  17.2
Parts and Service.......    34.8  19.6     15.6      30.1  19.7      1.0      29.8  23.8
                          ------ -----     ----    ------ -----     ----    ------ -----
 Total..................  $177.3 100.0%    15.6%   $153.4 100.0%    22.4%   $125.3 100.0%

  Despite weak conditions in the Semiconductor market and a slight decline in Emerging markets, sales increased 15.6% to $177.3 million in 1997, compared with $153.4 million in 1996 and $125.3 million in 1995. The increase in 1997 over 1996 is primarily attributable to continued strong demand in North America, a recovering market in Europe, successful new product introductions in the Electronics market and further penetration in the Automotive market. Sales increased in 1996 primarily as a result of strong demand for Lumonics' laser-based systems from the semiconductor, automotive, aerospace and emerging markets, offset by lower sales to the electronics market.

  For the Semiconductor market in 1997, as expected, sales of systems were far below traditional growth levels because of a lack of fabrication plant construction worldwide. The 5% sales growth achieved in 1997 comes after increases of 41.8% in 1996 and 79% in 1995. The Semiconductor market is cyclical and the recent downturn in the industry slowed demand for Lumonics' products. For 1996, contributing to the rate of growth was strong demand for Lumonics' silicon wafer marking systems for new semiconductor fabrication plants, market acceptance of Lumonics' TrayMark(R) product (part of the Lightwriter(R) product line) introduced in 1996 and a strong replacement market.

  For the electronics market, sales grew 51.4% in 1997, primarily as a result of market acceptance of Lumonics' new and enhanced system offerings and new applications. In late 1996 and early 1997, Lumonics started shipping new versions of its ScreenCut(TM) 400 and IMPACT(R) GS-300 systems to manufacturers of printed circuit boards. New applications such as welding components used in the production of computer disk drives also contributed to sales growth. Sales to the electronics market declined 3.2% in 1996 compared to 1995. Sales in the fourth quarter of 1996 were weak, primarily as a result of lower-than-expected order intake in the third quarter and delays in shipping new products.

  In the automotive market, Lumonics continued to penetrate the market in 1997 with strong demand from automakers and their suppliers and this market represented 10.6% of total sales. Sales increased 37.5% in 1997 following growth of 63.9% in 1996 when Lumonics' products were gaining acceptance by both automakers and parts suppliers for applications such as welding, cutting and marking. In late 1997, after more than 18 months of development, Lumonics introduced a major new product, the MultiWave-Auto(TM), designed principally for applications in the automotive market.

  Sales to the aerospace market increased 12.0% to $17.7 million in 1997, compared with $15.8 million in 1996. During 1997, Lumonics delivered a $3.5 million order (two systems), the largest advanced laser-based systems ever built by Lumonics.

  In early 1996, Lumonics reorganized its distribution channels for the packaging market, establishing a sales team complemented by agents with industry knowledge and experience. After implementing this distribution system, Lumonics was able to increase sales to customers in this market by 20.2% in 1997 versus 8.6% revenue growth in 1996.

  Sales of systems to emerging markets decreased 4.7% in 1997, largely because of lower sales to customers in the nuclear energy industry and manufacturers of consumer products. Sales of systems to emerging markets increased 29.2% in 1996 compared to 1995 principally as a result of increased demand from customers in the medical device, nuclear energy and consumer products industries.

  Parts and service revenue increased 15.6% in 1997. A growing installed base, improved service offerings from Lumonics and more customers using multiple production shifts contributed to sales growth. Parts and service sales increased 1% in 1996 to $30.1 million representing 19.7% of consolidated sales compared to 23.8% in 1995. During 1996, particularly in the second and third quarters, some customers were reducing their manufacturing output to lower their inventory levels, resulting in reduced parts and service sales for Lumonics during that period.

  SALES BY REGION. Distribution of Lumonics' systems and services is via Lumonics' global network of sales and service offices and through third-party distributors and agents. In 1997, 77% of sales were made through Lumonics' direct sales and service channel, compared with 76% in 1996. Lumonics' sales territories are divided into the following regions: Canada, the United States and Latin and South America, Europe (consisting of Europe, the Middle East and Africa), Japan and Asia-Pacific (consisting of ASEAN countries, China and other Asia-Pacific countries). The table below sets forth sales (in millions of US$) to each geographic region for 1997, 1996 and 1995.

                                   1997                     1996                1995
                          ------------------------ ------------------------ ------------
                                         INCREASE                 INCREASE
                                        (DECREASE)               (DECREASE)
                                 % OF   OVER PRIOR        % OF   OVER PRIOR        % OF
                          SALES  TOTAL     YEAR    SALES  TOTAL     YEAR    SALES  TOTAL
                          ------ -----  ---------- ------ -----  ---------- ------ -----
Canada..................  $  9.7   5.5%    31.1%   $  7.4   4.8%    42.3%   $  5.2   4.1%
United States...........    91.8  51.8     23.7      74.2  48.4     42.1      52.2  41.7
Latin and South Ameri-
 ca.....................     1.6   0.9    300.0       0.4   0.3    (73.3)      1.5   1.2
Europe..................    33.4  18.8     13.2      29.5  19.2     (0.7)     29.7  23.7
Japan...................    19.8  11.2      4.2      19.0  12.4      1.1      18.8  15.0
Asia-Pacific............    21.0  11.8     (8.3)     22.9  14.9     27.9      17.9  14.3
                          ------ -----    -----    ------ -----    -----    ------ -----
 Total..................  $177.3 100.0%    15.6%   $153.4 100.0%    22.4%   $125.3 100.0%

  Sales to customers in Canada increased 31.1% in 1997 on higher demand in the automotive and electronics markets. In 1996, Canadian sales increased 42.3% on demand from the automotive and aerospace markets.

  Sales in the United States increased 23.7% in 1997 with gains in the semiconductor, electronics, automotive and aerospace markets. Growth of 42.1% in 1996 was primarily due to increased demand from the semiconductor, automotive and aerospace markets.

  Sales in Latin and South America increased 300% in 1997 from a low base in 1996. The increase in 1997 was attributable to demand in the packaging and electronics markets. The sales decline of 73.3% in 1996 was due to lower sales in the automotive market.

  Sales in Europe increased 13.2% in 1997 after a 0.7% decline in 1996. Sales growth in this region can be attributed to Lumonics' reorganized and enlarged European sales force as well as some improvement in general market conditions. The small 1996 decline occurred during a reorganization of its European distribution channels to mirror the successful market-focused distribution channel Lumonics implemented in North America.

  Sales to Japan grew 4.2% in 1997 to $19.8 million, compared with $19.0 million in 1996 and $18.8 million in 1995. Economic conditions in Japan affected Lumonics' ability to improve sales performance in that country in 1997. The Japanese market is served primarily by Lumonics' largest distributor and significant shareholder, Sumitomo Heavy Industries, Ltd., which accounted for $18.9 million of 1997 sales and $17.4 million of 1996 sales and $17.4 million of 1995 sales. In 1997, Lumonics commenced discussions with Sumitomo to explore initiatives to improve sales and distribution of Lumonics' products in Japan.

  Sales to the Asia-Pacific region declined 8.3% in 1997, primarily as a result of a weak semiconductor market. Most of Lumonics' large customers in this region are multinationals manufacturing products for global markets. The economic crisis in the region did not have a material impact on 1997 sales. Growth of 27.9% during 1996 in the Asia-Pacific market can be attributed to Lumonics' increased presence in the region with the opening and staffing of Lumonics' new customer support center in Singapore in April 1996, and strong demand from the semiconductor and electronics markets.

  GROSS PROFIT MARGIN. Gross profit margin declined to 37.2% in 1997, compared with 39.8% in 1996 and 38.3% in 1995. Inefficiencies in the manufacture of large custom systems during the 1997 year and higher costs associated with the introduction of advanced products to serve new applications in Lumonics' targeted markets contributed to lower 1997 gross margins. Gross profit margin increased to 39.8% in 1996 compared with 1995, primarily as a result of higher sales volumes, improvements in manufacturing operations and a favorable product mix.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased to 21.4% of sales in 1997 from 21.8% of sales in 1996 and 23.0% in 1995. Actual expenses increased to $38.0 million in 1997 from $33.4 million in 1996, primarily as a result of higher costs associated with the launch of new laser-based advanced manufacturing systems, a larger direct sales force and higher sales volumes. During 1996, selling, general and administrative expenses decreased to 21.8% of sales from 23.0% in 1995. Actual 1996 expenses increased to $33.4 million from $28.8 million in 1995, primarily as a result of Lumonics' strengthened distribution channels, investments in customer support centers and higher promotional expenditures.

  RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for 1997, net of government assistance, were 6.8% of sales or $12.0 million, compared with 7.7% of sales or $11.9 million in 1996 and 5.6% of sales or $7.1 million in 1995. Government assistance in 1997 was $2.1 million, compared with $0.2 million in 1996 and $0.3 million in 1995. During the 1997 year, Lumonics launched five new or enhanced products: the MultiWave-Auto(TM) for high-power applications in the Automotive market, the LightWriter(R) 2000 for high-speed marking of semiconductor components, the IMPACT(R) GS-300 and the ScreenCut(TM) 4000 for applications in the printed circuit board industry, and the WaferMark(R) Sigma XC for marking 300-millimeter silicon wafers. During 1996, Lumonics increased expenditures to accelerate development programs for products aimed at the automotive, aerospace, and semiconductor and electronics markets. Lumonics believes the development of new products is vital to its continued success.

  INTEREST. Net interest income was $1.0 million or 0.6% of sales in 1997, compared with $0.6 million or 0.4% in 1996 and net interest expense of $0.9 million or (0.7%) of sales in 1995. The change in 1997 is a result of interest on the investment of proceeds from a public issue of two million shares in May 1997, which raised $35.7 million.

  INCOME TAXES. The effective tax rate for the year ended December 31, 1997 was 29.9%, compared with 28.3% in 1996 and 29.1% in 1995. Lumonics' effective tax rate for each year was less than the Canadian statutory tax rate because tax rates in many of the countries where Lumonics operates are lower than the Canadian statutory rate. Lumonics has provided a valuation allowance against operating loss tax carryforwards and investment tax credits due to the uncertainty of their realizability as a result of limitations on their utilization in accordance with certain tax laws and regulations, market conditions, and historical operations in those jurisdictions.

  NET INCOME. Net income was $11.9 million in 1997, $11.7 million in 1996 and $8.0 million in 1995. The increase in net income was primarily due to increased sales and a leveraging of operating expenses which grew at a lower rate than did the increase in sales.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents totaled $56.8 million on December 31, 1997 compared to $29.3 million on December 31, 1996. During 1997, Lumonics issued two million shares for proceeds of $35.7 million pursuant to a public offering and also issued 386,932 shares for total proceeds of $1.9 million pursuant to Lumonics' share option plans. During 1996, Lumonics issued 893,343 shares for a total of $4.8 million pursuant to Lumonics' share option plans.

  In 1997, Lumonics used $5.3 million to fund operations, including investing $21 million in non-cash working capital balances, primarily a result of an increase in accounts receivable from shipments late in the fourth quarter. In 1996, a net $15.2 million was provided by operating activities, when net income of $11.7 million was supplemented by non-cash charges totaling $3.1 million for depreciation. In 1995, a net $6.5 million was provided by operating activities, when net income of $8.0 million was supplemented by non-cash charges totaling $2.9 million for depreciation and, in support of expanded business activity, accounts receivable and inventory increased by $3.3 million and $7.8 million respectively. Cash flows used in investing activities totaled $9.3 million in 1997, including $80.2 million of purchases and $79.4 million of maturities of short term investments, and $8.7 million in capital expenditures. Capital expenditures included $4.2 million of costs incurred in the expansion and modernization of Lumonics' manufacturing facility in Rugby, England and $4.5 million invested in machinery and equipment at other Lumonics' locations. Cash flows provided by investing activities totaled $9.8 million in 1996, including $20.8 million of purchases and $38.1 million of maturities of short term investments, $5.1 million in net fixed asset additions and $4.4 million to acquire the assets of Hobart Laser Products Inc. Capital additions during 1996 included $4.6 million on machinery and equipment, $0.3 million on building improvements and $0.2 million on vehicles. During the 1996 year, Lumonics received $1.5 million as payment in full of a mortgage receivable that was not due until December 31, 2001. Cash flows used in investing activities totaled $34.6 million in 1995, including $32.7 million of purchases and $3.5 million of maturities of short term investments and $6.7 million in net capital asset additions. Capital additions in 1995 included $3.7 million for the construction and the outfitting of Lumonics' optics manufacturing facility in Nepean, Ontario, $2.8 million for machinery and equipment and $0.2 million on vehicles.

  Under borrowings by Lumonics from Sumitomo Heavy Industries, Ltd. in 1990 and 1991, term loans are repayable by Lumonics in 10 equal semi-annual installments, which commenced in April 1996. Lumonics made two payments in 1997 totaling $2.5 million and two payments in 1996 totaling $2.6 million and, as at December 31, 1997, the current portion of the long-term debt was $3.1 million.

  Borrowings under Lumonics credit facilities amounted to $15.2 million as at December 31, 1997 and $7.5 million as at December 31, 1996. Lumonics believes that its existing cash, together with cash generated from future operations and its existing bank lines of credit, will be sufficient to satisfy anticipated cash needs to fund working capital and investments in manufacturing facilities and equipment for its existing businesses over the next two years.

CURRENCY EXCHANGE MATTERS

  Lumonics has substantial operations in the United States and the United Kingdom, the sales and related expenses of which create a partial hedge against foreign currency exposure. In addition, Lumonics has a policy that permits up to 50% of the foreign currency exposure in the annual operating plan to be hedged. As at December 31, 1997, Lumonics had hedge contracts in place to exchange $9.0 million for Canadian dollars at an average rate of Cdn$1.4161 ($0.7061). As at December 31, 1996, Lumonics had hedge contracts in place to exchange $2.0 million for Canadian dollars at an average rate of Cdn$1.3426 ($0.7448).

YEAR 2000

  Lumonics has an evolving plan intended to achieve Year 2000 compliance for its products and operations. In November 1998, Lumonics notified its customers that all of its laser system products in current manufacture had achieved Year 2000 compliance. For products which were not in current manufacture, Lumonics provides advice and information to customers regarding those products and, where possible, provides upgrades or modifications to the existing products so as to render those products Year 2000 compliant. Lumonics has upgraded major information technology systems to serve its business needs, which suppliers have confirmed to be Year 2000 compliant. Lumonics performed individual tests on internal desktop and laptop computers. Lumonics has performed tests on, or has received certification of compliance from suppliers on embedded systems such as telephone systems, security systems and heating, ventilation and air conditioning systems. Computers and systems found to be non-compliant will be upgraded during 1999.

  The Year 2000 specific costs incurred in the past, and expected to be incurred in the future, do not have a material effect on Lumonics' financial position or results of operations.

  Lumonics is confident of its readiness in the area of internal operations. However, some customers, suppliers and distributors have not certified Year 2000 compliance to Lumonics. The Company's reasonable worst case scenario with respect to Year 2000 is manufacturing problems of customers or suppliers having a material impact on Lumonics if customers delay orders or suppliers delay delivery of parts.

  Through 1999, Lumonics intends to develop contingency relationships with alternate suppliers where existing suppliers cannot certify Year 2000 compliance to offset, to the extent possible, potential disruption in the supply of parts.

INFLATION

  Product prices have remained relatively stable during the periods covered by this discussion and price fluctuations did not have a material effect on reported gross profit.

RECENT DEVELOPMENTS

  Lumonics expects to report an after-tax loss of between $2.4 million and $2.7 million (14 cents to 16 cents per share) for the three months ended December 31, 1998. The company expects to release its year-end audited results on February 25, 1999. The loss is primarily attributed to the extended downturn in worldwide capital equipment markets, particularly the semiconductor industry. As a result, Lumonics' sales mix continued a shift to lower margin products. The Company incurred higher than expected costs associated with the introduction of new products and the manufacture of large, custom systems. Sales in the fourth quarter are expected to be approximately $35 million.

  Lumonics expects its sales to remain between $30 million and $37 million per quarter pending a recovery in capital equipment spending. Because of lower backlog to start the year, first quarter 1999 sales are expected to come in at the lower end of this range. In response, Lumonics plans to reduce its global workforce by 12%. To cover the associated costs, Lumonics will record a restructuring charge of between $0.9 million and $1.1 million in the first quarter of 1999. Because of the timing of restructuring initiatives, Lumonics expects to report a loss in the first quarter of 1999.

SECURITY OWNERSHIP OF MANAGEMENT OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth as of December 31, 1998 certain information regarding the beneficial ownership of Lumonics common shares by:

  . each of the persons or entities known by Lumonics to be the beneficial owners of more than 5% of the Lumonics common shares;

  .  each of the named executive officers;

  .  each director of Lumonics; and

  . all directors and executive officers of Lumonics as a group (13 persons).

                                                  PERCENTAGE OF
                                  NUMBER OF          LUMONICS       PERCENTAGE OF
                               LUMONICS COMMON    COMMON SHARES     GSI LUMONICS
                             SHARES BENEFICIALLY   OUTSTANDING      COMMON SHARES
                               OWNED(1)(2)(3)    BEFORE MERGER(3) OUTSTANDING(3)(5)
                             ------------------- ---------------- -----------------
   Robert J. Atkinson (4)..         141,249                *                *
   Warren Scott Nix (4)....         199,083            1.15%                *
   Desmond J. Bradley (4)..          79,582                *                *
   Michael W. Lupiano (4)..          23,499                *                *
   Patrick J. Austin (4)...          32,499                *                *
   John W. George (4)......          20,500                *                *
   Charles J. Gardner (4)..          15,500                *                *
   Douglas C. Cameron (4)..          23,000                *                *
   Atsushi Naito (4).......          20,000                *                *
   Dr. Peter Rose (4)......          16,667                *                *
   Yukihito Takahashi (4)..           3,333                *                *
   Benjamin J. Virgilio
    (4)....................               0                *                *
   William B. Waite (4)....          16,667                *                *
   Sumitomo Heavy Indus-
    tries Ltd. (4).........       6,078,238           35.64%           17.81%
   All directors and
    executive officers as a
    group (13 persons).....         591,579            3.36%            1.72%

--------
 *Less than 1% of outstanding common shares.
(1) The inclusion herein of shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed. Applicable share of ownership is based on 17,056,001 Lumonics common shares, issued and outstanding as of December 31, 1998 together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

(2) The amounts listed include the following common shares that may be acquired within 60 days of December 31, 1998 through the exercise of stock options or warrants: Mr. Atkinson, 131,249; Mr. Nix, 192,083; Mr. Bradley, 79,582; Mr. Lupiano, 22,499; Mr. Austin, 32,499; Mr. George, 20,000; Mr. Gardner, 12,500; Mr. Cameron, 20,000; Mr. Naitoh, 20,000; Dr. Rose, 16,667; Mr.
    Takahashi, 3,333; Mr. Virgilio, 0; and Mr. Waite, 16,667.
(3) Common shares subject to options and warrants that are currently exercisable within 60 days of December 31, 1998 are deemed to be beneficially owned by the person holding such option for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(4) The persons listed above have the following municipality of residence: Mr. Atkinson, Kanata, Ontario, Canada; Mr. Nix, West Lake Village, California, U.S.A.; Mr. Bradley, Stittsville, Ontario, Canada; Mr. Lupiano, Nepean, Ontario, Canada; Mr. Austin, Ojai, California, U.S.A.; Mr. George, Rochester Hills, Michigan, U.S.A.; Mr. Gardner, Ottawa, Ontario, Canada; Mr. Cameron, Ottawa, Ontario, Canada; Mr. Naitoh, Tokyo, Japan; Dr. Rose, Rockport, Massachusetts, U.S.A.; Mr. Takahashi, Tokyo, Japan; Mr. Virgilio, Kleinberg, Ontario, Canada; and Mr. Waite, Victoria, B.C., Canada.
(5) Assuming the merger had occurred on December 31, 1998.

                     DESCRIPTION OF LUMONICS COMMON SHARES

  The authorized capital of Lumonics consists of an unlimited number of Lumonics common shares of which 17,056,001 shares were issued and outstanding on December 31, 1998.

  The holders of Lumonics common shares are entitled to one vote per share at all meetings of shareholders of Lumonics, to participate ratably in any dividends which may be declared by the board of directors and, in the event of liquidation, dissolution or winding-up or other distribution of assets or property of Lumonics, to a pro rata share of the assets of Lumonics after payment of all liabilities and obligations. For a description of the rights of shareholders of Lumonics after Lumonics is continued into the province of New Brunswick, including the right to cumulative voting for the election of directors, see "Comparative Rights of Shareholders--Ontario vs. New Brunswick."

  Lumonics has neither declared nor paid any dividends on the Lumonics common shares.

                                   MANAGEMENT

DIRECTORS OF GSI LUMONICS

  The Board of Directors of GSI Lumonics will consist of eight directors. Of the eight Directors, four have been selected from the current Lumonics Board of Directors and four have been selected from the current GSI Board of Directors. It is currently expected that the following individuals will be the directors of the GSI Lumonics:

 DIRECTOR             AGE EXPECTED PRINCIPAL OCCUPATION AFTER THE MERGER
 --------             --- ----------------------------------------------
 Robert J. Atkinson   57  Chairman, GSI Lumonics Inc.
 Richard B. Black     65  President, Oak Technology, Inc.
 Paul F. Ferrari      68  Independent Consultant/Former V.P. and Treasurer
                          Thermo Electron Corporation
 Woodie C. Flowers    55  Pappalardo Professor of Mechanical Engineering at MIT
                          President & Chief Operating Officer, GSI Lumonics
 Warren Scott Nix     51  Inc.
 Yukihito Takahashi   59  Managing Director, Sumitomo Heavy Industries, Ltd.
 Benjamin J. Virgilio 59  President & CEO, Rea International Inc.
 Charles D. Winston   57  Chief Executive Officer, GSI Lumonics Inc.

MANAGEMENT OF GSI LUMONICS

  The management team of GSI Lumonics will be comprised of members of the management teams of GSI and Lumonics and is expected to consist of the following persons:

 NAME                AGE POSITION WITH LUMONICS
 ----                --- ----------------------
 Charles D. Winston   57 Chief Executive Officer
 Warren Scott Nix     51 President and Chief Operating Officer
 Desmond J. Bradley   41 Vice President, Finance and Chief Financial Officer
 Michael R. Kampfe    48 Vice President, Laser Systems Group
 Patrick D. Austin    47 Vice President, Sales
 John W. George       55 Vice President, Customer Support
 Gregory S. Baletsa   45 Vice President, Instruments Group
 Victor Sabella       53 Vice President, Components Group

CURRENT EXECUTIVE OFFICERS OF GSI

  The following table sets forth the names, ages and positions of the current executive officers of GSI:

 NAME                AGE POSITION WITH GSI
 ----                --- -----------------
 Charles D. Winston   57 President, Chief Executive Officer and Director
                         Vice President, Chief Financial Officer, Treasurer and
 Victor H. Woolley    56 Clerk
                         Vice President and General Manager of the Recorder
 Gregory S. Baletsa   45 Products Division
                         Vice President and General Manager of the Optical
 Michael R. Kampfe    48 Scanning Products Division
 Victor Sabella       53 Group Vice President, Laser Systems
 Thomas R. Swain      53 Vice President, Corporate Development
 Joseph A. Verderber  59 Group Vice President, Laser Systems

CURRENT EXECUTIVE OFFICERS OF LUMONICS

  The following table sets forth the names, ages and positions of the current executive officers of Lumonics:

NAME                AGE POSITION WITH LUMONICS
----                --- ----------------------
Robert J. Atkinson   57 Chairman of the Board and Director
Warren Scott Nix     51 President, Chief Executive Officer and Director
Patrick D. Austin    47 Vice President, Sales
Desmond J. Bradley   41 Vice President, Finance and Administration and Chief Financial Officer
John W. George       55 Vice President, Customer Support
Michael W. Lupiano   44 Vice President, Human Resources

BIOGRAPHIES

  The name of each Executive Officer and Director of GSI, Lumonics and GSI Lumonics and the principal occupation held by each person named for at least the past five years are as follows:

  Robert J. Atkinson has served as Chairman of the Board of Lumonics since January 1997. Prior to January 1997, Mr. Atkinson also served as Chief Executive Officer of Lumonics. Mr. Atkinson has been a director of Lumonics since 1973.

  Patrick Austin has held his current position since January 1996. Prior to that time he was Vice President, Market Development of Lumonics and prior to October 1992 was Vice President, Laser Marking Division.

  Gregory S. Baletsa joined GSI in 1985. Since 1989, he has served as Vice President and General Manager of GSI's Recorder Products Division.

  Richard B. Black has served as President of Oak Technology, Inc. since 1998. He has served as a Director of GSI since 1992. He has served as Chairman of the Board of ERCM Incorporated since 1983. He also serves as a Director of Oak Technology, Inc., Morgan Group, Inc., Gabelli Funds, Inc., Benedetto Gartland, Inc. and Grand Eagle Companies.

  Desmond J. Bradley has held his current position since October 1994. From September 1993 until October 1994, Mr. Bradley was Vice President, Finance and Administration of Lumonics. Prior to September 1993, he was Vice President, Laser Products Division.

  Paul F. Ferrari has been an independent consultant since 1991. He has served as a Director of GSI since 1969. Previously, he was Vice President of Thermo Electron Corporation from 1988 to 1991 and was Treasurer of Thermo Electron Corporation from 1967 to 1988. He also serves as a Director of Thermedics Inc. and ThermoTrex Inc.

  Woodie C. Flowers, Ph.D., is the Pappalardo Professor of Mechanical Engineering at Massachusetts Institute of Technology. He has been a Director of GSI since 1991. Professor Flowers also served as a Professor of Teaching Innovation at the MIT School of Engineering from 1991 to 1993 and was Head of the Systems Design Division at MIT from 1989 to 1991. He also serves as a Director of Nypro, Inc. and is a member of the National Academy of Engineering.

  John W. George has held his position since January 1997. Prior to that time he was Director, North American Service.

  Michael R. Kampfe joined GSI in 1984. From 1990 through 1996, he served as Vice President and General Manager of GSI's Laser Graphics Division. In late 1996, the Laser Graphics Division was merged into the Optical Scanning Products Division under Mr. Kampfe.

  Michael W. Lupiano has held his current position since February 1990 when he joined Lumonics.

  Warren Scott Nix has been President and Chief Executive Officer of Lumonics since January 1997. Prior to that time, Mr. Nix was President and Chief Operating Officer of Lumonics. Prior to January 1996, Mr. Nix was Vice President, Operations of Lumonics and prior to July 1994, was Executive Vice President, North American Operations. Prior to June 1993, Mr. Nix was Vice President and General Manager of the Nuclear Division of Allied Signal Inc.

  Victor Sabella served as Vice President and General Manager of GSI's Optical Scanning Products Division from October 1992 through 1996. In late 1996, Mr. Sabella became General Manager of the then newly-formed Industrial Laser Products Division, a combination of the Laser Systems Division's laser marking product line and a new initiative for this technology into expanded industrial applications. Since the reorganization of the Laser Systems Group in July 1998, Mr. Sabella has served as Group Vice President, Laser Systems. Prior to joining GSI, from 1991 to 1992, Mr. Sabella served as Senior Vice President of Crosscomm Corp., a communication inter-networking firm. From 1986 to 1991, he served as the General Manager of the Microelectronics Division at Analog Devices, Inc.

  Thomas R. Swain joined GSI in August 1996 with the acquisition of View. From the acquisition through March, 1998, Mr. Swain was Vice President and General Manager of View Engineering Division. Since April 1998, Mr. Swain has been Vice President of Corporate Development. Prior to the acquisition, Mr. Swain was President and Chief Executive Officer of View. Mr. Swain originally joined View in 1984 as the Vice President of Finance and Chief Financial Officer and was promoted to President in 1992.

  Yukihito Takahashi is General Manager of the Laser Systems Division of Sumitomo Heavy Industries, Ltd. and has held his position for the past five years. He has been a Director of Lumonics since 1997.

  Joseph A. Verderber has served as Vice President and General Manager of GSI's Laser Systems Division since May 1991. Since the reorganization of the Laser System Group in July 1998, Mr. Verderber has served as Group Vice President, Laser Systems. Before joining GSI, Mr. Verderber served as President of Barco Graphics, Inc. from 1990 to 1991. From 1961 to 1990, Mr. Verderber served in a number of executive positions at AM International, Inc., including Vice President and General Manager, VariTyper.

  Benjamin J. Virgilio is the President and Chief Executive Officer of Rea International Inc., an automotive fuel systems manufacturer, and has been a Director of Lumonics since 1998. Prior to May 1995 Mr. Virgilio was a business consultant. Prior to November 1993, he was President and Chief Executive Officer of A.G. Simpson Limited.

  Charles D. Winston has served as President and Chief Executive Officer of GSI since September 1988. He has served as a Director of GSI since 1989. Prior to joining GSI, from 1986 to 1988, Mr. Winston served as a management consultant. In 1986, Mr. Winston was an officer of Savin Corporation. From 1981 to 1985, he served as a Senior Vice President of Federal Express Corporation.

  Victor H. Woolley has been Vice President and Chief Financial Officer of GSI since August 1995. From 1986 to 1995, Mr. Woolley was Vice President and Chief Financial Officer of Sepracor Inc., a public company involved in the manufacture of systems, medical devices and consumables for the biotechnology and pharmaceutical industries, as well as conducting research in drug development.

COMPENSATION OF EXECUTIVE OFFICERS

  GSI SUMMARY COMPENSATION TABLE. The following table provides certain information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning the compensation paid or accrued for:

  (1) GSI's Chief Executive Officer;

  (2) the other four most highly compensated executive officers who were serving as executive officers of GSI at the end of the fiscal year ended December 31, 1997; and

  (3) two additional individuals who served as executive officers of GSI during 1997 but were not serving as executive officers at the end of the fiscal year ended December 31, 1997.

                                                                LONG TERM
                                                               COMPENSATION
                                ANNUAL COMPENSATION               AWARDS
                         ------------------------------------- ------------
                                                                SECURITIES
NAME AND PRINCIPAL                                OTHER ANNUAL  UNDERLYING   ALL OTHER
POSITION                 YEAR     SALARY   BONUS  COMPENSATION OPTIONS (#)  COMPENSATION
------------------       ----     ------- ------- ------------ ------------ ------------
Charles D. Winston       1997     268,383 221,740     6,400       25,000       53,000(5) (6)
 President and Chief     1996     230,753 160,280     6,000       14,650       32,000(5)
 Executive Officer       1995     219,764 149,243     6,000            0       32,000(5)
Jean I. Montagu          1997      53,693  39,544     6,400            0      138,400(7)
 Former Chairman, Board  1996     178,801  94,413     6,000            0            0
 of Directors            1995     171,515  97,769     6,000            0            0
Pierre J. Brosens        1997     149,482 100,349     6,400            0       90,198(8)
 Former Chairman, Board
  of                     1996     178,801  94,413     6,000            0            0
 Directors               1995     171,515  97,769     6,000            0            0
Victor H. Woolley        1997     146,190  84,320     6,400        9,600            0
 Vice President & Chief  1996     140,070  53,428     6,000            0            0
 Financial Officer       1995(9)   50,777  28,798       690       50,000            0
Gregory S. Baletsa       1997     137,871  67,000     6,400        8,400            0
 Vice President and Gen-
  eral                   1996     130,528  39,846     6,000        3,000            0
 Manager Recorder Prod-
  ucts                   1995     125,298  44,784     6,000            0            0
 Division
Thomas R. Swain          1997     153,645  53,550    10,610       10,000            0
 Vice President and Gen-
  eral                   1996(10)  60,581   4,914     1,390       10,000            0
 Manager, View Engineer-
  ing
 Division
Joseph A. Verderber      1997     154,611  52,200     6,400        8,400            0
 Vice President and      1996     144,208  16,688     6,000        5,000            0
 General Manager,        1995     135,182 124,202     6,000            0            0
 Laser Systems Division

--------
(1) Salary includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code and to GSI's payroll deferral plan.
(2) In each case, bonuses were paid in the year subsequent to the year indicated but were in respect of, and earned in, GSI's fiscal year as shown in the table pursuant to GSI's officer bonus plan approved by the Compensation Committee of the Board of Directors, in accordance with a formula based upon performance of GSI as a whole and the relevant operating units.
(3) Amounts shown are GSI's contributions made under the Company's employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code, and, in respect of 1995, GSI's contribution under the General Scanning Inc. Employee Stock Ownership Plan. The amount shown for Mr. Swain also includes an auto allowance of $5,941 in 1997 and $1,130 in 1996.

(4) GSI provides a group life insurance policy for all of its employees. GSI does not believe that the amount of allocable premiums paid under the policy is material.
(5) In 1992, GSI's Board of Directors authorized a loan to Charles D. Winston in the amount of $160,000 for expenses of his relocation to Massachusetts, secured by deferred income owed to Mr. Winston in a like amount. Under the agreement, as amended, the loan was forgiven over a five year period ending December 31, 1997. Amounts shown for 1997, 1996 and 1995 include $32,000 of the loan amount forgiven and charged as compensation expense.
(6) During 1997 GSI purchased a life insurance policy on the life of Charles D. Winston with a death benefit of $1,250,000. GSI and Mr. Winston have entered into a split dollar compensation agreement under which one half of the death benefit will be paid to the beneficiary designated by Mr. Winston and one half of the death benefit will be paid to GSI. The split dollar compensation agreement also provides for Mr. Winston to bear a share of each annual premium under the policy. Upon the surrender or cancellation of the policy GSI will receive an amount equal to the premium payments made by GSI and not reimbursed by Mr. Winston (net of loans and withdrawals by GSI), and Mr. Winston will receive any remaining proceeds from the policy. The amount shown for 1997 includes the $21,000 premium paid by GSI during 1997 without reduction for any portion of the premium to be borne by Mr. Winston.
(7) Jean I. Montagu's employment with GSI ended effective April 17, 1997. The amount shown for 1997 represents severance payments made by GSI to Mr. Montagu under a non-competition agreement by and between General Scanning and Mr. Montagu dated February 28, 1985. Severance payments to Mr. Montagu under the agreement ceased in April 1998.
(8) Pierre J. Brosens resigned his employment with GSI effective September 30, 1997, and he resigned as Chairman of the Board of Directors in October 1998. The amount shown for 1997 represents $4,500 in directors fees paid to Dr. Brosens after his resignation and $85,698 in severance payments made by GSI to Dr. Brosens under a certain non-competition agreement.
(9) Victor H. Woolley joined GSI in August 1995.
(10) Thomas R. Swain joined GSI in August 1996.

  GSI STOCK OPTION PLANS. In 1981, GSI established the 1981 Stock Option Plan, as amended and restated in 1987, for the benefit of key employees of GSI and its subsidiaries. Subject to the requirements of the 1981 Plan, the Board of Directors of GSI has the authority to select those employees to whom options will be granted, the number of options to be granted, and the exercise price of such options; provided, however, that such option price shall not be lower than the fair market value of the common stock on the date of the grant, as determined by the Board of Directors. A maximum of 283,000 shares of common stock were issuable under the 1981 Plan. As of the GSI record date, there were
outstanding options to acquire     shares of GSI Common Stock under the 1981
Plan.

  In 1992, GSI established the 1992 Stock Option Plan, as amended, which provides for the issuance of incentive stock options (options that do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Under the 1992 Plan, options may be granted to employees or directors of, or consultants or advisors to GSI or its subsidiaries or parent; provided, however, that incentive options may be granted only to employees of GSI or its subsidiaries or parent. The 1992 Plan is administered by a committee comprised of directors of GSI as appointed by the Board of Directors. No committee member shall have received an option under the 1992 Plan for one year prior to or while serving on the committee. The committee has the authority to select those persons to whom options will be granted, the number of options to be granted, and the exercise price of such options; provided, however, that such option price shall not be lower than the fair market value of the common stock on the date of the grant, as determined by the committee. A total of 2,000,000 options to purchase shares of GSI Common Stock are eligible to be issued under the 1992 Plan. As of the GSI record date,
there were outstanding options to acquire              shares of GSI Common
Stock under the 1992 Plan.

  In 1995, GSI established the 1995 Directors' Warrant Plan (the "1995 Warrant Plan") for the benefit of those directors of GSI who are not employees of GSI at the time of the grant of such warrant issued under the 1995 Warrant Plan. The 1995 Warrant Plan is administered by a committee of disinterested directors of GSI which has the discretionary authority to select those directors to whom a warrant will be granted, the time of granting, the number of shares subject to the warrant and the vesting schedule and the exercise period of the warrant. The exercise price of the warrant shall be the fair market value of the common stock as of the date such warrant is granted as determined by the committee. A total of 100,000 shares of common stock are subject to the 1995 Warrant Plan. As of the GSI record date, there were outstanding warrants to acquire 40,000 shares of GSI common stock under the 1995 Warrant Plan. In addition, as of the GSI record date there were outstanding warrants to acquire 12,500 shares of GSI Common Stock held by non-employee directors.

  As of the GSI record date there were an aggregate of         options and
warrants under the 1981 Stock Option Plan, the 1982 Stock Option Plan, the 1995 Warrant Plan and held by non-employee directors. Each of these options and warrants will be assumed by GSI Lumonics upon completion of the Merger. See "The Merger Agreement--GSI Stock Options."

  GSI OPTION GRANTS IN FISCAL YEAR 1997. The following table provides information regarding options granted under GSI's 1992 Stock Option Plan during the fiscal year ended December 31, 1997 to the GSI executive officers named in the GSI Summary Compensation Table.

                                                                     POTENTIAL
                                                                 REALIZABLE VALUE
                                                                    AT ASSUMED
                                                                  ANNUAL RATES OF
                                                                    STOCK PRICE
                                                                 APPRECIATION FOR
                                  INDIVIDUAL GRANTS               OPTION TERM(1)
                     ------------------------------------------- -----------------
                                  PERCENT
                                  OF TOTAL
                     NUMBER OF    OPTIONS
                     SECURITIES   GRANTED    EXERCISE
                     UNDERLYING TO EMPLOYEES OR BASE
                      OPTIONS    IN FISCAL    PRICE   EXPIRATION
       NAME           GRANTED       YEAR      ($/SH)     DATE       5%       10%
       ----          ---------- ------------ -------- ---------- -------- --------
Charles D. Winston     25,000       8.7       13.375   06/04/07   210,287  532,908
Jean I. Montagu             0         0                                 0        0
Pierre J. Brosens           0         0                                 0        0
Victor H. Woolley       9,600       3.4       13.375   06/04/07    80,746  204,634
Gregory S. Baletsa      8,400       2.9       13.375   06/04/07    70,652  179,054
Thomas R. Swain        10,000       3.5        9.125   03/19/07    57,370  145,430
Joseph A. Verderber     8,400       2.9       13.375   06/04/07    70,652  179,054

--------
(1) This column shows the hypothetical gain of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% above the exercise price over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent GSI's estimate or projection of future GSI Common Stock prices.

  AGGREGATED GSI OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information regarding options exercised in Fiscal 1997 and unexercised options held at December 31, 1997 by the Named Executive Officers.

                                               NUMBER OF
                                                 SHARES          VALUE OF
                                               UNDERLYING      UNEXERCISABLE
                                              UNEXERCISED      IN-THE-MONEY
                                                OPTIONS           OPTIONS
                                               AT FISCAL         AT FISCAL
                        SHARES                YEAR-END(#)        YEAR-END
                     ACQUIRED ON    VALUE     EXERCISABLE/     EXERCISABLE/
   NAME              EXERCISE (#)  REALIZED  UNEXERCISABLE  UNEXERCISABLE(1)(2)
   ----              ------------ ---------- -------------- -------------------
Charles D. Winston     226,000    $3,942,358 110,860/28,790 $1,533,560/$97,278
Jean I. Montagu              0             0            0/0                0/0
Pierre J. Brosens            0             0            0/0                0/0
Victor H. Woolley            0             0  31,920/27,680    314,940/234,760
Gregory S. Baletsa       3,750        83,438   55,380/8,520    793,442/ 30,110
Thomas R. Swain          2,496        19,778   4,000/14,496      9,000/ 84,055
Joseph A. Verderber     40,000     1,025,600   16,680/9,720     204,580/32,790

--------
(1) Market value of the underlying shares on the date of exercise, less the option exercise price.
(2) Market value of shares covered by in-the-money options on December 31, 1997, less the option exercise price. Options are in-the-money if the market value of the share covered thereby is greater than the option exercise price.

  LUMONICS SUMMARY COMPENSATION TABLE. The following table provides certain information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning the compensation paid or accrued for Lumonics' Chief Executive Officer and the other four most highly compensated executive officers who were serving as executive officers of Lumonics at the end of the fiscal year ended December 31, 1997.

                                                                LONG TERM
                                                               COMPENSATION
                                 ANNUAL COMPENSATION              AWARDS
                         ------------------------------------  ------------
                                                                SECURITIES
                                                                  UNDER
   NAME AND PRINCIPAL    FISCAL                  OTHER ANNUAL    OPTIONS     ALL OTHER
        POSITION          YEAR   SALARY   BONUS  COMPENSATION    GRANTED    COMPENSATION
   ------------------    ------ -------- ------- ------------  ------------ ------------
Robert J. Atkinson (5)    1997  $183,956 $25,278   $41,944(1)    100,000
 Chairman since January
  2,                      1996   209,598 110,011    40,837(1)          0
 1997, formerly Chairman  1995   196,441 138,434    35,434(1)          0
 and Chief Executive Of-
  ficer
Warren Scott Nix          1997   275,000  37,500          (4)    240,000       60,000(2)
 President and Chief      1996   215,000 113,000          (4)          0
 Executive Officer since  1995   195,000 153,005          (4)          0
 January 2, 1997, for-
  merly
 President and Chief
 Operating Officer
Patrick D. Austin         1997   153,000  25,400          (4)     40,000
 V.P. Sales               1996   142,000  55,739          (4)          0
                          1995   140,000  58,800          (4)          0
Desmond J. Bradley (5)    1997   109,526  11,195    19,692(3)     45,000
 V.P. Finance             1996   105,921  38,137    18,454(3)          0
 Chief Financial Officer  1995    94,297  48,816    16,264(3)          0
Dave B. Egleston (6)      1997   122,669  11,813          (4)     40,000
 V.P. Operations

--------
(1) For 1997, 1996 and 1995, includes total amounts accrued of $34,689, $33,982 and $29,557 with respect to a deferred retirement benefit.
(2) Represents the forgiveness of a demand loan for relocation expenses.
(3) For 1997, 1996 and 1995, includes total amounts accrued of $14,808, $13,071, $10,736 with respect to a deferred retirement benefit and $4,064, $4,764 and $4,850 of automobile expenses.
(4) Perquisites and Personal Benefits do not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus of the executive.
(5) For 1997, 1996 and 1995 compensation paid in Canadian dollars has been translated to U.S. dollars at the following rates: 0.7222, 0.7334 and 0.7286.
(6) Mr. Egleston joined Lumonics in February 1997.

  LUMONICS STOCK OPTION PLANS. Lumonics entered into option agreements ("Option Agreements") dated May 11, 1994 (the "Date of Grant") with five executive officers under which options to purchase 700,000 common shares were granted at an exercise price of Cdn$4.00 per share. As of November 16, 1998 there are options to acquire 141,250 common shares outstanding under the Option Agreements. The options granted pursuant to the Option Agreements will expire on September 14, 2001. On September 1, 1994, Lumonics adopted a stock option plan for key employees and directors (the "Plan"). As of November 16, 1998, there are outstanding options held by 71 employees and directors to acquire 245,075 common shares under the Plan, all of which options were granted on September 1, 1994. The exercise price of all outstanding options under the Plan is Cdn$7.00 per share. All outstanding options under the Plan will expire September 14, 2001. No additional options will be granted under the Plan and the outstanding options will continue until they expire as options of GSI Lumonics.

  On September 14, 1995, Lumonics established the 1995 Stock Option Plan for Employees and Directors (the "1995 Plan") for the benefit of employees (including contract employees) and directors of Lumonics. Subject to the requirements of the 1995 Plan, the Compensation Committee or in lieu thereof, the Board of Directors, has the authority to select those directors and employees to whom options will be granted, the number of options to be granted and the price at which the common shares may be purchased. The exercise price of options granted under the 1995 Plan must be equal to the closing price of Lumonics' Common Shares on The Toronto Stock Exchange on the trading day immediately preceding the date of grant. Originally a maximum of 406,000 options to purchase common shares were permitted to be issued under the 1995 Plan. On February 24, 1997 the Board amended the 1995 Plan to increase by 1,500,000 Common Shares, to 1,906,000, the maximum aggregate number of Common Shares of Lumonics that may be issued under the 1995 Plan, subject to adjustment for stock splits or other changes in Lumonics capital structure. As of November 16, 1998, 1,661,435 options are issued and outstanding under the 1995 Plan at prices ranging from Cdn$7.25 per share to Cdn$28.60 per share. As
of the Lumonics record date, there were            aggregate options
outstanding under the Option Agreements and the 1995 Plan. These options will continue as options of GSI Lumonics upon completion of the Merger.

  No past financial assistance has been given to participants to assist them in purchasing common shares under the 1995 Plan, nor is any such financial assistance contemplated. The 1995 Plan contains no provision for Lumonics to provide any such assistance.

  LUMONICS STOCK OPTION GRANTS IN FISCAL 1997. The following table provides information regarding options granted by Lumonics during the fiscal year ended December 31, 1997 to the Lumonics Named Executive Officers:

                                                                                 POTENTIAL
                                                                             REALIZABLE VALUE
                                                                                AT ASSUMED
                                                                              ANNUAL RATE OF
                                                                                SHARE PRICE
                                                                             APPRECIATION FOR
                                                                              OPTION TERM(3)
                                                                             -----------------
                           NUMBER     PERCENT OF
                         OF SHARES  TOTAL OPTIONS
                         UNDERLYING   GRANTED TO      EXERCISE
                          OPTIONS     EMPLOYEES       OR BASE     EXPIRATION
          NAME            GRANTED   IN FISCAL YEAR PRICE($/SH)(1)  DATE(2)    5%($)    10%($)
          ----           ---------- -------------- -------------- ---------- -------- --------
Robert J. Atkinson         50,000         6.0%         $19.50      02/03/01  $210,000 $452,500
 Chairman                  50,000         6.0           17.33      12/29/01   186,500  402,000
Warren Scott Nix          100,000        12.0           18.06      01/02/01   389,000  838,000
 President and Chief       50,000         6.0           19.50      02/03/01   210,000  452,500
 Executive Officer         90,000        10.8           17.33      12/29/01   335,700  723,600
Patrick D. Austin          20,000         2.4           19.50      02/03/01    84,000  181,000
 V.P. Sales                20,000         2.4           17.33      12/29/01    74,600  160,800
Desmond J. Bradley         25,000         3.0           19.50      02/03/01   105,000  226,250
 V.P. Finance and          20,000         2.4           17.33      12/29/01    74,600  160,800
 Chief Financial Officer
David B. Egleston          20,000         2.4           18.42      01/27/01    79,400  171,000
 V.P. Operations           20,000         2.4           17.33      12/29/01    74,600  160,800

--------
(1) The exercise price is expressed in US$ using an exchange rate of 0.7222.

(2) All options expire on the fourth anniversary of the date of grant. Options granted on January 2, 1997 are exercisable starting 12 months after the date of grant, with one-half becoming exercisable at that time, and with full vesting occurring on the second anniversary date. Options granted on January 27, 1997 and December 29, 1997 are exercisable starting 12 months after the date of grant, with one-third of the options becoming exercisable at that time, and with an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. Options granted on February 3, 1997 are exercisable starting 12 months after the date of grant, with two-thirds becoming exercisable at that time, and with full vesting occurring on the second anniversary date.

(3) This column shows the hypothetical gain of the options granted based on assumed annual share appreciation rates of 5% and 10% above the exercise price over the full term of the option. The 5% and 10% rates of appreciation are mandated by the rules of the Commission and do not represent Lumonics' estimate of future GSI Lumonics' common share prices.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information regarding stock options exercised by executive officers of Lumonics named in the Lumonics Summary Compensation Table during fiscal 1997 and the value of unexercised options held by them as of December 31, 1997.

                                                     NUMBER OF          VALUE OF
                                                 SHARES UNDERLYING     UNEXERCISED
                                                    UNEXERCISED       IN-THE-MONEY
                                                      OPTIONS            OPTIONS
                                                     AT FISCAL          AT FISCAL
                            SHARES                  YEAR-END(#)         YEAR-END
  NAME AND PRINCIPAL     ACQUIRED ON    VALUE      EXERCISABLE/       EXERCISABLE/
       POSITION          EXERCISE (#)  REALIZED    UNEXERCISABLE   UNEXERCISABLE(1)(2)
  ------------------     ------------ ---------- ----------------- -------------------
Robert J. Atkinson
 Chairman                   81,250    $1,848,438       0/181,250    $     0/1,864,063
Warren Scott Nix
 President and Chief
 Executive Officer          41,250       969,375  18,750/300,000    360,938/1,606,250
Patrick D. Austin V.P.
 Sales                      12,500       253,125        0/52,500            0/285,625
Desmond J. Bradley V.P.
 Finance and Chief
 Finance Officer            31,250       734,375   12,500/88,750      240,625/935,938
David B. Egleston V.P.
 Operations                      0             0        0/40,000             0/60,000

--------
(1) Market value of the underlying shares on the date of exercise less the option exercise price.
(2) Market value of shares covered by in-the-money options on December 31, 1997, less the option exercise price. Options are in-the-money if the market value of the share covered thereby is greater than the option exercise price.

  EXECUTIVE COMPENSATION AGREEMENTS. Each of GSI and Lumonics has entered into arrangements with certain of its executive officers, each of whom will serve as an executive officer of the GSI Lumonics.

  GSI COMPENSATION AGREEMENTS. On May 1, 1997, the Board of Directors of GSI adopted a Key Officer and Manager Retention Program to assist GSI in securing the commitment of certain key employees. Under the program, GSI entered into Key Employee Retention Agreements (the "Retention Agreements") with Messrs. Winston, Baletsa, Kampfe, Verderber, Sabella, Woolley and Pelsue and Ms. Palmer.

  The one-year Retention Agreements are renewable for successive one-year terms, unless a Change of Control occurs. Following a Change of Control, the terms of the Retention Agreements extend for a period of not less than two years after the last day of the month in which the Change of Control occurred. A Change of Control consists of:

  .  certain changes in the composition of GSI's Board of Directors;

  . the acquisition by certain persons of beneficial ownership of 20% or more of the outstanding voting securities of GSI;

  .  a change in control of GSI that must be reported under the Exchange Act;
     or

  . adoption of a plan of liquidation or an agreement to sell substantially all of the GSI's assets.

  Each employee's Retention Agreement provides for a severance payment if a Change of Control occurs or employment with GSI is terminated under certain circumstances. Subject to various adjustments, the severance payment equals four times the sum of the employee's annual salary, and the employee's average annual bonus for the three preceding fiscal years. In addition, GSI will make a lump sum cash payment to the employee equal to the estimated cost of providing life, disability, accident and health insurance benefits to the employee for a period of four years.


  The Retention Agreements of all employees, other than Mr. Woolley, were amended to waive severance payments and other rights under the Retention Agreements as they relate to the Merger. The employees executed amendments providing that the Merger will not constitute a Change of Control and trigger rights under the Retention Agreements. Mr. Verderber's Retention Agreement was amended to provide for employment for one year in the combined company following the Merger, in addition to a severance package if Mr. Verderber's employment is terminated after the twelve month period. Upon termination, Mr. Verderber is entitled to a one-time payment of the sum of his annual base salary, and his average annual bonus for the proceeding three years. In addition, Mr. Verderber is entitled to the continuation of the benefits program in existence at the time of the termination or a lump sum payment of benefits. Ms. Palmer's Retention Agreement was amended to secure her continued employment in the combined company through September 30, 1999. Effective October 1, 1999, Ms. Palmer is entitled to a severance package that includes salary, bonus and benefits coverage for one year following the termination of her employment. If a position in the combined company is offered to Ms. Palmer after October 1, 1999, Ms. Palmer may decide to accept the offer or exercise her rights under the severance package as amended. Mr. Winston's Retention Agreement as amended provides for "severance exactly as defined in the severance package held by Robert Atkinson, Chairman of Lumonics." The other Retention Agreements were amended (with the exception of Mr. Woolley's Agreement) to provide for a one-time severance payment in the event of termination of employment with GSI equal to the sum of the employee's annual base salary, and the employee's average annual bonus for the preceding three years. The employee is also entitled to health, medical and disability insurance coverage for one year following the termination. Mr. Baletsa and Mr. Sabella included an additional provision providing that, during the six months or one year respectively following the Merger, each is entitled to the severance payment even if the employee terminates his employment without good reason. Mr. Woolley's Retention Agreement has not been amended.

  LUMONICS COMPENSATION AGREEMENTS. On April 13, 1998 Lumonics Inc. concluded compensation agreements with its Chairman and members of its Executive Management Team. Agreements are effective January 1, 1998, continue for a minimum term of three years and automatically extend for periods of one year after the initial term unless notice is given by Lumonics or the individual at least 90 days prior to the expiration of the current period that the agreement shall not be extended. Lumonics entered into such an agreement with each of the following individuals: Robert Atkinson, W. Scott Nix, Pat Austin, Desmond Bradley, Dave Egleston, John George and Michael Lupiano.

  Each employee's Retention Agreement provides for a severance payment if a Change of Control occurs or employment with Lumonics is terminated under certain circumstances.

  Under the agreements applicable to Mr. Atkinson and Mr. Nix, the severance payment is equal to twice the sum of annual salary, average target and actual bonus payments for the last two years and the cost of certain employment benefits. If the payment is as a result of a Change of Control, the benefit is calculated as three times the previously noted sum.

  Under the agreements applicable to Messrs. Austin, Bradley, Egleston, George and Lupiano, the severance payment is equal to a factor (one month times the number of months employed with Lumonics, minimum one year, maximum two years) times the sum of annual salary, average target and actual bonus payments for the last two years and the cost of certain employment benefits. If the payment is as a result of a Change of Control, the factor is increased by one year.

  The merger does not constitute a change of control for purposes of these employment agreements.

  During August 1998, Mr. Egleston terminated his employment with Lumonics. He received the full amount payable under the terms of the above-noted employment agreement.

DIRECTOR COMPENSATION

  GSI DIRECTOR COMPENSATION. During the fiscal year ended December 31, 1997, GSI directors who were not employees of GSI received the following directors' fees in consideration of their services as directors: an annual retainer of $10,000, plus $1,000 for each meeting of the Board of Directors attended in person or by telephone conference as well as reimbursement of travel expenses. Additionally, the Chairs of the Audit Committee and of the Compensation Committee of the GSI Board of Directors received an annual retainer of $4,000, and other members of these committees received an annual retainer of $2,000. During 1997, GSI also granted to each of Messrs. Ferrari and Black, each a non-employee director, a warrant for the purchase of 2,000 shares of GSI Common Stock with an exercise price of $13.00 per share, the fair market value on the date of grant.

  LUMONICS DIRECTOR COMPENSATION. Lumonics Directors who are not employees of Lumonics or representatives of Sumitomo Heavy Industries Limited currently receive an annual retainer of $7,500 and an attendance fee of $1,000 for attending meetings of shareholders, the Board of Directors and committees of the Board of Directors. In addition, upon initial election and every third year thereafter, they receive an option to purchase 10,000 shares of Lumonics Common Stock with an exercise price of fair market value on the date of grant. Directors who are employees of Lumonics receive no remuneration for serving as members of the Board of Directors. Directors who represent Sumitomo Heavy Industries Limited receive an option to purchase 10,000 shares of Lumonics Common Stock with an exercise price of fair market value on the date of grant upon their initial election and every third year thereafter. All directors, other than those representing Sumitomo Heavy Industries Limited, are entitled to reimbursement by Lumonics for all reasonable expenses incurred in attending meetings of shareholders, the Board of Directors and committees of the Board of Directors. No additional compensation is paid to the chairs of the various committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Each of the members of the Compensation Committee of GSI, Messrs. Ferrari and Richard, is, and was during the fiscal year ended December 31, 1997, an outside member of the GSI Board of Directors. As of December 31, 1997, the members of the Compensation Committee of Lumonics were Messrs. Atkinson, Gardner and Naitoh. Mr. Atkinson is Chairman of Lumonics. Mr. Gardner is Secretary of Lumonics and provides legal services to it, but is not an employee. Mr. Gardner is Counsel to a law firm that provides legal services to Lumonics. During the fiscal year ended December 31, 1997, Mr. Gardner's firm was paid Cdn$69,751 for legal services which included Mr. Gardner acting as a director of Lumonics and as a member of its audit and compensation committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1992, GSI's Board of Directors authorized a loan to Charles D. Winston in the amount of $160,000 for expenses of relocation to Massachusetts, secured by deferred income owed to Mr. Winston in a like amount. The single amount was intended to cover all relocation and related expenses including real estate fees, moving services, temporary housing and other relocation expenses. Under the agreement, as amended, the loan was to be forgiven over the five year period ended December 31, 1997. In each of 1997, 1996, 1995, 1994 and 1993,
$32,000 of the loan amount was forgiven and charged as compensation expense. There was no balance remaining at December 31, 1997.

  In August 1990, Lumonics borrowed Japanese yen ((Yen)) 500 million from Sumitomo Heavy Industries, Ltd., which, through a currency and interest rate swap agreement with a Canadian chartered bank, was converted to US dollars. In June 1991, Lumonics borrowed an additional (Yen)1.5 billion from Sumitomo, which, through two separate currency and interest rate swap agreements with two Canadian chartered banks, was converted into Canadian dollars and US dollars. Both loans from Sumitomo are term loans repayable in 10 equal semi-annual installments, which commenced in April 1996. Lumonics made two payments in 1997 totaling $2.5 million and two payments in 1996 totaling $2.6 million and, as at December 31, 1997, the current portion of the long-term debt was $3.1 million.

  Sumitomo currently owns 35.5% of the outstanding Lumonics common shares. Upon
completion of the Merger, Sumitomo will own approximately   % of the
outstanding GSI Lumonics common shares. Sumitomo acts as Lumonics' principal distributor in Japan. Lumonics also currently relies on Sumitomo for its sales in Japan. In fiscal year 1997, sales to and through Sumitomo were $18.9 million, in fiscal 1996 and 1995 were $17.4 million representing 10.7%, 11.3% and 13.9%, respectively, of Lumonics' total sales. Lumonics and Sumitomo have also discussed exploring initiatives to improve sales and distribution of Lumonics products in Japan.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

ONTARIO VS. NEW BRUNSWICK

  Upon the issuance of a certificate of continuance under New Brunswick law, the shareholders of Lumonics, a corporation incorporated under the laws of the province of Ontario, will become shareholders of a corporation continued under the laws of the province of New Brunswick. Generally, Ontario and New Brunswick law provide substantially similar rights to shareholders of a corporation existing under either of those jurisdictions. New Brunswick law contains derivative action, oppression, and dissent and appraisal rights similar to those prescribed by Ontario law. There are, however, differences between Ontario and New Brunswick law which will result in various changes to the rights of shareholders of Lumonics. The following is a summary of the significant differences between Ontario and New Brunswick law insofar as they may be regarded as affecting the rights of shareholders of Lumonics. The following is a summary only and does not purport to be a comprehensive statement of the particulars of the actual statutory provisions to which reference is made.

  Residency and Qualification of Directors. There is no requirement under New Brunswick law that directors be residents or citizens of Canada. Accordingly, following the continuance, Lumonics will not be required to have a majority of directors who are resident Canadians on the board of directors of Lumonics, or any committee thereof, as currently required under Ontario law.

  Cumulative Voting. Under New Brunswick law, shareholders have cumulative voting rights in the election of directors. Ontario law permits, but does not require, such cumulative voting rights. Cumulative voting rights permit each shareholder entitled to vote at a meeting of shareholders to cast a number of votes equal to the number of shares held by the shareholder multiplied by that number of directors to be elected. The shareholder is entitled to cast all such votes in favor of one candidate for director or distribute them among the candidates in any manner. The Articles of Continuance, however, provide that, subject to applicable law, the shareholders of Lumonics will not have cumulative voting rights. Such provision has been included in the Articles of Continuance to anticipate any potential future amendment of New Brunswick law, should New Brunswick law be amended to permit articles to provide that such cumulative voting rights will not be available to shareholders of Lumonics subject to New Brunswick law. Shareholders of Lumonics should note, however, that New Brunswick law does not currently contain any such provision permitting articles to provide that such cumulative voting rights will not apply.

  Place of Meetings of Shareholders. Under Ontario law, meetings of shareholders may be held at such place in or outside Ontario as the directors determine, or, in the absence of such determination, at the place where the registered office of Lumonics is located. The by-laws of Lumonics currently permit the directors to determine the location of shareholders meetings. Under New Brunswick law, there is no mandatory requirement to hold shareholders' meetings within New Brunswick or within Canada. The GSI Lumonics Articles provide that shareholders' meetings may be held at any one or more locations throughout the world, including without limitation, locations specifically identified in such articles.

  Auditors and Financial Statements. After the Merger, GSI Lumonics intends to prepare and deliver quarterly audited annual financial statements in accordance with US GAAP. As described above, Lumonics, notwithstanding continuance under New Brunswick law, will continue to be subject to applicable securities laws in Canada and the rules of The Toronto Stock Exchange which provide for comprehensive financial reporting and audit requirements including, for example, preparation and delivery of audited financial statements in accordance with Canadian GAAP and the appointment of an audit committee. Accordingly, the following differences between the Ontario and New Brunswick law will not impact upon the financial statements and audit requirements currently imposed upon Lumonics by such securities laws and stock exchange rules. New Brunswick law does not require Lumonics to appoint an auditor or that financial statements be subject to audit. Further, under New Brunswick law financial statements can be prepared in accordance with generally accepted accounting principles applicable in non-Canadian jurisdictions. Under

Ontario law a public company is required to appoint an auditor and to deliver audited financial statements to shareholders and to the Director under the Ontario Act. Such financial statements, under the Ontario Act, are required to be prepared in accordance with standards of the Canadian Institute of Chartered Accountants. Further, under Ontario law, Lumonics is required to appoint an audit committee. New Brunswick law does not contain a similar requirement.

  Capital. Under New Brunswick law, share capital may be specified as having a par value or no par value. Under Ontario law, there is no provision for par value shares. However, the GSI Lumonics Articles continue to provide for only non-par value shares.

  Pre-Emptive Rights. Under New Brunswick law, unless otherwise provided in the articles of a corporation, shareholders have pre-emptive rights in respect of the issuance of certain securities of the corporation. However, New Brunswick law provides that a corporation which has its shares listed on a prescribed stock exchange including The Toronto Stock Exchange is not subject to the otherwise applicable pre-emptive rights provisions in the New Brunswick Act. Furthermore, the GSI Lumonics Articles specifically provide that such pre-emptive rights will not be available to shareholders of the corporation. Under Ontario law, the granting of pre-emptive rights is permissive rather than mandatory and, at present, there is no provision in the articles of Lumonics for pre-emptive rights.

  Take-Over Bid Rules. Ontario law does not prescribe take-over bid rules and requirements. Applicable securities laws, however, contain comprehensive take-over bid rules which stipulate a 20% threshold for their application to an offer to acquire shares. Generally stated, these rules provide that any person or company which offers to acquire shares which result in such person or company holding more than 20% of the outstanding shares of Lumonics, must, with certain exceptions, make an identical offer to all the shareholders of Lumonics. The corresponding percentage under New Brunswick law is 50%; however the 20% threshold under applicable securities laws will continue to apply to GSI Lumonics.

  Financial Assistance. Under New Brunswick law the articles of Lumonics may provide that financial assistance may be given to certain persons and related corporations notwithstanding solvency tests otherwise prescribed in New Brunswick law. The GSI Lumonics Articles do not so provide. Ontario law subjects financial assistance to prescribed solvency tests, which cannot be removed by provision in the articles of Lumonics.

  Shareholder Proposals. New Brunswick law provides that holders of not less than 10% of the voting shares of Lumonics may submit a proposal with respect to the election of directors. Under Ontario law the corresponding threshold is 5%. However, the Articles of Continuance specifically provide that holders of not less than 5% of the voting shares of Lumonics may submit a proposal with respect to the election of directors.

  Mandatory Solicitation of Proxies. As described above, Lumonics, notwithstanding continuance under New Brunswick law will continue to be subject to applicable securities laws and The Toronto Stock Exchange rules which provide for comprehensive mandatory proxy solicitation rules. Accordingly, the following differences between New Brunswick and Ontario law will not impact upon the requirement for the mandatory solicitation of proxies by Lumonics currently imposed upon Lumonics by such securities laws and stock exchange rules. New Brunswick law contains no provisions relating to the mandatory solicitation of proxies. Ontario law provides that, in the event a corporation offers its securities to the public, management must, in respect of any meeting of shareholders, provide a form of proxy together with the giving of notice of such meeting to each shareholder who is entitled at that time to receive notice of the meeting. Under Ontario law, proxies cannot be solicited without the delivery of either a management proxy circular or a dissident's proxy circular.

  Requisition of Meeting by Shareholders. New Brunswick law provides that holders of not less than 10% of the voting shares of Lumonics may require the directors to call a meeting of shareholders. Under Ontario law, the corresponding threshold is 5%. The Articles of Continuance specifically provide that the holders of not less than 10% of the voting shares of Lumonics may require the directors to call a meeting of shareholders.

  Investigations of Lumonics. Under the New Brunswick Act, the holders of not less than 10% of the issued shares of any class of a corporation may apply to the Court for an order requiring that an investigation be made of a corporation or of any affiliated corporation. Under Ontario law, any security holder (which term includes any shareholder), may make such an application.

  We have attached the draft Articles of Continuance and By-Law of GSI Lumonics as Annex H to this document.

MASSACHUSETTS VS. NEW BRUNSWICK

  Following the merger, the stockholders of GSI will become stockholders of GSI Lumonics. As stockholders of GSI, their rights are presently governed by the Massachusetts law and by the GSI Articles of Organization and the GSI By-Laws. As stockholders of GSI Lumonics, their rights will be governed by the law of New Brunswick, Canada and by the GSI Lumonics Articles and the GSI Lumonics By-Laws. The following discussion summarizes the material differences between the rights of holders of GSI common stock and holders of GSI Lumonics common shares and differences between the charters and by-laws of GSI and GSI Lumonics. The GSI Lumonics Articles and the GSI Lumonics By-Laws are attached to this Joint Proxy Statement/Prospectus as Annex H. Reference is also made to the GSI Articles, the GSI By-Laws and the relevant provisions of Massachusetts law and New Brunswick law for the complete text of each of the relevant provisions of such documents and statutes.

  Special Meeting of Stockholders. Massachusetts law provides that special meetings of stockholders of a corporation with a class of voting stock registered under the Securities Exchange Act of 1934, as amended (a "public company"), may be called by a corporation's president or directors, and, unless otherwise provided in the articles of organization or by-laws, must be called by its clerk or any other officer upon written application of the owners of at least 40% of the corporation's stock entitled to vote at such meeting. GSI's By-Laws provide for the call of a special meeting of stockholders by the president or directors of GSI, or upon written application of the owners of not less than 40% in interest of GSI's stock entitled to vote at such meeting. New Brunswick law and the GSI Lumonics Articles provide that holders of not less than 10% of the voting shares of GSI Lumonics may require the directors to call a meeting of shareholders.

  Notice of Stockholders Meetings. Under Massachusetts law, written notice of all meetings of stockholders must be given to stockholders at least seven days before the meeting. The GSI By-Laws provide that such notice must be given at least seven days, but not more than 60 days, before the meeting. Under New Brunswick law, subject to the articles or a unanimous shareholders agreement, notice of all meetings of shareholders must be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting. The GSI Lumonics By-laws provide that a written notice of all meetings of shareholders be given to shareholders at least 21 days, but not more than 50 days, before the meeting. The GSI Lumonics By-laws also provide that such notice may specify a time not more than 48 hours (excluding Saturdays and holidays) before which time proxies to be used at such meeting must be deposited. Neither Massachusetts law nor the GSI Articles or By-Laws contain a similar provision. The presence of the provision could make it more difficult or impossible for a shareholder not attending a meeting of shareholders in person to vote or change its vote in the period preceding the meeting.

  Proposals of Stockholders. Under New Brunswick law, shareholders may submit to the corporation notice of any matter to be raised at a shareholders meeting. The corporation shall set out the proposal in the notice of meeting provided that it is submitted at least 90 days before the anniversary of the date of the previous annual meeting, it has not been submitted in the last two years and is not being submitted for an improper purpose. A proposal may include nominations for the election of directors if it is signed by holders of not less than 10% of the voting shares. However, the GSI Lumonics Articles specifically provide for a reduced threshold of 5% of the voting shares in respect of a proposal for the election of directors. There are no similar provisions currently applicable to GSI. The practical effect of the provision in the GSI Lumonics Articles is to require shareholders to own 5% of the GSI Lumonics shares before they can have a proposal with respect to the nomination of directors set out in the notice of the shareholders meeting.

  Inspection Rights. Under Massachusetts law, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, by-laws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. In addition, stockholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation. Under New Brunswick law, the holders of not less than 10% of the issued shares of any class of a corporation may apply to the Court for an order requiring that an investigation be made of a corporation or of any affiliated corporation. Under New Brunswick law a shareholder of a corporation has the right to inspect copies of:

  (1) the articles and by-laws of the corporation, including any amendments;

  (2) any unanimous shareholders' agreement;

  (3) minutes of meetings and resolutions of shareholders;

  (4) notices of changes of directors or registered office;

  (5) the share register; and

  (6) the list of all current and former directors.

  Action by Consent of Stockholders. Under Massachusetts law, any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing, and a corporation may not provide otherwise in its articles of organization or by-laws. New Brunswick law contains a similar provision.

  Cumulative Voting. Massachusetts law does not provide for cumulative voting. Under New Brunswick law, shareholders have cumulative voting rights in the election of directors. Cumulative voting rights permit each shareholder entitled to vote at a meeting of shareholders to cast at such meeting a number of votes equal to the number of shares held by the shareholders multiplied by the number of directors to be elected. The shareholder is entitled to cast all such votes in favor of one candidate for director or distribute them among the candidates in any manner. Accordingly, cumulative voting may allow shareholders with a relatively small percentage of the shares voting at a meeting of shareholders to have a greater chance to elect a director or directors as compared to an election of directors without cumulative voting. The GSI Lumonics Articles, however, provide that, subject to applicable law, the shareholders of GSI Lumonics will not have cumulative voting rights. Such provision has been included in the GSI Lumonics Articles to anticipate any potential future amendment of New Brunswick law, should New Brunswick law be amended to permit articles to provide that such cumulative voting rights will not be available to shareholders of GSI Lumonics subject to New Brunswick law. New Brunswick law does not currently contain any such provision permitting articles to provide that such cumulative voting rights will not apply.

  Voting By a Show of Hands. Under New Brunswick law, unless the by-laws otherwise provide, voting at a meeting of shareholders shall be by a show of hands except where a ballot is demanded, either before or after the vote, by a shareholder or proxyholder entitled to vote at the meeting. The GSI Lumonics By-Laws provide for voting by a show of hands except where a ballot is demanded. On a vote by a show of hands, every shareholder or proxyholder present has one (1) vote. On a vote by a ballot, every shareholder or proxyholder present has one (1) vote for each share registered in his or her name. Accordingly, if no shareholder or proxyholder requests to vote by ballot at a meeting of shareholders, those shareholders or proxyholders who do attend the meeting can control the vote despite the fact that they would not control the vote if the vote had been taken by ballot. Massachusetts law and the GSI By-Laws do not have any similar provisions regarding voting by a show of hands.

  Quorum, Votes Required. Under Massachusetts law and the GSI By-Laws, a majority-in-interest of all capital stock entitled to vote at a stockholders meeting constitutes a quorum for the transaction of business at such meeting. A quorum being present, the vote of stockholders required to pass a resolution under

Massachusetts law is typically a majority or two-thirds of the outstanding shares, depending upon the action being voted upon. Under New Brunswick law, unless the articles, by-laws or a unanimous shareholders agreement otherwise provide, the holders of a majority of the shares entitled to vote at a meeting, present in person or by proxy, constitute a quorum. The quorum requirement in the GSI Lumonics By-Laws is 20% of the shares entitled to vote at a meeting of shareholders. A quorum being present, the requisite vote of shareholders under New Brunswick law is typically a majority or two-thirds of the votes cast on the resolution, depending upon the action being voted upon. The GSI Lumonics By-Laws provide that in case of an equality of shareholder votes, the chairman of the meeting shall not have a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder or proxyholder. There is no method for breaking such a tie under New Brunswick law.

  Dividends and Repurchases of Stock. Under Massachusetts law, the payment of dividends and the repurchase of a corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's articles of organization. Similarly, the payment of dividends or the repurchase of stock under New Brunswick law, except in circumstances where a corporation's articles so provide in the case of a repurchase of shares, would not be permitted if the corporation would be unable to pay its liabilities as they become due or the realizable value of the corporations assets would after payment be less than the aggregate of its liabilities and stated capital of all classes.

  Classification of the Board of Directors. Massachusetts law permits classification of a corporation's board of directors. However, in the case of a public company, Massachusetts law requires classification into three classes and provides that the directors may be removed from office by the stockholders only for cause unless the directors or two-thirds in interest of its stockholders elect by vote to be exempt from such requirements. The GSI Articles provide that GSI's Board of Directors is to be divided into three classes with the directors of each class being elected for staggered three-year terms. All directors under New Brunswick law are elected for terms of one year which are not staggered. A practical effect of not having a board of directors with staggered terms is that stockholders may replace the entire board of directors by election in one year. With a staggered board, only one-third of the members of the board can be replaced by election each year.

  Removal of Directors. Under Massachusetts law, except as otherwise provided in a corporation's articles of organization or by-laws, directors may be removed from office by a majority of the directors then in office with or without cause. The GSI Articles contain a provision providing for the removal of directors only for cause by vote of either the holders of a majority of shares outstanding or a majority of the directors then in office. Under New Brunswick law, directors may not remove a director but shareholders may do so by a majority vote, provided that a director may not be removed if the number of votes cast against this removal would be sufficient to elect him under cumulative voting procedures. A practical effect of the different provisions concerning the removal of directors is that a shareholder of GSI Lumonics may be able to more easily remove directors from office as compared with such ability under the GSI Articles.

  Vacancies on the Board of Directors. Under Massachusetts law, unless otherwise provided in the charter or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The GSI Articles do not provide otherwise. This ability to fill vacancies could be used by an incumbent board of directors to maintain control of the board in the face of an election by stockholders of new board members not favored by the incumbent board. Under New Brunswick law, vacancies caused by an increase in the number of directors or a failure to elect directors must be filled by shareholders.

  Exculpation of Directors. Massachusetts law permits, and the GSI Articles provide, that no director shall be personally liable to GSI, or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The circumstances under which such exculpation is prohibited relate to unauthorized distributions and loans to insiders, breaches of a director's duty of loyalty, acts not in good faith or involving intentional misconduct or a knowing violation of law, and transactions from which a director derives an improper personal benefit. New Brunswick law does not contain a similar provision. However, GSI Lumonics By-Laws do contain a similar provision with respect to the protection of directors.

  Indemnification of Directors, Officers and Others. Both Massachusetts law and New Brunswick law generally permit indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interest of the corporation.

  Interested Director Transactions. Massachusetts law does not prohibit related party transactions. The GSI Articles provide that no transaction by GSI shall be invalidated by the fact that one or more of GSI's directors or officers is a party to the transaction or has a position or financial interest in a party to the transaction. The GSI Articles also provide that any such interested director may vote on the transaction, notwithstanding such interest. New Brunswick law restricts interested directors from participating in meetings in which transactions in which such director has an interest are considered.

  Sale, Lease or Exchange of Assets and Mergers. Massachusetts law provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Under Massachusetts law, the articles of organization or by-laws may provide that all outstanding classes of stock shall vote as a single class, but, in the case of a merger or consolidation, the separate vote of all classes of stock, the rights of which would be adversely affected by the transaction, is also required. The GSI Articles reduce from two-thirds to a majority of each class outstanding and entitled to vote thereon, the stockholder vote required to approve such transactions, if the transaction is approved by the Board of Directors. Under New Brunswick law, a sale, lease or exchange of all or substantially all of the assets of a corporation outside the ordinary course of business must be approved by the affirmative vote of at least two-thirds of votes cast by the shareholders entitled to vote. At a meeting to consider such a resolution all shares are entitled to vote whether or not they otherwise carry the right to vote and, if the sale, lease or exchange affects a class or series of shares in a different manner than the other classes or series, the transaction must be separately approved by a two-thirds vote of such class or series.

  Authority to Issue Shares. Massachusetts law provides a corporation the authority to issue the maximum number of shares of its capital stock as authorized in its articles of organization. The articles of organization, and any amendments thereto, require the approval of the corporation's stockholders. New Brunswick law does not require that any maximum number of shares which a corporation has the authority to issue be specified in its articles, and the GSI Lumonics articles of continuance authorize it to issue an unlimited number of shares. Accordingly, the board of directors of GSI Lumonics has the authority to issue shares of capital stock without a vote of its shareholders which may result in a change in control of the company or dilution to shareholders. Such a vote might have been required under Massachusetts law in order to amend the corporation's articles of organization as discussed in the following paragraph in order to increase the number of shares which the corporation has the authority to issue. GSI Lumonics' ability to issue an unlimited amount of shares allows the board of directors to issue shares as full or partial consideration for the acquisition of new businesses. However, applicable securities laws specifically restrict GSI Lumonics from issuing shares for the purposes of preventing a takeover bid.

  Amendments to Charter. Under Massachusetts law, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. Under Massachusetts law, the articles of organization or by-laws may provide that all outstanding classes of stock shall vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment, is also required. The GSI Restated Articles reduce from two-thirds to a majority of each class outstanding and entitled to vote thereon, the stockholder vote to approve such amendments, if the amendment is approved by the Board of Directors. Under New Brunswick law, any change to the articles of a corporation must be approved by the affirmative vote of at least two-thirds of the votes cast by the shareholders entitled to vote at a meeting. In addition, if the change affects a particular class or series as specified under New Brunswick law, the change must be separately approved by the two-thirds vote of that class or series whether or not the class or series otherwise carries the right to vote. New Brunswick law permits a corporation to provide in its articles that a class or series shall not be entitled to vote separately in the case of an amendment to increase or decrease the maximum number of shares of a class or series having rights equal or superior to that class or series, to effect an exchange, reclassification or cancellation of all of the part of the shares of a class or series, or to create a new class or series equal or superior to that class or series. However, the GSI Lumonics Articles do not so provide.

  Amendments to By-laws. Massachusetts law provides that stockholders may amend the By-laws and, if provided in its charter, the board of directors also has this power. Under Massachusetts law, the power to make, amend or repeal by-laws also lies in the stockholders; provided that if authorized by the articles of organization, the by-laws may provide that the directors may also make, amend or repeal the by-laws, except with respect to any provision which by law, the articles of organization or the by-laws requires action by the stockholders. The GSI By-laws provide that the By-laws may be amended by affirmative vote of either the stockholders or a majority of the directors. Under New Brunswick law, the Board of Directors of a corporation may make and amend by-laws provided that any such by-law or amendment must be confirmed at the next meeting of shareholders by the affirmative vote of a majority of the shareholders entitled to vote thereat. Any by-law or amendment is effective when made by the Board of Directors but ceases to be effective if not confirmed by the shareholders.

  Appraisal Rights. Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes:

  (1) to sell, lease, or exchange all or substantially all of its property and assets;

  (2) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder; or

  (3)  to merge or consolidate with another corporation.

New Brunswick law provides for similar rights to dissent and receive fair value for shares.

 "Anti-Takeover" Statutes.

  Business Combination Statute. The Massachusetts "business combination" statute provides that, if a person (with certain exclusions) acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation (an "interested stockholder"), he may not engage in certain transactions with the corporation for a period of three years. The Massachusetts statute includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. GSI is subject to the Massachusetts Business Combination statute. New Brunswick law does not provide any similar restriction.

  Control Share Acquisition Statute. Under the Massachusetts Control Share Acquisition statute for Massachusetts corporations, a person (hereinafter, the "acquirer") who makes a bona fide offer to acquire, or acquires, shares of stock of a corporation that when combined with shares already owned, would increase the acquirer's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority of shares held by all stockholders except the acquirer and the officers and inside directors of the corporation, to vote the shares acquired. The statute does not require the acquirer to consummate the purchase before the stockholder vote is taken. The Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of organization or by-laws. The GSI By-Laws contain a provision pursuant to which GSI elects not to be governed by the Massachusetts Control Share Acquisition statute. However, if at a future date the Board of Directors of GSI determines that it is in the best interests of GSI and its stockholders that GSI be governed by the statute, the By-Laws may be amended to permit GSI to be governed by such statute. Any such amendment, however, would apply only to acquisitions crossing the thresholds which occur after the effective date of such amendment. New Brunswick law does not contain any statute which is similar to the Massachusetts Control Share Statute.

  Other Interests. Massachusetts law expressly provides that in determining what a director reasonably believes to be in the best interests of the corporation, he may consider the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Thus, these interests could be considered even in connection with a decision to sell a company. The GSI Articles and GSI By-Laws do not discuss the consideration of societal factors. New Brunswick law does not contain any specific similar factors that may be considered in determining the best interests of a corporation.

                                CURRENCY PRICES

  The following table sets forth in Canadian dollars the exchange rates of the Canadian dollar to the United States dollar, determined based upon publicly available information from the Federal Reserve Bank of New York for the calendar years 1993 through 1998. For example, on December 31, 1997, one US dollar bought 1.4288 Canadian dollars.

                            1998       1997       1996       1995       1994       1993
                         ---------- ---------- ---------- ---------- ---------- ----------
High.................... Cdn$1.5770 Cdn$1.4398 Cdn$1.3822 Cdn$1.4238 Cdn$1.4078 Cdn$1.3443
Low.....................     1.4075     1.3357     1.3310     1.3285     1.3103     1.2428
End of Period...........     1.5375     1.4288     1.3697     1.3655     1.4030     1.3255
Average(1)..............     1.4898     1.3845     1.3637     1.3727     1.3661     1.2903

--------
 (1) The average of the exchange rate on the last business day of each month during the applicable period.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this document will be brought before the GSI special meeting or the Lumonics special meeting. If any other matters are presented, however, it is the intention of the persons named in the GSI proxy and Lumonics proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Lumonics by Stewart McKelvey Stirling Scales.

                                    EXPERTS

  The consolidated financial statements of GSI at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in the proxy statement of GSI and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated balance sheets of Lumonics as at December 31, 1996 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in this document, have been audited by Ernst & Young, LLP, independent chartered accountants, as indicated in their report appearing elsewhere in this document, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

  Representatives from Arthur Andersen will be present at the GSI special meeting and representatives from Ernst & Young will be present at the Lumonics special meeting. The representatives present at the respective meetings will have the opportunity to make a statement and will be available to respond to appropriate questions.

                     GENERAL SCANNING STOCKHOLDER PROPOSALS

  If the merger occurs, GSI will not hold its annual meeting of stockholders in 1999 . If the merger does not occur, GSI would hold its 1999 meeting on April 15, 1999, in accordance with its by-laws. In order for the company to consider a stockholder proposal for inclusion in GSI's proxy materials for its 1999 meeting, the company must receive the stockholder proposal at 500 Arsenal Street, Watertown, Massachusetts 02472, Attention: Clerk, no later than October 31, 1998. If a stockholder submits a proposal other than in accordance with Rule 14a-8 under the Exchange Act, it will be deemed untimely if it is received after February 12, 1999 (60 days prior to the scheduled meeting). However, if GSI gives less than 70 days' notice of the meeting, a stockholder must give GSI only 10 days' notice of the proposal.

                LUMONICS DIRECTORS' APPROVAL UNDER CANADIAN LAW

  The contents and the sending of this document insofar as it relates to Lumonics and GSI Lumonics have been approved by the directors of Lumonics.

                                            (Signed) Charles J. Gardner, Q.C.
                                          _____________________________________
                                                   Corporate Secretary

                                               LUMONICS INC.

January 29, 1999

[Outside back cover]

  Until [twenty-five calendar days after the offering date], all dealers that effect the transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                          ------
GENERAL SCANNING INC.
Report of Independent Public Accountants................................   FIN-2
Consolidated Statements of Income for the years ended December 31, 1995,
 1996 and 1997 and the nine months ended September 27, 1997 and October
 3, 1998 (unaudited)....................................................   FIN-3
Consolidated Balance Sheets as of December 31, 1996 and 1997 and October
 3, 1998 (unaudited)....................................................   FIN-4
Consolidated Statements of Stockholders' Equity for the years ended De-
 cember 31, 1995, 1996 and 1997 and the nine months ended October 3,
 1998 (unaudited).......................................................   FIN-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 27, 1997 and
 October 3, 1998 (unaudited)............................................   FIN-6
Notes to Consolidated Financial Statements..............................   FIN-7
                                                                           PAGE
                                                                          ------
LUMONICS INC.
Auditors' Report........................................................  FIN-22
Consolidated Balance Sheets as at December 31, 1997 and 1996............  FIN-23
Consolidated Statements of Stockholders' Equity for the years ended De-
 cember 31, 1997, 1996 and 1995.........................................  FIN-24
Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995....................................................  FIN-25
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995....................................................  FIN-26
Notes to Consolidated Financial Statements..............................  FIN-27
Consolidated Balance Sheets as at September 30, 1998 (unaudited) and De-
 cember 30, 1997........................................................  FIN-41
Consolidated Statements of Operations for the three months and nine months ended September 30, 1998 and 1997 (unaudited) ..................  FIN-42
Consolidated Statements of Cash Flows for the nine months ended Septem-
 ber 30, 1998 and 1997
 (unaudited)............................................................  FIN-43
Notes to Consolidated Financial Statements (unaudited)..................  FIN-44

                                     FIN-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of General Scanning Inc.:

  We have audited the accompanying consolidated balance sheets of General Scanning Inc. (a Massachusetts corporation) and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of General Scanning Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 2, 1998

                                     FIN-2

                             GENERAL SCANNING INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                NINE MONTHS ENDED
                                                              ----------------------
                              YEAR ENDED DECEMBER 31,
                          ----------------------------------   SEP. 27,    OCT. 03,
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Net sales:
  Laser systems and com-
   ponents..............  $  103,405  $  131,867  $  154,536  $  109,128  $  116,134
  Printers..............      22,915      24,666      26,994      18,859      25,550
                          ----------  ----------  ----------  ----------  ----------
    Total sales.........     126,320     156,533     181,530     127,987     141,684
                          ----------  ----------  ----------  ----------  ----------
Cost of sales:
  Laser systems and com-
   ponents..............      55,544      71,038      79,850      56,779      61,439
  Printers..............      12,854      13,815      14,955      10,476      14,419
                          ----------  ----------  ----------  ----------  ----------
    Total cost of
     sales..............      68,398      84,853      94,805      67,255      75,858
                          ----------  ----------  ----------  ----------  ----------
Gross profit:
  Laser systems and com-
   ponents..............      47,861      60,829      74,686      52,349      54,695
  Printers..............      10,061      10,851      12,039       8,383      11,131
                          ----------  ----------  ----------  ----------  ----------
    Total gross profit..      57,922      71,680      86,725      60,732      65,826
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Research and product
   development..........      17,106      18,400      22,302      16,056      20,869
  Selling, general and
   administrative.......      33,091      39,475      46,169      32,781      40,043
  Restructuring,
   litigation, and other
   charges..............         --          --          --          --        5,777
  Aquired in-process
   research and
   development..........         --          --       10,600         --          --
                          ----------  ----------  ----------  ----------  ----------
    Total operating ex-
     penses.............      50,197      57,875      79,071      48,837      66,689
                          ----------  ----------  ----------  ----------  ----------
Income (loss) from oper-
 ations.................       7,725      13,805       7,654      11,895        (863)
Merger expenses.........         --       (1,950)        --          --          --
Interest income (ex-
 pense), net............        (682)        272         464         398        (378)
Foreign exchange
 transaction gains
 (losses)...............         331        (159)       (507)       (326)         95
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before in-
 come taxes.............       7,374      11,968       7,611      11,967      (1,146)
Income taxes ...........       2,803       5,367       2,502       4,030        (404)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $    4,571  $    6,601  $    5,109  $    7,937  $     (742)
                          ==========  ==========  ==========  ==========  ==========
Foreign currency
 translation
 adjustment.............        (256)       (139)       (305)       (193)        312
Change in unrealized
 gain (loss) on
 marketable equity
 securities, net........         --          --          --          --         (501)
                          ----------  ----------  ----------  ----------  ----------
Comprehensive income
 (loss).................  $    4,315  $    6,462  $    4,804  $    7,744  $     (931)
                          ==========  ==========  ==========  ==========  ==========
Basic income (loss) per
 common share...........  $     0.48  $     0.56  $     0.42  $     0.66  $    (0.06)
                          ==========  ==========  ==========  ==========  ==========
Diluted income (loss)
 per common share.......  $     0.44  $     0.53  $     0.40  $     0.63  $    (0.06)
                          ==========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding and
 dilutive potential
 common shares..........  10,357,287  12,476,237  12,656,763  12,585,418  12,559,869
                          ==========  ==========  ==========  ==========  ==========

                            See accompanying notes.

                                     FIN-3

                             GENERAL SCANNING INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  AS OF DECEMBER
                                                       31,
                                                 -----------------   OCT. 03,
                                                  1996      1997       1998
                                                 -------  --------  -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents..................... $17,655  $  8,418   $  4,423
  Accounts receivable, less allowance of $867,
   $1,203 and $2,420, respectively..............  32,213    44,425     38,659
  Inventories...................................  26,051    34,051     37,848
  Deferred income taxes.........................   4,022     7,857      8,126
  Other current assets..........................   1,581     1,517      2,094
                                                 -------  --------   --------
    Total current assets........................  81,522    96,268     91,150
                                                 -------  --------   --------
Property, plant and equipment, net..............  12,922    14,611     15,428
Other assets....................................     428       437      3,450
Intangible assets, net of amortization of
 $1,753, $1,863 and $2,161, respectively........     701     3,726      3,429
                                                 -------  --------   --------
                                                 $95,573  $115,042   $113,457
                                                 =======  ========   ========
Current liabilities:
  Notes payable to banks and current portion of
   long-term debt............................... $ 3,030  $  4,169   $  6,997
  Current portion of deferred compensation......     --        582        136
  Accounts payable..............................   7,025    12,775      8,822
  Accrued expenses..............................  13,787    16,079     15,527
                                                 -------  --------   --------
    Total current liabilities...................  23,842    33,605     31,482
                                                 -------  --------   --------
Long-term debt, less current portion ...........   1,549     1,530      1,516
Deferred compensation, less current portion.....   1,893     1,678      1,906
Commitments and contingencies (Note 10)
Stockholders' equity:
  Preferred stock, $.01 par value; authorized
   1,000,000 shares; issued and outstanding--
   none.........................................     --        --         --
  Common stock, $.01 par value; authorized
   15,000,000 shares; issued 12,245,655,
   12,791,796 and 13,017,301, respectively......     122       128        130
  Additional paid-in capital....................  43,657    48,788     50,040
  Retained earnings.............................  25,685    30,794     30,052
  Cumulative translation adjustment.............    (587)     (892)      (579)
  Unrealized loss on marketable equity securi-
   ties, net....................................     --        --        (501)
  Treasury stock, at cost; 365,995; 366,073 and
   366,073, respectively........................    (588)     (589)      (589)
                                                 -------  --------   --------
    Total stockholders' equity..................  68,289    78,229     78,553
                                                 -------  --------   --------
                                                 $95,573  $115,042   $113,457
                                                 =======  ========   ========

                            See accompanying notes.

                                     FIN-4

                             GENERAL SCANNING INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                          UNREALIZED   TREASURY
                           COMMON STOCK                                    LOSS ON      STOCK
                          -------------- ADDITIONAL           CUMULATIVE  MARKETABLE ------------
                                 $.01PAR  PAID-IN   RETAINED  TRANSLATION   EQUITY
                          SHARES  VALUE   CAPITAL   EARNINGS  ADJUSTMENT  SECURITIES SHARES COST
                          ------ ------- ---------- --------  ----------- ---------- ------ -----
Balance, December 31,
 1994...................   9,228  $ 92    $13,286   $14,513      $(192)     $ --      (366) $(588)
Net income..............     --    --         --      4,571        --         --       --     --
Issuance of common
 stock..................   2,585    26     27,714       --         --         --       --     --
Stock option and warrant
 exercises, including
 tax effects............     155     1        587       --         --         --       --     --
Cumulative translation
 adjustment.............     --    --         --        --        (256)       --       --     --
                          ------  ----    -------   -------      -----      -----     ----  -----
Balance, December 31,
 1995...................  11,968   119     41,587    19,084       (448)       --      (366)  (588)
Net income..............     --    --         --      6,601        --         --       --     --
Stock option and warrant
 exercises, including
 tax effects............     278     3      2,070       --         --         --       --     --
Cumulative translation
 adjustment.............     --    --         --        --        (139)       --       --     --
                          ------  ----    -------   -------      -----      -----     ----  -----
Balance, December 31,
 1996...................  12,246   122     43,657    25,685       (587)       --      (366)  (588)
Net income..............     --    --         --      5,109        --         --       --     --
Stock option and warrant
 exercises, including
 tax effects............     471     5      3,132       --         --         --       --     --
Fractional shares from
 View Engineering, Inc.
 merger.................     --    --         --        --         --         --       --      (1)
Shares issued in acquir-
 ing Reel-Tech, Inc. ...      75     1      1,999       --         --         --       --     --
Cumulative translation
 adjustment.............     --    --         --        --        (305)       --       --     --
                          ------  ----    -------   -------      -----      -----     ----  -----
Balance, December 31,
 1997...................  12,792  $128    $48,788   $30,794      $(892)       --      (366) $(589)
Net loss (unaudited)....     --    --         --       (742)       --         --       --     --
Stock option and warrant
 exercises, including
 tax effects
 (unaudited)............     225     2      1,252       --         --         --       --     --
Unrealized loss on mar-
 ketable
 equity securities, net
 (unaudited)............     --    --         --        --         --        (501)     --     --
Cumulative translation
 adjustment
 (unaudited)............     --    --         --        --         313        --       --     --
                          ------  ----    -------   -------      -----      -----     ----  -----
Balance, October 3, 1998
 (unaudited)............  13,017  $130    $50,040   $30,052      $(579)     $(501)    (366) $(589)
                          ======  ====    =======   =======      =====      =====     ====  =====

                            See accompanying notes.

                                     FIN-5

                             GENERAL SCANNING INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED
                                --------------------------  ------------------
                                                            SEP. 27,  OCT. 3,
                                 1995     1996      1997      1997      1998
                                -------  -------  --------  --------  --------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss).............  $ 4,571  $ 6,601  $  5,109  $  7,937  $   (742)
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities--
  Acquired in-process research
   and development............      --       --     10,600       --        --
  Depreciation and
   amortization...............    1,984    3,180     3,941     2,748     3,353
  Deferred compensation.......      319      347       367       320      (218)
  Deferred income taxes.......     (460)    (646)   (3,837)      --       (328)
Subordinated note and equity
 securities received for non-
 competition agreement and
 technology license pursuant
 to litigation settlement.....      --       --        --        --     (3,750)
Changes in current assets and
 liabilities, net of effect of
 Reel-Tech, Inc. acquisition--
  Accounts receivable.........   (4,194)  (9,444)  (13,659)  (12,413)    5,885
  Inventories.................   (9,104)  (1,119)   (6,271)   (3,981)   (3,748)
  Other current assets........   (1,111)       2       (42)     (278)     (456)
  Accounts payable and accrued
   expenses...................    4,520     (592)    6,977     5,214    (4,510)
                                -------  -------  --------  --------  --------
Net cash provided by (used in)
 operating activities.........   (3,475)  (1,671)    3,185      (453)   (4,514)
                                -------  -------  --------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Purchase of Reel-Tech,
 Inc.(1)......................      --       --    (12,446)      --        --
Additions to property, plant
 and equipment, net...........   (2,596)  (6,902)   (5,335)   (3,143)   (3,848)
Decrease (increase) in other
 assets.......................      (67)      15        20        41        27
                                -------  -------  --------  --------  --------
Net cash used in investing
 activities...................   (2,663)  (6,887)  (17,761)   (3,102)   (3,821)
                                -------  -------  --------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from notes payable to
 banks and others.............    2,464   13,633    16,662    14,619    30,059
Payments on notes payable to
 banks and others.............      --   (15,567)  (15,087)  (13,023)  (27,059)
Net payments on long-term
 debt.........................     (178)      (7)      (19)      (13)      (14)
Net proceeds from issuance of
 common stock.................   27,740      --        --        --        --
Stock option and warrant
 exercises, including tax
 effects......................      588    2,073     3,136     1,212     1,254
                                -------  -------  --------  --------  --------
Net cash provided by financing
 activities...................   30,614      132     4,692     2,795     4,240
                                -------  -------  --------  --------  --------
Effect of exchange rate
 changes on cash and cash
 equivalents..................     (143)     386       647       632       100
                                -------  -------  --------  --------  --------
Increase (decrease) in cash
 and cash equivalents.........   24,333   (8,040)   (9,237)     (128)   (3,995)
Cash and cash equivalents,
 beginning of period..........    1,362   25,695    17,655    17,655     8,418
                                -------  -------  --------  --------  --------
Cash and cash equivalents, end
 of period....................  $25,695  $17,655  $  8,418  $ 17,527  $  4,423
                                =======  =======  ========  ========  ========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
Cash paid during the period
 for--
  Interest....................  $ 1,064  $   862  $    478  $    317  $    525
                                =======  =======  ========  ========  ========
  Income taxes................  $ 2,540  $ 4,834  $  4,485  $  4,101  $    502
                                =======  =======  ========  ========  ========
  Net assets and in-process
   research and development
   acquired...................  $   --   $   --   $(14,446) $    --   $    --
  Issuance of common stock....      --       --      2,000       --        --
                                -------  -------  --------  --------  --------
  Net cash used to acquire
   business...................  $   --   $   --   $(12,446) $    --   $    --
                                =======  =======  ========  ========  ========

--------
(1) Acquisition of Reel-Tech, Inc.:
                            See accompanying notes.

                                     FIN-6

                             GENERAL SCANNING INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. SIGNIFICANT ACCOUNTING POLICIES

 Nature of operations

  General Scanning Inc. develops, manufactures and sells its products on a worldwide basis through two industry segments: laser systems and components; and printers. The laser systems and components segment provides products for a wide range of applications in the automotive, electronics, semiconductor, medical and aircraft industries. The Company's core technological expertise which is employed in each of these applications is high speed micropositioning and precise power control of lasers, as well as 2D and 3D image processing. The printer segment provides a line of thermal printers for the medical industry.

 Basis of presentation

  The consolidated financial statements include the accounts of General Scanning Inc. and its wholly-owned subsidiaries (the "Company"). Significant intercompany accounts and transactions have been eliminated in consolidation. The Company's 50% joint venture in the United Kingdom, which had been accounted for by the equity method, was fully acquired on December 31, 1995 in a purchase transaction. The acquisition was not material to the Company's operations.


  In August 1996, the Company acquired View Engineering, Inc. ("View") by issuing 1,437,060 shares of General Scanning Inc. common stock (after giving effect to certain adjustments at the closing) in exchange for all of View's outstanding shares of capital stock, accrued preferred dividends and the net value of warrants and options. View uses laser image processing technology to serve applications requiring precision inspection, measurement and process control. The transaction has been accounted for as a pooling of interests for accounting purposes and, accordingly, the accompanying consolidated financial statements have been retroactively restated to include the accounts of View for all periods presented. Merger expenses include primarily brokers' fees and legal and accounting costs. The following is a reconciliation of certain restated amounts with amounts previously reported.

                                                                       1995
                                                                  --------------
                                                                  (IN THOUSANDS)
     Sales:
       General Scanning Inc. ....................................    $101,819
       View Engineering, Inc. ...................................      24,501
                                                                     --------
         As restated.............................................    $126,320
                                                                     ========
     Net income:
       General Scanning Inc. ....................................    $  6,009
       View Engineering, Inc. ...................................      (1,438)
                                                                     --------
         As restated.............................................    $  4,571
                                                                     ========
     Diluted income per common share:
       General Scanning Inc. ....................................    $   0.67
       View Engineering, Inc. ...................................       (0.23)
                                                                     --------
         As restated.............................................    $   0.44
                                                                     ========

  On November 28, 1997, the Company acquired the assets of Reel-Tech, Inc. ("Reel-Tech") for $14.4 million, which consisted of $12.4 million of cash and 75,118 shares of General Scanning Inc. common stock.

                                     FIN-7

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
Reel-Tech is an integrator of electronics components handling systems for marking, lead inspection, parts sorting and parts packaging. The transaction was accounted for as a purchase for accounting purposes and, accordingly, the operations of Reel-Tech have been included in the consolidated financial statements from the date of acquisition. Acquired in-process research and development of $10.6 million charged against income in 1997 results from an independent appraisal of Reel-Tech's intangible assets acquired. Goodwill arising from the transaction of $3.1 million is being amortized on a straight-line basis over a 10 year period. Results of operations would not have changed materially for 1996 or 1997 if Reel-Tech had been acquired on January 1, 1996. Upon consummation of the Reel-Tech acquisition, GSI immediately expensed $10.6 million representing purchased in-process technology that had not yet reached technological feasibility and has no alternative future use. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology. The in-process projects were expected to be commercially viable on dates ranging from the end of calendar year 1998 through calendar year 1999. Expenditures to complete these projects were expected to total approximately $3.2 million (see Note 13).

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Risks and uncertainties

  The Company has experienced, and may continue to experience, fluctuations in operating results due to a variety of factors, including: the rate of growth of the markets for laser systems and components and printers; market acceptance of the Company's products and those of its competitors; development and promotional expenses relating to the introductions of new products or new versions of existing products; changes in pricing policies by the Company and its competitors; the timing of the receipt of orders from major customers; the timing of shipments and economic conditions in foreign markets.

  Certain of the components and materials included in the Company's laser systems and optical products are currently obtained from single source suppliers. There can be no assurance that a disruption of this outside supply would not create substantial manufacturing delays and additional cost to the Company.

 Cash and cash equivalents

  Cash and cash equivalents include cash in banks and highly liquid investments having original maturity dates not exceeding three months. The investments are stated at cost, which approximates their fair value. The Company does not believe it is exposed to any significant credit risk on its cash and cash equivalents.

                                     FIN-8

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 Inventories

  Inventories, which include materials and conversion costs, are stated at the lower of cost (primarily first-in, first-out) or market. Inventories consist of the following:

                                                      DECEMBER 31,
                                                     --------------- OCTOBER 3,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
                                                           (IN THOUSANDS)
     Purchased parts................................ $12,572 $14,992   $16,396
     Work-in-process................................   5,341   8,127     9,855
     Finished goods.................................   8,138  10,932    11,597
                                                     ------- -------   -------
       Total inventory.............................. $26,051 $34,051   $37,848
                                                     ======= =======   =======

 Depreciation and amortization

  Depreciation and amortization are determined by the straight-line and declining-balance methods over the estimated useful lives of the owned assets. Estimated useful lives for buildings and improvements range from 5 to 31 years and for machinery and equipment from 3 to 15 years. Leasehold improvements are amortized over the lesser of their useful lives or the lease term, including option periods expected to be utilized.

 Foreign currency

  Assets and liabilities of foreign operations are translated from foreign currencies into U.S. dollars at the exchange rates in effect at the period-end. Revenues and expenses are translated at the average exchange rate in effect for the period. The resulting translation adjustments are recorded as a component of stockholders' equity.

  Foreign exchange forward contracts and local currency borrowings are used to reduce the impact of certain foreign currency balance sheet fluctuations. Gains and losses from the forward contracts that are not hedges of firm commitments are accrued at each balance sheet date and included in the Consolidated Statements of Income as foreign exchange transaction gains (losses). At December 31, 1997, the Company had such contracts to exchange foreign currencies (yen, French francs and Deutsche marks) for U.S. dollars totaling $4.2 million maturing through May 1998. The fair value of these contracts was approximately $0.1 million at December 31, 1997, which was based on the present value (using a 6% discount rate) of the difference between the U.S. dollars to be received on these contracts and the U.S. dollar equivalent of the contract price in the foreign currency (at the forward exchange rates at December 31, 1997).

  To the extent the Company utilizes foreign exchange forward contracts, it purchases them from major financial institutions for terms that have not exceeded six months.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

                                     FIN-9

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impact of adopting SFAS No. 133 on the financial statements and have not determined the timing of or method of the adoption of SFAS No. 133. However, the Statement could increase volatility in earnings and other comprehensive income.

 Income (loss) per share of common stock

  In 1997, the Company adopted SFAS No. 128, Earnings per Share, effective December 15, 1997. Amounts reported herein for 1995 and 1996 as "Diluted income per common share" are the same as those reported prior as "Net income per common and common equivalent share outstanding." Basic income (loss) per common share was computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. For diluted income per common share, the denominator also includes dilutive outstanding stock options and warrants determined using the treasury stock method.

  Common and diluted common shares calculations are:

                                          YEAR ENDED DECEMBER    NINE MONTHS
                                                  31,               ENDED
                                          -------------------- ----------------
                                                                          OCT.
                                                               SEPT. 27,   3,
                                           1995   1996   1997    1997     1998
                                          ------ ------ ------ --------- ------
                                                                  (UNAUDITED)
                                                     (IN THOUSANDS)
Weighted average common shares outstand-
 ing.....................................  9,608 11,774 12,065  11,984   12,560
Dilutive potential common shares.........    749    702    592     601      --
                                          ------ ------ ------  ------   ------
Diluted common shares.................... 10,357 12,476 12,657  12,585   12,560
                                          ====== ====== ======  ======   ======
Options and warrants excluded from di-
 luted income per common share as their
 effect would be antidilutive............      2     76    104     126      926
                                          ====== ====== ======  ======   ======

 Revenue recognition

  The Company recognizes product revenues generally at the later of the time of shipment or when substantially all terms and conditions of the sale have been met. For certain long-term contracts, revenues and profits are recognized using the percentage-of-completion method. The Company provides for estimated warranty costs at the time of revenue recognition.

 Research and product development expense

  Expenditures for research and development of products and manufacturing processes are expensed as incurred.

 Interest

  Interest income in 1996 and 1997 is net of $845,000 and $498,000 of interest expense, respectively, and interest expense in 1995 is net of $373,000 of interest income.

 Impairment of long-lived assets

  The Company periodically assesses the realizability of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Based on its review, the Company does not believe that any material impairment of its long-lived assets has occurred.

                                     FIN-10

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 Comprehensive income

  SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The statement is effective for fiscal years beginning after December 15, 1997 and the Company has adopted the statement in its fiscal quarter ending April 4, 1998.

 Interim financial statements

  The financial information as of and for the nine months ended September 27, 1997 and October 3, 1998 is not subject to audit by independent public accountants. The information furnished reflects all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of results for the interim periods. It should also be noted that results for the interim periods are not necessarily indicative of the results expected for any other interim period or the full year.

2. INTANGIBLE ASSETS

  Purchase price in excess of the fair market value of assets acquired, including in-process research and development, is recorded as intangible assets. Such assets arising from the acquisition of the minority interest in Teradyne Laser Systems, Inc. in 1991 are being amortized on a straight-line basis over their estimated useful lives of from 3 to 15 years. Goodwill arising in connection with the acquisition of the assets of Reel-Tech, Inc. in 1997 is being amortized on a straight-line basis over 10 years. Amortization expense was $84,000 in 1995 and 1996 and $109,000 in 1997.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                              (IN THOUSANDS)
   Cost:
     Land, buildings and improvements....................... $ 10,936  $ 13,134
     Machinery and equipment................................   26,271    28,955
                                                             --------  --------
       Total cost...........................................   37,207    42,089
     Accumulated depreciation...............................  (24,285)  (27,478)
                                                             --------  --------
       Net property, plant and equipment.................... $ 12,922  $ 14,611
                                                             ========  ========

4. ACCRUED EXPENSES

  Accrued expenses consists of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   Accrued compensation and benefits........................... $ 6,701 $ 8,448
   Income taxes................................................   3,893   3,404
   Other.......................................................   3,193   4,227
                                                                ------- -------
     Total accrued expenses.................................... $13,787 $16,079
                                                                ======= =======

                                     FIN-11

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

5. DEBT

 Notes payable to banks and current portion of long-term debt

  Notes payable to banks and current portion of long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
   Lines of credit............................................... $3,013 $4,150
   Current portion of long-term debt.............................     17     19
                                                                  ------ ------
     Total....................................................... $3,030 $4,169
                                                                  ====== ======

  The Company's revolving credit agreement with its lending bank was amended on November 28, 1997. Under its amended terms, the agreement provides for borrowings of up to $20,000,000 and will expire on December 31, 1999. Interest on outstanding borrowings is charged at the London InterBank Offered Rate (LIBOR) plus 1.25% or prime, determined at the time of borrowing. No such debt was outstanding at December 31, 1997. A commitment fee of 3/8% per annum is paid quarterly in arrears on the unused portion. Among other restrictions, the agreement requires a minimum level of tangible net worth and compliance with certain financial ratios.

  Under the terms of the revolving credit agreement, the Company's foreign operations may borrow up to a maximum of $6,000,000 under lines of credit. Such debt outstanding at December 31, 1997 was denominated in yen with a weighted average interest rate of 1.6%.

 Long-term debt

  Long-term debt consists of a mortgage payable at 10 3/8% interest, collateralized by certain land and building. Interest and principal are payable at $14,906 per month until maturity in February 2000, at which time the remaining principal of $1,507,516 will be payable. The portion of principal payable within one year, which is included in current liabilities, is $19,000.

 Fair value of financial instruments

  SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the year-end fair value of significant financial instruments, including debt. The Company believes, based upon current terms, that the carrying value of its debt approximates its fair value.

6. DEFERRED COMPENSATION

  Officers and certain employees may defer payment of their compensation until termination of employment or later. Interest on the outstanding balance is credited quarterly at the prime rate. The portion of deferred compensation estimated to be due within one year is included in current liabilities.

7. STOCKHOLDERS' EQUITY

 Recapitalization

  In August 1995, the Company's stockholders voted to amend its Articles of Organization to change the par value of the Company's common stock from $1.00 to $.01. Subsequently, the Board of Directors authorized

                                     FIN-12

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) a 5-for-1 stock split, effected as a dividend, of the Company's common stock. All share and per share amounts of common stock for all periods presented have been retroactively adjusted to reflect the change in par value and the stock split.

 Preferred stock

  In August 1995, the stockholders approved an amendment to the Articles of Organization which authorizes 1,000,000 shares of preferred stock, $.01 par value. The preferred stock is divisible and issuable into one or more series. The rights and preferences of the different series may be established by the Board of Directors without further action by the stockholders. The Board of Directors is authorized, with respect to each series, to fix and determine, among other things, (i) the dividend rate, (ii) the liquidation preference,
(iii) whether such shares will be convertible into, or exchangeable for, any other securities and (iv) whether such shares will have voting rights and, if so, the conditions under which such shares will vote as a separate class.

 Shareholder rights plan

  On April 30, 1997, the Board of Directors adopted a Shareholders Rights Plan ( the "Plan") and declared a dividend distribution, payable on May 1, 1997, of one preferred share purchase right under the Plan (each a "Right") for each outstanding share of common stock of the Company. Under the Plan, each Right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of the Company's Series A Junior Participating Preferred Stock at a price of $70 per one ten-thousandth of a Preferred Share, subject to adjustment and to certain exceptions. The value of the one ten-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right is intended to approximate the value of one share of common stock.

  The rights are not exercisable and cannot be transferred separately from the common stock until the first to occur of (a) 10 business days after a public announcement that a person or group of affiliated or associated persons (excluding certain persons and groups) has acquired beneficial ownership of 20% or more of the outstanding common stock (the date of such an announcement, a "Shares Acquisition Date"), or (b) 10 business days (subject to extension by the Board) after the start or announcement of a tender or exchange offer, the consummation of which would result in beneficial ownership by a person or group of 20% or more of the outstanding common stock.

  Prior to the earlier of (a) the tenth day after the Shares Acquisition Date, or (b) the expiration of the Rights, the Company may under certain circumstances redeem the Rights at a price of $0.001 per Right. In certain cases a Right will entitle the holder to purchase common stock of the Company or an acquiring company having a value of two times the exercise price of the Right. Under certain conditions the Company may exchange the Rights for common stock or preferred stock. The Rights expire on May 1, 2007 unless they are redeemed by the Company.

  So long as the Rights are not transferable separately from the common stock, the Company will issue one Right with each new share of common stock issued. The Rights could have certain anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors.

 Stock options

  The 1992 Stock Option Plan, as amended in August 1995, provides for the issuance of nonqualified and incentive stock options to purchase up to 1,000,000 shares of the Company's common stock, of which 175,611

                                     FIN-13

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) were available for future grant at December 31, 1997. Under this plan, options are granted at the fair value per share as determined by the Board of Directors at the date of grant. Outstanding options vest over periods of three or four years beginning on the date of grant and expire ten years from the date of grant. The Company's 1981 Stock Option Plan has terminated; however, options to purchase 197,160 shares of common stock were outstanding under the 1981 Plan at December 31, 1997.

  During 1995, the Financial Accounting Standards Board issued SFAS No. 123, which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for those plans using the method of accounting prescribed by Accounting Principles Board Opinion No. ("APB") 25. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value based method of accounting defined in the Statement had been applied.

  The Company has elected to account for its stock-based compensation plans under APB 25, under which immaterial amounts of compensation have been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts below. Because SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of that to be expected in future years.

                                                             1995   1996   1997
                                                            ------ ------ ------
   Net income (thousands):
     As reported........................................... $4,571 $6,601 $5,109
     Pro forma............................................. $4,483 $6,354 $4,410
   Diluted income per share:
     As reported........................................... $ 0.44 $ 0.53 $ 0.40
     Pro forma............................................. $ 0.43 $ 0.51 $ 0.35

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.5% in 1997 (6.3% in 1995 and 1996), expected dividend yield of zero, expected lives of 4 years upon vesting and expected volatility of 50%.

                                     FIN-14

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  Stock option activity for the years ended December 31, 1995, 1996 and 1997 is presented below. The weighted average fair value of options granted was $4.47 in 1996 and $6.74 in 1997.

                                                                       WTD. AVG.
                                                             OPTIONS   EX. PRICE
                                                            ---------  ---------
   Outstanding at December 31, 1994........................ 1,120,660    $2.38
   Granted.................................................   116,064     6.30
   Exercised...............................................  (155,000)    2.29
   Canceled................................................      (750)    2.36
                                                            ---------    -----
   Outstanding at December 31, 1995........................ 1,080,974     2.81
   Granted.................................................   166,250    14.33
   Exercised...............................................  (212,810)    2.32
   Canceled................................................    (6,250)    7.65
                                                            ---------    -----
   Outstanding at December 31, 1996........................ 1,028,164     4.75
   Granted.................................................   287,000    14.78
   Exercised...............................................  (449,523)    2.71
   Canceled................................................   (11,065)   10.97
                                                            ---------    -----
   Outstanding at December 31, 1997........................   854,576    $9.10
                                                            =========    =====
   Exercisable at December 31, 1997........................   462,335    $5.87
                                                            =========    =====

  Additional information regarding the options outstanding at December 31, 1997 follows:

           RANGE OF         NO. OF    WTD. AVG.      WTD. AVG.      NUMBER      WTD. AVG.
       EXERCISE PRICES      OPTIONS EXERCISE PRICE REMAINING LIFE EXERCISABLE EXERCISE PRICE
       ---------------      ------- -------------- -------------- ----------- --------------
   $1.75-$2.36............. 241,910     $ 2.29       2.8 years      227,660       $ 2.29
   $2.50-$12.09............ 212,956     $ 5.70       7.0 years      131,515       $ 4.82
   $13.38.................. 222,910     $13.38       9.4 years       41,390       $13.38
   $15.00-$32.63........... 176,800     $17.10       9.0 years       61,770       $16.29

 Warrants

  The Company has issued warrants for the purchase of common stock to the nonemployee members of the Board of Directors. Warrants issued through 1995 vested over periods of three or four years, beginning on the date of grant, and expire ten years from the date of grant. In 1996, 65,000 of such warrants were exercised at prices ranging from $1.75 to $2.50 per share and in 1997, 17,500 of such warrants were exercised at $1.75 per share. At December 31, 1997, 37,500 of such warrants, all of which are exercisable, remain outstanding at exercise prices ranging from $2.36 to $2.50 per share.

  During 1995, the stockholders adopted the 1995 Directors' Warrant Plan and reserved 100,000 shares for future issuance of warrants to nonemployee Directors under the Plan. The exercise price of such warrants is the fair market value per share as determined by a committee of the Board of Directors at the date of grant. The warrants are subject to vesting as determined by such committee and expire ten years from the date of grant. In 1996, 8,000 of such warrants were granted at an exercise price of $20.75 per share and in 1997 8,000 such warrants were granted at an exercise price of $13.00 per share. In 1997, 4,000 warrants were exercised at prices ranging from $13.00 to $20.75 per share. At December 31, 1997, 12,000 of such warrants, all of which are exercisable, remain outstanding at exercise prices ranging from $13.00 to $20.75 per share.

                                     FIN-15

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8. BENEFIT PLANS

 Employee Stock Ownership Plan

  Under the Employee Stock Ownership Plan (ESOP) established in 1989, Company contributions were in the form of cash or common stock and were allocated to eligible employees based on their relative compensation. The ESOP was terminated effective December 31, 1995 and the plan assets have been distributed to plan participants. Company contributions to the ESOP were $367,000 in 1995.

 Defined contribution plans

  The Company has an employee savings defined contribution plan under the provisions of Section 401(k) of the Internal Revenue Code under which contributions may be made by its domestic employees. The Company matches the contributions of participating employees on the basis of the percentages specified in the plan. Company matching contributions to the plan were $488,000, $1,080,000 and $1,379,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

9. INCOME TAXES

  The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using the currently enacted tax rates.

  The components of income before income taxes for the years ended December 31 are as follows:

                                                            YEAR ENDED DECEMBER
                                                                    31,
                                                           ---------------------
                                                            1995   1996    1997
                                                           ------ ------- ------
                                                              (IN THOUSANDS)
   United States.......................................... $5,245 $10,348 $3,860
   Foreign................................................  2,129   1,620  3,751
                                                           ------ ------- ------
     Total................................................ $7,374 $11,968 $7,611
                                                           ====== ======= ======

  The provision for income taxes for the years ended December 31 consists of the following:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
   Current:
     Federal and State.................................. $2,200  $5,209  $4,165
     Foreign............................................  1,292     804   2,174
                                                         ------  ------  ------
       Total current....................................  3,492   6,013   6,339
   Deferred.............................................   (689)   (646) (3,837)
                                                         ------  ------  ------
       Total............................................ $2,803  $5,367  $2,502
                                                         ======  ======  ======

                                     FIN-16

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  The income tax provision for the years ended December 31 is different from that which would be computed by applying the U.S. federal income tax rate to income before taxes as follows:

                                                 YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1995      1996       1997
                                                 -------   -------   --------
   U.S. federal statutory tax rate.............     34.0 %    34.0 %     34.0 %
   State income taxes, net.....................      3.9       3.9        6.0
   Foreign sales corporation...................     (4.1)     (3.0)      (5.0)
   Research and development credits............     (6.6)     (3.3)     (10.5)
   Foreign tax rate differential...............      1.0       2.1       12.5
   View Engineering merger expenses not deduct-
    ible for tax purposes......................      --        4.0        --
   Change in valuation allowance for View pre-
    acquisition losses.........................      --        6.8       (6.0)
   Other, net..................................      9.8       0.3        1.9
                                                 -------   -------   --------
     Effective tax rate........................     38.0      44.8       32.9
                                                 =======   =======   ========

  Significant components of deferred income tax assets as of December 31 are as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
                                                               (IN THOUSANDS)
   Deferred compensation...................................... $   700  $   814
   Vacation and sick pay benefit..............................     496      576
   Inventory valuation........................................   2,020    1,577
   Warranty costs.............................................     299      357
   Depreciation...............................................    (298)    (260)
   Operating loss and tax credit carryforwards................   2,673    2,248
   Acquired in-process research and development...............     --     3,816
   Accounts receivable valuation..............................     210      356
   Other......................................................     595      621
                                                               -------  -------
     Total deferred income tax assets.........................   6,695   10,105
   Less valuation allowance...................................  (2,673)  (2,248)
                                                               -------  -------
     Net deferred income tax assets........................... $ 4,022  $ 7,857
                                                               =======  =======

  The Company has provided a valuation allowance on the net operating loss carryforwards and tax credits related to its wholly-owned subsidiary, View Engineering, Inc., due to the uncertainty of their realizability as a result of limitations on their utilization in accordance with certain tax laws and regulations. The operating loss carryforwards expire from 2005 through 2011 and the tax credits expire in 1999 and 2000. View's US federal operating loss carryforwards and tax credit carryforwards were approximately $4.3 million and $0.7 million, respectively, as of December 31, 1997. Utilization of the operating loss carryforwards and tax credit carryforwards is limited to approximately $1.2 million per year.

10. COMMITMENTS AND CONTINGENCIES

 Operating leases

  The Company leases certain equipment and facilities under operating lease agreements that expire through 2007. The facility leases require the Company to pay real estate taxes and other operating costs. For the years ended December 31, 1995, 1996 and 1997, lease expense was approximately $1,500,000, $1,787,000 and $1,948,000, respectively.

                                     FIN-17

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  Minimum lease payments under operating leases expiring subsequent to December 31, 1997 are:

                                                                  (IN THOUSANDS)
                                                                  --------------
     1998........................................................     $2,219
     1999........................................................      1,834
     2000........................................................      1,432
     2001........................................................      1,020
     2002........................................................        847
     Thereafter..................................................      2,326
                                                                      ------
       Total minimum lease payments..............................     $9,678
                                                                      ======

 Recourse receivables

  In Japan, where it is customary to do so, the Company discounts certain notes receivable at a bank with recourse. The Company's maximum exposure was $1,858,000 at December 31, 1997. The fair value of the recourse receivables was not determinable. The Company received cash proceeds relating to the discounted receivables of $7,188,000, $4,144,000 and $5,262,000 during the years ended December 31, 1995, 1996 and 1997, respectively.

 Legal proceedings and disputes

  In August 1996, Robotic Vision Systems, Inc. ("RVSI") commenced an action against General Scanning in the United States District Court for the Eastern District of New York. RVSI claimed that General Scanning improperly obtained proprietary information from RVSI for the purpose of obtaining ownership of View Engineering, Inc. and of thwarting RVSI's attempts to acquire View Engineering. The plaintiff was seeking compensatory and punitive damages in an unspecified amount. In September 1997 and January 1998, that same Court issued a series of decisions on General Scanning's motion for summary judgment. Claims were dismissed for: (1) breach of contract, (2) breach of the implied covenant of good faith and fair dealing, and (3) violations under the Massachusetts Unfair and Deceptive Business Practices Statute. Claims were not dismissed for:
(1) tortious interference with business relations, (2) fraud of confidential business information, and (3) unfair competition in contravention of New York common law. The claims not dismissed, which the Company believes are without merit and is defending vigorously, are expected to result in a jury trial during 1998 (see Note 13).

  Voxel, a prior customer of the Company, asserted in December 1996 that the Company may not have met certain product specifications. The Company believes its product has met the necessary specifications. Pursuant to the dispute resolution section in the Development Agreement between Voxel and the Company, the matter had been submitted to binding arbitration. Net accounts receivable at December 31, 1996 and 1997 included approximately $931,000 and $1,012,000, respectively, of billed and unbilled amounts due from Voxel. Management believes its case is meritorious and that the amounts due from Voxel are recoverable (see Note 13).

  The Company has certain other contingent liabilities resulting from litigation and claims incidental to its business, including three patent infringement suits relating to products currently sold or expected to be sold by the Company. Management believes that the probable resolution of such contingencies will not have a materially adverse effect on the Company's results of operations or financial position.


                                     FIN-18

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO MANDATED PERIODS)

11. RELATED PARTY TRANSACTION

  In 1992, the Company's Board of Directors authorized a loan to an officer in the amount of $160,000 as a reimbursement for certain relocation expenses. Under the agreement, as amended, the loan has been forgiven and charged as compensation expense on a pro-rata basis over the five years ending December 31, 1997.

12. SEGMENT INFORMATION

 Industry segment reporting

  Information with respect to the Company's industry segments is set forth in the table below.

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Sales to unaffiliated customers:
  Laser systems and components.................... $103,564  $131,867  $154,536
  Printers........................................   22,915    24,666    26,994
  Intersegment elimination........................     (159)      --        --
                                                   --------  --------  --------
    Total......................................... $126,320  $156,533  $181,530
                                                   ========  ========  ========
Income from operations:
  Laser systems and components(1)................. $  6,330  $ 11,967  $  6,075
  Printers........................................    3,845     4,321     5,034
  Corporate expenses..............................   (2,450)   (2,483)   (3,455)
                                                   --------  --------  --------
    Total......................................... $  7,725  $ 13,805  $  7,654
                                                   ========  ========  ========
Identifiable assets:
  Laser systems and components.................... $ 55,556  $ 64,836  $ 91,923
  Printers........................................    5,081     8,150     6,844
  Corporate assets(2).............................   29,071    22,587    16,275
                                                   --------  --------  --------
    Total......................................... $ 89,708  $ 95,573  $115,042
                                                   ========  ========  ========
Capital expenditures:
  Laser systems and components.................... $  2,155  $  5,704  $  5,244
  Printers........................................      441     1,198        91
                                                   --------  --------  --------
    Total......................................... $  2,596  $  6,902  $  5,335
                                                   ========  ========  ========
Depreciation and amortization:
  Laser systems and components.................... $  1,699  $  2,773  $  3,459
  Printers........................................      285       407       482
                                                   --------  --------  --------
    Total......................................... $  1,984  $  3,180  $  3,941
                                                   ========  ========  ========

--------
(1) Includes $10,600 charge for acquired in-process research and development in 1997.
(2) Consists primarily of cash, cash equivalents and deferred tax assets.

                                     FIN-19

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 Geographic segment information

  Information with respect to the Company's geographic operations is set forth in the table below.

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Sales to unaffiliated customers:
  US, including export............................ $ 84,621  $107,033  $118,985
  Europe..........................................   12,461    21,300    23,554
  Asia............................................   29,238    28,200    38,991
                                                   --------  --------  --------
    Total......................................... $126,320  $156,533  $181,530
                                                   ========  ========  ========
Transfers to affiliates........................... $ 25,188  $ 31,800  $ 47,102
                                                   ========  ========  ========
Export sales:
  From US......................................... $ 17,245  $ 15,200  $ 17,300
                                                   ========  ========  ========
Income from operations:
  US, including export(1)......................... $  7,884  $ 13,623  $  7,299
  Europe..........................................      456       898     2,081
  Asia............................................    1,835     1,767     1,729
  Corporate.......................................   (2,450)   (2,483)   (3,455)
                                                   --------  --------  --------
    Total......................................... $  7,725  $ 13,805  $  7,654
                                                   ========  ========  ========
Identifiable assets:
  US.............................................. $ 48,935  $ 57,803  $ 75,184
  Europe..........................................    4,845     5,925     9,356
  Asia............................................    5,952    10,588    16,757
  Corporate(2)....................................   29,976    21,257    13,745
                                                   --------  --------  --------
    Total......................................... $ 89,708  $ 95,573  $115,042
                                                   ========  ========  ========

--------
(1) Includes $10,600 charge for acquired in-process research and development in 1997.
(2) Consists primarily of cash, cash equivalents and deferred tax assets.

13. SUBSEQUENT EVENTS (UNAUDITED)

 Restructuring, Litigation and Other Charges

  The $5,777,000 restructuring, litigation and other charges in 1998 includes $3,670,000 relating to the settlement with RVSI and charges of $2,107,000 relating to a reduction in the Company's cost structure.

  Litigation with RVSI, arising from the Company's acquisition of View in August 1996, was settled in June 1998. RVSI claimed that the Company used improperly obtained information in connection with the acquisition (see Note
10). The Company denied all such claims. Under the terms of the settlement, the Company has agreed not to compete and has granted an exclusive technology license to RVSI in the field of semiconductor interconnection inspection. RVSI agreed not to compete in the field of solder paste inspection.

  Costs associated with the RVSI settlement were $7,420,000, including unsaleable inventory of $5,130,000, legal fees of $1,290,000, employee severance of $210,000, leased facility costs of $188,000 and other related

                                     FIN-20

                             GENERAL SCANNING INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) costs of $602,000. Partially offsetting these costs is $3,750,000 consideration RVSI agreed to pay the Company for the non-competition agreement and technology license. The consideration consists of a subordinated note of $2,250,000 and 271,493 shares of RVSI common stock valued at $1,500,000 at the settlement date. The subordinated note bears interest at the prime rate with quarterly pro-rata principal payments from September 2001 through June 2003. The Company considers the common stock to be available-for-sale and, accordingly, is recording changes in its fair market value, net of tax effects, as a component of stockholders' equity. The total amount of consideration for RVSI has been included in Other Assets in the accompanying unaudited balance sheet as of October 3, 1998.

  In addition, as a result of the RVSI settlement, the Company has not achieved the expected economic benefits from the purchase of Reel-Tech's in-process research and development. The Company's original objective in acquiring the assets of Reel-Tech was to implement a strategy of combining certain functions performed at the back end of the semiconductor component manufacturing process, specifically marking, inspection and packaging. The Company planned to combine its laser marking capability and View Engineering's vision inspection technology with Reel-Tech's new component parts handling/packaging systems. The settlement agreement with RVSI limits the Company's ability to offer certain of these features to its customers. As a result, the in-process research and development projects at Reel-Tech were discontinued. The resulting impact is included in the Company's restructuring charges recorded during 1998. The Company does not expect any future revenue or cash flow from Reel-Tech's in-process research and development.

  Charges of $2,107,000 relating to a reduction in the Company's cost structure include $1,050,000 of leased facility costs and $1,057,000 of employee severance.

 Merger Agreement

  On October 27, 1998 the Company and Lumonics Inc. ("Lumonics") entered into an Agreement and Plan of Merger (the "Agreement") to combine the companies in a merger of equals transaction. Pursuant to the terms of the Agreement, a wholly-owned subsidiary of Lumonics will be merged with and into the Company and each outstanding share of the Company will be exchanged for 1.347 shares of GSI Lumonics stock. Upon consummation of the transaction, the stockholders of General Scanning will own approximately 50% of the combined company. Consummation of the transaction is subject to the satisfaction of certain conditions to closing, including regulatory approval and stockholder approval of both companies. The merger is expected to close during the first quarter of 1999.

 Other

  In May 1998, a three-member panel of the American Arbitration Association decided in favor of the Company with respect to the dispute with Voxel (see
Note 10) and awarded the Company $1.9 million plus applicable post-judgement interest. Following the arbitration decision Voxel filed a voluntary petition under Chapter 11, which was subsequently converted to a proceeding under Chapter 7 of the Federal Bankruptcy Code. As of October 3, 1998, the amount due from Voxel of approximately $1,012,000 has been fully reserved for by the Company.

  During 1998, a party commenced legal proceedings in the U.S. District Court for the District of Arizona against a number of U.S. semiconductor manufacturing companies, including companies that have purchased systems from the Company. The complaint alleges that methods used by these manufacturers infringe patents held by this party. While the Company is not named as a defendant in any of the proceedings, several of the Company's customers are involved. A few of these customers have notified the Company of the allegations and have asked the Company about the actions the Company plans to take in light of patent indemnification provisions under which the Company's equipment was purchased for the operations involved in the alleged infringements.

                                     FIN-21

                                AUDITORS' REPORT

To the Board of Directors of
Lumonics Inc.

  We have audited the consolidated balance sheets of Lumonics Inc. as at December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in accordance with accounting principles generally accepted in the United States of America.

  On February 9, 1998 we reported without reservation to the stockholders on the Company's consolidated financial statements prepared in accordance with accounting principles generally accepted in Canada.

                                          Ernst & Young LLP

Ottawa, Canada,
February 9, 1998.

                                     FIN-22

                                 LUMONICS INC.
                    (INCORPORATED UNDER THE LAWS OF ONTARIO)

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               AS OF DECEMBER
                                                                     31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                            ASSETS
                            ------
Current
Cash and cash equivalents..................................... $56,828  $29,338
Short-term investments (note 13)..............................  12,325   12,071
Accounts receivable (notes 2 and 6)...........................  45,096   25,662
Due from related party (note 12)..............................   5,328    3,475
Inventories (notes 3 and 6)...................................  35,369   32,983
Other assets (note 5).........................................   4,783    4,444
Current portion of swap contracts  (note 13)..................     564      900
                                                               -------  -------
Total current assets.......................................... 160,293  108,873
Fixed assets (note 4).........................................  23,960   19,755
Long-term portion of swap contracts (note 13).................   1,128    2,702
Other assets (note 5).........................................   3,799    4,272
                                                               -------  -------
                                                               189,180  135,602
                                                               =======  =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current
Bank indebtedness (note 6)....................................  15,213    7,473
Accounts payable..............................................   8,145    4,703
Accrued compensation and benefits.............................   3,657    3,911
Other accruals (note 17)......................................  16,178   16,001
Income taxes payable..........................................   3,125    1,349
Current portion of long-term debt (note 7)....................   3,080    3,455
                                                               -------  -------
Total current liabilities.....................................  49,398   36,892
Long-term debt (note 7).......................................   6,159   10,365
                                                               -------  -------
Total liabilities.............................................  55,557   47,257
                                                               -------  -------
Commitments and contingencies (notes 13 and 14)
Stockholders' equity (note 8)
Capital stock (1997--17,101,000; 1996--14,714,000)............ 139,178  101,619
Deficit.......................................................  (1,448) (13,360)
Accumulated other comprehensive income........................  (4,107)      86
                                                               -------  -------
Total stockholders' equity.................................... 133,623   88,345
                                                               -------  -------
                                                               189,180  135,602
                                                               =======  =======

                             See accompanying notes

                                     FIN-23

                                 LUMONICS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AMOUNTS)

                                                   ACCUMULATED
                          CAPITAL STOCK               OTHER
                         ---------------          COMPREHENSIVE COMPREHENSIVE
                         SHARES  AMOUNT  DEFICIT     INCOME        INCOME      TOTAL
                            #       $       $           $             $          $
                         ------- ------- -------  ------------- ------------- -------
                         (000'S)
BALANCE, DECEMBER 31,
 1994................... 10,774   67,473 (33,142)    (1,013)                   33,318
Net income..............                   8,036                    8,036       8,036
Issuance of capital
 stock
  --public offering (net
   of issuing costs)....  2,871   28,866                                       28,866
  --stock options.......    176      515                                          515
Foreign currency
 translation
 adjustment.............                             (1,293)       (1,293)     (1,293)
                         ------  ------- -------     ------        ------     -------
BALANCE, DECEMBER 31,
 1995................... 13,821   96,854 (25,106)    (2,306)        6,743      69,442
                                                                   ======
Net income..............                  11,746                   11,746      11,746
Issuance of capital
 stock
  --stock options.......    893    4,765                                        4,765
Foreign currency
 translation
 adjustment.............                              2,392         2,392       2,392
                         ------  ------- -------     ------        ------     -------
BALANCE, DECEMBER 31,
 1996................... 14,714  101,619 (13,360)        86        14,138      88,345
                                                                   ======
Net income..............                  11,912                   11,912      11,912
Issuance of capital
 stock
  --public offering (net
   of issuing costs)....  2,000   35,658                                       35,658
  --stock option........    387    1,901                                        1,901
Foreign currency
 translation
 adjustment.............                             (4,193)       (4,193)     (4,193)
                         ------  ------- -------     ------        ------     -------
BALANCE, DECEMBER 31,
 1997................... 17,101  139,178  (1,448)    (4,107)        7,719     133,623
                         ======  ======= =======     ======        ======     =======


                             See accompanying notes

                                     FIN-24

                                 LUMONICS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                         $        $        $
                                                      -------  -------  -------
Sales................................................ 177,328  153,367  125,268
Cost of goods sold................................... 111,406   92,368   77,237
                                                      -------  -------  -------
Gross profit.........................................  65,922   60,999   48,031
Selling, general and administrative expenses.........  37,991   33,380   28,769
Research and development costs (note 9)..............  11,993   11,872    7,068
                                                      -------  -------  -------
Income before the following:.........................  15,938   15,747   12,194
Interest expense (note 7)............................   1,104    1,213    1,228
Interest income......................................  (2,152)  (1,847)    (374)
                                                      -------  -------  -------
Income before income taxes...........................  16,986   16,381   11,340
Provision for income taxes (note 10).................   5,074    4,635    3,304
                                                      -------  -------  -------
Net income for the year..............................  11,912   11,746    8,036
                                                      =======  =======  =======
Net income per common share (note 8)
  -- Basic...........................................    0.75     0.83     0.70
                                                      -------  -------  -------
  -- Weighted average shares (000's).................  15,989   14,077   11,521
                                                      -------  -------  -------
  -- Diluted.........................................    0.72     0.78     0.65
                                                      -------  -------  -------
  -- Adjusted weighted average shares (000's)........  16,454   15,079   12,457
                                                      -------  -------  -------


                             See accompanying notes

                                     FIN-25

                                 LUMONICS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         [IN THOUSANDS OF U.S. DOLLARS]

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                     $         $         $
                                                  --------  --------  --------
OPERATING ACTIVITIES
Net income for the year.........................    11,912    11,746     8,036
Items not affecting cash
 Depreciation...................................     3,607     3,070     2,862
 Amortization of intangible assets..............       400       380       384
 Deferred income taxes..........................      (434)     (732)      994
 Exchange loss (gain)...........................       241        13      (234)
Net change in non-cash operating assets and lia-
 bilities (note 11).............................   (21,011)      686    (5,503)
                                                  --------  --------  --------
Cash provided by (used in) operating activi-
 ties...........................................    (5,285)   15,163     6,539
                                                  --------  --------  --------
INVESTING ACTIVITIES
Additions to fixed assets.......................    (8,706)   (5,145)   (6,745)
Maturity of short-term investments..............    79,351    38,136     3,499
Purchase of short-term investments..............   (80,185)  (20,835)  (32,733)
Proceeds on disposal of fixed assets............       294       548     1,349
Additions to patents and technology.............       (53)      (84)      (26)
Decrease in other long-term assets..............        10     1,523       102
Acquisition of assets of Hobart Laser Products
 Inc. (note 16).................................       --     (4,356)      --
                                                  --------  --------  --------
Cash provided by (used in) investing activi-
 ties...........................................    (9,289)    9,787   (34,554)
                                                  --------  --------  --------
FINANCING ACTIVITIES
Issue of share capital (net of issue costs).....    37,560     4,765    29,381
Repayment of long-term debt.....................    (2,527)   (2,561)   (5,000)
Bank indebtedness...............................     7,741      (151)    6,580
                                                  --------  --------  --------
Cash provided by financing activities...........    42,774     2,053    30,961
                                                  --------  --------  --------
Effect of foreign currency translation on cash
 and cash equivalents...........................      (710)   (1,383)      278
                                                  --------  --------  --------
Net increase in cash and cash equivalents.......    27,490    25,620     3,224
Cash and cash equivalents, beginning of year....    29,338     3,718       494
                                                  --------  --------  --------
Cash and cash equivalents, end of year..........    56,828    29,338     3,718
                                                  ========  ========  ========


                             See accompanying notes

                                     FIN-26

                                 LUMONICS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1997
      (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

  Lumonics Inc. designs, develops, manufactures and markets laser-based advanced manufacturing systems. The systems are used in highly automated environments for applications such as cutting, drilling, welding, marking and coding a wide range of products and materials. The Company's principal markets are in Canada, United States, Europe and Asia-Pacific.

BASIS OF PRESENTATION AND CHANGE IN REPORTING CURRENCY

  These consolidated financial statements have been prepared by the Company in United States (U.S.) dollars and in accordance with accounting principles generally accepted in the U.S. ("GAAP"), applied on a consistent basis. The Company has historically prepared and filed its consolidated financial statements in Canadian dollars. In these consolidated financial statements, the Company has adopted the U.S. dollar as its reporting currency for presentation. Accordingly, these consolidated financial statements have been restated in accordance with SFAS No. 52, Foreign Currency Translation.

BASIS OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

  Cash equivalents are investments held to maturity and have original maturities of three months or less. Cash equivalents consist principally of Canadian commercial paper and banker's acceptances. Cash equivalents are stated at cost, which approximates their fair value.

SHORT-TERM INVESTMENTS

  Short-term investments consist principally of Government of Canada Treasury Bills and banker's acceptances, with original maturities greater than three months. The Company has classified these investments as available-for-sale securities in accordance with SFAS 115, and carries them at fair value. Any unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a component of accumulated other comprehensive income until realized.

INVENTORIES

  Finished goods are valued at the lower of average cost and net realizable value. Work-in-process and raw materials are valued at the lower of average cost and replacement cost.

                                     FIN-27

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

FIXED ASSETS

  Fixed assets are stated at cost. Buildings, machinery and equipment are predominantly amortized using the declining balance method at the following rates:

       Buildings.........................................................     5%
       Machinery and equipment........................................... 20-33%

GOODWILL

  Goodwill consists of the excess of cost over acquired net identifiable assets for business purchase combinations.

  The amortization period for goodwill is determined on a separate basis for each acquisition. Goodwill is amortized on a straight-line basis over periods ranging from a minimum of two to a maximum of ten years from the date of acquisition. The Company assessed the recoverability of its goodwill by determining whether the amortization of goodwill over the remaining lives can be recovered from future discounted operating results. At this time, the company expects full recoverability.

PATENTS AND TECHNOLOGY

  Patents and purchased technology are stated at cost and are amortized on a straight-line basis over the expected life of the asset, up to 17 years. The Company periodically assesses the recoverability of its patents and technology assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

REVENUE RECOGNITION

  The Company recognizes substantially all of its revenue at date of shipment or when services are provided. Where applicable, a percentage of completion basis is used for certain long term contracts. The Company accrues potential product liability and warranty claims, based on the Company's claim experience, when revenue is recognized.

RESEARCH AND DEVELOPMENT COSTS

  Research and development costs are charged to expense as incurred and are reduced by related non-refundable government assistance.

FOREIGN CURRENCY TRANSLATION

  The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with the Financial Accounting Standards Board (FASB) Statement No. 52, Foreign Currency Translation. All balance sheet amounts have been translated from foreign currencies into U.S. dollars at the exchange rates in effect at year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. Gains and losses resulting from changes in exchange rates from year to year have been reported as a separate component of accumulated other comprehensive income.

                                     FIN-28

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

DERIVATIVE FINANCIAL INSTRUMENTS

  Foreign exchange forward contracts and local currency borrowings are used to reduce the impact of certain foreign currency balance sheet fluctuations and foreign currency denominated sales. Gains and losses from forward contracts that are not hedges of firm commitments are accrued at each balance sheet date and included in the Consolidated Statements of Operations as foreign exchange transactions gains (losses).

  In certain circumstances, the Company uses currency and interest rate swap contracts to manage foreign currency exposures and interest rate risk. Payments and receipts under such swap contracts are recognized as adjustments to interest expense on a basis that matches them with the fluctuations in the interest receipts and payments under floating rate financial assets and liabilities.

INCOME TAXES

  The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and the income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NEW ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board recently issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company's December 31, 1998 year end. The Company has not determined the impact of this pronouncement on its consolidated financial statements.

2. ACCOUNTS RECEIVABLE

  Accounts receivable are net of an allowance for doubtful accounts of $191,000 and $221,000 as of December 31, 1997 and 1996, respectively.

  Accounts receivable include unbilled receivables on long-term contracts of $3,367,000 and $1,775,000 as of December 31, 1997 and 1996, respectively.

3. INVENTORIES

                                                                    1997   1996
                                                                     $      $
                                                                   ------ ------
     Raw materials................................................  9,082 11,540
     Work-in-process.............................................. 12,138  8,906
     Finished goods............................................... 14,149 12,537
                                                                   ------ ------
                                                                   35,369 32,983
                                                                   ====== ======

                                     FIN-29

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

4. FIXED ASSETS

                                             1997                  1996
                                     --------------------- ---------------------
                                              ACCUMULATED           ACCUMULATED
                                      COST    AMORTIZATION  COST    AMORTIZATION
                                        $          $          $          $
                                     -------  ------------ -------  ------------
   Land.............................   2,117        --       2,201        --
   Buildings........................  15,939      3,986     12,024      3,532
   Machinery and equipment..........  26,634     16,744     23,759     14,697
                                     -------     ------    -------     ------
                                      44,690     20,730     37,984     18,229
   Accumulated amortization......... (20,730)              (18,229)
                                     -------               -------
   Net book value...................  23,960                19,755
                                     =======               =======

5. OTHER ASSETS

                                                                   1997  1996
                                                                     $     $
                                                                   ----- -----
   Short term other assets
     Prepaid expenses............................................. 1,677 2,051
     Deferred income taxes........................................ 3,106 2,393
                                                                   ----- -----
                                                                   4,783 4,444
                                                                   ----- -----
   Long term other assets
     Due from an employee.........................................    52    60
     Patents and technology, net of accumulated amortization of
      $1,125 (1996--$868)......................................... 3,443 3,748
     Goodwill, net of accumulated amortization of $1,084 (1996--
      $990).......................................................   304   464
                                                                   ----- -----
                                                                   3,799 4,272
                                                                   ===== =====

6. BANK INDEBTEDNESS

  The Company has credit facilities of approximately $21 million which are denominated in Canadian dollars, US dollars and Pound Sterling (1996--$20 million). Actual bank indebtedness is due on demand and bears interest based on prime which resulted in an effective average rate of 8% for fiscal 1997 (1996-- 6%). Accounts receivable and inventories have been pledged as collateral for the bank indebtedness under general security agreements. The borrowings require, among other things, the Company to maintain specified financial ratios and conditions. As at December 31, 1997, the Company had unused and available demand lines of credit amounting to approximately $3 million (1996--$10 million).

7. LONG-TERM DEBT

  The Company has a long term loan from Sumitomo Heavy Industries, Ltd., a significant shareholder, all of which is repayable in Japanese yen. The foreign exchange rates as at December 31, 1997 were 1 $Cdn to 90.5 yen (1996--1 $Cdn to 84.5 yen) and 1 $US to 129.9 yen (1996--1 $U.S. to 115.8 yen).

                                     FIN-30

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

  The Company has entered into currency and interest rate swap contracts which oblige it to pay Canadian dollars and receive Japanese yen, and pay U.S. dollars and receive Japanese yen, on the dates principal and interest payments are due. The terms of these contracts are described in Note 13.

  Long term debt is comprised of:

                                                                 1997    1996
                                                                  $       $
                                                                ------  ------
   Long term debt:
   Sumitomo Heavy Industries, Ltd., Japanese yen term loans,
    interest payable semi-annually at 6.30% with semi-annual
    principal payments, maturing October 31, 2000..............  9,239  13,820
   Less current portion........................................ (3,080) (3,455)
                                                                ------  ------
                                                                 6,159  10,365
                                                                ======  ======

  Interest on long-term debt during the year amounted to $464,000 (1996-- $640,000; 1995--$1,228,500).

  Payments of long-term debt are as follows:

                                                                             $
                                                                           -----
       1998............................................................... 3,080
       1999............................................................... 3,080
       2000............................................................... 3,079
                                                                           -----
                                                                           9,239
                                                                           =====

8. STOCKHOLDERS' EQUITY

ACCUMULATED OTHER COMPREHENSIVE INCOME

  Accumulated other comprehensive income comprises unrealized foreign currency translation gains and losses. For the year end December 31, 1997, the Company has an unrealized loss of $4,193,000, (1996--gain of $2,392,000; 1995--loss of
$1,293,000) primarily as a result of fluctuations of the U.S. dollar against the Canadian dollar and pound sterling.

CAPITAL STOCK

  The authorized capital of the Company consists of an unlimited number of common shares without nominal or par value. In fiscal 1994, the shareholders approved a reduction in the stated legal capital and deficit totalling $29,575,000. The stated legal capital stock of the company at December 31, 1997 is $109,603,000.

NET INCOME PER COMMON SHARE

  The dilutive effect of stock options is excluded under the new requirements of SFAS 128 for calculating basic net income per share, but is included in the calculation of diluted net income per share.

                                     FIN-31

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

  The reconciliation of the numerator and denominator for the calculation of basic net income per share and diluted net income per shares is as follows:
(000's, except for per-share amounts)

                                                          1997    1996    1995
                                                         ------- ------- ------
Basic net income per share
  Net income............................................ $11,912 $11,746 $8,036
                                                         ------- ------- ------
  Weighted average number of shares outstanding.........  15,989  14,077 11,521
  Basic net income per share............................ $  0.75 $  0.83 $ 0.70
                                                         ------- ------- ------
Diluted net income per share
  Net income............................................ $11,912 $11,746 $8,036
                                                         ------- ------- ------
  Weighted average number of shares outstanding.........  15,989  14,077 11,521
  Dilutive effect of stock options......................     465   1,002    936
                                                         ------- ------- ------
  Adjusted weighted average number of shares outstand-
   ing..................................................  16,454  15,079 12,457
                                                         ------- ------- ------
  Diluted net income per share.......................... $  0.72 $  0.78 $ 0.65
                                                         ======= ======= ======

STOCK OPTIONS

  The Company has stock option plans providing for the issue of options to purchase the Company's common stock. Outstanding options vest over periods of one to four years beginning on the date of grant. The options expire over a period of two to seven years beginning at the date of grant. Of the 3.7 million options authorized under these plans, 843,198 options were available for grant as at December 31, 1997.

  Under SFAS No. 123, the Company has elected to continue applying APB Opinion 25 in accounting for its stock option plans, and to provide the pro forma disclosure of earnings per share as if the fair value based method of accounting had been applied.

  The exercise price of all stock options is equal to the market price of the stock on the trading day preceding the date of grant. Accordingly, no compensation cost has been recognized in the financial statements for the Company's stock option plans. If the fair values of the options granted in fiscal 1997, 1996 and 1995 had been recognized as compensation expense on a straight-line basis over the vesting period of the grant (consistent with the method prescribed by SFAS No. 123), the Company's net income and earnings per share would have been reduced to the pro forma amounts below:

                                                              1997   1996  1995
                                                               $      $      $
                                                             ------ ------ -----
Net income
  As reported............................................... 11,912 11,746 8,036
  Pro forma................................................. 11,145 11,486 7,967
Basic net income per share
  As reported...............................................   0.75   0.83  0.70
  Pro forma.................................................   0.70   0.82  0.69
Diluted net income per share
  As reported...............................................   0.72   0.78  0.65
  Pro forma.................................................   0.68   0.76  0.64

                                     FIN-32

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

  Because SFAS No. 123 is applicable only to options granted subsequent to January 1, 1995, the above pro forma disclosure is not indicative of pro forma amounts that will be reported in future years. It is expected that all non-vested awards will be included in the pro forma disclosure in fiscal 2000.

  The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 5.8%, 5.9% and 5.6%; expected life of the options of 1.82 years, 1.78 years and
1.23 years; and expected volatility of 30% and a dividend yield of zero for all years.

  Activity in the stock option plans for fiscal 1997, 1996 and 1995 was as follows:

                                   1997             1996             1995
                             ---------------- ---------------- ----------------
                                     WEIGHTED         WEIGHTED         WEIGHTED
                                     AVERAGE          AVERAGE          AVERAGE
                                     EXERCISE         EXERCISE         EXERCISE
                             OPTIONS  PRICE   OPTIONS  PRICE   OPTIONS  PRICE
                                #       $        #       $        #       $
                             ------- -------- ------- -------- ------- --------
                             (000'S)          (000'S)          (000'S)
Outstanding, beginning of
 year.......................    951    5.71    1,836    5.16    1,794    4.16
  Granted...................    833   18.40       50   19.16      220   10.56
  Exercised.................   (387)   4.91     (893)   5.33     (176)   2.92
  Cancelled.................    (76)  10.34      (42)   5.13       (2)   5.10
                              -----   -----    -----   -----    -----   -----
Outstanding, end of year....  1,321   13.15      951    5.71    1,836    5.16
                              -----   -----    -----   -----    -----   -----
Options exercisable at year
 end........................    123               69              273
                              -----            -----            -----
Weighted average per share
 fair value of options
 granted during the year
 calculated using the Black-
 Scholes option pricing
 model......................           3.76             3.79             1.69
                                      =====            =====            =====

  The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 1997:

                                                                OPTIONS
                                    OPTIONS OUTSTANDING       EXERCISABLE
                                 -------------------------- -----------------
                                                   WEIGHTED          WEIGHTED
                                         WEIGHTED  AVERAGE           AVERAGE
             RANGE OF                     AVERAGE  EXERCISE          EXERCISE
          EXERCISE PRICES        OPTIONS REMAINING  PRICE   OPTIONS   PRICE
                 $                  #      LIFE       $        #        $
          ---------------        ------- --------- -------- -------  --------
                                 (000'S)                    (000'S)
   $2.79 to $10.10.............     463  3.8 years   4.62      80      6.19
   $16.72 to $19.93............     858  3.1 years  17.77      43     17.93
                                  -----                       ---
                                  1,321                       123
                                  =====                       ===

9. RESEARCH AND DEVELOPMENT COSTS

  Research and development costs are net of non-refundable government assistance of $2,123,000 (1996--$167,000; 1995--$333,000).

                                     FIN-33

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

10. INCOME TAXES

  Details of the income tax provision are as follows:

                                                           1997    1996   1995
                                                             $      $       $
                                                           -----  ------  -----
     Current
       Canadian........................................... 2,513     830    180
       Foreign............................................ 2,995   4,537  2,130
                                                           -----  ------  -----
                                                           5,508   5,367  2,310
                                                           -----  ------  -----
     Deferred
       Canadian...........................................   384   1,029  1,215
       Foreign............................................  (818) (1,761)  (221)
                                                           -----  ------  -----
                                                            (434)   (732)   994
                                                           -----  ------  -----
     Income tax provision................................. 5,074   4,635  3,304
                                                           =====  ======  =====

  The income tax provision reported differs from the amounts computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows:

                                                     1997     1996     1995
                                                       $       $        $
                                                     -----   ------   ------
     Expected Canadian tax rate.....................    44 %     44 %     44 %
     Expected income tax provision.................. 7,474    7,208    4,990
     Canadian rate adjustment for manufacturing and
      processing activities.........................  (624)    (354)    (311)
     Foreign tax rate differences...................  (244)     (98)    (391)
     Change in valuation allowance..................  (230)    (195)  (1,345)
     Non-recurring tax deductions...................  (423)  (1,325)     --
     Other individually immaterial items............  (879)    (601)     361
                                                     -----   ------   ------
     Reported income tax provision.................. 5,074    4,635    3,304
                                                     =====   ======   ======

                                     FIN-34

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

  Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities as at December 31 are as follows:

                                                                  1997    1996
                                                                   $       $
                                                                 ------  ------
   Deferred tax assets
     Operating tax loss carryforwards...........................  2,803   1,348
     Investment tax credits.....................................  1,042   1,660
     Research and development expenses..........................  1,454   2,258
     Accounting provisions not deductible.......................  1,504   1,341
     Deferred revenue...........................................    790     883
     Other......................................................    756     430
                                                                 ------  ------
   Total deferred tax assets....................................  8,349   7,920
   Valuation allowance for deferred tax assets.................. (4,515) (4,745)
                                                                 ------  ------
   Net deferred tax assets......................................  3,834   3,175
                                                                 ------  ------
   Deferred tax liabilities
     Book and tax differences on assets.........................    728     782
                                                                 ------  ------
   Net deferred income tax asset................................  3,106   2,393
                                                                 ======  ======

  The Company has provided a valuation allowance at December 31, 1997 related primarily to (1) operating losses and unclaimed expenses of companies with an inconsistent history of taxable incomes and losses and (2) investment tax credits when realization is uncertain because they were not yet reviewed by the taxation authorities. The 1996 valuation allowance relates primarily to (1) investment tax credits earned during years not yet reviewed by taxation authorities and (2) operating tax loss carry forwards and unclaimed expenses of companies with a history of tax losses.

  The net change in the total valuation allowance for the years ended December 31, 1997 and December 31, 1996 was a decrease of $230,000 and a decrease of $195,000, respectively.

  As at December 31, 1997, the Company had loss carryforwards of approximately $7.5 million available to reduce future years' income for tax purposes of which $310,000 expires by the end of 2000, a further $210,000 expires by the end of 2002, with the remainder carried forward indefinitely.

  Income before taxes attributable to foreign operations was $7,370,000; $9,693,000; and $6,358,000 in each of fiscal 1997, 1996 and 1995, respectively.
The Company has not recorded a provision for withholding tax on unremitted earnings of foreign subsidiaries as the Company currently has no plans to repatriate those earnings. The amount of retained earnings of foreign subsidiaries as at December 31, 1997 was $13,020,000 (1996--$7,381,000). The
determination of the amount of the unrecognized tax provision on foreign retained earnings is not practicable due to the complexities associated with the hypothetical calculation.

  Income taxes paid were $2,531,000; $4,527,000; and $792,000 for fiscal years 1997, 1996 and 1995, respectively.

                                     FIN-35

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

11. STATEMENT OF CASH FLOWS

  The net change in non-cash working capital balances related to operations consists of:

                                                         1997     1996    1995
                                                           $       $       $
                                                        -------  ------  ------
                                                        (000'S)  (000'S) (000'S)
   Accounts receivable................................. (21,405)   (745) (3,349)
   Due from related party..............................  (2,086)  1,345  (1,598)
   Inventories.........................................  (3,654)   (217) (7,835)
   Accounts payable....................................   3,790    (931)    909
   Deferred revenue....................................    (608)  2,654   2,638
   Accrued warranty provision..........................     777     765     393
   Other accrued liabilities...........................     (74) (3,051)  2,333
   Accrued compensation and benefits...................     (77)  1,290     952
   Income taxes........................................   2,013     450     314
   Prepaid expenses....................................     313    (874)   (260)
                                                        -------  ------  ------
                                                        (21,011)    686  (5,503)
                                                        =======  ======  ======

Supplemental cash flow information:

  Interest paid during the year totaled $1,112,000, $1,231,000 and $1,379,000 for the years 1997, 1996 and 1995, respectively.

12. RELATED PARTY TRANSACTIONS

  In addition to matters discussed elsewhere, the Company had the following transactions with related parties:

  During the year ended December 31, 1997, the Company recorded sales revenue of $18,891,000 (1996--$17,380,000; 1995 $17,391,000) from Sumitomo Heavy
Industries, Ltd., a significant shareholder, at values and terms approximately equivalent to third party transactions. Transactions with Sumitomo are at normal trade terms.

13. FINANCIAL INSTRUMENTS

  The Company does not actively trade derivative financial instruments but uses them to manage foreign currency and interest rate positions associated with its debt instruments. The terms of these derivative contracts match the terms of the underlying debt instruments and are generally used to reduce financing costs. The Company currently has three such contracts outstanding, two of which convert yen denominated debt to U.S. dollar denominated debt and one contract which converts a yen denominated debt into Canadian dollars.

                                     FIN-36

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

  The fair value of the Company's recognized financial instruments approximates carrying amounts where applicable, except as shown in the table below. The fair value of long-term debt was determined by discounting cash flows of the obligation at the rates generally available to the Company on similar credit facilities. The fair values of the swap contracts have been estimated by management using available market information and do not necessarily represent amounts that the Company could potentially realize in a current market exchange transaction between willing parties.

                                                      1997           1996
                                                 -------------- ---------------
                                                 CARRYING FAIR  CARRYING  FAIR
                                                  VALUE   VALUE  VALUE   VALUE
                                                    $       $      $       $
                                                 -------- ----- -------- ------
Long-term debt:
  Sumitomo Heavy Industries, Ltd., Japanese yen
   term loans...................................  9,239   9,797  13,820  15,114
Favorable value of swaps:
  --to convert 300 million yen (1996--400
   million yen) to U.S. $2,047 (1996--U.S.
   $2,729), semi-annual interest at the six-
   month LIBOR less 1.56%.......................    262     748     726   1,195
  --to convert 450 million yen (1996--600
   million yen) to Cdn $3,488 (1996--Cdn $4,651)
   semi-annual interest at the three month BA
   rate less 1.62%..............................  1,035   1,416   1,787   2,501
  --to convert 450 million yen (1996--600
   million yen) to U.S. $3,070 (1996--U.S.
   $4,093) interest payable semi-annually at
   8.20%........................................    395     575   1,089   1,454
                                                  -----   -----  ------  ------
Favorable value of swaps........................  1,692   2,739   3,602   5,150
                                                  -----   -----  ------  ------
Economic value..................................  7,547   7,058  10,218   9,964
                                                  =====   =====  ======  ======

  The Company is exposed to credit-related losses with respect to the positive fair value of the swap contracts in the event of non-performance by the Canadian Imperial Bank of Commerce and the Industrial Bank of Japan as counterparties. The Company does not expect any counterparties to fail to meet their obligations.

  The payments under the swap contracts are as follows:

                                                                             $
                                                                           -----
       1998............................................................... 2,515
       1999............................................................... 2,516
       2000............................................................... 2,516
                                                                           -----
                                                                           7,547
                                                                           =====

  As of December 31, 1997, the Company had foreign exchange forward contracts with maturity dates ranging from March 18, 1998 to December 15, 1998 to sell approximately U.S. $9 million in exchange for Canadian dollars at an average rate of $1.416 which approximates market rates at December 31, 1997 for contracts with similar terms.

  As at December 31, 1997, the Company had $12,325,000 (1996--$12,071,000)
invested in short-term investments denominated in Canadian dollars with maturity dates between January 6, 1998 and July 9, 1998.

                                     FIN-37

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

RISK AND UNCERTAINTIES

  The Company operates internationally in one business segment. The Company principally manufactures and distributes lasers. The Company is not dependent on any single customer, group of customers, or supplier.

  The Company may experience fluctuations in operating results due to a variety of factors including the rate of growth of markets for lasers, market acceptance of the Company's products and those of its competitors, expenses relating to the introduction of new products or new versions of existing products, changes in pricing policies by the Company and its competitors, timing of receipts of orders from major customers, the timing of shipments and conditions in foreign markets and reliance on a limited number of suppliers.

  There is no concentration of credit risk related to the Company's position in trade accounts receivable other than the amount due from Sumitomo Heavy Industries, Ltd., a related party. Credit risk, with respect to trade receivables, is minimized because of the diversification of the Company's operations, as well as its large customer base and its geographical dispersion.

14. COMMITMENTS AND CONTINGENCIES

  Future minimum payments under long-term operating leases for manufacturing premises, automobiles and equipment are as follows:

                                                                            $
                                                                          ------
       1998..............................................................  2,540
       1999..............................................................  1,534
       2000..............................................................  1,221
       2001..............................................................    965
       2002..............................................................    955
       2003 and beyond...................................................  5,808
                                                                          ------
                                                                          13,023
                                                                          ======

  Rent expense during fiscal 1997, 1996 and 1995 was $1,645,000; $1,754,000 and
$1,511,000 respectively.

  As has been reported by the Company since 1994, a party has commenced legal proceedings in the United States against a number of U.S. manufacturing companies, including companies which have purchased systems from Lumonics. The plaintiff in the proceedings has alleged that certain equipment used by these manufacturers infringes patents claimed to be held by him. While the Company is not a defendant in any of the proceedings, five of Lumonics' customers have notified the Company and others that, if the individual successfully pursues his infringement claims against them, they may require Lumonics to indemnify them to the extent that any of their losses can be attributed to systems sold to them by the Company. While the Company does not believe that the outcome of these claims will have a material adverse effect upon the Company, there can be no assurance that any such claims, or any similar claims, would not have a material adverse effect upon the Company's financial condition or results of operations.

YEAR 2000 ISSUE

  The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when

                                     FIN-38

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

15. DEFINED BENEFIT PENSION PLAN

  The Company's subsidiary in the United Kingdom maintains a defined benefit pension plan which has a defined contribution section, known as the Lumonics Ltd. UK Pension Scheme Retirement Savings Plan. Effective April 1997, membership to the Final Salary Plan was closed to new entrants and the Company provided a new Retirement Savings Plan which is a Money Purchase arrangement. The most recent actuarial valuation as at December 1, 1997 indicates the actuarial present value of the accrued pension benefits and the net assets available to provide for these benefits, at market value, were as follows:

                                                                     1997  1996
                                                                      $      $
                                                                    ------ -----
       Pension fund assets......................................... 10,000 8,600
       Accrued pension benefits....................................  8,100 6,900

  The assumptions used to develop the actuarial present value of the accrued pension benefits were as follows for 1997, 1996, and 1995:

       Discount rate...................................................       9%
       Compensation increase rate......................................       7%
       Investment return assumption....................................       9%
       Average remaining service life of employees..................... 18 years

  The estimates are based on actuarially computed best estimates of pension asset long-term rates of return and long-term rate of obligation escalation. Variances between these estimates and actual experience are amortized over the employees' average remaining service life.

  Pension expense during fiscal 1997, 1996 and 1995 was $500,000, $360,000 and $335,000 respectively.

16. ACQUISITION

  In June 1996, the Company acquired, for cash consideration of $4,356,000, working capital of $2,526,000 and technology for $1,830,000 from Hobart Laser Products Inc., a laser manufacturer and distributor based in the United States. This transaction has been accounted for as a purchase.

                                     FIN-39

                                 LUMONICS INC.

                            AS OF DECEMBER 31, 1997
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

17. OTHER ACCRUALS

  Other accruals consist of:

                                                                    1997   1996
                                                                     $      $
                                                                   ------ ------
     Deferred revenue.............................................  5,449  6,324
     Accrued warranty provision...................................  3,619  3,007
     Other........................................................  7,110  6,670
                                                                   ------ ------
                                                                   16,178 16,001
                                                                   ====== ======

18. SEGMENTED INFORMATION

  The Company and its subsidiaries operate in Canada, the United States, Europe and Asia-Pacific in one dominant industry segment, the manufacture and distribution of laser based advanced manufacturing systems.

                                                       1997     1996     1995
                                                         $        $        $
                                                      -------  -------  -------
By operating location
Sales:
  Canada:
    Sales to customers..............................   21,160   19,971   17,092
    Inter-segment sales.............................   13,383    9,384    7,951
  United States:
    Sales to customers..............................  103,310   90,746   60,110
    Inter-segment sales.............................   12,395    5,355    4,450
  Europe:
    Sales to customers..............................   43,767   39,382   44,975
    Inter-segment sales.............................   35,516   24,123   17,040
  Asia-Pacific:
    Sales to customers..............................    9,091    3,267    3,091
    Inter-segment sales.............................      363      296      134
  Eliminations......................................  (61,657) (39,157) (29,575)
                                                      -------  -------  -------
                                                      177,328  153,367  125,268
                                                      =======  =======  =======
Canadian export sales (including intersegment sales
 of $12,413, $8,519 and $6,828, respectively).......   29,762   24,686   21,157
                                                      -------  -------  -------
Income from operations before interest, income taxes
 and foreign exchange
  Canada............................................    7,027    4,208    4,346
  United States.....................................   10,540   11,789    5,578
  Europe............................................   (1,951)    (403)   2,001
  Asia-Pacific......................................      241      (62)     (25)
                                                      -------  -------  -------
                                                       15,857   15,532   11,900
                                                      -------  -------  -------
Identifiable assets:
  Canada............................................   28,094   23,908   20,250
  United States.....................................   47,800   40,374   31,598
  Europe............................................   44,599   32,047   31,638
  Asia-Pacific......................................    5,372    2,565    1,894
  Corporate (including cash and cash equivalents and
   short term investments)..........................   63,315   36,708   37,422
                                                      -------  -------  -------
                                                      189,180  135,602  122,802
                                                      =======  =======  =======

  Transfers between operating locations are made at values approximately equal to third party transactions.

                                     FIN-40

                                 LUMONICS INC.

                          CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS OF US DOLLARS EXCEPT SHARE DATA)
                                   UNAUDITED

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                           $            $
                                                     ------------- ------------
                       ASSETS
                       ------
Current
Cash and cash equivalents...........................     25,924       56,828
Short-term investments..............................     12,585       12,325
Accounts receivable.................................     32,915       45,096
Due from related party..............................      4,551        5,328
Inventories (note 4)................................     43,437       35,369
Other assets........................................      6,418        4,783
Current portion of swap contracts...................        485          564
                                                        -------      -------
Total current assets................................    126,315      160,293
Fixed assets........................................     32,041       23,960
Long term portion of swap contracts.................        727        1,128
Other assets........................................      5,911        3,799
                                                        -------      -------
                                                        164,994      189,180
                                                        =======      =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current
Bank indebtedness...................................      5,087       15,213
Accounts payable....................................      8,825        8,145
Accrued compensation and benefits...................      4,173        3,657
Other accrued liabilities...........................     14,828       16,178
Income taxes payable................................        --         3,125
Current portion of long-term debt...................      2,959        3,080
                                                        -------      -------
Total current liabilities...........................     35,872       49,398
Long-term debt......................................      4,439        6,159
                                                        -------      -------
Total liabilities...................................     40,311       55,557
                                                        -------      -------
Stockholders' equity
Capital stock (authorized--unlimited;
issued--17,019,000; 1997--17,101,000) (note 6)......    138,690      139,178
Deficit.............................................     (6,872)      (1,448)
Accumulated other comprehensive income..............     (7,135)      (4,107)
                                                        -------      -------
Total stockholders' equity..........................    124,683      133,623
                                                        -------      -------
                                                        164,994      189,180
                                                        =======      =======

                             See accompanying notes

                                     FIN-41

                                 LUMONICS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)
                                   UNAUDITED

                                                                NINE MONTHS
                                        THREE MONTHS ENDED    ENDED SEPTEMBER
                                           SEPTEMBER 30,            30,
                                        --------------------  ----------------
                                          1998       1997      1998     1997
                                            $          $         $        $
                                        ---------  ---------  -------  -------
Sales.................................     34,878     44,881  110,210  128,267
Cost of goods sold....................     24,954     28,076   78,348   79,525
                                        ---------  ---------  -------  -------
Gross profit..........................      9,924     16,805   31,862   48,742
Selling, general and administrative
 expenses.............................      8,374      9,362   28,354   28,115
Research and development costs........      2,832      2,642   10,038    9,315
Restructuring costs (note 5)..........        --         --     2,016      --
                                        ---------  ---------  -------  -------
Income (loss) before the following....     (1,282)     4,801   (8,546)  11,312
Interest expense......................        162        284      816      797
Interest income.......................       (512)      (671)  (1,823)  (1,482)
                                        ---------  ---------  -------  -------
Income (loss) before income taxes.....       (932)     5,188   (7,539)  11,997
Provision for income taxes (benefit)..       (277)     1,544   (2,203)   3,573
                                        ---------  ---------  -------  -------
Net income (loss) for the period......       (655)     3,644   (5,336)   8,424
Foreign currency translation adjust-
 ments................................     (1,175)       (28)  (3,028)  (1,226)
                                        ---------  ---------  -------  -------
Comprehensive income (loss) for the
 period...............................     (1,830)     3,616   (8,364)   7,198
                                        =========  =========  =======  =======
Net income (loss) per common share
  --Basic.............................      (0.04)      0.22    (0.31)    0.54
  --Diluted...........................      (0.04)      0.21    (0.31)    0.52
Adjusted weighted average shares (note
 2)
  --Basic (000's).....................     17,049     16,897   17,088   15,614
  --Diluted (000's)...................     17,049     17,382   17,088   16,338


                             See accompanying notes

                                     FIN-42

                                 LUMONICS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          [IN THOUSANDS OF US DOLLARS]
                                   UNAUDITED

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
OPERATING ACTIVITIES
Net income (loss).........................................  $ (5,336) $  8,424
Items not affecting cash
 Depreciation.............................................     3,579     2,697
 Amortization of intangible assets........................       279       287
 Deferred income taxes....................................      (882)     (752)
 Exchange loss (gain).....................................       164        68
Net change in non-cash operating assets and liabilities...       (20)  (12,125)
                                                            --------  --------
Cash used in operating activities.........................    (2,216)   (1,401)
                                                            --------  --------
INVESTING ACTIVITIES
Additions to fixed assets.................................   (11,819)   (3,891)
Proceeds on disposal of fixed assets......................       148       190
Additions to patents and technology.......................       (23)      --
Maturity of short-term investments........................    41,136    48,232
Purchase of short-term investments........................   (42,015)  (80,657)
Acquisition of assets of Meteor Optics Inc. (note 3)......    (1,078)      --
                                                            --------  --------
Cash used in investing activities.........................   (13,651)  (36,126)
                                                            --------  --------
FINANCING ACTIVITIES
Issue (repurchase) of common shares (net of issue costs)..      (575)   37,707
Increase (decrease) in bank indebtedness..................    (9,660)    3,454
Repayment of long-term debt...............................    (1,174)   (1,278)
                                                            --------  --------
Cash (used in) provided by financing activities...........   (11,409)   39,883
                                                            --------  --------
Effect of foreign currency translation on cash and cash
 equivalents..............................................    (3,628)    1,261
                                                            --------  --------
Net (decrease) increase in cash and cash equivalents......   (30,904)    3,617
Cash and cash equivalents, beginning of period............    56,828    29,338
                                                            --------  --------
Cash and cash equivalents, end of period..................    25,924    32,955
                                                            ========  ========
Supplemental disclosure of cash flow information cash paid
 during the period for:
 Interest paid............................................       691       810
 Income taxes.............................................     3,005     1,780

                             See accompanying notes

                                     FIN-43

                                 LUMONICS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998
       [TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS]
                                   UNAUDITED

1. BASIS OF PRESENTATION

  The unaudited interim financial statements presented herein have been prepared in accordance with generally accepted accounting principles for interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these interim financial statements do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements reflect all adjustments and accruals which management considers necessary for fair presentation of financial position and results of operations for periods presented. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 1997. The results for the interim periods are not necessarily indicative of results to be expected for the year or for any future periods.

2. NET INCOME (LOSS) PER COMMON SHARE

  Basic net income (loss) per common share was computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the period. For diluted net income (loss) per common share, the denominator also includes dilutive outstanding stock options determined using the treasury stock method.

                                                    THREE MONTHS   NINE MONTHS
                                                        ENDED         ENDED
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                    ------------- -------------
                                                     1998   1997   1998   1997
                                                    ------ ------ ------ ------
                                                    000'S  000'S  000'S  000'S
   Weighted average number of shares outstanding..  17,049 16,897 17,088 15,614
   Dilutive effect of stock options...............     --     485    --     724
                                                    ------ ------ ------ ------
   Adjusted weighted average number of shares out-
    standing......................................  17,049 17,382 17,088 16,338
                                                    ====== ====== ====== ======

3. BUSINESS ACQUISITION

  On June 15, 1998, the Company acquired Meteor Optics Inc., a company which specializes in the manufacture of fibre optics for $1.1 million in cash. The transaction was accounted for as a purchase and, accordingly, the results of operations have been included in the consolidated financial statements from the acquisition date. Net tangible assets and acquired in-process research and development costs had no significant value. The purchase price was allocated to goodwill and will be amortized in accordance with the company's accounting policies.

4. INVENTORIES

Finished goods are valued at the lower of average cost and net realizable value. Work-in-process and raw materials are valued at the lower of average cost and replacement cost. The components of inventory are:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
   Raw materials.....................................    $10,766      $ 9,082
   Work-in-process...................................     14,388       12,138
   Finished goods....................................     18,283       14,149
                                                         -------      -------
                                                         $43,437      $35,369
                                                         =======      =======

                                     FIN-44

                                 LUMONICS INC.

                               SEPTEMBER 30, 1998
       (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS EXCEPT SHARE AMOUNTS)

5. RESTRUCTURING COSTS

  The Company incurred $2.0 million in restructuring costs in the form of severance costs in the nine month period ended September 30, 1998. In addition, an inventory write-down of $1.4 million is included in the cost of goods sold.

6. COMMON STOCK

  The Company announced a normal course issuer bid on July 15, 1998 to repurchase and cancel up to 5% of its 17.1 million common shares outstanding at that time. These purchases may continue until July 16, 1999 and will be paid out of general corporate funds. The Company purchased and canceled 94,900 shares in the third quarter of 1998 at a total cost of $612,000 pursuant to this bid.

7. RECENT PRONOUNCEMENTS

  The Financial Accounting Standards Board recently issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which will be effective for the Company's December 31, 2000 year end. The Company has not determined the impact of this pronouncement on its consolidated financial statements.

8. SUBSEQUENT EVENT

  The Company signed an Agreement and Plan of Merger dated as of October 27, 1998 to merge with General Scanning Inc.

                                     FIN-45

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 27, 1998

                                  BY AND AMONG

                                 LUMONICS INC.,

                           GRIZZLY ACQUISITION CORP.

                                      AND

                             GENERAL SCANNING INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

             THIS TABLE OF CONTENTS IS NOT PART OF THE AGREEMENT TO WHICH IT IS ATTACHED BUT IS INSERTED FOR CONVENIENCE ONLY.

                                                                          PAGE
                                                                          NO.
                                                                          ----
 ARTICLE I   THE MERGER.................................................   A-1
    1.01     The Merger.................................................   A-1
    1.02     Closing....................................................   A-1
    1.03     Effective Time.............................................   A-2
    1.04     Articles of Incorporation and Bylaws of the Surviving
              Corporation...............................................   A-2
    1.05     Directors and Officers of the Surviving Corporation........   A-2
    1.06     Effects of the Merger......................................   A-2
    1.07     Further Assurances.........................................   A-2
 ARTICLE II  CONVERSION OF SHARES.......................................   A-2
    2.01     Conversion of Capital Stock................................   A-2
    2.02     Exchange of Certificates...................................   A-4
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF GRIZZLY..................   A-5
    3.01     Organization and Qualification.............................   A-5
    3.02     Capital Stock..............................................   A-6
    3.03     Authority Relative to This Agreement.......................   A-7
    3.04     Non-Contravention; Approvals and Consents..................   A-7
    3.05     Reports and Financial Statements...........................   A-8
    3.06     Absence of Certain Changes or Events.......................   A-8
    3.07     Absence of Undisclosed Liabilities.........................   A-8
    3.08     Legal Proceedings..........................................   A-9
    3.09     Information Supplied.......................................   A-9
    3.10     Compliance with Laws and Orders............................   A-9
    3.11     Compliance with Agreements; Certain Agreements.............   A-9
    3.12     Taxes......................................................  A-10
    3.13     Employee Benefit Plans; ERISA..............................  A-10
    3.14     Labor Matters..............................................  A-11
    3.15     Environmental Matters......................................  A-11
    3.16     Intellectual Property Rights...............................  A-12
    3.17     Vote Required..............................................  A-14
    3.18     Opinion of Financial Advisor...............................  A-14
    3.19     Grizzly Rights Agreement...................................  A-14
    3.20     Ownership of Lynx Common Stock.............................  A-14
    3.21     Chapter 110D of Mass. Ann. Laws Not Applicable.............  A-14
 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF LYNX AND SUB.............  A-14
    4.01     Organization and Qualification.............................  A-14
    4.02     Capital Stock..............................................  A-15
    4.03     Authority Relative to This Agreement.......................  A-15
    4.04     Non-Contravention; Approvals and Consents..................  A-16
    4.05     Reports and Financial Statements...........................  A-16
    4.06     Absence of Certain Changes or Events.......................  A-17
    4.07     Absence of Undisclosed Liabilities.........................  A-17
    4.08     Legal Proceedings..........................................  A-17
    4.09     Information Supplied.......................................  A-18

                                                                           PAGE
                                                                           NO.
                                                                           ----
    4.10      Compliance with Laws and Orders...........................   A-18
    4.11      Compliance with Agreements; Certain Agreements............   A-18
    4.12      Taxes.....................................................   A-19
    4.13      Employee Benefit Plans; ERISA.............................   A-19
    4.14      Labor Matters.............................................   A-20
    4.15      Environmental Matters.....................................   A-20
    4.16      Intellectual Property Rights..............................   A-20
    4.17      Vote Required.............................................   A-21
    4.18      Opinion of Financial Advisor..............................   A-22
    4.19      Ownership of Grizzly Common Stock.........................   A-22
    4.20      Control Share Statute Not Applicable......................   A-22
 ARTICLE V    COVENANTS.................................................   A-22
    5.01      Covenants of Grizzly and Lynx.............................   A-22
    5.02      No Solicitations..........................................   A-24
    5.03      Grizzly Rights Agreement..................................   A-25
    5.04      Conduct of Business of Sub................................   A-25
    5.05      Third Party Standstill Agreements.........................   A-25
    5.06      Purchases of Common Stock of the Other Party..............   A-25
    5.07      Adoption of Lynx Rights Agreement.........................   A-25
 ARTICLE VI   ADDITIONAL AGREEMENTS.....................................   A-26
    6.01      Access to Information; Confidentiality....................   A-26
    6.02      Preparation of Registration Statement and Proxy
               Statement................................................   A-26
    6.03      Approval of Shareholders..................................   A-26
    6.04      Grizzly Affiliates........................................   A-27
    6.05      Stock Exchange Listing....................................   A-27
    6.06      Certain Tax Matters.......................................   A-27
    6.07      Regulatory and Other Approvals............................   A-28
    6.08      [Omitted].................................................   A-28
    6.09      Grizzly Stock Plan........................................   A-28
    6.10      Directors' and Officers' Indemnification and Insurance....   A-29
    6.11      Lynx Governance...........................................   A-30
    6.12      Continuation; Name Change.................................   A-30
    6.13      Stock Option Agreements...................................   A-30
    6.14      Expenses..................................................   A-30
    6.15      Brokers or Finders........................................   A-30
    6.16      Takeover Statutes.........................................   A-30
    6.17      Conveyance Taxes..........................................   A-31
 ARTICLE VII  CONDITIONS................................................   A-31
    7.01      Conditions to Each Party's Obligation to Effect the
               Merger...................................................   A-31
    7.02      Conditions to Obligation of Lynx and Sub to Effect the
               Merger...................................................   A-32
    7.03      Conditions to Obligation of Grizzly to Effect the Merger..   A-32
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.........................   A-33
    8.01      Termination...............................................   A-33
    8.02      Effect of Termination.....................................   A-34
    8.03      Amendment.................................................   A-35
    8.04      Waiver....................................................   A-35

                                                                          PAGE
                                                                          NO.
                                                                          ----
 ARTICLE IX GENERAL PROVISIONS..........................................  A-35
    9.01    Non-Survival of Representations, Warranties, Covenants and
             Agreements.................................................  A-35
    9.02    Notices.....................................................  A-35
    9.03    Entire Agreement; Incorporation of Exhibits.................  A-36
    9.04    Public Announcements........................................  A-36
    9.05    No Third Party Beneficiaries................................  A-36
    9.06    No Assignment; Binding Effect...............................  A-36
    9.07    Headings....................................................  A-37
    9.08    Invalid Provisions..........................................  A-37
    9.09    Governing Law...............................................  A-37
    9.10    Enforcement of Agreement....................................  A-37
    9.11    Certain Definitions.........................................  A-37
    9.12    Counterparts................................................  A-38
 EXHIBITS
 EXHIBIT A  Form of Affiliate Agreement
 EXHIBIT B  Form of Incorporation and Bylaws of Lynx Post-Merger

                           GLOSSARY OF DEFINED TERMS

  The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"..............................................  Section 9.11(a)
"Affiliate Agreement"....................................  Section 6.04
"this Agreement".........................................  Preamble
"Alternative Proposal"...................................  Section 5.02
"Antitrust Division".....................................  Section 6.07
"Articles of Merger".....................................  Section 1.03
"beneficially"...........................................  Section 9.11(b)
"business day"...........................................  Section 9.11(c)
"CERCLA".................................................  Section 3.15(b)
"Certificates"...........................................  Section 2.02(b)
"Closing"................................................  Section 1.02
"Closing Date"...........................................  Section 1.02
"Code"...................................................  Section 3.13
"Common Stock Trust".....................................  Section 2.02(e)(iii)
"Confidentiality Agreement"..............................  Section 6.01(a
"Confidential Information"...............................  Section 6.01(a)
"Constituent Corporations"...............................  Section 1.01
"Contracts"..............................................  Section 3.04(a)
"control," "controlling," "controlled by" and "under com-
 mon control with".......................................  Section 9.11(a)
"Conversion Number"......................................  Section 2.01(c)
"Current Grizzly Directors"..............................  Section 6.11
"MBCL"...................................................  Section 1.01
"Dissenting Share".......................................  Section 2.01(d)(i)
"Effective Time".........................................  Section 1.03
"Environmental Law"......................................  Section 3.15(e)(i)
"Environmental Permits"..................................  Section 3.15(a)
"ERISA"..................................................  Section 3.13(b)(i)
"Excess Shares"..........................................  Section 2.02(e)(ii)
"Exchange Act"...........................................  Section 3.04(b)
"Exchange Agent".........................................  Section 2.02(a)
"Exchange Fund"..........................................  Section 2.02(a)
"FTC"....................................................  Section 6.07
"Grizzly"................................................  Preamble
"Grizzly Affiliates".....................................  Section 6.04
"Grizzly Common Stock"...................................  Section 2.01(b)
"Grizzly Disclosure Letter"..............................  Section 3.01
"Grizzly Employee Benefit Plan"..........................  Section 3.13(b)(i)
"Grizzly Financial Statements"...........................  Section 3.05
"Grizzly Option Plans"...................................  Section 2.01(e)
"Grizzly Permits"........................................  Section 3.10
"Grizzly Preferred Stock"................................  Section 3.02
"Grizzly Reports"........................................  Section 3.05
"Grizzly Rights".........................................  Section 3.02(a)
"Grizzly Rights Agreement"...............................  Section 3.02(a)
"Grizzly Series A Preferred Stock".......................  Section 3.02(a)
"Grizzly Stock Option"...................................  Section 6.09
"Grizzly Shareholders' Approval".........................  Section 6.03(b)

"Governmental or Regulatory Authority".................... Section 3.04(a)
"group"................................................... Section 9.11(f)
"Hazardous Material"...................................... Section 3.15(e)(ii)
"HSR Act"................................................. Section 3.04(b)
"Indemnified Liabilities"................................. Section 6.10(a)
"Indemnified Parties"..................................... Section 6.10(a)
"Indemnifying Party"...................................... Section 6.10(a)
"Intellectual Property Rights"............................ Section 3.16(a)
"knowledge"............................................... Section 9.11(d)
"laws".................................................... Section 3.04(a)
"Lien".................................................... Section 3.02(b)
"Lynx".................................................... Preamble
"Lynx Common Stock"....................................... Section 2.01(c)
"Lynx Directors".......................................... Section 6.11
"Lynx Disclosure Letter".................................. Section 4.01
"Lynx Employee Benefit Plan".............................. Section 4.13(b)
"Lynx Financial Statements"............................... Section 4.05
"Lynx Option Plan"........................................ Section 5.01(b)
"Lynx Permits"............................................ Section 4.10
"Lynx Reports"............................................ Section 4.05
"Lynx Shareholders' Approval"............................. Section 6.03(a)
"Lynx Shareholders' Meeting".............................. Section 6.03(a)
"Lynx Shareholders' Proposals"............................ Section 6.03(a)
"material", "material adverse effect" and "materially ad-
 verse"................................................... Section 9.11(e)
"Merger".................................................. Preamble
"Options"................................................. Section 3.02(a)
"orders".................................................. Section 3.04(a)
"person".................................................. Section 9.11(f)
"Plan".................................................... Section 3.13(b)(ii)
"Principal Party"......................................... Section 5.01
"Proxy Statement"......................................... Section 3.09
"qualified stock options"................................. Section 6.09(a)
"Registration Statement".................................. Section 4.09
"Representatives"......................................... Section 9.11(g)
"SEC"..................................................... Section 3.04(b)
"Secretary of State"...................................... Section 1.03
"Securities Act".......................................... Section 3.04(b)
"Shareholders' Meetings".................................. Section 6.03(b)
"Stock Option Agreements"................................. Preamble
"Sub"..................................................... Preamble
"Sub Common Stock"........................................ Section 2.01(a)
"Subsidiaries"............................................ Section 9.11(h)
"Subsidiary".............................................. Section 9.11(h)
"Surviving Corporation"................................... Section 1.01
"Surviving Corporation Common Stock"...................... Section 2.01(a)
"taxes"................................................... Section 3.12(c)

  This AGREEMENT AND PLAN OF MERGER dated as of October 27, 1998 ("this Agreement") is made and entered into by and among LUMONICS INC., an Ontario corporation ("Lynx"), GRIZZLY ACQUISITION CORP., a Massachusetts corporation wholly owned by Lynx ("Sub"), and GENERAL SCANNING INC., a Massachusetts corporation ("Grizzly").

  WHEREAS, the Boards of Directors of Lynx, Sub and Grizzly have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the merger of equals business combination transaction provided for herein in which Sub would merge with and into Grizzly and Grizzly would become a wholly-owned subsidiary of Lynx (the "Merger");

  WHEREAS, the respective Boards of Directors of Lynx and Grizzly have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders, and Lynx has approved this Agreement and the Merger as the sole shareholder of Sub;

  WHEREAS, concurrently with the execution and delivery of this Agreement and as condition and inducement to the parties' willingness to enter into this Agreement, Grizzly, Lynx and Sub have entered into Stock Option Agreements of even date herewith (the "Stock Option Agreements") providing for the granting by (i) Grizzly to Sub or Lynx of an option to purchase from Grizzly up to 2,517,673 shares of Grizzly Common Stock (as defined in Section 2.01(b)) at U.S. $4.57 per share, and (ii) Lynx to Grizzly of an option to purchase from Lynx up to 3,391,656 shares of Lynx Common Stock (as defined in Section 2.01(c) at Can. $8.09 per share, in each case subject to the terms and conditions set forth therein; and

  WHEREAS, Lynx, Sub and Grizzly desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  1. ARTICLE I

                                   THE MERGER

  1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into Grizzly in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL"). At the Effective Time, the separate existence of Sub shall cease and Grizzly shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and Grizzly are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

  1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of LaBarge Weinstein, 333 Preston Street, 11th floor, Ottawa, Ontario, at 10:00 a.m., local time, on the fifth business day following satisfaction of the condition set forth in Section 7.01(a) unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Lynx, Sub and Grizzly the certificates and other documents and instruments required to be delivered under Article VII.

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

  1.03 Effective Time. At the Closing, articles of merger (the "Articles of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the Commonwealth of Massachusetts (the "Secretary of State") for filing, as provided in Section 78 of the MBCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

  1.04 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation of the Surviving Corporation shall be amended to read in their entirety (except for the corporate name) as set forth in the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

  1.05 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

  1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the MBCL.

  1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                 2. ARTICLE II

                              CONVERSION OF SHARES

  2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

    (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value U.S. $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value U.S.$.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

    (b) Cancellation of Treasury Stock and Stock Owned by Lynx and Subsidiaries. All shares of common stock, par value U.S. $.01 per share, of Grizzly ("Grizzly Common Stock") that are owned by Grizzly as treasury stock and any shares of Grizzly Common Stock owned by Lynx, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11) of Lynx shall be canceled and retired and shall cease to exist and no stock of Lynx or other consideration shall be delivered in exchange therefor.

    (c) Exchange Ratio for Grizzly Common Stock. (i) Each issued and outstanding share of Grizzly Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than

  Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive 1.347 (the "Conversion Number") fully paid and nonassessable shares of common stock of Lynx ("Lynx Common Stock").

      (ii) If, prior to the Effective Time, Lynx shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares any shares of Lynx Common Stock, the Conversion Number shall be multiplied by a fraction, the numerator of which shall be the number of shares of Lynx Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Conversion Number, subject to further adjustment in accordance with this paragraph. If, prior to the Effective Time, Grizzly shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares any shares of Grizzly Common Stock, the Conversion Number shall be multiplied by a fraction, the numerator of which shall be the number of shares of Grizzly Common Stock outstanding immediately before, and the denominator of which shall be the number of such shares outstanding immediately after, the occurrence of such event, and the resulting product shall from and after the date of such event be the Conversion Number, subject to further adjustment in accordance with this paragraph.

      (iii) All shares of Grizzly Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Lynx Common Stock and any cash in lieu of fractional shares of Lynx Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 2.02(e)), upon the surrender of such certificate in accordance with Section 2.02, without interest.

    (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Grizzly Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the MBCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share") shall not be converted into or represent a right to receive shares of Lynx Common Stock pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the MBCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the MBCL, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Lynx Common Stock pursuant to Section 2.01(c).

      (ii) Grizzly shall give Lynx (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the MBCL relating to the appraisal process received by Grizzly and (y) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the MBCL. Grizzly will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Lynx, settle or offer to settle any such demands.

    (e) Stock Option Plans. Subject to Canadian securities law and The Toronto Stock Exchange rules and subject to the terms and conditions of Grizzly's Director Warrant Plan, 1981 Stock Option Plan and 1992 Stock Option Plan (the "Grizzly Option Plans") and the stock option agreements executed pursuant thereto the Grizzly Option Plans and each warrant or option to purchase Grizzly Common Stock granted thereunder that is outstanding at the Effective Time shall be assumed by Lynx and continued in accordance with their respective terms and each such warrant or option shall become a right to purchase a number of shares of Lynx Common Stock equal to the Conversion Number multiplied by the number of shares of Grizzly Common Stock subject to such warrant or option immediately prior to the Effective Time, as more fully described in Section 6.09.

  2.02 Exchange of Certificates.

    (a) Exchange Agent. Promptly following the Effective Time, Lynx shall make available to the Surviving Corporation for deposit with a bank, trust company or transfer agent designated before the Closing Date by Lynx and reasonably acceptable to Grizzly (the "Exchange Agent") certificates representing the number of duly authorized whole shares of Lynx Common Stock issuable in connection with the Merger plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with Section 2.02(e), to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of Lynx Common Stock and funds (such shares of Lynx Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, Grizzly and Lynx.

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Grizzly Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive shares of Lynx Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Lynx Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Lynx Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e), which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Grizzly Common Stock which is not registered in the transfer records of Grizzly, a certificate representing that number of whole shares of Lynx Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e), may be issued to a transferee if the Certificate representing such Grizzly Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Lynx, except as limited by paragraph (c) below, to represent ownership of the number of shares of Lynx Common Stock into which the number of shares of Grizzly Common Stock shown thereon have been converted as contemplated by this Article II. Notwithstanding the foregoing, Certificates representing Grizzly Common Stock surrendered for exchange by any person constituting an "affiliate" of Grizzly for purposes of Section 6.04 shall not be exchanged until Lynx has received an Affiliate Agreement (as defined in Section 6.04) executed by such person as provided in Section 6.04.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Lynx Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Lynx Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section (or affidavits of loss with respect to lost, stolen or destroyed certificates). Subject to the effect of applicable laws, following surrender of any such Certificate or affidavit, there shall be paid to the record holder of the certificates representing whole shares of Lynx Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Lynx Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Lynx Common Stock.

    (d) No Further Ownership Rights in Grizzly Common Stock. All shares of Lynx Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Grizzly Common Stock represented thereby. From and after the Effective Time, the stock transfer books of Grizzly shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Grizzly Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

    (e) No Fractional Shares. (i) No certificate or scrip representing fractional shares of Lynx Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Lynx. In lieu of any such fractional shares, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Lynx Common Stock in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent a cash payment in U.S. dollars without interest in lieu of such fractional share determined by multiplying such fraction by the average of the last sale prices of Lynx Common Stock, as reported by The Toronto Stock Exchange, for the five Toronto Stock Exchange trading days immediately preceding the Effective Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Lynx, and Lynx shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

    (f) Termination of Exchange Fund and Common Stock Trust. Any portion of the Exchange Fund and Common Stock Trust which remains undistributed to the shareholders of Grizzly for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of Grizzly who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Lynx Common Stock, any cash in lieu of fractional shares of Lynx Common Stock and any dividends or distributions with respect to Lynx Common Stock. Neither Lynx nor the Surviving Corporation shall be liable to any holder of shares of Grizzly Common Stock for shares of Lynx Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 3. ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF GRIZZLY

  Grizzly represents and warrants to Lynx and Sub as follows:

  3.01 Organization and Qualification. Each of Grizzly and its Subsidiaries (as defined in Section 9.11) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11) on Grizzly and its Subsidiaries taken as a whole. Each of Grizzly and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. Section 3.01 of the letter dated the date hereof and delivered to Lynx and Sub by Grizzly concurrently with the execution and delivery of this Agreement (the "Grizzly Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of Grizzly, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of its capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of Grizzly and as disclosed in Section 3.01 of the Grizzly Disclosure Letter, Grizzly does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than (i) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than U.S. $100,000). Grizzly has previously made available to Lynx correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of Grizzly.

  3.02 Capital Stock. (a) The authorized capital stock of Grizzly consists solely of 30,000,000 shares of Grizzly Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Grizzly Preferred Stock"). As of the close of business on October 26, 1998, 12,651,626 shares of Grizzly Common Stock were issued and outstanding, 366,073 shares were held in the treasury of Grizzly and 2,100,000 shares we reserved for issuance upon the exercise of Options under the Grizzly Option Plans of which 1,440,315 were granted and are outstanding. Since such date, there has been no change in the number of issued and outstanding shares of Grizzly Common Stock or shares of Grizzly Common Stock held in treasury or reserved for issuance other than the reservation of 2,517,673 shares pursuant to the relevant Stock Option Agreement. As of the date hereof, no shares of Grizzly Preferred Stock are issued and outstanding and 3,000 shares are designated Series A Junior Participating Preferred Stock ("Grizzly Series A Preferred Stock") and are reserved for issuance in accordance with the Rights Agreement dated as of May 1, 1997, as amended, by and between Grizzly and American Stock Transfer & Trust Company, as Rights Agent (the "Grizzly Rights Agreement"), pursuant to which Grizzly has issued rights (the "Grizzly Rights") to purchase shares of Grizzly Series A Junior Participating Preferred Stock. All of the issued and outstanding shares of Grizzly Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement, the Grizzly Rights Agreement and the Stock Option Agreements and except as set forth in Section 3.02 of the Grizzly Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating Grizzly or any of its Subsidiaries to issue or sell any shares of capital stock of Grizzly or to grant, extend or enter into any Option with respect thereto.

  (b) Except as disclosed in Section 3.02 of the Grizzly Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of Grizzly are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Grizzly or a Subsidiary wholly owned, directly or indirectly, by Grizzly, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Grizzly Disclosure Letter, there are no (i) outstanding Options obligating Grizzly or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Grizzly or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Grizzly or a Subsidiary wholly owned, directly or indirectly, by Grizzly with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Grizzly.

  (c) Except as disclosed in Section 3.02 of the Grizzly Disclosure Letter, there are no outstanding contractual obligations of Grizzly or any Subsidiary of Grizzly to repurchase, redeem or otherwise acquire any shares of Grizzly Common Stock or any capital stock of any Subsidiary of Grizzly or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Grizzly or any other person.

  3.03 Authority Relative to This Agreement. Grizzly has full corporate power and authority to enter into this Agreement and, subject to obtaining the Grizzly Shareholders' Approval (as defined in Section 6.03(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Grizzly and the consummation by Grizzly of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Grizzly, the Board of Directors of Grizzly has recommended adoption of this Agreement by the shareholders of Grizzly and directed that this Agreement be submitted to the shareholders of Grizzly for their consideration, and no other corporate proceedings on the part of Grizzly or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Grizzly and the consummation by Grizzly of the transactions contemplated hereby, other than obtaining the Grizzly Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Grizzly and constitutes a legal, valid and binding obligation of Grizzly enforceable against Grizzly in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  3.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by Grizzly do not, and the performance by Grizzly of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Grizzly or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Grizzly or any of its Subsidiaries, or (ii) subject to the obtaining of Grizzly Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to Grizzly or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which Grizzly or any of its Subsidiaries is a party or by which Grizzly or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole or on the ability of Grizzly to consummate the transactions contemplated by this Agreement.

  (b) Except (i) for the filing of a premerger notification report by Grizzly under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) and the Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the MBCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) the filing(s) as may be required by the Investment Canada Act and/or the Competition Act (Canada) and (v) as disclosed in Section 3.04 of the Grizzly Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Grizzly or any of its Subsidiaries is a party or by which Grizzly or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by Grizzly, the performance by Grizzly of its obligations hereunder or the consummation by Grizzly of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole or on the ability of Grizzly to consummate the transactions contemplated by this Agreement.

  3.05 Reports and Financial Statements. Grizzly has made available to Lynx prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Grizzly or any of its Subsidiaries with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended or supplemented, the "Grizzly Reports"), which are all the documents (other than preliminary material) that Grizzly and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Grizzly Reports
(i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Grizzly Reports (the "Grizzly Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Grizzly and its Subsidiaries taken as a whole)) the consolidated financial position of Grizzly and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Grizzly Disclosure Letter, each Subsidiary of Grizzly is treated as a consolidated subsidiary of Grizzly in the Grizzly Financial Statements for all periods covered thereby.

  3.06 Absence of Certain Changes or Events. Except as disclosed in Grizzly Reports filed prior to the date of this Agreement or in Section 3.06 of the Grizzly Disclosure Letter, (a) since June 30, 1998 there has not been any change, event or development (excluding stock market fluctuations, changes in general economic conditions, or any change, event, or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on companies in the industries in which Grizzly operates generally) having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Grizzly and its Subsidiaries taken as a whole, and (b) between such date and the date hereof
(i) Grizzly and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither Grizzly nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of
Section 5.01(b).

  3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the consolidated balance sheet of Grizzly and its consolidated subsidiaries dated June 30, 1998 included in the

Grizzly Financial Statements or as disclosed in Section 3.07 of the Grizzly Disclosure Letter, neither Grizzly nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Grizzly and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Grizzly and its Subsidiaries taken as a whole.

  3.08 Legal Proceedings. Except as disclosed in the Grizzly Reports filed prior to the date of this Agreement or in Section 3.08 of the Grizzly Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Grizzly, threatened against, relating to or affecting, nor to the knowledge of Grizzly are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Grizzly or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole or on the ability of Grizzly to consummate the transactions contemplated by this Agreement, and (ii) neither Grizzly nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole or on the ability of Grizzly to consummate the transactions contemplated by this Agreement.

  3.09 Information Supplied. The joint proxy statement relating to the Shareholders' Meetings (as defined in Section 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by Grizzly with the SEC, The Toronto Stock Exchange or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of Grizzly and of Lynx and at the times of the Shareholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Grizzly with respect to information supplied in writing by or on behalf of Lynx or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Lynx or any of its Subsidiaries with the SEC.

  3.10 Compliance with Laws and Orders. Grizzly and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses as presently conducted (the "Grizzly Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. Grizzly and its Subsidiaries are in compliance with the terms of the Grizzly Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. Except as disclosed in the Grizzly Reports filed prior to the date of this Agreement, Grizzly and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole.

  3.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Grizzly Reports filed prior to the date of this Agreement, neither Grizzly nor any of its Subsidiaries nor, to the knowledge of Grizzly, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Grizzly or any of its Subsidiaries or (ii) any Contract to which Grizzly or any of its Subsidiaries is a party or by which Grizzly or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. Except for this Agreement and those agreements and other documents filed as exhibits to the Grizzly Reports or set forth in
Section 3.11 of the Grizzly Disclosure Letter, as of the date of this Agreement, neither Grizzly nor any of its Subsidiaries is a party to or bound by (i) any "material contract" within the meaning of item 601(b)(10) of the SEC's Regulation S-K or (ii) any non-competition agreement or other agreement or arrangement that materially restricts it or any of its Subsidiaries from competing in any line of business.

  (b) Except as disclosed in Section 3.11 of the Grizzly Disclosure Letter or in the Grizzly Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither Grizzly nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than U.S. $100,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement which covers any employees, (iii) agreement with any executive officer or other employee of Grizzly or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Grizzly or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other employee of Grizzly or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  3.12 Taxes. (a) Each of Grizzly and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. Grizzly and each of its Subsidiaries has paid (or Grizzly has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Grizzly Reports reflect an adequate reserve for all taxes payable by Grizzly and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Grizzly or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against Grizzly or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Grizzly Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on Grizzly and its Subsidiaries taken as a whole.

  (b) To the best knowledge of Grizzly, there are no liens for material amounts of taxes on the assets of Grizzly or any of its Subsidiaries except for statutory liens for current taxes not yet due and payable.

  (c) As used in this Section 3.12 and in Section 4.12, "taxes" shall include all federal, provincial, state, local and foreign income, capital, franchise, property, sales, use, goods and services, excise, land transfer, workers compensation, employment insurance, workers health and other taxes, including obligations for taxes and other amounts required to be withheld from payments due or made to any other person (including employees and non-resident persons) and any interest, penalties or additions to tax.

  3.13 Employee Benefit Plans; ERISA. (a) Except as described in the Grizzly Reports filed prior to the date of this Agreement or as would not have a material adverse effect on Grizzly and its Subsidiaries taken as a whole, (i) all Grizzly Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) neither Grizzly nor any of its Subsidiaries has any liabilities or obligations with respect to any such Grizzly Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of Grizzly are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Grizzly Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Grizzly or any of its Subsidiaries are the agreements and policies specifically referred to in Section 3.13 of the Grizzly Disclosure Letter. The last date on which stock options were granted to any officer or director of Grizzly was May 15, 1998. Except as set forth in Section 3.13 of the Grizzly Disclosure Letter, Grizzly has caused the executive party to all existing executive retention agreements to waive application of such agreement to the Merger, and copies of such waivers have been furnished to Lynx. The Board of Directors of Grizzly has amended all Grizzly's deferred compensation agreements so that the Merger will not result in the maturity thereof.

  (b) As used herein:

    (i) "Grizzly Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Grizzly or any of its Subsidiaries for the benefit of the current or former employees or directors of Grizzly or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

    (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

  3.14 Labor Matters. Except as disclosed in the Grizzly Reports filed prior to the date of this Agreement or in Section 3.14 of the Grizzly Disclosure Letter, there are no material controversies pending or, to the knowledge of Grizzly, threatened between Grizzly or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on Grizzly and its Subsidiaries taken as a whole, and, to the knowledge of Grizzly, there are no material organizational efforts presently being made involving any of the now unorganized employees of Grizzly or any of its Subsidiaries. Since January 1, 1993, there has been no work stoppage, strike or other concerted action by employees of Grizzly or any of its Subsidiaries except as would not, individually or in the aggregate, have a material adverse effect on Grizzly and its Subsidiaries taken as a whole.

  3.15 Environmental Matters. (a) Each of Grizzly and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of Grizzly and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole.

  (b) To the knowledge of Grizzly, no site or facility now or previously owned, operated or leased by Grizzly or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up.

  (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Grizzly or any of its Subsidiaries, other than any such real property not individually or in the aggregate material to Grizzly and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Grizzly, is in process which could subject any of such properties to such Liens, and neither Grizzly nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

  (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Grizzly or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Grizzly or any of its Subsidiaries which have not been delivered to Lynx prior to the execution of this Agreement.

  (e) As used herein in this Section 3.15 and in Section 4.15:

    (i) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

    (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

  3.16 Intellectual Property Rights. Except as set forth in Section 3.16 of the Grizzly Disclosure Letter, (a) Grizzly and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property Rights (as defined below) individually or in the aggregate material to the conduct of the businesses of Grizzly and its Subsidiaries taken as a whole. Neither Grizzly nor any Subsidiary of Grizzly is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property Rights are not being infringed by any third party, and neither Grizzly nor any Subsidiary of Grizzly is infringing any Intellectual Property Rights of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Grizzly and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property Rights" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

  (b) Section 3.16 of the Grizzly Disclosure Letter contains (or will be supplemented to prior to Closing to contain) an accurate and complete list as of the date of this Agreement of all licenses and agreements under which Grizzly and its Subsidiaries are licensed to use third party Intellectual Property Rights which are material to the business of Grizzly as currently conducted (the "Grizzly Intellectual Property Rights").

  (c) Except as set forth in Section 3.16 of the Grizzly Disclosure Letter (including as it may be supplemented prior to Closing), to the knowledge of Grizzly's chief executive and chief financial officers (acting in their corporate and not personal capacities), Grizzly and its Subsidiaries are not required to pay any royalties, fees or other amounts to any Person in connection with the use or exploitation of the Grizzly Intellectual Property Rights or the development, manufacture or commercial exploitation of any products of Grizzly or its Subsidiaries in each such case in excess of $250,000 per annum.

  (d) Section 3.16 of the Grizzly Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all registered patents, registered trademarks, trade names, registered service marks and registered copyrights (in each case that are currently in use), as well as all applications for any and all of the foregoing, included in the Grizzly Intellectual Property Rights (excluding third party Intellectual Property Rights), including the jurisdiction in which each such Grizzly Intellectual Property Rights has been issued or registered or in which any such application for such issuance, approval or registration has been filed. All registered patents, registered trademarks, trade names, registered service marks and registered copyrights owned by Grizzly or any of its Subsidiaries and which are material to the conduct of their business as currently conducted are valid and enforceable.

  (e) Section 3.16 of Grizzly Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all licenses and sublicenses under which Grizzly or any of its Subsidiaries has granted the right to manufacture, reproduce, market or exploit any material products of Grizzly or any Subsidiaries or any material adaptation, derivative or reformulation based on any such product or any portion thereof.

  (f) Neither Grizzly nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense, assignment or other agreement to which it is a party giving it a license to material third party Intellectual Property Rights (the "IP Licenses"). Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or will result in a material change to the terms of any material license, sublicense or other similar agreement.

  (g) Except as set forth in Section 3.16 of the Grizzly Disclosure Letter, neither Grizzly nor its Subsidiaries (A) has been sued in any suit, action or proceeding which involves a claim of infringement or violation of any Intellectual Property Right of any third party or (B) has received any written claim or allegation that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes Intellectual Property Rights of any third party.

  (h) Grizzly and its Subsidiaries have taken all reasonable steps to protect and preserve the confidential information, trade secrets and know-how of Grizzly and its Subsidiaries, including appropriate non-disclosure agreements with all employees and third persons having access to any confidential information, trade secrets or know-how of Grizzly and its Subsidiaries.

  (i) Neither Grizzly nor any of its Subsidiaries has made any written claim or allegation that any third person is or has infringed, misappropriated, breached or violated the rights of Grizzly or its Subsidiaries in any of the Grizzly Intellectual Property Rights which are material to the business of Grizzly as currently conducted.

  (j) Except as set forth in Section 3.16 of the Grizzly Disclosure Letter, all internal computer systems that are material to the business, finances or operations of Grizzly ("Material Grizzly Systems") are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century (collectively with clause (i) above, "Year 2000 Compliant") or can be freely modified to be made Year 2000 Compliant without breaching any third party license agreements or otherwise infringing any intellectual property rights of any third party. All Material Systems that are not Year 2000 Compliant as of the date of this Agreement are set forth in Section 3.16 of the Grizzly Disclosure Letter.

  3.17 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.19, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Grizzly Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of Grizzly required to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby and by the Stock Option Agreements.

  3.18 Opinion of Financial Advisor. Grizzly has received the opinion of Needham & Company, Inc., dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of Grizzly is fair from a financial point of view to the shareholders of Grizzly, and a true and complete copy of such opinion has been delivered to Lynx prior to the execution of this Agreement.

  3.19 Grizzly Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement and the Stock Option Agreements, each Grizzly Right is represented by the certificate representing the associated share of Grizzly Common Stock and is not exercisable or transferable apart from the associated share of Grizzly Common Stock, and Grizzly has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Stock Option Agreements will not result in a "Distribution Date", a "Triggering Event" or a "Business Combination" (as defined in the Grizzly Rights Agreement) and (ii) amended the Grizzly Rights Agreement to (x) render it inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and (y) ensure that the Grizzly Rights Agreement may not be further amended by Grizzly without the prior written consent of Lynx in its sole discretion.

  3.20 Ownership of Lynx Common Stock. Neither Grizzly nor any of its Subsidiaries or other affiliates beneficially owns any shares of Lynx Common Stock.

  3.21 Chapter 110D of Mass. Ann. Laws Not Applicable. Grizzly has taken all necessary actions so that the provisions of Chapter 110D of Mass. Ann. Laws will not, before the termination of this Agreement, apply to this Agreement, the Stock Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

                                 4. ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF LYNX AND SUB

  Lynx and Sub represent and warrant to Grizzly as follows:

  4.01 Organization and Qualification. Each of Lynx and its Subsidiaries (including Sub) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Lynx and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered by Lynx and Sub to Grizzly concurrently with the execution and delivery of this Agreement (the "Lynx Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of Lynx, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of its capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of Lynx and as disclosed in
Section 4.01 of the Lynx Disclosure Letter, Lynx does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than (i) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than U.S. $100,000). Lynx has previously made available to Grizzly correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of Lynx.

  4.02 Capital Stock. (a) The authorized capital stock of Lynx consists solely of an unlimited number of shares of Lynx Common Stock. As of the close of business on October 26, 1998, 17,043,501 shares of Lynx Common Stock were issued and outstanding, and 2,121,650 shares were reserved for issuance pursuant to Options of which 1,586,865 were granted and are outstanding. Since such date, there has been no change in the number of issued and outstanding shares of Lynx Common Stock or shares of Lynx Common Stock held in treasury or (other than pursuant to the Stock Option Agreements) reserved for issuance since such date. All of the issued and outstanding shares of Lynx Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in
Section 4.02 of the Lynx Disclosure Letter, there are no outstanding Options obligating Lynx or any of its Subsidiaries to issue or sell any shares of capital stock of Lynx or to grant, extend or enter into any Option with respect thereto.

  (b) Except as disclosed in Section 4.02 of the Lynx Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of Lynx are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Lynx or a Subsidiary wholly owned, directly or indirectly, by Lynx, free and clear of any Liens. Except as disclosed in
Section 4.02 of the Lynx Disclosure Letter, there are no (i) outstanding Options obligating Lynx or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Lynx or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Lynx or a Subsidiary wholly owned, directly or indirectly, by Lynx with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Lynx.

  (c) Except as disclosed in Section 4.02 of the Lynx Disclosure Letter, there are no outstanding contractual obligations of Lynx or any Subsidiary of Lynx to repurchase, redeem or otherwise acquire any shares of Lynx Common Stock or any capital stock of any Subsidiary of Lynx or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Lynx or any other person.

  4.03 Authority Relative to This Agreement. Each of Lynx and Sub has full corporate power and authority to enter into this Agreement and, subject (in the case of this Agreement) to obtaining the Lynx Shareholders' Approval (as defined in Section 6.03(a)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Lynx and Sub and the consummation by each of Lynx and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Lynx in its capacity as the sole shareholder of Sub, the Board of Directors of Lynx has adopted a resolution declaring the advisability of the Lynx Shareholders' Proposals (as defined in Section 6.03(a)) and directed that the Lynx Shareholders' Proposals be submitted for consideration by the shareholders of Lynx in accordance with applicable laws, and no other corporate proceedings on the part of either of Lynx or Sub or their shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Lynx and Sub and the consummation by Lynx and Sub of the transactions contemplated hereby, other than obtaining the Lynx Shareholders' Approval. This Agreement has been duly and validly executed and delivered by each of Lynx and Sub and constitutes a legal, valid and binding obligation of each of Lynx and Sub enforceable against each of Lynx and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Lynx and Sub do not, and the performance by each of Lynx and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Lynx or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Lynx or any of its Subsidiaries, or (ii) subject to the obtaining of the Lynx Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Lynx or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Lynx or any of its Subsidiaries is a party or by which Lynx or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole or on the ability of Lynx and Sub to consummate the transactions contemplated by this Agreement.

  (b) Except (i) for the filing of a premerger notification report by Lynx under the HSR Act, (ii) for the filing of the Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the MBCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) as may be required under applicable requirements of the Competition Act (Canada) and the Investment Canada Act, (v) as may be required by the by-laws, rules, regulations or policies of The Toronto Stock Exchange in respect of the Lynx Common Stock to be issued in the Merger and upon the exercise of the Grizzly Options to be assumed by Lynx by reason of the Merger and the listing of such Lynx Common Stock on such stock exchanges, (vi) such filings as are required to be made and exemption rulings or orders as are required to be obtained under the Ontario Business Corporations Act or Business Corporations Act, c.B-9.1, Statutes of New Brunswick, 1981, or under Canadian securities laws, and (vii) as disclosed in Section 4.04 of the Lynx Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Lynx or any of its Subsidiaries is a party or by which Lynx or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Lynx and Sub, the performance by each of Lynx and Sub of its obligations hereunder or the consummation by Lynx of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole or on the ability of Lynx and Sub to consummate the transactions contemplated by this Agreement.

  4.05 Reports and Financial Statements. Lynx has made available to Grizzly prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Lynx or any of its Subsidiaries with Canadian securities regulatory authorities and The Toronto Stock Exchange since January 1, 1993 (as such documents have since the time of their filing been amended or supplemented, the "Lynx Reports"), which are all the documents (other than preliminary material) that Lynx and its Subsidiaries were required to file with Canadian securities regulatory authorities and The Toronto Stock Exchange since such date. As of their respective dates, the Lynx Reports (i) complied as to form in all material respects with the requirements of Canadian securities laws and The Toronto Stock Exchange, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Lynx Reports (the "Lynx Financial Statements") complied as to form in all material respects with the published rules and regulations of the Canadian securities regulatory authorities with respect thereto, were prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Canadian securities laws) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Lynx and its Subsidiaries taken as a whole)) the consolidated financial position of Lynx and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Lynx Disclosure Letter, each Subsidiary of Lynx is treated as a consolidated subsidiary of Lynx in the Lynx Financial Statements for all periods covered thereby.

  4.06 Absence of Certain Changes or Events. Except as disclosed in the Lynx Reports filed prior to the date of this Agreement or in Section 4.06 of the Lynx Disclosure Letter, (a) since June 30, 1998 there has not been any change, event or development (excluding stock market fluctuations, changes in general economic conditions, or any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on companies in the industries in which Lynx operates generally) having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Lynx and its Subsidiaries taken as a whole, and (b) between such date and the date hereof (i) Lynx and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither Lynx nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

  4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the consolidated balance sheet of Lynx and its consolidated subsidiaries dated June 30, 1998 included in the Lynx Financial Statements or as disclosed in Section 4.07 of the Lynx Disclosure Letter, neither Lynx nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Lynx and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Lynx and its Subsidiaries taken as a whole.

  4.08 Legal Proceedings. Except as disclosed in the Lynx Reports filed prior to the date of this Agreement or in Section 4.08 of the Lynx Disclosure Letter,
(i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Lynx, threatened against, relating to or affecting, nor to the knowledge of Lynx are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Lynx or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole or on the ability of Lynx and Sub to consummate the transactions contemplated by this Agreement, and (ii) neither Lynx nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole or on the ability of Lynx and Sub to consummate the transactions contemplated by this Agreement.

  4.09 Information Supplied. The registration statement on Form S-4 to be filed with the SEC by Lynx in connection with the issuance of shares of Lynx Common Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Lynx with the SEC, Canadian securities regulatory authorities, The Toronto Stock Exchange or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act, with Canadian securities regulatory authorities under Canadian securities laws or with The Toronto Stock Exchange) comply as to form in all material respects with the requirements of the Exchange Act, the Securities Act or comparable Canadian laws, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to shareholders of Grizzly and of Lynx and at the times of the Shareholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Lynx or Sub with respect to information supplied in writing by or on behalf of Grizzly expressly for inclusion therein and information incorporated by reference therein from documents filed by Grizzly or any of its Subsidiaries with the SEC, Canadian securities regulatory authorities or The Toronto Securities Exchange.

  4.10 Compliance with Laws and Orders. Lynx and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses as presently conducted (the "Lynx Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole. Lynx and its Subsidiaries are in compliance with the terms of the Lynx Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole. Except as disclosed in the Lynx Reports filed prior to the date of this Agreement, Lynx and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole.

  4.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Lynx Reports filed prior to the date of this Agreement, neither Lynx nor any of its Subsidiaries nor, to the knowledge of Lynx, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Lynx or any of its Subsidiaries or (ii) any Contract to which Lynx or any of its Subsidiaries is a party or by which Lynx or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on

Lynx and its Subsidiaries taken as a whole. Except for this Agreement and those agreements and other documents filed as exhibits to the Lynx Reports or set forth in Section 4.11 of the Lynx Disclosure Letter, as of the date of this Agreement, neither Lynx nor any of its Subsidiaries is a party to or bound by
(i) any material contract or (ii) any non-competition agreement or other agreement or arrangement that materially restricts it or any of its Subsidiaries from competing in any line of business.

    (b) Except as disclosed in Section 4.11 of the Lynx Disclosure Letter or in the Lynx Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither Lynx nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than U.S. $100,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement which covers any employees, (iii) agreement with any executive officer or other employee of Lynx or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Lynx or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other employee of Lynx or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  4.12 Taxes. (a) Each of Lynx and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, except that Lynx and its Subsidiaries have not filed federal or state income taxes in the United States for calendar year 1997, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on Lynx and its Subsidiaries taken as a whole. Lynx and each of its Subsidiaries has paid (or Lynx has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Lynx Reports reflect an adequate reserve for all taxes payable by Lynx and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Lynx or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on Lynx and its Subsidiaries taken as a whole. No waivers of the time to assess any taxes against Lynx or any of its Subsidiaries have been given or filed or are pending, except for waivers with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Lynx Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on Lynx and its Subsidiaries taken as a whole.

  (b) To the best knowledge of Lynx, there are no liens for material amounts of taxes on the assets of Lynx or any of its Subsidiaries except for statutory liens for current taxes not yet due and payable.

  4.13 Employee Benefit Plans; ERISA. (a) Except as described in the Lynx Reports filed prior to the date of this Agreement or as would not have a material adverse effect on Lynx and its Subsidiaries taken as a whole, (i) all Lynx Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Lynx nor any of its Subsidiaries has any liabilities or obligations with respect to any such Lynx Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of Lynx are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Lynx Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Lynx or any of its Subsidiaries are the agreements and policies specifically referred to in Section 4.13 of the Lynx Disclosure Letter. The last date on which stock options were granted to any officer or director of Lynx was May 12, 1998.

  (b) As used herein "Lynx Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Lynx or any of its Subsidiaries for the benefit of the current or former employees or directors of Lynx or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to
Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

  4.14 Labor Matters. Except as disclosed in the Lynx Reports filed prior to the date of this Agreement or in Section 4.14 of the Lynx Disclosure Letter, there are no material controversies pending or, to the knowledge of Lynx, threatened between Lynx or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on Lynx and its Subsidiaries taken as a whole, and, to the knowledge of Lynx, there are no material organizational efforts presently being made involving any of the now unorganized employees of Lynx or any of its Subsidiaries. Since January 1, 1993, there has been no work stoppage, strike or other concerted action by employees of Lynx or any of its Subsidiaries except as would not, individually or in the aggregate, have a material adverse effect on Lynx and its Subsidiaries taken as a whole.

  4.15 Environmental Matters. (a) Each of Lynx and its Subsidiaries has obtained all Environmental Permits which are required under any applicable Environmental Law in respect of its business or operations, except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of Lynx and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole.

  (b) To the knowledge of Lynx, no site or facility now or previously owned, operated or leased by Lynx or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state, Canadian federal, provincial or local list of sites requiring investigation or clean-up.

  (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Lynx or any of its Subsidiaries, other than any such real property not individually or in the aggregate material to Lynx and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Lynx, is in process which could subject any of such properties to such Liens, and neither Lynx nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

  (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Lynx or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Lynx or any of its Subsidiaries which have not been delivered to Grizzly prior to the execution of this Agreement.

  4.16 Intellectual Property Rights. Except as set forth in Section 4.16 of the Lynx Disclosure Letter, (a) Lynx and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property Rights individually or in the aggregate material to the conduct of the businesses of Lynx and its Subsidiaries taken as a whole. Neither Lynx nor any Subsidiary of Lynx is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property Rights, such Intellectual Property Rights are not being infringed by any third party, and neither Lynx nor any Subsidiary of Lynx is infringing any Intellectual Property Rights of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries taken as a whole.

  (b) Section 4.16 of the Lynx Disclosure Letter contains (or will be supplemented prior to Closing to contain) an accurate and complete list as of the date of this Agreement of all licenses and agreements under which Lynx and its Subsidiaries are licensed to use third party Intellectual Property Rights which are material to the business of Lynx as currently conducted (the "Lynx Intellectual Property Rights").

  (c) Except as set forth in Section 4.16 of the Lynx Disclosure Letter (including as it may be supplemented prior to Closing), Lynx and its Subsidiaries are not required to pay any material royalties, fees or other amounts to any Person in connection with the use or exploitation of the Lynx Intellectual Property Rights or the development, manufacture or commercial exploitation of any products of Lynx or its Subsidiaries.

  (d) Section 4.16 of the Lynx Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all registered patents, registered trademarks, trade names, registered service marks and registered copyrights (in each case that are currently in use), as well as all applications for any and all of the foregoing, included in the Lynx Intellectual Property Rights (excluding third party Intellectual Property Rights), including the jurisdiction in which each such Lynx Intellectual Property Rights has been issued or registered or in which any such application for such issuance, approval or registration has been filed. All registered patents, registered trademarks, trade names, registered service marks and registered copyrights owned by Lynx or any of its Subsidiaries and which are material to the conduct of their business as currently conducted are valid and enforceable.

  (e) Section 4.16 of the Lynx Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all licenses and sublicenses under which Lynx or any of its Subsidiaries has granted the right to manufacture, reproduce, market or exploit any material products of Lynx or its Subsidiaries or any material adaptation, derivative or reformulation based on any such product or any portion thereof.

  (f) Neither Lynx nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any IP Licenses. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or will result in a material change to the terms of any material license, sublicense or other similar agreement.

  (g) Except as set forth in Section 4.08 of the Lynx Disclosure Letter, neither Lynx nor its Subsidiaries (A) has been sued in any suit, action or proceeding which involves a claim of infringement or violation of any Intellectual Property Right of any third party or (B) has received any written claim or allegation that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes Intellectual Property Rights of any third party.

  (h) Lynx and its Subsidiaries have taken all reasonable steps to protect and preserve the confidential information, trade secrets and know-how of Lynx and its Subsidiaries, including appropriate non-disclosure agreements with all employees and third persons having access to any confidential information, trade secrets or know-how of Lynx and its Subsidiaries.

  (i) Neither Lynx nor any of its Subsidiaries has made any written claim or allegation that any third person is or has infringed, misappropriated, breached or violated the rights of Lynx or its Subsidiaries in any of the Lynx Intellectual Property Rights which are material to the business of Lynx as currently conducted.

  (j) Except as set forth in Section 4.16 of the Lynx Disclosure Letter, all internal computer systems that are material to the business, finances or operations of Lynx ("Material Lynx Systems") are Year 2000 Compliant or can be freely modified to be made Year 2000 Compliant without breaching any third party license agreements or otherwise infringing any intellectual property rights of any third party. All Material Lynx Systems that are not Year 2000 Compliant as of the date of this Agreement are set forth in Section 4.16(j) of the Lynx Disclosure Schedule.

  4.17 Vote Required. The affirmative votes of the holders of record of at least the portion of the outstanding shares of Lynx Common Stock represented at the meeting and specified in Section 4.17 of the Lynx Disclosure Schedule with respect to the approval of each of the Lynx Shareholders' Proposals are the only votes of the holders of any class or series of the capital stock of Lynx required to approve the Merger and the other transactions contemplated hereby.

  4.18 Opinion of Financial Advisor. Lynx has received the opinion of CIBC Wood Gundy Securities Inc., dated the date hereof, to the effect that, as of the date hereof, the consideration to be paid in the Merger by Lynx is fair from a financial point of view to the shareholders of Lynx, and a true and complete copy of such opinion has been delivered to Grizzly prior to the execution of this Agreement.

  4.19 Ownership of Grizzly Common Stock. Neither Lynx nor any of its Subsidiaries or other affiliates beneficially owns any shares of Grizzly Common Stock.

  4.20 Control Share Statute Not Applicable. Neither Lynx nor any of its subsidiaries is subject to a statute or regulation of the type specified in
Section 6.16 that would affect this Agreement, the Stock Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

                                  5. ARTICLE V

                                   COVENANTS

  5.01 Covenants of Grizzly and Lynx. At all times from and after the date hereof until the Effective Time, each of Grizzly and Lynx (each, a "Principal Party") covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Stock Option Agreements, or to the extent that the other Principal Party shall otherwise previously consent in writing):

    (a) Ordinary Course. Each Principal Party and each of its Subsidiaries shall conduct their respective businesses only in, and each Principal Party and each of its Subsidiaries shall refrain from taking any action except in, the ordinary course consistent with past practice.

    (b) Without limiting the generality of paragraph (a) of this Section, (i) each Principal Party and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organization and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to it, and (ii) neither Principal Party shall, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

      (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents), except that Lynx may amend its Certificate of Incorporation as contemplated by Section 6.03(a);

      (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

      (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (I) the issuance of Grizzly Common Stock or Lynx Common Stock pursuant to options granted under the Grizzly Option Plans, the 1995 Stock Option Plan for Employees and Directors (the "Lynx Option Plan"), in each case outstanding on the date of this Agreement and in accordance with their present terms, (II) the issuance of options pursuant to the Grizzly Option Plan and the Lynx Option Plan, in each case in accordance with their present terms and only after consent with the other Principal Party (provided that no such consent shall be required in connection with the issuance of options to purchase up to 500,000 shares of Lynx Common Stock under the Lynx Option Plan and up to 230,000 shares of Grizzly Common Stock under the Grizzly Option Plans, in each case at fair value and as otherwise provided in the respective Plans), and the issuance of shares of Grizzly Common Stock and Lynx Common Stock, as the case may be, upon exercise of such options, (III) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, (IV) the issuance of Grizzly Common Stock or Lynx Common Stock, as the case may be, in accordance with the terms of the applicable Stock Option Agreement and (V) the issuance of Grizzly Rights and reservation and issuance of Grizzly Series A Preferred Stock pursuant to the Grizzly Rights Agreement in accordance with the terms thereof) or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

      (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice;

      (E) other than in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

      (F) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

      (G) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

      (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Grizzly Employee Benefit Plan or Lynx Employee Benefit Plan, as the case may be, or other agreement, arrangement, plan or policy between such Principal Party or one of its

    Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such Principal Party and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

      (I) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such Principal Party or any of its Subsidiaries;

      (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;

      (K) make any change in the lines of business in which it participates or is engaged; or

      (L) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

    Grizzly acknowledges that (x) Lynx has had ongoing negotiations with Sumitomo Heavy Industries, Ltd. concerning, and may enter into a joint venture with respect to the manufacture, assembly and/or marketing of Lynx products in Japan, and (y) Lynx's activities in connection with this joint venture will not contravene this Section 5.01 (provided that nothing in this sentence shall supersede the requirements of paragraph (b)(ii)(C) of this Section 5.01).

    (c) Advice of Changes. Each Principal Party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on such Principal Party and its Subsidiaries taken as a whole or on the ability of such Principal Party, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law. In addition, Grizzly shall promptly disclose any change or event with respect to the litigation listed in Section 5.01(c) of the Grizzly Disclosure Letter.

    (d) Notice and Cure. Each Principal Party will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such Principal Party, that causes or will cause any covenant or agreement of such Principal Party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such Principal Party contained in this Agreement. Each Principal Party also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such Principal Party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

    (e) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each Principal Party will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Principal Party will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

  5.02 No Solicitations. At all times from and after the date hereof until the Effective Time, each Principal Party covenants and agrees as to itself and its Subsidiaries (a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause its Representatives (as defined in Section 9.11) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including such Principal Party or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of such Principal Party and its Subsidiaries taken as a whole, (ii) 20% or more of the outstanding shares of such Principal Party's common stock or (iii) 20% of the outstanding shares of the capital stock of any Subsidiary of such Principal Party (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify the other Principal Party immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of Directors of either Principal Party from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to such Principal Party than the Confidentiality Agreement) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, prior to receipt of the Grizzly Shareholders' Approval (if such Principal Party is Grizzly) or the Lynx Shareholders' Approval (if such Principal Party is Lynx), (A) the Board of Directors of such Principal Party, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to the other Principal Party), determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) such Alternative Proposal is not conditioned on the receipt of financing and the Board of Directors has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Acquisition Proposal is more favorable to such Principal Party's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, such Principal Party provides written notice to the other Principal Party to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (D) such Principal Party keeps the other Principal Party informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.02 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article VIII), (y) permit any party to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, no party shall enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of any party under this Agreement.

  5.03 Grizzly Rights Agreement. Prior to the Effective Time, without the prior written consent of Lynx, Grizzly will not take any action with respect to, or make any determination under, or amend the Grizzly Rights Agreement, including a redemption of the Grizzly Rights.

  5.04 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Lynx shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and

(d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

  5.05 Third Party Standstill Agreements. Each Principal Party agrees that, during the period from the date of this Agreement through the Effective Time, neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, each Principal Party shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

  5.06 Purchases of Common Stock of the Other Party. Each Principal Party agrees that, during the period from the date hereof through the Effective Time, neither it nor any of its Subsidiaries or other affiliates will purchase any shares of capital stock of the other Principal Party (except pursuant to the Stock Option Agreements).

  5.07 Adoption of Lynx Rights Agreement. As soon as possible following the Effective Time, Lynx shall establish a shareholder rights plan and have it approved by the Lynx Board of Directors and submit it to the Lynx shareholders at the next annual shareholders general meeting.


                                 6. ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.01 Access to Information; Confidentiality. Each Principal Party shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other Principal Party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of such Principal Party and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of such Principal Party and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by such Principal Party or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Grizzly Employee Benefit Plans or Lynx Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of such Principal Party and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Confidential Information" (as such term is defined in the letter agreement dated as of September 10, 1998 between Grizzly and Lynx, as amended and as attached to Section 6.01 of the Grizzly Disclosure Letter (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

  6.02 Preparation of Registration Statement and Proxy Statement. Grizzly and Lynx shall prepare and file with the SEC, applicable Canadian securities regulatory authorities and The Toronto Stock Exchange as soon as reasonably practicable after the date hereof the Proxy Statement. Lynx shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement, in which the Proxy Statement will be included as the prospectus. Lynx and Grizzly shall use their best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Lynx shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Lynx is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Lynx Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Lynx shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Lynx, Sub and Grizzly shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Lynx or Grizzly, as the case may be, or any of its Representatives and the SEC with respect to the Registration Statement or the Proxy Statement. Lynx shall give Grizzly and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of Grizzly, Lynx and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Grizzly Common Stock and Lynx Common Stock entitled to vote at the meetings of the shareholders of Grizzly and Lynx at the earliest practicable time.

  6.03 Approval of Shareholders. (a) Lynx shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Lynx Shareholders' Meeting") for the purpose of voting on
(i) the adoption of a proposal that Lynx continue its existence under the laws of the Province of New Brunswick, (ii) the adoption of this Agreement and (iii) the adoption of a proposal to amend Lynx's Certificate of Incorporation to change Lynx's name to GSI Lumonics Inc. (the "Lynx Shareholders' Proposals"). Unless it determines based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Grizzly) that doing so would violate the Board of Directors' fiduciary duties to shareholders imposed by law, Lynx shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of Lynx that the shareholders of Lynx approve the Lynx Shareholders' Proposals by the requisite majorities (the "Lynx Shareholders' Approval"), and shall use its best efforts to obtain the Lynx Shareholders' Approval. At such meeting, Grizzly shall, and shall cause its Subsidiaries to, cause all shares of Lynx Common Stock then owned by Grizzly or any such Subsidiary to be voted in favor of the Lynx Shareholders' Proposals. In the event that the Lynx Shareholders' Approval will likely not be obtained on the date on which the Lynx Shareholders' Meeting is initially convened, the Board of Directors of Lynx agrees to adjourn such Lynx Shareholders' Meeting at least twice for the purpose of obtaining the Lynx Shareholders' Approval and to use its best efforts during any such adjournments to obtain the Lynx Shareholders' Approval.

  (b) Grizzly shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Grizzly Shareholders' Meeting" and, together with the Lynx Shareholders' Meeting, the "Shareholders' Meetings") for the purpose of voting on the adoption of this Agreement (the "Grizzly Shareholders' Approval") as soon as reasonably practicable after the date hereof. Unless it determines, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Lynx) that doing so would violate the Board of Directors' fiduciary duties to shareholders imposed by law, Grizzly shall, through its Board of Directors include in the Proxy Statement the recommendation of the Board of Directors of Grizzly that the shareholders of Grizzly adopt this Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Lynx shall, and shall cause its Subsidiaries to, cause all shares of Grizzly Common Stock then owned by Lynx or any such Subsidiary to be voted in favor of the adoption of this Agreement. In the event that the Grizzly Shareholders' Approval will likely not be obtained on the date on which the Grizzly Shareholders' Meeting is initially convened, the Board of Directors of Grizzly agrees to adjourn such Lynx Shareholders' Meeting at least twice for the purpose of obtaining the Grizzly Shareholders' Approval, and to use its best efforts during any such adjournments to obtain the Grizzly Shareholders' Approval.

  (c) Lynx and Grizzly shall coordinate and cooperate with respect to the timing of the Shareholders' Meetings and shall use their best efforts to cause both of the Shareholders' Meetings to be held on the same day and as soon as practicable after the date hereof.

  6.04 Grizzly Affiliates. At least 30 days prior to the Closing Date Grizzly shall deliver a letter to Lynx identifying all persons who, at the time of the Grizzly Shareholders' Meeting, may, in Grizzly's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of Grizzly ("Grizzly Affiliates"). Grizzly shall use its best efforts to cause each Grizzly Affiliate to deliver to Lynx on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit A hereto (an "Affiliate Agreement"). Lynx shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Lynx Common Stock to be received by such Grizzly Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Lynx Common Stock, consistent with the terms of such Affiliate Agreements.

  6.05 Stock Exchange Listing. Lynx shall use its reasonable efforts to cause the shares of Lynx Common Stock to be issued in the Merger and under the Grizzly Stock Plans after the Merger in accordance with this Agreement to be approved for listing on the Toronto Stock Exchange and on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

  6.06 Certain Tax Matters. Lynx and Grizzly shall not take or fail to take any action which action or failure would cause Lynx, Grizzly or their respective shareholders (except to the extent that any shareholder of Grizzly may receive cash in lieu of fractional shares or is the owner of Dissenting Shares) to recognize gain or loss for United States or Canadian federal income tax purposes as a result of the consummation of the Merger.

  6.07 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each Principal Party will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Principal Party or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other Principal Party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each Principal Party will (x) take promptly all actions necessary to make the filings required of either of the Principal Party or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and
(z) cooperate with the other Principal Party in connection with such Principal Party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

  6.08 [Omitted]

  6.09 Grizzly Stock Plan. (a) Subject to approval of The Toronto Stock Exchange, at the Effective Time, each outstanding option to purchase shares of Grizzly Common Stock (a "Grizzly Stock Option") under the Grizzly Option Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Grizzly Stock Option, a number of shares of Lynx Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Grizzly Common Stock issuable upon exercise of the option immediately prior to the Effective Time and (ii) the Conversion Number; and the option exercise price per share of Lynx Common Stock at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (iii) the option exercise price per share of Grizzly Common Stock at which such option is exercisable immediately prior to the Effective Time by (iv) the Conversion Number; provided, however, that, in the case of any Grizzly Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code. The adjustments provided herein with respect to any Stock Options that are

"incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

  (b) As soon as practicable after the Effective Time, Lynx shall deliver to the participants in the Grizzly Option Plans appropriate notices setting forth such participants' rights pursuant thereto and the grants pursuant to the Grizzly Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger). Subject to compliance with Canadian securities laws and the rules of The Toronto Stock Exchange, Lynx shall comply with the terms of the Grizzly Option Plans and ensure subject to the provisions of the Grizzly Option Plans that Grizzly Stock Options which qualified as qualified stock options prior to the Effective Time will continue to qualify as qualified stock options after the Effective Time.

  (c) Lynx shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Lynx Common Stock for delivery under the Grizzly Option Plans as adjusted in accordance with this Section. As soon as practicable after the Effective Time, Lynx shall file a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the Lynx Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, Lynx shall administer the Grizzly Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

  6.10 Directors' and Officers' Indemnification and Insurance. (a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Lynx and the Surviving Corporation (each, an "Indemnifying Party") shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Grizzly or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of Grizzly or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided, further, that no Indemnifying Party shall be liable for any Indemnified Liabilities which occur as a result of the willful misconduct of any Indemnified Party. Except as disclosed in Section
6.10 of the Grizzly Disclosure Letter, Grizzly is not aware of any Indemnified Liabilities or of any basis for the assertion thereof. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the defense of any such matter.

Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have under this paragraph except to the extent such failure materially prejudices such Indemnifying Party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case the Indemnified Parties may to the extent necessary to avoid such conflict retain more than one or more additional law firm, in which event the Indemnifying Parties shall be required to pay the reasonable fees and expenses of only one law firm representing the Indemnified Parties.

  (b) Except to the extent required by law, until the sixth anniversary of the Effective Time, Lynx will not take any action so as to amend, modify or repeal the provisions for indemnification and limitation of liability of directors or officers contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which immediately before the Effective Time shall be no less favorable to such individuals than those maintained by Grizzly and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of Grizzly or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations or limited in their liability in respect of their serving in such capacities prior to the Effective Time.

  (c) The Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Grizzly and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 150% of the aggregate premiums payable by Grizzly and its Subsidiaries in 1997 (on an annualized basis) for such purpose.

  (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the MBCL or otherwise.

  6.11 Lynx Governance. Lynx's Board of Directors shall take action to (i) cause the full Board of Directors of Lynx at the Effective Time to include persons who are directors of Grizzly ("Current Grizzly Directors"), and (if necessary) shall obtain the resignations of persons who are directors of Lynx ("Lynx Directors"). At the Effective Time, the Board of Directors of Lynx shall be comprised of eight or ten directors, of whom an equal number will be Current Grizzly Directors and Lynx Directors and (ii) cause the following persons, so long as they are willing and able to serve, to be duly appointed to the following offices: Bob Atkinson, Chairman of the Board of Directors; Charles Winston, chief executive officer; Scott Nix, chief operating officer. Following the Effective Time, Lynx's operational headquarters shall be in the United States.

  6.12 Continuation; Name Change. At or prior to the Effective Time, (a) Lynx shall continue its existence as a corporation in the Province of New Brunswick, with articles of incorporation and by laws substantially in the form set forth in Exhibit B hereto and (b) Lynx shall change its corporate name to GSI Lumonics Inc., provided, however, that the Lynx Shareholder Approval shall have been obtained therefor.

  6.13 Stock Option Agreements. Grizzly, Lynx and Sub shall perform fully their respective obligations under the Stock Option Agreements.

  6.14 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the filing fee in connection with the filings required under the HSR Act and the expenses incurred in connection with printing and mailing the Registration Statement, as well as any filing fees relating thereto, shall be shared equally by Lynx and Grizzly.

  6.15 Brokers or Finders. Each of Lynx and Grizzly represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Needham & Company, Inc., whose fees and expenses will be paid by Grizzly in accordance with Grizzly's agreement with such firm, and CIBC Wood Gundy Securities Inc. and Ernst & Young Corporate Finance Inc., whose fees and expenses will be paid by Lynx in accordance with Lynx's agreements with such firms, and each of Lynx and Grizzly shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

  6.16 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each Principal Party and the members of the Board of Directors of such Principal Party shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

  6.17 Conveyance Taxes. Grizzly and Lynx shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                                 7. ARTICLE VII

                                   CONDITIONS

  7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of Grizzly under the MBCL and Grizzly's Articles of Incorporation. The shareholders of Lynx shall have approved the Lynx Shareholders' Proposals by the requisite majority under applicable law and governing documents.

    (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Lynx shall have received all state securities or "Blue Sky" permits and other authorizations, and all approvals, rulings and exceptions from applicable Canadian securities regulatory authorities, necessary to issue the Lynx Common Stock pursuant to this Agreement and under Grizzly Stock Plans after the Merger.

    (c) Exchange Listing. The shares of Lynx Common Stock issuable to Grizzly's Shareholders in the Merger and under Grizzly Stock Plans after the Merger in accordance with this Agreement shall have been authorized for listing on The Toronto Stock Exchange and Nasdaq subject to official notice of issuance.

    (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (e) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

    (f) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Lynx, Grizzly or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Lynx and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of any of the parties hereto to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Lynx and Grizzly.

    (g) Continuation; Name Change. At the Effective Time, Lynx shall have (a) continued its existence as a corporation in New Brunswick and (b) changed its corporate name to GSI Lumonics Inc.

    (h) Dissenting Shares.

  The sum (i) the product of the Conversion Number and the number of Dissenting Shares plus (ii) shares of Lynx Common Stock the holders of which have not voted in favor of the matters referred to in Section 7.01(g), have perfected their rights to dissent with respect to their shares in accordance with applicable law and have not effectively withdrawn or lost such right to dissent ("Lynx Dissenting Shares") shall not exceed 6% of the sum (iii) the number of shares of Lynx Common Stock and (iv) the product of the Conversion Number and the number of shares of Grizzly Common Stock, in each case outstanding on the Closing Date.

  7.02 Conditions to Obligation of Lynx and Sub to Effect the Merger. The obligation of Lynx and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Lynx and Sub in their sole discretion):

    (a) Representations and Warranties. The representations and warranties made by Grizzly in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Grizzly shall have delivered to Lynx a certificate, dated the Closing Date and executed in the name and on behalf of Grizzly by its Chairman of the Board, President or any Executive Vice President, to such effect.

    (b) Performance of Obligations. Grizzly shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Grizzly at or prior to the Closing, and Grizzly shall have delivered to Lynx a certificate, dated the Closing Date and executed in the name and on behalf of Grizzly by its Chairman of the Board, President or any Executive Vice President, to such effect.

    (c) Grizzly Rights Agreement. On or prior to the Closing Date, Grizzly Rights shall not have become exercisable or transferable apart from the associated shares of Grizzly Common Stock, no "Shares Acquisition Date" or "Distribution Date" (each as defined in the Grizzly Rights Agreement) shall have occurred and the Grizzly Rights shall not have become nonredeemable, in each case other than as a result of actions by Lynx or any of its affiliates.

    (d) Absence of Certain Change or Events. Except as disclosed in Grizzly Reports filed prior to the date of this Agreement, (a) since June 30, 1998 there shall not have been any change, event or development (excluding stock market fluctuations, changes in general economic conditions, or any change, event, or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on companies in the industries in which Grizzly operates generally) having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Grizzly and its Subsidiaries taken as a whole.

    (e) Acceptance of Officer and Director Positions. The Grizzly officer listed in Section 6.11 shall have accepted his officer position set forth therein.

    (f) Proceedings. All proceedings to be taken on the part of Grizzly in connection the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Lynx, and Lynx shall have received copies of all such documents and other evidences as Lynx may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

  7.03 Conditions to Obligation of Grizzly to Effect the Merger. The obligation of Grizzly to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Grizzly in its sole discretion):

    (a) Representations and Warranties. The representations and warranties made by Lynx and Sub in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Lynx and Sub shall each have delivered to Grizzly a certificate, dated the Closing Date and executed in the name and on behalf of Lynx by its Chairman of the Board, President or any Executive Vice President and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

    (b) Performance of Obligations. Lynx and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Lynx or Sub at or prior to the Closing, and Lynx and Sub shall each have delivered to Grizzly a certificate, dated the Closing Date and executed in the name and on behalf of Lynx by its Chairman of the Board, President, any Executive Vice President or its Chief Financial Officer and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

    (c) Absence of Certain Changes or Events. Except as disclosed in the Lynx Reports filed prior to the date of this Agreement, (a) since June 30, 1998 there shall not have been any change, event or development (excluding stock market fluctuations, changes in general economic conditions, or any change, event or development having, or that could reasonably in general economic conditions, or any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on companies in the industries in which Lynx operates generally) having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Lynx and its Subsidiaries taken as a whole.

    (d) Appointment of Directors and Officers. Lynx shall have duly appointed the Grizzly directors and officer listed in Section 6.11 to the positions set forth therein, subject to consummation of the Merger and acceptance of such appointment.

    (e) Proceedings. All proceedings to be taken on the part of Lynx and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Grizzly, and Grizzly shall have received copies of all such documents and other evidences as Grizzly may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                (8) ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after Grizzly Shareholders' Approval or the Lynx Shareholders' Approval:

    (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

    (b) By either Principal Party upon notification to the non-terminating Principal Party by the terminating Principal Party:

      (i) at any time after March 31, 1999 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating Principal Party;

      (ii) if the Grizzly Shareholders' Approval or the Lynx Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

      (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating Principal Party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within 30 days following receipt by the non-terminating Principal Party of notice of such breach from the terminating Principal Party; or

      (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

  (c) By either Principal Party if (i) the Board of Directors of such Principal Party determines in good faith, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to the other Principal Party), that termination of the Agreement is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited bona fide Alternative Proposal meeting the requirements of clauses (A) and (B) of Section 5.02 having been made; provided that the terminating Principal Party shall have complied with the provisions of clauses (C) and (D) of Section 5.02 and shall notify the other Principal Party promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to such Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of the terminating Principal Party's termination of this Agreement; or (ii) the Board of Directors of the other Principal Party shall have withdrawn or modified in a manner materially adverse to the terminating Principal Party its approval or recommendation of this Agreement or the Merger (it being understood that an announcement by such other Principal Party that states that an Alternative Proposal is under consideration by such Board of Directors shall be deemed such a withdrawal or modification, unless the Board of Directors publicly reaffirms its original recommendation within ten business days after such announcement); and provided further that the terminating Principal Party's ability to terminate this Agreement pursuant to clause (i) of this paragraph
(c) is conditioned upon the prior payment by the terminating Principal Party of any amounts owed by it pursuant to Section 8.02(b).

  8.02 Effect of Termination. (a) If this Agreement is validly terminated by either Grizzly or Lynx pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Grizzly or Lynx (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.13, 6.14 and 6.15 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

  (b) In the event that any person or group shall have made an Alternative Proposal with respect to a Principal Party and thereafter this Agreement is terminated (x) by such Principal Party pursuant to Section 8.01(c)(i), then such Principal Party shall pay the Specified Amounts (as defined below) to the other Principal Party, or (y) by the other Principal Party pursuant to Section 8.01(b)(iii) as a result of a breach of covenant or agreement or pursuant to
Section 8.01(c)(ii), then the non-terminating Principal Party shall pay the Specified Amounts to the terminating Principal Party. In addition, if any person or group shall have made an Alternative Proposal with respect to a Principal Party and thereafter this Agreement is terminated for any other reason (other than by reason of the breach of this Agreement by the Non-Executing Party (as defined below) or as a result of the Shareholders' Approval of the Non-Executing Party not being obtained) and, in the case of this sentence only, a definitive agreement with respect to an Alternative Proposal is executed by such Principal Party within one year after such termination, then the Principal Party executing such agreement (the "Executing Party") shall pay the Specified Amounts to the other Principal Party (the "Non-Executing Party"). The Specified Amounts shall be paid by wire transfer of same day funds, either on the date contemplated in Section 8.01(c) if applicable, or otherwise within two business days after such amount becomes due. "Specified Amounts" means (x) a termination fee of U.S. $4,000,000 and (y) an amount equal to all documented out-of-pocket expenses and fees incurred by the Principal Party who is entitled to receive such fee, or by any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel for acting as such Principal Party's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Merger), provided that in no event shall the amount of such reimbursable fees and expenses exceed U.S. $500,000 in the aggregate.

  (c) Each Principal Party acknowledges that the agreements contained in the preceding paragraph are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Principal Party would not enter into this Agreement; accordingly, if such Principal Party fails promptly to pay the amount due pursuant to such paragraph, and in order to obtain such payment, the other Principal Party commences a suit which results in a judgment against such Principal Party for such amount, such Principal Party shall pay to the other Principal Party, as the case may be, all costs and expenses (including attorneys' fees and expenses) incurred by such other Principal Party or any of its Subsidiaries in connection with such suit, together with interest on the amount of the fee at a rate equal to the prime rate publicly announced from time to time by The Chase Manhattan Bank and in effect on the date such payment was required to be made.

  8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Grizzly Shareholders' Approval or the Lynx Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

  8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                 (9) ARTICLE IX

                               GENERAL PROVISIONS

  9.01 Non-Survival of Representations, Warranties, Covenants and
Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.09,
6.10 and 6.11, this Article IX and the agreements of the "affiliates" of Grizzly delivered pursuant to Section 6.04, which shall survive the Effective Time.

  9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                             If to Lynx or Sub, to:
                             Lumonics Inc.
                             Oxnard Operation
                             130 Lombard Street
                             Oxnard, CA 93030
                             Facsimile No.: 805/485-3335
                             Attn: W. Scott Nix
                             with copies to:
                             105 Schneider Road
                             Kanata, Ontario KZK 1Y3
                             Facsimile No.: 603/592-7549
                             Attn: Desmond J. Bradley
                             Goldberg Shinder
                             280 Slater Street, 18th Floor
                             Ottawa, K1P 1C2
                             Facsimile No.: 613/237-1920
                             Attn: Charles Gardner, Esq.

                             If to Grizzly, to:
                             500 Arsenal Street
                             Watertown, MA 02171
                             Facsimile No.: 617/924-7327
                             Attn: Charles D. Winston
                             with a copy to:
                             Goodwin, Procter & Hoar LLP
                             Exchange Place
                             Boston, MA 02109
                             Facsimile No.: 617/523-1231
                             Attn: Stuart M. Cable, Esq.

  All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

  9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement and the Stock Option Agreements, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

  (b) The Grizzly Disclosure Letter, the Lynx Disclosure Letter and any Schedule or Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Lynx and Grizzly will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Lynx and Grizzly will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

  9.05 No Third Party Beneficiaries. Except as provided in Section 6.09 and
Section 6.10, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

  9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Lynx, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein that would otherwise be applicable to Sub. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

  9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

  9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

  9.09 Governing Law. Except to the extent that the MBCL is mandatorily applicable to the Merger and the rights of the shareholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

  9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  9.11 Certain Definitions. As used in this Agreement:

    (a) except as provided in Section 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

    (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

    (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the Province of Ontario or the Commonwealth of Massachusetts are authorized or obligated to close;

    (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to Grizzly, the knowledge of Grizzly's executive officers, and with respect to Lynx, the knowledge of Lynx's executive officers;

    (e) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

    (f) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

    (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

    (h) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

  9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officers thereunto duly authorized and its corporate seal to be affixed as of the date first above written.

Attest:                                   Lumonics Inc.


       /s/ Charles J. Gardner                      /s/ Robert J. Atkinson
_____________________________________     By: _________________________________
                                            Name: Robert J. Atkinson
                                            Title: Chairman

                                                      /s/ W. Scott Nix
                                          By: _________________________________
                                            Name: W. Scott Nix
                                            Title: President and Chief
                                            Executive Officer

Attest:                                   Grizzly Acquisition Corp.


       /s/ Charles J. Gardner                      /s/ Robert J. Atkinson
_____________________________________     By: _________________________________
                                            Name: Robert J. Atkinson
                                            Title:President

                                                   /s/ Desmond J. Bradley
                                          By: _________________________________
                                            Name: Desmond J. Bradley
                                            Title:Treasurer

Attest:                                   General Scanning Inc.


        /s/ Katherine McGaugh                      /s/ Charles D. Winston
_____________________________________     By: _________________________________
                                            Name: Charles D. Winston
                                            Title: President and Chief
                                            Executive Officer

                                                   /s/ Victor H. Woolley
                                          By: _________________________________
                                            Name: Victor H. Woolley
                                            Title: Treasurer

                                                                       EXHIBIT A

                        [FORM OF AFFILIATE'S AGREEMENT]
                                     [DATE]

Lumonics Inc.
105 Schneider Road
Kanata, Ontario K2K 1Y3

Ladies and Gentlemen:

  I have been advised that as of the date hereof I may be deemed to be an "affiliate" of General Scanning Inc., a Massachusetts corporation ("Grizzly"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

  Pursuant to the terms of the Agreement and Plan of Merger dated as of October 27, 1998 (the "Merger Agreement"), among Lumonics Inc., an Ontario corporation ("Lynx"), Grizzly Acquisition Corp., a Massachusetts corporation wholly owned by Lynx ("Sub"), and Grizzly providing for the merger of Sub with and into Grizzly (the "Merger"), and as a result of the Merger, I may receive shares of Lynx's common stock (the "Lynx Securities"), in exchange for the shares of common stock, par value $.01 per share, of Grizzly owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

  I represent, warrant and covenant to Lynx that in such event:

    A. I shall not make any sale, transfer or other disposition of the Lynx Securities in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Lynx Securities, to the extent I felt necessary, with my counsel or counsel for Grizzly.

    C. I have been advised that the issuance of Lynx Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the Shareholders of Grizzly I may have been deemed to have been an affiliate of Grizzly and a distribution by me of Lynx Securities has not been registered under the Act, the Lynx Securities must be held by me indefinitely unless
  (i) a distribution of Lynx Securities by me has been registered under the Act, (ii) a sale of Lynx Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Lynx, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Lynx Securities by me.

    D. I understand that Lynx is under no obligation to register the sale, transfer or other disposition of Lynx Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

    E. I also understand that stop transfer instructions will be given to Lynx's transfer agents with respect to the Lynx Securities and that there will be placed on the certificates for the Lynx Securities, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated , , between the registered holder hereof and Lumonics Inc. (the "Corporation"), a copy of which agreement is on file at the principal offices of the Corporation."

    F. I also understand that unless the transfer by me of my Lynx Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Lynx reserves the right to put the following legend on the certificates issued to my transferee:

    "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

  It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Lynx a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Lynx to the effect that such legend is not required for purposes of the Act.

  By its acceptance hereof, Lynx agrees, for a period of two years after the Effective Time, that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to me in the event I desire to transfer any Lynx Securities issued to me in the Merger.

                                          Very truly yours,

                                            ___________________________________
                                            Name:
Accepted this    day of
    ,   , by:
LUMONICS INC.


By __________________________________
  Name:
  Title

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated October 27, 1998, by and among GENERAL SCANNING INC., a Massachusetts corporation ("Grizzly") and LUMONICS INC., an Ontario corporation ("Lynx").

  WHEREAS, Lynx, Grizzly and a subsidiary of Lynx are entering into an Agreement for Merger and Reorganization of even date herewith (the "Merger Agreement," terms defined therein and not otherwise defined herein having the same meanings when used herein), which provides, among other things, for the merger of such subsidiary with and into Grizzly; and

  WHEREAS, Lynx has agreed, to induce Grizzly to enter into the Merger Agreement, to grant the Option (as hereinafter defined);

  NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. Grant of Option. Lynx hereby grants Grizzly an irrevocable option (the "Option") to purchase up to 3,391,656 shares (the "Lynx Shares") of common stock of Lynx (the "Lynx Common Stock") in the manner set forth below at a price of Can. $8.09 per share (the "Exercise Price").

  2. Exercise of Option. The Option may be exercised by Grizzly, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Grizzly under circumstances which could entitle Grizzly to payment of Specified Amounts under Article VIII of the Merger Agreement. In the event Grizzly wishes to exercise the Option, Grizzly shall deliver to Lynx a written notice (an "Exercise Notice") specifying the total number of the Lynx Shares it wishes to purchase. Each closing of a purchase of the Lynx Shares (a "Closing") shall occur at a place, on a date and at a time designated by Grizzly and reasonably acceptable to Lynx in an Exercise Notice delivered at least three business days prior to the date of the Closing. The Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 8.01 thereof (other than a termination in connection with which Grizzly is or may be entitled to the payment specified in Section 8.02 thereof); and (iii) one year following any termination of the Merger Agreement in connection with which Grizzly is or may be entitled to the payment specified in Section 8.02 thereof (or if, at the expiration of such one year period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than the second anniversary of the date hereof). Notwithstanding the foregoing, the Option may not be exercised if Grizzly is in willful breach of any of its representations or warranties, or in material breach of any of its covenants, contained in this Agreement or in the Merger Agreement.

  3. Conditions to Closing. The obligation of Lynx to issue the Lynx Shares to Grizzly hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Lynx Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, provincial, state or local administrative agency or commission or other Federal, provincial, state or local governmental authority or instrumentality or securities exchange, if any, required in connection with the issuance of the Lynx Shares hereunder shall have been obtained or made, as the case may be;
(iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (iv) Grizzly shall not be in material breach of any of its covenants under the Merger Agreement.

  4. Closing. At any Closing, (a) Lynx will deliver to Grizzly a single certificate in definitive form representing the number of the Lynx Shares designated by Grizzly in its Exercise Notice, such certificate to be registered in the name of Grizzly and to bear the legend set forth in Section 11 of this Agreement, and (b) Grizzly will deliver to Lynx the aggregate price for the Lynx Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check or by delivery of shares of Grizzly Common Stock (as defined in the Merger Agreement) valued for this purpose at the average closing sales price on their principal market over the ten trading days preceding such Closing. Upon delivery of an Exercise Notice, satisfaction of the conditions specified in Section 3 of this Agreement and tender of the aggregate price, Grizzly shall be deemed to be a holder of record of the Lynx Shares so deliverable. At any Closing at which Grizzly is exercising the Option in part, Grizzly shall present and surrender this Agreement to Lynx, and Lynx shall deliver to Grizzly an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of the Lynx Common Stock purchasable hereunder.

  5. Representations and Warranties of Lynx. Lynx represents and warrants to Grizzly that (a) Lynx is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Lynx and the consummation by Lynx of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lynx and no other corporate proceedings on the part of Lynx are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Lynx and constitutes a valid and binding obligation of Lynx, and, assuming this Agreement constitutes a valid and binding obligation of Grizzly, is enforceable against Lynx in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to usual equity principles, (d) Lynx has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, 3,391,656 unissued Lynx Shares and such other shares of the Lynx Common Stock or other securities which may be issued pursuant to Section 10 of this Agreement, all of which, upon their issuance, payment and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever (other than those created by or through Grizzly), (e) the execution and delivery of this Agreement by Lynx does not, and the performance of this Agreement by Lynx will not materially conflict with, or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Articles of Organization or By-laws of Lynx or (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to Lynx, or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lynx or its properties or assets, which Violation, in the case of each of clauses (B) and
(C), individually or in the aggregate would prevent or materially delay the exercise by Grizzly of the Option or any other right of Grizzly under this Agreement, or be subject to any statute or regulation of the type referred to in Section 6.16 of the Merger Agreement or result in a "Distribution Date" or "Triggering Event" under any Lynx shareholder rights plan, (f) except as described in Section 4.04 of the Merger Agreement, the execution and delivery of this Agreement by Lynx does not, and the performance of this Agreement by Lynx will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, and
(g) any shares of Grizzly Common Stock acquired by Lynx in connection with Grizzly's exercise of the Option will not be acquired by Lynx with a view to public distribution or resale in any manner which would be in violation of federal or state securities laws.

  6. Representations and Warranties of Grizzly. Grizzly represents and warrants to Lynx that (a) each of Grizzly is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Grizzly and the consummation by Grizzly of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grizzly and no other corporate proceedings on the part of Grizzly are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Grizzly and constitutes a valid and binding obligation of Grizzly, and, assuming this Agreement constitutes a valid and binding obligation of Lynx, is enforceable against Grizzly in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to usual equity principles, (d) the execution and delivery of this Agreement by Grizzly does not, and the performance of this Agreement by Grizzly will not, result in any Violation pursuant to, (A) any provision of the charter documents of Grizzly, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to it or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grizzly or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would, individually or in the aggregate have a material adverse effect on Grizzly's ability to consummate the transactions contemplated by this Agreement, (e) except as described in Section 3.04 of the Merger Agreement, the execution and delivery of this Agreement by Grizzly does not, and the performance of this Agreement by Grizzly will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Lynx Shares acquired upon exercise of the Option will not be, and the Option is not being, acquired by Grizzly with a view to public distribution or resale in any manner which would be in violation of federal, provincial or state securities laws.

  7. Put Right.

  (a) Exercise of Put. At any time during which the Option is exercisable pursuant to Section 2 or would be exercisable but for the circumstances referred to in the parenthetical in Section 2(iii) of this Agreement (the "Repurchase Period"), upon demand by Grizzly, Grizzly shall have the right to sell to Lynx (or any successor entity thereof) and Lynx (or such successor entity) shall be obligated to repurchase from Grizzly (the "Put"), all or any portion of the Option, at the price set forth in subparagraph (i) below, or all or any portion of the Lynx Shares purchased by Grizzly pursuant hereto, at a price set forth in subparagraph (ii) below:

    (i) the difference between the "Market/Tender Offer Price" for shares of the Lynx Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to Lynx (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Alternative Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") and (B) the average of the closing prices of shares of the Lynx Common Stock on the Toronto Stock Exchange ("TSE") or the Nasdaq Stock Market for the five trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Lynx Shares purchasable pursuant to the Option (or portion thereof with respect to which Grizzly is exercising its rights under this Section 7);

    (ii) the Exercise Price paid by Grizzly for the Lynx Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and the Exercise Price, multiplied by the number of Lynx Shares so purchased. For purposes of this clause (ii), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Alternative Proposal during the Repurchase Period.

In determining the Market-Tender Offer Price, the value of consideration other than cash or stock as provided above shall be determined by a nationally recognized investment banking firm selected by Grizzly and reasonably acceptable to Lynx.

  (b) Payment and Redelivery of Option or Shares. In the event Grizzly exercises its rights under this Section 7, Lynx shall, within ten business days of the Notice Date, pay the required amount to Grizzly in immediately available funds and Grizzly shall surrender to Lynx the Option or the certificates evidencing the Lynx Shares purchased by Grizzly pursuant hereto, and Grizzly shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

  8. Restrictions on Certain Actions. Lynx shall not adopt any Rights Agreement or shareholder rights plan in any manner which would cause Grizzly, if Grizzly has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement or shareholder rights plan solely by reason of the beneficial ownership of the shares purchasable hereunder.

  9. Registration Rights.

  (a) Lynx will, if requested by Grizzly at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act of 1933, as amended (the "Securities Act") (provided it has shares registered under the Exchange Act) or prospectuses under the Securities Act (Ontario) (the "Ontario Act") if such registration or the obtaining of a receipt for a prospectus is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to Grizzly upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grizzly, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, or similar provision under the Ontario Act and related rules, regulations, rulings or policy statements, and Lynx will use its best efforts to qualify such shares or other securities under any applicable state or other provincial securities laws. Lynx will use reasonable efforts to cause each such registration statement to become effective and to obtain a (final) receipt for each such prospectus, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement or prospectus effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective or the date of the (final) receipt for such prospectus as may be reasonably necessary to effect such sale or other disposition. The obligations of Lynx hereunder to file a registration statement or prospectus and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Lynx shall have determined that the filing of such registration statement or prospectus or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Lynx or otherwise interfere with or adversely affect any pending or proposed offering of securities of Lynx or any other material transaction involving Lynx. Subject to applicable law, any registration statement or prospectus prepared and filed under this Section 9, and any sale covered thereby, will be at Lynx's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grizzly's counsel related thereto. Grizzly will provide and be responsible for, in connection with indemnification provisions, all information reasonably requested by Lynx for inclusion in any registration statement or prospectus to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 9, Lynx effects a registration under the Securities Act of , or qualifies a prospectus under the Ontario Act in respect of, the Lynx Common Stock for its own account or for any other stockholders of Lynx (other than on Form S-4 or Form S-8, or any successor form), it will allow Grizzly the right to participate in such registration or qualification, and such participation will not affect the obligation of Lynx to effect demand registration statements or prospectus for Grizzly under this Section 9; provided that, if the managing underwriters of such offering advise Lynx in writing that in their opinion the number of shares of the Lynx Common Stock requested to be included in such registration or qualification exceeds the number which can be sold in such offering, Lynx will include the shares requested to be included therein by Grizzly after the shares intended to be included therein by Lynx have been included and prior to any shares requested to be included by any third parties are included. In connection with any registration or qualification pursuant to this Section 9, Lynx and Grizzly will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration or qualification. Lynx shall provide to any underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require.

  (b) If Lynx's securities of the same type as the Lynx Common Stock beneficially owned by Grizzly are then authorized for quotation or trading or listing on the TSE, Nasdaq National Market System, or any other securities exchange or automated quotations system, Lynx, upon the request of Grizzly, shall promptly file an application, if required, to authorize for quotation, trading or listing such shares of the Lynx Common Stock on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

  (c) If shares of Grizzly Common Stock are delivered to exercise the Option, Grizzly will prepare appropriate registration statements and prospectuses, and attempt to obtain approvals of quotation, trading or listing, on the same basis as provided with respect to Lynx Common Stock in this Section.

  10. Adjustment Upon Changes in Capitalization.

  (a) In the event of any change in the Lynx Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 1 of this Agreement, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grizzly shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grizzly would have received in respect of the Lynx Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. In the event that any additional shares of Lynx Common Stock otherwise become outstanding after the date of this Agreement (other than pursuant hereto), the number of shares of Lynx Common Stock subject to the Option shall be increased to equal 19.9% of the number of shares of Lynx Common Stock then issued and outstanding.

  (b) In the event that Lynx shall enter in an agreement: (i) to consolidate with or merge into any person, other than Grizzly or another direct or indirect wholly-owned subsidiary of Grizzly, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grizzly or another direct or indirect wholly-owned subsidiary of Grizzly, to merge into Lynx and Lynx shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of the Lynx Common Stock shall be changed into or exchanged for stock or other securities of Lynx or any other person or cash or any other property or the outstanding shares of the Lynx Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grizzly or another direct or indirect wholly-owned subsidiary of Grizzly, then, and in each such case, Lynx shall immediately so notify Grizzly, and the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Grizzly shall, upon exercise of the Option, receive for each Lynx Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of the Lynx Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of the Lynx Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of the Lynx Common Stock for which the Option is then exercisable.

  11. Restrictive Legends. Each certificate representing shares of the Lynx Common Stock issued to Grizzly hereunder shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Certificates representing shares (i) as to which an opinion of counsel reasonably satisfactory to Lynx to the effect that such legend is not required under the Securities Act, or (ii) sold in a registered public offering pursuant to Section 9 of this Agreement shall not be required to bear the legend set forth in this Section 11.

  12. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this

Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

  13. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

  14. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  15. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action including obtaining necessary regulatory approvals and making necessary filings (including without limitation under the HSR Act and filings with the Toronto Stock Exchange) as may be necessary in order to consummate the transactions contemplated hereby (including the issuance, registration and listing of the Lynx Shares).

  16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  17. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the address or telecopy number specified for the addressee in the Merger Agreement, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

  18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

  19. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

  21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          GENERAL SCANNING INC.

                                                 /s/ Charles D. Winston
                                          By: _________________________________
                                            Name: Charles D. Winston
                                            Title: President and Chief
                                             Executive Officer

                                          LUMONICS INC.

                                                 /s/ Robert J. Atkinson
                                          By: _________________________________
                                            Name: Robert J. Atkinson
                                            Title: Chairman

                             STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated October 27, 1998, by and among GENERAL SCANNING INC., a Massachusetts corporation ("Grizzly"), LUMONICS INC., an Ontario corporation ("Lynx") and GRIZZLY ACQUISITION CORP., a Massachusetts corporation and a wholly-owned subsidiary of Lynx ("Merger Sub").

  WHEREAS, Grizzly, Lynx and Merger Sub are entering into an Agreement for Merger and Reorganization of even date herewith (the "Merger Agreement", terms defined therein and not otherwise defined herein having the same meanings when used herein), which provides, among other things, for the merger of Merger Sub with and into Grizzly; and

  WHEREAS, Grizzly has agreed, to induce Lynx and Merger Sub to enter into the Merger Agreement, to grant the Option (as hereinafter defined);

  NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. Grant of Option. Grizzly hereby grants Merger Sub an irrevocable option (the "Option") to purchase up to 2,517,673 shares (the "Grizzly Shares") of common stock of Grizzly (the "Grizzly Common Stock") and the associated Grizzly Rights in the manner set forth below at a price of U.S. $4.57 per share (the "Exercise Price").

  2. Exercise of Option. The Option may be exercised by Merger Sub, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Merger Sub under circumstances which could entitle Lynx or Merger Sub to payment of Specified Amounts under Article VIII of the Merger Agreement. In the event Merger Sub wishes to exercise the Option, Merger Sub shall deliver to Grizzly a written notice (an "Exercise Notice") specifying the total number of the Grizzly Shares it wishes to purchase. Each closing of a purchase of the Grizzly Shares (a "Closing") shall occur at a place, on a date and at a time designated by Merger Sub and reasonably acceptable to Grizzly in an Exercise Notice delivered at least three business days prior to the date of the Closing. The Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 8.01 thereof (other than a termination in connection with which Merger Sub is or may be entitled to the payment specified in Section 8.02 thereof); and (iii) one year following any termination of the Merger Agreement in connection with which Merger Sub is or may be entitled to the payment specified in Section 8.02 thereof (or if, at the expiration of such one year period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than the second anniversary of the date hereof). Notwithstanding the foregoing, the Option may not be exercised if Merger Sub is in willful breach of any of its representations or warranties, or in material breach of any of its covenants, contained in this Agreement or in the Merger Agreement.

  3. Conditions to Closing. The obligation of Grizzly to issue the Grizzly Shares to Merger Sub hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Grizzly Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Grizzly Shares hereunder shall have been obtained or made, as the case may be; (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; (iv) Merger Sub shall not be in material breach of any of its covenants under the Merger Agreement; and (v) the Toronto Stock Exchange shall have conditionally approved the listing (subject to its normal requirements) of the shares of Lynx Common Stock issuable under the Stock Option Agreement referred to in clause (ii) of the third paragraph of the Preamble to the Merger Agreement.

  4. Closing. At any Closing, (a) Grizzly will deliver to Merger Sub a single certificate in definitive form representing the number of the Grizzly Shares designated by Merger Sub in its Exercise Notice, such certificate to be registered in the name of Merger Sub and to bear the legend set forth in
Section 11 of this Agreement, and (b) Merger Sub will deliver to Grizzly the aggregate price for the Grizzly Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check or by delivery of shares of Lynx Common Stock (as defined in the Merger Agreement) valued for this purpose at the average closing sales price on their principal market over the ten trading days preceding such Closing. Upon delivery of an Exercise Notice, satisfaction of the conditions specified in
Section 3 of this Agreement and tender of the aggregate price, Merger Sub shall be deemed to be a holder of record of the Grizzly Shares so deliverable. At any Closing at which Merger Sub is exercising the Option in part, Merger Sub shall present and surrender this Agreement to Grizzly, and Grizzly shall deliver to Merger Sub an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of the Grizzly Common Stock purchasable hereunder.

  5. Representations and Warranties of Grizzly. Grizzly represents and warrants to Lynx and Merger Sub that (a) Grizzly is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Grizzly and the consummation by Grizzly of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grizzly and no other corporate proceedings on the part of Grizzly are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Grizzly and constitutes a valid and binding obligation of Grizzly, and, assuming this Agreement constitutes a valid and binding obligation of Lynx and Merger Sub, is enforceable against Grizzly in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to usual equity principles, (d) Grizzly has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, 2,517,673 unissued Grizzly Shares and such other shares of the Grizzly Common Stock or other securities which may be issued pursuant to Section 10 of this Agreement, all of which, upon their issuance, payment and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever (other than those created by or through Merger Sub), (e) the execution and delivery of this Agreement by Grizzly does not, and the performance of this Agreement by Grizzly will not materially conflict with, or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Articles of Organization or By-laws of Grizzly or (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to Grizzly, or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grizzly or its properties or assets, which Violation, in the case of each of clauses (B) and (C), individually or in the aggregate would prevent or materially delay the exercise by Merger Sub of the Option or any other right of Merger Sub under this Agreement, or be subject to Section 110D of Mass. Ann. Laws or result in a "Distribution Date" or "Triggering Event" under the Grizzly Rights Plan, (f) except as described in Section 3.04 of the Merger Agreement, the execution and delivery of this Agreement by Grizzly does not, and the performance of this Agreement by Grizzly will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, and (g) any shares of Lynx Common Stock acquired by Grizzly in connection with Lynx's exercise of the Option will not be acquired by Grizzly with a view to public distribution or resale in any manner which would be in violation of federal or state securities laws.

  6. Representations and Warranties of Lynx and Merger Sub. Lynx and Merger Sub each represents and warrants to Grizzly that (a) each of Lynx and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Ontario and the Commonwealth of Massachusetts, respectively, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Lynx and Merger Sub and the consummation by Lynx and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lynx and Merger Sub and no other corporate proceedings on the part of Lynx and Merger Sub are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Lynx and Merger Sub and constitutes a valid and binding obligation of Lynx and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of Grizzly, is enforceable against Lynx and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to usual equity principles, (d) the execution and delivery of this Agreement by Lynx and Merger Sub does not, and the performance of this Agreement by Lynx and Merger Sub will not, result in any Violation pursuant to, (A) any provision of the charter documents of Lynx or Merger Sub, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to them or
(C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lynx or Merger Sub or their properties or assets, which Violation, in the case of each of clauses (B) and (C), would, individually or in the aggregate have a material adverse effect on Lynx or Merger Sub's ability to consummate the transactions contemplated by this Agreement, (e) except as described in Section 4.04 of the Merger Agreement, the execution and delivery of this Agreement by Lynx and Merger Sub does not, and the performance of this Agreement by Lynx and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Grizzly Shares acquired upon exercise of the Option will not be, and the Option is not being, acquired by Merger Sub with a view to public distribution or resale in any manner which would be in violation of federal or state securities laws.

  7. Put Right.

    (a) Exercise of Put. At any time during which the Option is exercisable pursuant to Section 2 or would be exercisable but for the circumstances referred to in the parenthetical in Section 2(iii) of this Agreement or if the condition set forth in Section 3 (v) of this Agreement shall not have been satisfied (the "Repurchase Period"), upon demand by Merger Sub, Merger Sub shall have the right to sell to Grizzly (or any successor entity thereof) and Grizzly (or such successor entity) shall be obligated to repurchase from Merger Sub (the "Put"), all or any portion of the Option, at the price set forth in subparagraph (i) below, or all or any portion of the Grizzly Shares purchased by Merger Sub pursuant hereto, at a price set forth in subparagraph (ii) below:

      (i) the difference between the "Market/Tender Offer Price" for shares of the Grizzly Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to Grizzly (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Alternative Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") and (B) the average of the closing prices of shares of the Grizzly Common Stock on the New York Stock Exchange ("NYSE") or the Nasdaq Stock Market for the five trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Grizzly Shares purchasable pursuant to the Option (or portion thereof with respect to which Merger Sub is exercising its rights under this Section 7);

      (ii) the Exercise Price paid by Merger Sub for the Grizzly Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and the Exercise Price, multiplied by the number of Grizzly Shares so purchased. For purposes of this clause
    (ii), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Alternative Proposal during the Repurchase Period.

  In determining the Market-Tender Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Lynx and reasonably acceptable to Grizzly.

    (b) Payment and Redelivery of Option or Shares. In the event Merger Sub exercises its rights under this Section 7, Grizzly shall, within ten business days of the Notice Date, pay the required amount to Merger Sub in immediately available funds and Merger Sub shall surrender to Grizzly the Option or the certificates evidencing the Grizzly Shares purchased by Merger Sub pursuant hereto, and Merger Sub shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

  8. Restrictions on Certain Actions. Grizzly shall not adopt any Rights Agreement or shareholder rights plan in any manner which would cause Merger Sub, if Merger Sub has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement or shareholder rights plan solely by reason of the beneficial ownership of the shares purchasable hereunder.

  9. Registration Rights.

  (a) Grizzly will, if requested by Merger Sub at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act of 1933, as amended (the "Securities Act") or prospectuses under the Securities Act (Ontario) (the "Ontario Act") if such registration or the obtaining of a receipt for a prospectus is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to Merger Sub upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Merger Sub, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, or similar provision under the Ontario Act and related rules, regulations, rulings or policy statements, and Grizzly will use its best efforts to qualify such shares or other securities under any applicable state or other provincial securities laws. Grizzly will use reasonable efforts to cause each such registration statement to become effective and to obtain a (final) receipt for each such prospectus, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement or prospectus effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective or the date of the (final) receipt for such prospectus as may be reasonably necessary to effect such sale or other disposition. The obligations of Grizzly hereunder to file a registration statement or prospectus and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Grizzly shall have determined that the filing of such registration statement or prospectus or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Grizzly or otherwise interfere with or adversely affect any pending or proposed offering of securities of Grizzly or any other material transaction involving Grizzly. Subject to applicable law, any registration statement or prospectus prepared and filed under this Section 9, and any sale covered thereby, will be at Grizzly's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Merger Sub's counsel related thereto. Merger Sub will provide and be responsible for, in connection with indemnification provisions, all information reasonably requested by Grizzly for inclusion in any registration statement or prospectus to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 9, Grizzly effects a registration under the Securities Act of , or qualifies a prospectus under the Ontario Act in respect of, the Grizzly Common Stock for its own account or for any other stockholders of Grizzly (other than on Form S-4 or Form S-8, or any successor form), it will allow Merger Sub the right to participate in such registration or qualification, and such participation will not affect the obligation of Grizzly to effect demand registration statements or prospectus for Merger Sub under this Section 9; provided that, if the managing underwriters of such offering advise Grizzly in writing that in their opinion the number of shares of the Grizzly Common Stock requested to be included in such registration or qualification exceeds the number which can be sold in such offering, Grizzly will include the shares requested to be included therein by Merger Sub after the shares intended to be included therein by

Grizzly have been included and prior to any shares requested to be included by any third parties are included. In connection with any registration or qualification pursuant to this Section 9, Grizzly and Merger Sub will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration or qualification. Grizzly shall provide to any underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require.

  (b) If Grizzly's securities of the same type as the Grizzly Common Stock beneficially owned by Merger Sub are then authorized for quotation or trading or listing on the NYSE, Nasdaq National Market System, or any other securities exchange or automated quotations system, Grizzly, upon the request of Merger Sub, shall promptly file an application, if required, to authorize for quotation, trading or listing such shares of the Grizzly Common Stock on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

  (c) If shares of Lynx Common Stock are delivered to exercise the Option, Lynx will prepare appropriate registration statements and prospectuses, and attempt to obtain approvals of quotation, trading or listing, on the same basis as provided with respect to Grizzly Common Stock in this Section.

  10. Adjustment Upon Changes in Capitalization.

  (a) In the event of any change in the Grizzly Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 1 of this Agreement, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Merger Sub shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Merger Sub would have received in respect of the Grizzly Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. In the event that any additional shares of Grizzly Common Stock otherwise become outstanding after the date of this Agreement (other than pursuant hereto), the number of shares of Grizzly Common Stock subject to the Option shall be increased to equal 19.9% of the number of shares of Grizzly Common Stock then issued and outstanding.

  (b) In the event that Grizzly shall enter in an agreement: (i) to consolidate with or merge into any person, other than Merger Sub or another direct or indirect wholly-owned subsidiary of Lynx, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Merger Sub or another direct or indirect wholly-owned subsidiary of Lynx, to merge into Grizzly and Grizzly shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of the Grizzly Common Stock shall be changed into or exchanged for stock or other securities of Grizzly or any other person or cash or any other property or the outstanding shares of the Grizzly Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or
(iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Merger Sub or another direct or indirect wholly-owned subsidiary of Lynx, then, and in each such case, Grizzly shall immediately so notify Lynx, and the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Merger Sub shall, upon exercise of the Option, receive for each Grizzly Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of the Grizzly Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of the Grizzly Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of the Grizzly Common Stock for which the Option is then exercisable.

  11. Restrictive Legends. Each certificate representing shares of the Grizzly Common Stock issued to Merger Sub hereunder shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

  Certificates representing shares (i) as to which an opinion of counsel reasonably satisfactory to Grizzly to the effect that such legend is not required under the Securities Act, or (ii) sold in a registered public offering pursuant to Section 9 of this Agreement shall not be required to bear the legend set forth in this Section 11.

  12. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

  13. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

  14. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  15. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action including obtaining necessary regulatory approvals and making necessary filings (including without limitation under the HSR Act) as may be necessary in order to consummate the transactions contemplated hereby (including the issuance, registration and listing of the Grizzly Shares).

  16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  17. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the address or telecopy number specified for the addressee in the Merger Agreement, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

  18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

  19. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

  21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          GENERAL SCANNING INC.


                                          By: /s/ Charles D. Winston
                                            ______________________________
                                            Name: Charles D. Winston
                                            Title:  President and Chief
                                            Executive Officer

                                          LUMONICS INC.


                                          By: /s/ Robert J. Atkinson
                                            ______________________________
                                            Name: Robert J. Atkinson
                                            Title:   Chairman

                                          GRIZZLY ACQUISITION CORP.


                                          By: /s/ Robert J. Atkinson
                                            ______________________________
                                            Name: Robert J. Atkinson
                                            Title:   President

                                                                         ANNEX C

                     LETTERHEAD OF NEEDHAM & COMPANY, INC.

                                OCTOBER 27, 1998

The Board of Directors
General Scanning Inc.
500 Arsenal Street
Watertown, Massachusetts 02172

Gentlemen:

  We understand that Lumonics Inc. ("Lumonics"), General Scanning Inc. ("General Scanning") and a wholly owned subsidiary of Lumonics ("Acquisition Sub"), have entered into an Agreement and Plan of Merger dated October 27, 1998 (the "Merger Agreement") whereby Acquisition Sub will be merged with and into General Scanning and General Scanning will become a wholly owned subsidiary of Lumonics (the "Merger"). The terms of the Merger are set forth more fully in the Merger Agreement.

  Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each share of common stock, par value $.01 per share, of General Scanning will be converted into the right to receive
1.347 fully paid and nonassessable shares (the "Conversion Number") of common stock of Lumonics ("Lumonics Common Stock").

  You have asked us to advise you as to the fairness, from a financial point of view, of the Conversion Number to the stockholders of General Scanning. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to General Scanning in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, General Scanning has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

  For purposes of this opinion we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available information concerning General Scanning and Lumonics and certain other relevant financial and operating data of General Scanning and Lumonics made available from the internal records of General Scanning and Lumonics; (iii) reviewed the historical stock prices and trading volumes of General Scanning's and Lumonics' common stock; (iv) held discussions with members of senior management of General Scanning and Lumonics concerning their current and future business prospects; (v) reviewed certain financial forecasts and projections prepared by the respective managements of General Scanning and Lumonics; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for General Scanning and Lumonics; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of General Scanning and Lumonics are as set forth in the consolidated financial statements of General Scanning and Lumonics, respectively. With respect to General Scanning's and Lumonics' financial forecasts provided to us by their respective managements, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of General Scanning and Lumonics. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of General Scanning and Lumonics. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the stockholders of General Scanning of the Conversion Number and does not address General Scanning's underlying business decision to engage in the Merger. Our opinion does not constitute a recommendation to any stockholder of General Scanning as to how such stockholder should vote on the proposed Merger.

  We are not expressing any opinion as to what the value of Lumonics Common Stock will be when issued to the stockholders of General Scanning pursuant to the Merger or the prices at which Lumonics Common Stock will actually trade at any time.

  In the ordinary course of our business, we may actively trade the equity securities of General Scanning for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of General Scanning and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

  Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Conversion Number is fair to the stockholders of General Scanning from a financial point of view.

                                          Very truly yours,

                                          Needham & Company, Inc.

                                                                         ANNEX D

                 LETTERHEAD OF CIBC WOOD GUNDY SECURITIES INC.

                                OCTOBER 27, 1998

The Board of Directors
Lumonics, Inc.
105 Schneider Road
Kanata, Ontario
K2K 1Y3

To The Board of Directors:

  CIBC Wood Gundy Securities Inc. ("CIBCWG") understands that Lumonics Inc. ("Lumonics" or the "Company") is contemplating entering into a merger agreement (the "Merger Agreement") with General Scanning Inc. ("General Scanning") on the 27th day of October, 1998. The Merger Agreement, includes, among other things, an agreement by Lumonics and General Scanning to combine their business operations by consummating a transaction which would have a wholly-owned United States subsidiary of Lumonics merge with and into General Scanning, thus making General Scanning a wholly-owned subsidiary of Lumonics which in turn would be owned equally by its existing shareholders and the shareholders who presently own General Scanning. As part of this process, each issued and outstanding share of General Scanning common stock would be converted into the right to receive 1.347 shares of common stock of Lumonics (the foregoing is together referred to as the "Transaction").

  The Board of Directors of the Company (the "Board") has retained CIBCWG to review the Transaction and to provide to the Board financial advice and an opinion (the "Fairness Opinion") that the Transaction is fair, from a financial point of view, to the common shareholders of the Company.

CIBCWG'S ENGAGEMENT

  The Board initially contacted CIBCWG regarding potential transaction opportunities in December of 1996, and CIBCWG was formally engaged by the Company to provide strategic and financial advice under an agreement between the Company and CIBCWG (the "Engagement Agreement") dated January 29, 1997. As part of the Engagement Agreement, CIBCWG agreed to render a fairness opinion in connection with a prospective transaction involving the Company, if so requested.

  Fees payable to CIBCWG pursuant to the Engagement Agreement will cover services related to the Fairness Opinion, and CIBCWG will be reimbursed for all reasonable out-of-pocket expenses in connection therewith. In addition, Lumonics has agreed to indemnify CIBCWG in respect of certain liabilities that may arise out of its engagement. CIBCWG has consented to the inclusion of the Fairness Opinion in its entirety, together with a summary thereof, in the proxy circulars to be sent to the Company's and General Scanning's shareholders and to the filing thereof, if necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and with the SEC.

CIBCWG'S CREDENTIALS

  CIBCWG is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Fairness Opinion expressed herein is the opinion of CIBCWG, and the form and content have been approved by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

  CIBCWG is not an insider, associate or affiliate of the Company or to any other party to the Merger Agreement (each an "Interested Party"). CIBCWG has provided investment banking services to the Company in the past, including acting as lead manager in the underwriting of securities of the Company during the past 24 months.

SCOPE OF REVIEW

  In connection with preparing and rendering the Fairness Opinion, CIBCWG has reviewed, and where it considered appropriate, relied upon (without verifying independently the completeness or accuracy of), or undertaken, among other things:

    (i) the Merger Agreement;

    (ii) annual reports for each of Lumonics and General Scanning for the fiscal years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the unaudited interim report for the six- month period ended June 30, 1998;

    (iii) the Annual Information Form dated April 29, 1998 for Lumonics;

    (iv) the Management Proxy Circular approved by the Directors of Lumonics on March 24, 1998;

    (v) the Form 10K of General Scanning for the year ended December 31,
  1997;

    (vi) the Proxy Statement for the Annual Meeting of Stockholders of General Scanning dated March 12, 1998;

    (vii) discussions with members of the management of Lumonics and General Scanning concerning their current business operations, financial condition and results and prospects;

    (viii) the 1996 Consolidated Budget, 1997 Rolling Forecast, and 1998 Budget for Lumonics;

    (ix) the Strategic Business Plan, 1996-1999, for Lumonics;

    (x) Lumonics Audit Committee Minutes for meetings held on November 12, 1996, November 4, 1997, February 24, 1998 and April 29, 1998;

    (xi) segmented board-approved budgets for General Scanning for 1996, 1997, 1998 and 1999;

    (xii) internally segmented results for General Scanning for 1996, 1997 and year-to-date 1998;

    (xiii) General Scanning's 1998 Strategic Plan;

    (xiv) memo prepared by Ernst & Young LLP on October 13, 1998 regarding income-tax matters pertaining to the combined entity resulting from the Transaction;

    (xv) conversations with Milbank Tweed regarding certain risks raised by the pending patent litigation in which General Scanning is a defendant;

    (xvi) conversations with other professional advisors assisting Lumonics during its due-diligence process;

    (xvii) other publicly available information regarding Lumonics' and General Scanning's operations;

    (xviii) certain financial and stock market data of Lumonics, General Scanning and other companies in the laser-based advanced manufacturing systems industry;

    (xix) certain recent public and non-public transactions in the laser systems industry;

    (xx) a certificate dated the date hereof from senior officers of Lumonics as to the accuracy and completeness of the information provided to us in connection with the Company; and

    (xxi) such other information, financial studies, analyses and investigations and financial, economic and market criteria that we have deemed relevant.

  CIBCWG has not, to the best of its knowledge, been denied access by the Company to any information requested by CIBCWG.

ASSUMPTIONS AND LIMITATIONS

  With the Board's approval and as provided for in the Engagement Agreement, CIBCWG has relied upon, and has assumed, the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, the Company, senior management of the Company and General Scanning and agents and advisors to the Company and General Scanning (collectively, the "Information"). Subject to the exercise of professional judgement and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

  Senior officers of the Company have represented to CIBCWG in a certificate delivered as of the date hereof, among other things, that (i) the Information provided by the Company, any of its subsidiaries or any of its representatives or agents to CIBCWG relating to the Company, or any of its subsidiaries or the Transaction was, at the date the Information was provided to CIBCWG, and is, except as has been disclosed in writing to CIBCWG, complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Company, any of its subsidiaries or the Transaction, and did not, and does not, omit to state a material fact in respect of the Company, any of its subsidiaries or the Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and (ii) since the dates on which the Information was provided to CIBCWG, except as disclosed in writing to CIBCWG, or as publicly disclosed by the Company, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company, any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Fairness Opinion.

  In preparing the Fairness Opinion, CIBCWG has made several assumptions, including that all of the conditions required to implement the Transaction will be met and that the representations and warranties in the Merger Agreement with respect to the Company, its subsidiaries and affiliates, the Transaction and General Scanning are accurate in all material respects.

  In addition, based on its discussions with Lumonics' U.S. legal counsel, CIBCWG has assumed that the potential damages arising from the pending patent litigation in which General Scanning is a defendant are not material.

  The Fairness Opinion is rendered on the basis of securities markets and economic, financial and general business conditions prevailing as at the date hereof. In its analyses and in preparing the Fairness Opinion, CIBCWG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CIBCWG or any party involved in the Transaction.

  The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of CIBCWG. The Fairness Opinion is given as of the date hereof and CIBCWG disclaims any undertaking or obligation to advise the Board of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to CIBCWG's attention after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, CIBCWG reserves the right to change, modify or withdraw the Fairness Opinion.

  CIBCWG believes that its analyses must be considered as a whole and that selecting portions of the analyses or the facts considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not and should not be construed as a recommendation to any holder of the Company's common shares as to whether to vote in favour of the Transaction.

  We understand that the Transaction is not subject to the formal valuation requirements under Ontario Securities Commission Policy Statement No. 9.1 and Quebec Securities Commission Policy StatementNo. Q-27. Accordingly, we were not engaged to prepare and have not prepared a formal valuation or appraisal of the common shares, assets or liabilities (contingent or otherwise) of the Company and the Fairness Opinion should not be construed as such.
CONCLUSION

  Based upon and subject to the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to holders of the common shares of the Company.

                                          Yours very truly,

                                          CIBC WOOD GUNDY SECURITIES INC.

                                                                         ANNEX E

                          LUMONICS DISSENTERS' RIGHTS

  In addition to any other right a Lumonics shareholder may have, when the continuance becomes effective, a registered Lumonics shareholder who complies with the dissent procedure under section 185 of the OBCA is entitled to be paid the fair value of the Lumonics Common Shares held by the shareholder in respect of which the shareholder dissents, determined as at the close of business on the day before the continuance resolution is adopted; provided that, notwithstanding section 185(6) of the OBCA, the written objection to the continuance resolution referred to in subsection 185(6) of the OBCA must be received by Lumonics by 5:00 p.m. (Ottawa time) on the Business Day preceding the Lumonics Special Meeting.

  The dissent procedures are summarized below. A shareholder may only exercise the right to dissent in respect of shares which are registered in that shareholder's name. Failure to comply strictly with the dissent procedures may result in the loss or unavailability of the right to dissent. The execution or exercise of a proxy does not constitute a written objection for the purposes of section 185 of the OBCA.

  Section 185 provides that a shareholder may only make a claim under that section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the shareholder's name. One consequence of this provision is that A SHAREHOLDER MAY ONLY EXERCISE THE RIGHT TO DISSENT UNDER SECTION 185 IN RESPECT OF SHARES WHICH ARE REGISTERED IN THAT SHAREHOLDER'S NAME. In many cases, shares beneficially owned by a non-registered holder are registered either: (i) in the name of an intermediary that the non-registered holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans, and their nominees); or (ii) in the name of a clearing agency (such as CDS) of which the intermediary is a participant. Accordingly, a non-registered holder will not be entitled to exercise the right to dissent under section 185 directly. A non-registered holder who wishes to exercise the right to dissent should immediately contact the intermediary who the non-registered holder deals with in respect of the shares and either: (i) instruct the intermediary to exercise the right to dissent on the non-registered holder's behalf (which, if the shares are registered in the name of CDS or other clearing agency, would require that the share first be re-registered in the name of the intermediary); or (ii) instruct the intermediary to re-register the shares in the name of the non-registered holder, in which case the non-registered holder would have to exercise the right to dissent directly.

  A registered shareholder who wishes to invoke the provisions of section 185 of the OBCA must send to Lumonics a written objection to the continuance resolution (the "Notice of Dissent") by 5:00 p.m. (Toronto time) on the Business Day prior to the meeting. The sending of a Notice of Dissent does not deprive a registered shareholder of the right to vote on the continuance resolution but a vote either in person or by proxy against the continuance resolution does not constitute a Notice of Dissent. A vote in favor of the continuance resolution will deprive the registered shareholder of further rights under section 185 of the OBCA.

  Within ten days after the adoption of the continuance resolution by the shareholders, Lumonics is required to notify in writing each shareholder who has filed a Notice of Dissent (each, a "Dissenting Shareholder") and has not voted for the continuance resolution or withdrawn his objection that the continuance resolution has been adopted. A Dissenting Shareholder shall, within 20 days after he or she receives notice of adoption of the continuance resolution or, if he or she does not receive such notice, within 20 days after he or she learns that the continuance resolution has been adopted, send to Lumonics a written notice (the "Demand for Payment") containing his or her name and address, the number of Lumonics shares in respect of which he or she dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending his Demand for Payment, the Dissenting Shareholder shall send the certificates representing the shares in respect of which he dissents to Lumonics or its transfer agent. Lumonics or its transfer agent shall endorse on the share certificates notice that the holder thereof is a Dissenting Shareholder under section 185 of the OBCA and shall forthwith return the share certificates to the Dissenting Shareholder. If a Dissenting Shareholder fails to send his or her share certificates, he or she has no right to make a claim under section 185 of the OBCA.

  After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the shares in respect of which he has dissented other than the right to be paid the fair value of such shares as determined under section 185 of the OBCA, unless: (i) the Dissenting Shareholder withdraws his or her Demand for Payment before Lumonics makes a written offer to pay (the "Offer to Pay"); (ii) Lumonics fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws his Demand for Payment; or (iii) the directors of Lumonics revoke the continuance resolution, in all of which cases the Dissenting Shareholder's rights as a Shareholder are reinstated and the Dissenting Shareholder is entitled to present the endorsed share certificates to Lumonics or its transfer agent to be replaced with share certificates for the same number of shares at no fee.

  Not later than seven days after the later of the date on which the continuance is effective and the day Lumonics receives the Demand for Payment, Lumonics shall send to each Dissenting Shareholder who has sent a Demand for Payment, an Offer to Pay for the shares of the Dissenting Shareholder in respect of which he or she has dissented in an amount considered by the directors of Lumonics to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay made to Dissenting Shareholders for shares of the same class shall be on the same terms. The amount specified in an Offer to Pay which has been accepted by a Dissenting Shareholder shall be paid by Lumonics, within ten days of the acceptance by the Dissenting Shareholder of the Offer to Pay, but an Offer to Pay lapses if Lumonics has not received an acceptance thereof within 30 days after the Offer to Pay has been made.

  If an Offer to Pay is not made by Lumonics or if a Dissenting Shareholder fails to accept an Offer to Pay, Lumonics may, within 50 days after the date on which the continuance is effective or within such further period as a court may allow, apply to the court to fix a fair value for the Lumonics shares of any Dissenting Shareholder. If Lumonics fails to so apply to the court, a Dissenting Shareholder may apply to the Ontario Court (General Division) for the same purpose within a further period of 20 days or within such further period as the court may allow. A Dissenting Shareholder is not required to give security for costs in any application to the court.

  On making an application to the court, Lumonics shall give to each Dissenting Shareholder who has sent to Lumonics a Demand for Payment and has not accepted an Offer to Pay, notice of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel. All Dissenting Shareholders whose Lumonics shares have not been purchased by Lumonics shall be joined as parties to any such application to the court to fix a fair value and shall be bound by the decision rendered by the court in the proceedings commenced by such application. The court is authorized to determine whether any other person is a Dissenting Shareholder who should be joined as a party to such application.

  The court shall fix a fair value for the Lumonics shares of all Dissenting Shareholders and may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the date upon which the continuance is effective until the date of payment of the amount ordered by the court. The final order of the court in the proceedings commenced by an application by Lumonics or a Dissenting Shareholder shall be rendered against Lumonics, payable by Lumonics and in favor of each Dissenting Shareholder. The cost of any application to a court by Lumonics or a Dissenting Shareholder will be in the discretion of the court.

  THE ABOVE IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE OBCA, WHICH ARE TECHNICAL AND COMPLEX. THE TEXT OF SECTION 185 OF THE OBCA APPEARS BELOW. IT IS SUGGESTED THAT A SHAREHOLDER OF LUMONICS WISHING TO EXERCISE A RIGHT TO DISSENT SHOULD SEEK LEGAL ADVICE, AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE OBCA MAY RESULT IN THE LOSS OR UNAVAILABILITY OF THE RIGHT TO DISSENT.

             SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

  185. (1) RIGHTS OF DISSENTING SHAREHOLDERS. Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

     (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

     (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

     (c) amalgamate with another corporation under sections 175 and 176;

     (d) be continued under the laws of another jurisdiction under section
         181; or

     (e) sell, lease or exchange all or substantially all of its property under subsection 184(3),

  a holder of shares of any class or series entitled to vote on the resolution may dissent.

  (2) IDEM. If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

     (a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

     (b) subsection 170(5) or (6).

  (3) EXCEPTION. A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

     (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

     (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

  (4) SHAREHOLDER'S RIGHT TO BE PAID FAIR VALUE. In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

  (5) NO PARTIAL DISSENT. A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

  (6) OBJECTION. A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

  (7) IDEM. The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

  (8) NOTICE OF ADOPTION OF RESOLUTION. The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.
  (9) IDEM. A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

  (10) DEMAND FOR PAYMENT OF FAIR VALUE. A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

     (a) the shareholder's name and address;

     (b) the number and class of shares in respect of which the shareholder dissents; and

     (c) a demand for payment of the fair value of such shares.

  (11) CERTIFICATES TO BE SENT IN. Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

  (12) IDEM. A dissenting shareholder who fails to comply with subsections (6),
(10) and (11) has no right to make a claim under this section.

  (13) ENDORSEMENT ON CERTIFICATE. A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

  (14) RIGHTS OF DISSENTING SHAREHOLDER. On sending a notice under subsection
(10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

     (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

     (b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

     (c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

  (15) OFFER TO PAY. A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

     (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

  (16) IDEM. Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

  (17) IDEM. Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

  (18) APPLICATION TO COURT TO FIX FAIR VALUE. Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

  (19) IDEM. If a corporation fails to apply to the court under subsection
(18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

  (20) IDEM. A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

  (21) COSTS. If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

  (22) NOTICE TO SHAREHOLDERS. Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

     (a) has sent to the corporation the notice referred to in subsection
         (10); and

     (b) has not accepted an offer made by the corporation under subsection
         (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

  (23) PARTIES JOINED. All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

  (24) IDEM. Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

  (25) APPRAISERS. The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

  (26) FINAL ORDER. The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favor of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses
(22)(a) and (b).

  (27) INTEREST. The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

  (28) WHERE CORPORATION UNABLE TO PAY. Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that is unable lawfully to pay dissenting shareholders for their shares.

  (29) IDEM. Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

     (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

  (30) IDEM. A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

     (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

  (31) COURT ORDER. Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

  (32) COMMISSION MAY APPEAR. The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31) if the corporation is an offering corporation.

                                                                         ANNEX F

              MASSACHUSETTS BUSINESS CORPORATION LAW, CHAPTER 156B

  85. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

  86. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

  87. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

  88. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address in the records of the corporation.

  89. If within twenty days after the date of the mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

  90. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or nay such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

  91. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to that last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

  92. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

  93. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

  94. On motion the court may order stockholder parties to the bill to submit their certificates or stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

  95. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

  96. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

  (1) A bill shall not be filed within the time provided in section ninety;
  (2) A bill, if filed, shall be dismissed as to such stockholder; or
  (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

  97. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

  98. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                         ANNEX G

                       LUMONICS SHAREHOLDERS' RESOLUTIONS

A. RESOLUTION

  Merger Agreement and Share Issuance Proposal

BE IT RESOLVED THAT:

1. The adoption by Lumonics Inc. ("Lumonics") of an agreement and plan of merger attached as Annex A to the Joint Proxy Statement accompanying notice of this meeting (the "Merger Agreement") under which Lumonics' wholly-owned subsidiary, Grizzly Acquisition Corp., will be merged with and into General Scanning Inc. ("GSI") and GSI would become a wholly-owned subsidiary of Lumonics (the "Merger"), on the basis, upon the terms and subject to the conditions set out in the Merger Agreement, is hereby approved, authorized and confirmed;

2. The issuance by Lumonics of its common shares ("Lumonics Shares") upon the conversion of the shares of common stock of GSI ("GSI Shares") pursuant to the terms and subject to the conditions of the Merger Agreement and the assumption by Lumonics of the GSI stock options and warrants so that each such stock option and warrant shall become a right to purchase that number of Lumonics Shares on the basis, upon the terms and subject to the conditions set out in the Merger Agreement, be and the same is hereby authorized and approved;

B. SPECIAL RESOLUTION

  Continuance

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. Lumonics be and the same is hereby authorized to apply for a certificate of continuance (the "Continuance") continuing Lumonics as a body corporate under the laws of the Province of New Brunswick, subject to the issuance of the certificate of continuance and without affecting the validity of Lumonics and the existence of Lumonics by or under its currently effective articles and by-laws, and any act done thereunder, and to give notice of such application to the Director under the Business Corporations Act (Ontario);

C. RESOLUTION

  By-Law Confirmation

BE IT RESOLVED THAT:

1. To take all such action as is required in order to amend its articles to conform to the Business Corporations Act (New Brunswick), By-Law No. 1, a General By-Law conforming to the requirements of the Business Corporations Act (New Brunswick) adopted by the Board of Directors of Lumonics is hereby approved and confirmed;

D. SPECIAL RESOLUTION

  Name Change

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. To take all such action as is required in order to amend its articles to conform to the Business Corporations Act (New Brunswick), Lumonics be and the same is hereby authorized to take such action as is required in order to change its corporate name to "GSI Lumonics Inc." (the "Name Change"), such change to become effective upon the issuance of a certificate of continuance.

  Provided however that notwithstanding the authorization, approval and adoption of the foregoing resolutions by the shareholders of Lumonics, the Board of Directors of Lumonics, without further notice to or approval of the shareholders, may decide not to proceed with any or all of the transactions contemplated by the Merger Agreement including the Continuance, the By-Law Confirmation and Name Change or may revoke the foregoing resolutions at any time prior to the such transactions becoming effective.

                                                                         ANNEX H

          NEW BRUNSWICK                           NOUVEAU BRUNSWICK
    BUSINESS CORPORATIONS ACT                 LOI SUR LES CORPORATIONS

                                                    COMMERCIALES
             FORM 7


                                                      FORMULE 7
     ARTICLES OF CONTINUANCE                   STATUTS DE PROROGATION
          (SECTION 126)                             (ARTICLE 126)

--------------------------------------------------------------------------------
1-Name of Corporation                     Raison sociale de la corporation

  GSI Lumonics Inc.

--------------------------------------------------------------------------------
2-The classes and any maximum number      Les categories et le nombre maximal
of shares that the corporation is         d'actions que la corporation peut
authorized to issue and any maximum       emettre ainsi que le montant maximal
aggregate amount for which the share      global pour lequel les actions
may be offered including shares           peuvent etre emises, y compris les
without par value and/or with par         actions sans valeur au pair ou avec
value and the amount of par value.        valeur au pair ou les deux et le
                                          montant de la valeur au pair.

  THE CORPORATION IS AUTHORIZED TO ISSUE AN UNLIMITED NUMBER OF COMMON SHARES
                               WITHOUT PAR VALUE.

--------------------------------------------------------------------------------
3-Restrictions, if any, on share transfersRestrictions, s'il y en a, au transfert d'actions

  None

--------------------------------------------------------------------------------
4-Number (or minimum and maximum number) of directors
                                          Nombre (ou nombre minimum et
                                          maximum) des administrateurs

 MINIMUM OF FIVE (5) AND A MAXIMUM OF FIFTEEN (15) AS DETERMINED BY RESOLUTION
                           OF THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------
5-Restrictions, if any, on businesses the corporation may carry on Restrictions, s'il y en a, a l'activite que peut exercer la corporation

  None

--------------------------------------------------------------------------------
6-(1)If change of name effected, previous name
                                          (1) En cas de changement de raison
                                              sociale; indiquer la derniere en
                                              date.

  Lumonics Inc.

 (2)Details of incorporation              (2)Details sur la constitution en
                                          corporation.

     CORPORATIONS ACT (ONTARIO), LETTERS PATENT DATED NOVEMBER 26, 1970, PRESENTLY GOVERNED BY THE BUSINESS CORPORATIONS ACT (ONTARIO)

--------------------------------------------------------------------------------
7-Other provisions, if any                Autres dispositions, le cas echeant

     SEE ATTACHED SCHEDULE "I"

--------------------------------------------------------------------------------
Date                 Signature            Description of Office-Description du
                                          bureau

--------------------------------------------------------------------------------
     FOR DEPARTMENT USE ONLY               RESERVE A L'USAGE DU MINISTERE
--------------------------------------------------------------------------------
Corporation No.--N(degrees). de corporation
                               Filed-Depose

--------------------------------------------------------------------------------

                               GSI LUMONICS INC.

                 (hereinafter referred to as the "Corporation")

             THIS IS SCHEDULE "I" TO THE FOREGOING FORM 7 UNDER THE
                    NEW BRUNSWICK BUSINESS CORPORATIONS ACT

1. PLACE OF SHAREHOLDER MEETINGS

  Notwithstanding subsections (1) and (2) of Section 84 of the Business Corporations Act, as from time to time in force, meetings of shareholders of the Corporation may be held outside New Brunswick at any location throughout the world, including without limitation, Ottawa, Boston, Toronto, New York, Vancouver, or Los Angeles.

2. PRE-EMPTIVE RIGHTS

  (A) Notwithstanding subsection (2) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of equity shares of any class, in the case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its equity shares of any class of any shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class, shall not as such, even if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

  (B) Notwithstanding subsection (3) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of voting shares of any class, in case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its voting shares of any class or any shares or options to purchase its voting shares of any class, shall not as such, even if the issuance of the voting shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the voting rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

3. BORROWING AUTHORITY

  The directors of the Corporation may from time to time, in such amounts and on such terms as deemed expedient:

    (a) borrow money upon the credit of the Corporation;

    (b) issue, reissue, sell or pledge debt obligations of the Corporation;
  and

    (c) mortgage, hypothecate, charge or pledge all or any of the currently owned or subsequently acquired real or personal, moveable or immoveable property of the Corporation, including book debts, rights, powers, franchises and undertakings of the Corporation, to secure any debt obligations or any money borrowed, or any other debt or liability of the Corporation.

  The foregoing powers may be delegated by the directors to such officers or directors of the Corporation to such extent and in such manner as determined by the directors from time to time.

  Nothing in this clause limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

4. CUMULATIVE VOTING

  Subject to applicable law, there shall be no cumulative voting rights in favour of shareholders of the Corporation.

5. SHAREHOLDER PROPOSAL

  Subject to Section 89(5) of the Act, a proposal by a shareholder under
Section 89 of the Act may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the Corporation entitled to vote at the meeting to which the proposal is to be presented, in which case the Corporation shall set out the proposal in the notice of meeting in the same manner as provided for under Section 89(2) of the Act.

                               GSI LUMONICS INC.

                                BY-LAW NUMBER 1

  A by-law relating generally to the regulation of the affairs of GSI LUMONICS INC.

  BE IT ENACTED AND IT IS HEREBY ENACTED as by-law Number 1 of GSI Lumonics Inc. (hereinafter called the "Corporation") as follows:

                                  DEFINITIONS

  1. In this by-law and all other by-laws of the Corporation, unless the context otherwise specifies or requires:

    (a) "Act" means the Business Corporations Act, Statutes of New Brunswick, 1981, c. B-9.1, as from time to time amended, and every statute that may be substituted therefor and, in the case of such amendment or substitution, any reference in the by- laws of the Corporation shall be read as referring to the amended or substituted provisions therefor;

    (b) "articles" means the articles, as from time to time amended, of the Corporation;

    (c) "by-law" means any by-law of the Corporation from time to time in force and effect;

    (d) "director" means an individual occupying the position of director of the Corporation and "directors", "board of directors" and "board" includes a single director;

    (e) "unanimous shareholder agreement" means an agreement as described in subsection 99(2) of the Act or a declaration of a shareholder described in subsection 99(3) of the Act;

    (f) words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders and vice versa; words importing persons shall include bodies corporate, corporations, companies, partnerships, syndicates, trusts and any number or aggregate of individuals;

    (g) the headings used in any by-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

    (h) any term contained in any by-law which is defined in the Act shall have the meaning given to such term in the Act.

                               REGISTERED OFFICE

  2. The Corporation may from time to time by resolution of the board of directors change the location of the address of the registered office of the Corporation to another place within New Brunswick.

                                 CORPORATE SEAL

  3. The Corporation may have one or more corporate seals which shall be such as the board of directors may adopt by resolution from time to time.

                                   DIRECTORS

  4. Number and Powers. There shall be a board of directors consisting of such fixed number, or minimum and maximum number, of directors as may be set out in the articles or as may be determined as prescribed by the articles, or failing that, as specified by by-law. Subject to any unanimous shareholder agreement, the directors shall manage the business and affairs of the Corporation and may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation and are not by the Act, the articles, the by-laws, any special resolution of the Corporation, any unanimous shareholder agreement or by statute expressly directed or required to be done in some other manner.

  5. Vacancies. If the number of directors is increased, the resulting vacancies shall be filled at a meeting of shareholders duly called for that purpose. Notwithstanding the provisions of paragraph 7 of this by-law and subject to the provisions of the Act, if a vacancy should otherwise occur in the board, the remaining directors, if constituting a quorum, may appoint a qualified person to fill the vacancy for the remainder of the term. In the absence of a quorum the remaining directors shall forthwith call a meeting of shareholders to fill the vacancy pursuant to subsection 69(2) of the Act. Where a vacancy or vacancies exist in the board, the remaining directors may exercise all of the powers of the board so long as a quorum remains in office.

  6. Duties. Every director and officer of the Corporation in exercising his powers and discharging his duties shall

    (a) act honestly and in good faith; and

    (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances,

in the best interests of the Corporation.

  7. Qualification. Every director shall be an individual nineteen (19) or more years of age and no one who is of unsound mind and has been so found by a court in Canada or elsewhere or who has the status of a bankrupt or who has been convicted of an offence under the Criminal Code, chapter C-34 of the Revised Statutes of Canada, 1970, as amended from time to time, or the criminal law of any jurisdiction outside of Canada, in connection with the promotion, formation or management of a corporation or involving fraud (unless three (3) years have elapsed since the expiration of the period fixed for suspension of the passing of sentence without sentencing or since a fine was imposed, or unless the term of imprisonment and probation imposed, if any, was concluded, whichever is the latest, but the disability imposed hereby ceases upon a pardon being granted) shall be a director.

  8. Term of Office. A director's term of office shall be from the meeting at which he is elected or appointed until the annual meeting next following or until his successor is elected or appointed, or until, if earlier, he dies or resigns, or is removed or disqualified pursuant to the provisions of the Act.

  9. Vacation of Office. The office of a director shall ipso facto be vacated if

    (a) he dies;

    (b) by notice in writing to the Corporation he resigns his office and such resignation, if not effective immediately, becomes effective in accordance with its terms;

    (c) he is removed from office in accordance with section 67 of the Act;
  or

    (d) he ceases to be qualified to be a director.

  10. Election and Removal. (1) Directors shall be elected by the shareholders by ordinary resolution in general meeting on a show of hands unless a poll is demanded and if a poll is demanded such election shall be by ballot. All the directors then in office shall cease to hold office at the close of the meeting of shareholders at which directors are to be elected. A director if qualified, is eligible for re-election.

  (2) Subject to sections 65 and 67 of the Act, the shareholders of the Corporation may by ordinary resolution at an annual or a special meeting remove any director before the expiration of his term of office and may, by a majority of the votes cast at the meeting, elect any person in his stead for the remainder of his term.

  (3) Each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by him multiplied by the number of directors to be elected, and he may cast all such votes in favour of one candidate or distribute them among the candidates in any manner.

  (4) A separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two (2) or more persons to be elected by a single resolution.

  (5) If a shareholder has voted for more than one candidate without specifying the distribution of his votes among the candidates, he shall be deemed to have distributed his votes equally among the candidates for whom he voted.

  (6) If the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled.

  (7) A retiring director shall retain office until the adjournment or termination of the meeting at which his successor is elected unless such meeting was called for the purpose of removing him from office as a director in which case the director so removed shall vacate office forthwith upon the passing of the resolution for his removal.

  11. Validity of Acts. An act by a director or officer is valid notwithstanding an irregularity in his election or appointment or a defect in his qualification.

                             MEETINGS OF DIRECTORS

  12. Place of Meeting. Subject to the articles, meetings of directors may be held at any place within or outside New Brunswick as the directors may from time to time determine or as the person convening the meeting may give notice. A meeting of the directors may be convened by the chairman of the board (if any), the president or any director at any time. The secretary shall upon direction of any of the foregoing officers or director convene a meeting of the directors.


  13. Notice. (1) Notice of the time and place of each meeting of the board shall be given in the manner provided in Section 6.3 to each director:

    (a) not less than three (3) days before the time when the meeting is to be held, if the notice is mailed, or

    (b) not less than twenty-four (24) hours before the time when the meeting is to be held if the notice is given personally or is delivered or is sent by any means of transmitted or recorded communication, such as facsimile transmission, voice-mail or electronic-mail, provided that meetings of the directors may be held at any time without notice if all the directors have waived notice.

  (2) For the first meeting of the board of directors to be held immediately following the election of directors at an annual or special meeting of the shareholders, no notice of such meeting need be given to the newly elected or appointed director or directors in order for the meeting to be duly constituted, provided a quorum of the directors is present.

  (3) A notice of a meeting of directors shall specify any matter referred to in subsection 73(2) of the Act that is to be dealt with at the meeting but, unless a by-law otherwise provides, need not otherwise specify the purpose of or the business to be transacted at the meeting.

  14. Waiver of Notice. Notice of any meeting of the directors or any irregularity in any meeting or in the notice thereof may be waived by any director in writing or by telegram, cable, telex or facsimile transmission addressed to the Corporation or in any other manner, and such waiver may be validly given either before or after the meeting to which such waiver relates. The attendance of a director at a meeting of directors is a waiver of notice of the meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

  15. Telephone Participation. A director may participate in a meeting of directors or of a committee of directors by means of such telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and a director participating in such a meeting by such means shall be deemed to be present at that meeting.

  16. Adjournment. Any meeting of the directors may be adjourned from time to time by the chairman of the meeting, with the consent of the meeting, to a fixed time and place and no notice of the time and place for the continuance of the adjourned meeting need be given to any director if the time and place of the adjourned meeting is announced at the original meeting. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

  17. Quorum and Voting. Subject to the articles, a majority of directors shall constitute a quorum for the transaction of business at any meeting of directors. No business shall be transacted by the directors except at a meeting of directors at which a quorum of the board is present. Questions arising at any meeting of the directors shall be decided by a majority of votes cast. In case of an equality of votes, the chairman of the meeting shall not have a second or casting vote. Where the Corporation has only one director, that director may constitute a meeting.

  18. Resolution in lieu of meeting. A resolution in writing, signed by all the directors or signed counterparts of such resolution by all the directors entitled to vote on that resolution at a meeting of directors or a committee of directors, is as valid as if it had been passed at a meeting of directors or committee of directors duly called, constituted and held. A copy of every such resolution or counterpart thereof shall be kept with the minutes of the proceedings of the directors or such committee of directors.

  19. Deemed Consent of Director Present at Meeting. A director who is present at a meeting of directors or committee of directors is deemed to have consented to any resolution passed or action taken thereat unless he:

    (a) requests that his dissent be or his dissent is entered in the minutes of the meeting;

    (b) sends his written dissent to the secretary of the meeting before the meeting is terminated; or

    (c) sends his dissent by registered mail or delivers to the registered office of the Corporation immediately after the meeting is terminated.

  20. Deemed Consent of Director Absent from Meeting. [Deleted]

                           REMUNERATION OF DIRECTORS

  21. Subject to the articles or any unanimous shareholder agreement, the remuneration to be paid to the directors shall be such as the board of directors shall from time to time determine and such remuneration shall be in addition to the salary paid to any officer of the Corporation who is also a member of the board of directors. The directors may also by resolution award special remuneration to any director undertaking any special services on the Corporation's behalf other than the routine work ordinarily required of a director by the Corporation. The confirmation of any such resolution or resolutions by the shareholders shall not be required. The directors shall also be entitled to be paid their travelling and other expenses properly incurred by them in connection with the affairs of the Corporation.

                    SUBMISSION OF CONTRACTS OR TRANSACTIONS
                          TO SHAREHOLDERS FOR APPROVAL

  22. The directors in their discretion may submit any contract, act or transaction for approval, ratification or confirmation at any annual meeting of the shareholders or at any special meeting of the shareholders called for the purpose of considering the same and any contract, act or transaction that shall be approved, ratified or confirmed by resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the Act or by the articles or any other by-law) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved, ratified and/or confirmed by every shareholder of the Corporation.

                  FOR THE PROTECTION OF DIRECTORS AND OFFICERS

  23. No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee of the Corporation or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by order of the board of directors for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects of the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen to the Corporation in the execution of the duties of his respective office of trust or in relation thereto, unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith with a view to the best interests of the Corporation, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or regulations made thereunder or relieve him from liability for a breach thereof. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board of directors. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation, the fact of his being a shareholder, director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

                      INDEMNITIES TO DIRECTORS AND OTHERS

  24. Subject to section 81 of the Act, except in respect of an action by or on behalf of the Corporation or Another Body Corporate (as hereinafter defined) to procure a judgement in its favour, the Corporation shall indemnify each director and officer of the Corporation and each former director and officer of the Corporation and each person who acts or acted at the Corporation's request as a director or officer of Another Body Corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or Another Body Corporate, as the case may be, if

    (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

  "Another Body Corporate" as used herein means a body corporate of which the Corporation is or was a shareholder or creditor.

  25. Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of any person referred to in Section 24 as the board may, from time to time, determine.

                                    OFFICERS

  26. Appointment of Officers. Subject to the articles or any unanimous shareholder agreement, the directors may appoint a chairman of the board, a chief executive officer, president and a secretary and, if deemed advisable, may also appoint one or more vice-presidents, a treasurer and one or more assistant secretaries and/or one or more assistant treasurers. None of such officers, except the chairman of the board, need be a director of the Corporation. Any two or more of such offices may be held by the same person. In case and whenever the same person holds the offices of secretary and treasurer he may, but need not, be known as the secretary-treasurer. The directors may from time to time designate such other offices and appoint such other officers, employees and agents as it shall deem necessary who shall have such authority and shall perform such functions and duties as may from time to time be prescribed by resolution of the directors.

  27. Remuneration and Removal of Officers. Subject to the articles or any unanimous shareholder agreement, the remuneration of all officers, employees and agents appointed by the directors may be determined from time to time by resolution of the directors. The fact that any officer, employee or agent is a director or shareholder of the Corporation shall not disqualify him from receiving such remuneration as may be so determined. The directors may by resolution remove any officer, employee or agent at any time, with or without cause.

  28. Duties of Officers may be Delegated. In case of the absence or inability or refusal to act of any officer of the Corporation or for any other reason that the directors may deem sufficient, the directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

  29. Chairman of the Board. The chairman of the board (if any) shall, if present, preside at all meetings of the directors. He shall sign such contracts, documents or instruments in writing as require his signature and shall have such other powers and duties as may from time to time be assigned to him by resolution of the directors.

  30. Chief Executive Officer. The chief executive officer of the Corporation shall exercise general supervision over the business and affairs of the Corporation and such other duties as the board may specify from time to time. During the absence or disability of the president, or if no president has been appointed, the chief executive officer shall also have the powers and duties of that office.

  31. President. The president of the Corporation shall be the chief operating officer and shall, subject to the authority of the Chief Executive Officer, exercise general supervision over the operations of the Corporation. During the absence or disability of the chief executive officer, or if no chief executive officer has been appointed, the president shall also have the powers and duties of that office.

  32. Vice-President. The vice-president (if any) or, if more than one, the vice-presidents in order of seniority, shall be vested with all the powers and shall perform all the duties of the president in the absence or inability or refusal to act of the president. The vice-president or, if more than one, the vice-presidents in order of seniority, shall sign such contracts, documents or instruments in writing as require his or their signatures and shall also have such other powers and duties as may from time to time be assigned to him or them by resolution of the directors.

  33. Secretary. The secretary shall give or cause to be given notices for all meetings of the directors or committees thereof (if any) and of shareholders when directed to do so, and shall have charge, subject to the provisions of paragraphs 34 and 55 hereof, of the records referred to in section 18 of the Act and of the corporate seal or seals (if any). He shall sign such contracts, documents or instruments in writing as require his signature and shall have such other powers and duties as may from time to time be assigned to him by resolution of the directors or as are incident to his office.

  34. Treasurer. Subject to the provisions of any resolution of the directors, the treasurer (if any) shall have the care and custody of all the funds and securities of the Corporation and shall deposit the same in the name of the Corporation in such bank or banks or with such other depositary or depositaries as the directors may by resolution direct. He shall prepare, maintain and keep or cause to be kept adequate books of accounts and accounting records. He shall sign such contracts, documents or instruments in writing as require his signature and shall have such other powers and duties as may from time to time be assigned to him by resolution of the directors or as are incident to his office. He may be required to give such bond for the faithful performance of his duties as the directors in their uncontrolled discretion may require, but no director shall be liable for failure to require any such bond or for the insufficiency of any such bond or for any loss by reason of the failure of the Corporation to receive any indemnity thereby provided.

  35. Assistant Secretary and Assistant Treasurer. The assistant secretary or, if more than one, the assistant secretaries in order of seniority, and the assistant treasurer or, if more than one, the assistant treasurers in order of seniority (if any), shall respectively perform all the duties of the secretary and treasurer, respectively, in the absence or inability to act of the secretary or treasurer as the case may be. The assistant secretary or assistant secretaries, if more than one, and the assistant treasurer or assistant treasurers, if more than one, shall sign such contracts, documents or instruments in writing as require his or their signatures respectively and shall have such other powers and duties as may from time to time be assigned to them by resolution of the directors.

  36. Vacancies. If the office of chairman of the board, chief executive officer, president, vice-president, secretary, assistant secretary, treasurer, assistant treasurer, or any other office created by the directors pursuant to paragraph 26 hereof, shall be or become vacant by reason of death, resignation, removal or in any other manner whatsoever, the directors may, subject to paragraph 26 hereof, appoint another person to fill such vacancy.

                            COMMITTEES OF DIRECTORS

  37. The directors may from time to time appoint from their number one or more committees of directors consisting of one or more individuals and delegate to such committee or committees any of the powers of the directors except as provided in subsection 73(2) of the Act. Unless otherwise ordered by the directors, a committee of directors shall have power to fix its quorum, elect its chairman and regulate its proceedings. All such committees shall report to the directors as required by them.


                             SHAREHOLDERS' MEETING

  38. Annual Meeting. Subject to compliance with section 85 of the Act, the annual meeting of the shareholders shall be convened on such day in each year and at such time as the directors may by resolution determine.

  39. Special Meetings. (1) Special meetings of the shareholders may be convened by order of the chairman of the board, the president or a vice-president or by the directors, to be held at such time and place as may be specified in such order.

  (2) In accordance with the articles, shareholders holding between them not less than ten percent (10%) of the issued shares of the Corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders. Such requisition shall state the business to be transacted at the meeting and shall be sent to each director and the registered office of the Corporation.

  (3) Except as otherwise provided in subsection 96(3) of the Act, it shall be the duty of the directors on receipt of such requisition, to cause such meeting to be called by the secretary of the Corporation.

  (4) If the directors do not, within twenty-one (21) days after receiving such requisition call such meeting, any shareholder who signed the requisition may call the meeting.

  40. Place of Meetings. Meetings of shareholders of the Corporation shall be held at the registered office of the Corporation or at such other place within New Brunswick as the directors by resolution may determine. Notwithstanding the foregoing, a meeting of shareholders of the Corporation may be held outside New Brunswick if all the shareholders entitled to vote at that meeting so agree, and a shareholder who attends a meeting of shareholders held outside New Brunswick is deemed to have so agreed except when he attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held. Notwithstanding either of the foregoing sentences, meetings of shareholders may be held outside New Brunswick at one or more places specified in the articles.

  41. Notice. (1) Subject to the articles or a unanimous shareholder agreement, a printed, written or typewritten notice stating the day, hour, place of meeting, the general nature of the business to be transacted and, if special business is to be transacted thereat, stating

    (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and

    (b) the text of any special resolution to be submitted to the meeting,

shall be sent to each person who is entitled to notice of such meeting and who on the record date for notice appears on the records of the Corporation or its transfer agent as a shareholder and to each director of the Corporation and the auditor of the Corporation, if any, personally, by sending such notice by prepaid mail or in such other manner as provided by by-law for the giving of notice, not less than twenty-one (21) days nor more than fifty (50) days before the meeting. If such notice is sent by mail it shall be addressed to the latest address of each such person as shown in the records of the Corporation or its transfer agent, or if no address is shown therein, then to the last address of each such person known to the secretary.

  (2) The auditor of the Corporation, if any, is entitled to attend any meeting of shareholders of the Corporation and to receive all notices and other communications relating to any such meeting that a shareholder is entitled to receive.

  42. Waiver of Notice. A meeting of shareholders may be held for any purpose at any time and, subject to section 84 of the Act, at any place without notice if all the shareholders entitled to notice of such meeting are present in person or represented by proxy at the meeting (except where the shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the shareholders entitled to notice of such meeting and not present in person nor represented by proxy thereat waive notice of the meeting. Notice of any meeting of shareholders or any irregularity in any such meeting or in the notice thereof may be waived by any shareholder, the duly appointed proxy of any shareholder, any directors or the auditor of the Corporation in writing, by telegram, cable, telex or facsimile addressed to the Corporation or by any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates.

  43. Omission of Notice. The accidental omission to give notice of any meeting to or the non-receipt of any notice by any person shall not invalidate any resolution passed or any proceeding taken at any meeting of shareholders.

  44. Record Date. (1) The directors may by resolution fix in advance a date as the record date for the determination of shareholders

    (a) entitled to receive payment of a dividend;

    (b) entitled to participate in a liquidation distribution; or

    (c) for any other purpose except the right to receive notice of or to vote at a meeting of shareholders, but such record date shall not precede by more than fifty (50) days the particular action to be taken.

  (2) The directors may by resolution also fix in advance the date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than fifty (50) days or by less than twenty-one (21) days the date on which the meeting is to be held.

  (3) If no record date is fixed,

    (a) the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be

      (i) at the close of business on the day immediately preceding the day on which the notice is given; or

      (ii) if no notice is given, the day on which the meeting is held; and

    (b) the record date for the determination of shareholders for any purpose, other than that specified in subparagraph (a) above or to vote, shall be at the close of business on the day on which the directors pass the resolution relating thereto.

  45. Voting. (1) Votes at meetings of the shareholders may be given either personally or by proxy. At every meeting at which he is entitled to vote, every shareholder present in person and every proxyholder shall have one (1) vote on a show of hands. Upon a poll at which he is entitled to vote, every shareholder present in person or by proxy shall (subject to the provisions, if any, of the articles) have one (1) vote for every share registered in his name.

  (2) Voting at a meeting of shareholders shall be by show of hands except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting. A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands. In case of an equality of votes the chairman of the meeting shall not have a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder or proxyholder.

  (3) At any meeting, unless a ballot is demanded, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the motion.

  (4) In the absence of the chairman of the board, the president and every vice-president, the shareholders present entitled to vote shall choose another director as chairman of the meeting and if no director is present or if all the directors present decline to take the chair then the shareholders or proxyholders present shall choose one of their number to be chairman.

  (5) If at any meeting a ballot is demanded on the election of a chairman or on the question of adjournment or termination it shall be taken forthwith without adjournment. If a ballot is demanded on any other question or as to the election of directors it shall be taken in such manner and either at once or later at the meeting or at an adjourned meeting as the chairman of the meeting directs. The result of a ballot shall be deemed to be the resolution of the meeting at which the ballot was demanded. A demand for a ballot may be withdrawn.

  (6) Where a person holds shares as a personal representative, such person or his proxy is the person entitled to vote at all meetings of shareholders in respect of the shares so held by him.

  (7) Where a person mortgages or hypothecates his shares, such person or his proxy is the person entitled to vote at all meetings of shareholders in respect of such shares unless, in the instrument creating the mortgage or hypothec, he has expressly empowered the person holding the mortgage or hypothec to vote in respect of such shares, in which case, and subject to the articles, such holder or his proxy is the person entitled to vote in respect of the shares.

  (8) Where two or more persons hold the same share or shares jointly, any one of such persons present at a meeting of shareholders has the right, in the absence of the other or others, to vote in respect of such share or shares, but if more than one of such persons are present or represented by proxy and vote, they shall vote together as one on the share or shares jointly held by them.

  46. Proxies. (1) A shareholder, including a shareholder that is a body corporate, entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, none of whom are required to be a shareholder of the Corporation, which proxyholders shall have all the rights of the shareholder to attend and act at the meeting in the place and stead of the shareholder except to the extent limited by the proxy.

  (2) An instrument appointing a proxy shall be in writing and shall be executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a body corporate, either under its seal or by an officer or attorney thereof, duly authorized. A proxy is valid only at the meeting in respect of which it is given or any adjournment thereof.

  (3) Unless the Act requires another form, an instrument appointing a proxyholder shall be in the form determined by the directors from time to time.

  47. Time for Deposit of Proxies. The board may by resolution specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting or an adjournment thereof by not more than 48 hours excluding Saturdays and holidays before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, only if it has been received by the secretary of the Corporation or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

  48. The directors may from time to time make regulations regarding the depositing of proxies at some place or places other than the place at which a meeting or adjourned meeting of shareholders is to be held and for particulars of such proxies to be sent by means of wire or wireless or any other form of transmitted or recorded communication or in writing before the meeting or adjourned meeting to the Corporation or any agent of the Corporation for the purpose of receiving such particulars and providing that proxies so deposited may be voted upon as though the proxies themselves were deposited with the Corporation at the meeting or adjourned meeting and votes given in accordance with such regulations shall be valid and shall be counted. The chairman of any meeting of shareholders may, subject to any regulations made as aforesaid, in his discretion accept wire or wireless or any other form of transmitted or recorded or written communication as to the authority of any person claiming to vote on behalf of and to represent a shareholder notwithstanding that no proxy conferring such authority has been deposited with the Corporation, and any votes given in accordance with such communication accepted by the chairman of the meeting shall be valid and shall be counted.

  49. Adjournment. (1) The chairman of the meeting may with the consent of the meeting adjourn any meeting of shareholders from time to time to a fixed time and place. If a meeting of shareholders is adjourned for less than sixty (60) days, it is not necessary to give notice of the adjourned meeting other than by announcement at the earlier meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of sixty
(60) days or more, notice of the adjourned meeting shall be given as for an original meeting.

  (2) Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the opening thereat. The persons who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the opening of the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

  50. Quorum. All of the shareholders or holders of at least 20% of the shares entitled to vote at the meeting, whichever number be the lesser, personally present or represented by proxy, shall constitute a quorum of any meeting of shareholders or of any class of shareholders. No business shall be transacted at any meeting unless the requisite quorum be present at the time of the transaction of such business. If a quorum is not present at the time appointed for a meeting of shareholders or within such reasonable time thereafter as the shareholders present may determine, the persons present and entitled to vote may adjourn the meeting to a fixed time and place but may not transact any other business and the provisions of paragraph 38 of this by-law with regard to notice shall apply to such adjournment.

  51. Resolution in Lieu of meeting. A resolution in writing signed by all the shareholders or signed counterparts of such resolution by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders duly called, constituted and held. A copy of every such resolution or counterpart thereof shall be kept with the minutes of the meetings of shareholders.

  52. Telephone Participation. [deleted]

                              SHARES AND TRANSFERS

  53. Issuance. Subject to the articles, any unanimous shareholder agreement and to section 27 of the Act, shares in the Corporation may be issued at such times and to such persons or classes of persons and, subject to sections 23 and 24 of the Act, for such consideration as the directors may determine.

  54. Certificates. Share certificates (and the form of stock transfer power on the reverse side thereof) shall (subject to compliance with section 47 of the
Act) be in such form and be signed by such director(s) or officer(s) as the directors may from time to time by resolution determine. Such certificates shall be signed manually by at least one director or officer of the Corporation or by or on behalf of a registrar, transfer agent or branch transfer agent of the Corporation, and any additional signatures required on a share certificate may be printed or otherwise mechanically reproduced thereon. If a share certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the share certificate notwithstanding that the person has ceased to be a director or an officer of the Corporation, and the share certificate is as valid as if he were a director or an officer at the date of its issue.

  55. Registrar and Transfer Agent. The directors may from time to time by resolution appoint or remove one or more registrars and/or branch registrars (which may but need not be the same person) to keep the share register and/or one or more transfer agents and/or branch transfer agents (which may but need not be the same person) to keep the register of transfers, and (subject to section 48 of the Act) may provide for the registration of issues and the registration of transfers of the shares of the Corporation in one or more places and such registrars and/or branch registrars and/or transfer agents and/or branch transfer agents shall keep all necessary books and registers of the Corporation for the registration of the issuance and the registration of transfers of the shares of the Corporation for which they are so appointed. All certificates issued after any such appointment representing shares issued by the Corporation shall be countersigned by or on behalf of one of the said registrars and/or branch registrars and/or transfer agents and/or branch transfer agents, as the case may be.

  56. Replacement of Share Certificates. The board or any officer or agent designated by the board may in its or his discretion direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate claimed to have been lost, destroyed or wrongfully taken on payment of such fee, not exceeding $3.00, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

                                   DIVIDENDS

  57. The directors may from time to time by resolution declare and the Corporation may pay dividends on the issued and outstanding shares in the capital of the Corporation subject to the Act and to the provisions (if any) of the articles of the Corporation.

  58. Dividend Cheques. A dividend payable in cash shall be paid by cheque drawn on the Corporation's bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

  59. Non-receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement or expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

  60. Record Date for Dividends and Rights. The board may fix in advance a date, preceding by not more than 50 days the date for the payment of any dividend or the date for the issue of any warrant or other evidence of the right to subscribe for securities of the Corporation, as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities. If no record date is so fixed, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe for securities of the Corporation shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the board.

  61. Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.


                  VOTING SECURITIES IN OTHER BODIES CORPORATE

  62. All securities of any other body corporate carrying voting rights held from time to time by the Corporation may be voted at all meetings of shareholders, bondholders, debenture holders or holders of such securities, as the case may be, of such other body corporate in such manner and by such person or persons as the directors of the Corporation shall from time to time determine and authorize by resolution. The duly authorized signing officers of the Corporation may also from time to time execute and deliver for and on behalf of the Corporation proxies and/or arrange for the issuance of voting certificates and/or other evidence of the right to vote in such names as they may determine without the necessity of a resolution or other action by the directors.

                                     NOTICE

  63. Method of giving notice. Any notice, communication or other document to be given by the Corporation to a shareholder, director, officer, or auditor of the Corporation under any provision of the Act, the Articles or by-laws shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his latest address as shown in the records of the Corporation or if mailed by prepaid ordinary mail or air mail in a sealed envelope addressed to him at his latest address as shown in the records of the Corporation or if sent to such person, at the latest applicable number for such person as shown in the records of the Corporation, by any means of wire or wireless or any other form of transmitted or recorded communication. The secretary may change the address on the records of the Corporation of any shareholder in accordance with any information believed by him to be reliable. A notice, communication or document so delivered shall be deemed to have been given when it is delivered personally or at the address aforesaid. A notice, communication or document so mailed shall be deemed to have been given on the day it is deposited in a post office or public letter box. A notice sent by any means of wire or wireless or any other form of transmitted or recorded communication shall be deemed to have been given on the day on which it is transmitted.

  64. Shares registered in more than one name. All notices or other documents required to be sent to a shareholder by the Act, the regulations under the Act, the articles or the by-laws of the Corporation shall, with respect to any shares in the capital of the Corporation registered in more than one name, be given to whichever of such persons is named first in the records of the Corporation and any notice or other document so given shall be sufficient notice or delivery of such document to all the holders of such shares.

  65. Persons becoming entitled by operation of law. Every person who by operation of law, transfer or by any other means whatsoever shall become entitled to any shares in the capital of the Corporation shall be bound by every notice or other document in respect of such shares which prior to his name and address being entered on the records of the Corporation shall have been duly given to the person or persons from whom he derives his title to such shares.

  66. Deceased Shareholder. Any notice or other document delivered or sent by post or left at the address of any shareholder as the same appears in the records of the Corporation shall, notwithstanding that such shareholder be then deceased and whether or not the Corporation has notice of his decease, be deemed to have been duly served in respect of the shares held by such shareholder (whether held solely or with other persons) until some other person be entered in his stead in the records of the Corporation as the holder or one of the holders thereof and such service shall for all purposes be deemed a sufficient service of such notice or other document on his heirs, executors or administrators and all persons (if any) interested with him in such shares.

  67. Signatures to Notices. The signature of any director or officer of the Corporation to any notice may be written, stamped, typewritten or printed or partly written, stamped, typewritten or printed.

  68. Computation of Time. Where a given number of days' notice or notice extending over any period is required to be given under any provisions of the articles or by-laws of the Corporation, the day of service or posting of the notice shall, unless it is otherwise provided, be counted in such number of days or other period and such notice shall be deemed to have been given or sent on the day of service or posting.

  69. Proof of Service. A certificate of any officer of the Corporation in office at the time of the making of the certificate or of a transfer officer of any transfer agent or branch transfer agent of shares of any class of the Corporation as to facts in relation to the mailing or delivery or service of any notice or other documents to any shareholder, director, officer or auditor or publication of any notice or other document shall be conclusive evidence thereof and shall be binding on every shareholder, director, officer or auditor of the Corporation, as the case may be.

                          CHEQUES, DRAFTS, NOTES, ETC.

  70. All cheques, drafts or orders for the payment of money and all notes, acceptances and bills of exchange shall be signed by such officer or officers or other person or persons, whether or not officers of the Corporation, and in such manner as the directors may from time to time designate by resolution.

                             CUSTODY OF SECURITIES

  71. (1) All securities (including warrants) owned by the Corporation shall be lodged (in the name of the Corporation) with a chartered bank or a trust company or in a safety deposit box or, if so authorized by resolution of the directors, with such other depositaries or in such other manner as may be determined from time to time by the directors.

  (2) All securities (including warrants) belonging to the Corporation may be issued and held in the name of a nominee or nominees of the Corporation (and if issued or held in the names of more than one nominee shall be held in the names of the nominees jointly with right of survivorship) and shall be endorsed in blank with endorsement guaranteed in order to enable transfer thereof to be completed and registration thereof to be effected.

                          EXECUTION OF CONTRACTS, ETC.

  72. Contracts, documents or instruments in writing requiring the signature of the Corporation may be signed by the chairman of the board, the chief executive officer, the president or a vice-president and the secretary or the treasurer and all contracts, documents and instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board of directors shall have power from time to time by resolution to appoint any officer or officers, or any person or persons, on behalf of the Corporation either to sign contracts, documents and instruments in writing generally or to sign specific contracts, documents or instruments in writing.

  The corporate seal of the Corporation, if any, may be affixed to contracts, documents and instruments in writing signed as aforesaid or by any officer or officers, person or persons, appointed as aforesaid by resolution of the board of directors but any such contract, document or instrument is not invalid merely because the corporate seal, if any, is not affixed thereto.

  The term "contracts, documents or instruments in writing" as used in this by-law shall include deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property real or personal, immovable or movable, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of shares, share warrants, stocks, bonds, debentures or other securities and all paper writings.

  In particular without limiting the generality of the foregoing the chairman of the board, the chief executive officer, the president or a vice-president and the secretary or the treasurer shall have authority to sell, assign, transfer, exchange, convert or convey any and all shares, stocks, bonds, debentures, rights, warrants or other securities owned by or registered in the name of the Corporation and to sign and execute (under the seal of the Corporation or otherwise) all assignments, transfers, conveyances, powers of attorney and other instruments that may be necessary for the purpose of selling, assigning, transferring, exchanging, converting or conveying any such shares, stocks, bonds, debentures, rights, warrants or other securities.

  The signature or signatures of the chairman of the board, the chief executive officer, the president, a vice-president, the secretary, the treasurer an assistant secretary or an assistant treasurer or any director of the Corporation and/or of any other officer or officers, person or persons, appointed as aforesaid by resolution of the board of directors may, if specifically authorized by resolution of the directors, be printed, engraved, lithographed or otherwise mechanically reproduced upon any contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation executed or issued by or on behalf of the Corporation and all contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation on which the signature or signatures of any of the foregoing officers or persons authorized as aforesaid shall be so reproduced pursuant to special authorization by resolution of the directors shall be deemed to have been manually signed by such officers or persons whose signature or signatures is or are so reproduced and shall be as valid to all intents and purposes as if they had been signed manually and notwithstanding that the officers or persons whose signature or signatures is or are so reproduced may have ceased to hold office at the date of the delivery or issue of such contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation.

                                    AUDITOR

  73. At each annual meeting of the shareholders of the Corporation an auditor may be appointed for the purpose of auditing and verifying the accounts of the Corporation for the then current year and his report shall be submitted at the next annual meeting of the shareholders. The auditor shall not be a director or an officer of the Corporation. Unless fixed by the meeting of shareholders at which he is appointed, the remuneration of the auditor shall be determined from time to time by the directors.

                                  FISCAL YEAR

  74. The fiscal period of the Corporation shall terminate on such day in each year as the directors may from time to time by resolution determine.

                                   BORROWING

  75. General Borrowing. The directors may from time to time:

    (a) borrow money upon the credit of the Corporation;

    (b) issue, reissue, sell or pledge debt obligations of the Corporation;

    (c) give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

    (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

  The directors may from time to time authorize any director or directors, or officer or officers, of the Corporation, to make arrangements with reference to the money borrowed or to be borrowed as aforesaid, and as to the terms and conditions of the loan thereof, and as to the securities to be given therefor, with power to vary or modify such arrangements, terms and conditions and to give such additional securities for any moneys borrowed or remaining due by the Corporation as the directors of the Corporation may authorize, and generally to manage, transact and settle the borrowing of money by the Corporation.

  76. Repeal of By-Laws. Upon this by-law coming into force, all prior by-laws presently in force other than by-laws relating to the borrowing powers of the Corporation are repealed provided that such repeal shall not affect the previous operation of such by-laws so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred or the validity of any contract or agreement made pursuant to any such by-laws prior to their repeal. All officers and persons acting under such by-laws so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or board passed under such repealed by-laws shall continue to be good and valid except to the extent that they are inconsistent with this by-law or until amended or repealed.

                    * * * * * * * * * * * * * * * * * * * *

                                          WITNESS the corporate seal of the
                                           Corporation this   day of    ,
                                           199 .

                                          _____________________________________
                                                  CHIEF EXECUTIVE OFFICER

                                          _____________________________________
                                                         PRESIDENT

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  New Brunswick law generally permits a corporation to indemnify its directors and officers for all costs, charges and expenses incurred by the person in respect of any action or proceeding to which that person is made a party by reason of being a director or officer if the person (1) acted in good faith with a view to the best interests of the corporation and, (2) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing his conduct was lawful. New Brunswick law generally requires a corporation to indemnify its directors and officers if the person is substantially successful on the merits of his defence of the action, the person fulfills (1) and (2) above, and is otherwise fairly and reasonably entitled to indemnity.

  The GSI Lumonics By-Law generally provides that the corporation is required to indemnify a director or officer against liability incurred in such capacity to the extent permitted or required by New Brunswick law.

  A policy of directors and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries for losses a result of claims based upon the acts or omissions as directors and officers of the Registrant.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.1   -- Amended and Restated Agreement and Plan of Merger, dated as of
            October 27, 1998, by and among the Registrant, Grizzly Acquisition
            Corp., New Grizzly Acquisition Corp. and General Scanning Inc.
            (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement). Pursuant to Item
            601(b)(2) of Regulation S-K, the Schedules referred to in the
            Merger Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the
            Commission upon request.
   3.1   -- Letters Patent of Lumonics Research Limited dated November 26,
            1970, the Articles of Amendment of Lumonics Research Limited dated
            June 1, 1977, Articles of Amendment of Lumonics Research Limited
            dated June 11, 1980, Articles of Amendment of Lumonics Inc. dated
            July 10, 1980, Articles of Amendment of Lumonics Inc. dated January
            3, 1984, Articles of Amendment of Lumonics Inc. dated May 1, 1984 and Articles of Amendment of Lumonics Inc. dated May 9, 1986. (5)
   3.2   -- Articles of Continuance of the Registrant which will become effective upon completion of the merger (attached as Annex H to the joint proxy statement/prospectus contained in this Registration
            Statement).
   3.3   -- By-Laws No. 13, 18 and 19 of the Registrant which will be replaced by By-Law No. 1 following the merger. (5)
   3.4   -- By-Law No.1 of the Registrant which will become effective upon completion of the merger (attached as Annex H to the joint proxy statement/prospectus contained in this Registration Statement).
   4.1   -- Specimen Certificate of common share of the Registrant. (5)
   5.1   -- Form of Opinion of Stewart McKelvey Stirling Scales as to legality of the Registrant's common shares. (5)

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   5.2   -- Form of Opinion of Goodwin Procter & Hoar LLP as to certain tax matters. (5)
  10.1   -- Line of Credit Agreement between the Registrant and CIBC dated
            April 8, 1998 and accepted April 15, 1998. (5)
  10.2   -- Loan Agreement between Sumitomo Heavy Industries, Ltd. and the
            Registrant dated August 10, 1990. (5)
  10.3   -- Amended and Restated Revolving Credit Agreement between General
            Scanning and The First National Bank of Boston dated as of December
            28, 1995. (3)+
  10.4   -- Amendment to Amended and Restated Revolving Credit Agreement
            between General Scanning and the First National Bank of Boston
            dated July 25, 1997. (4)+
  10.5   -- Second Amendment to Amended and Restated Revolving Credit Agreement
            between General Scanning and the First National Bank of Boston
            dated November 28, 1997. (4)+
  10.6   -- Lease Agreement between JRF II Associates Ltd. Partnership and
            Lumonics Corporation dated September 24, 1991. (5)
  10.7   -- Industrial Space Lease between Lumonics Corporation and The
            Travelers Insurance Company dated March 17, 1992. (5)
  10.8   -- Lease Agreement between Lumonics Corporation and Sisilli dated June
            1994. (5)
  10.9   -- Lease dated August 10, 1989, as amended to date, between General
            Scanning and Arlington Center Garage and Service Corp. (1)+
  10.10  -- Lease dated February 24, 1989, as amended to date, between Ames
            Realty Trust Associates and Teradyne Laser Systems Inc. and General
            Scanning Inc. (1)+
  10.11  -- Lease dated July 31, 1996, as amended to date, between View
            Engineering, Inc. and Donald J. Devine as Trustee under the Donald
            J. Devine Trust Agreement. (2)+
  10.12  -- Lease dated March 24, 1995, as amended to date, between View
            Engineering, Inc. and Marjorie Lynn Landon. (2)+
  10.13  -- Lease dated July 15, 1997, as amended to date, between General
            Scanning and The Wilmington Realty Trust. (4)+
  10.14  -- 1998 Management Incentive Plan of the Registrant. (5)
  10.15  -- 1998 Executive Management Incentive Plan of the Registrant. (5)
  10.16  -- Severance Agreement between the Registrant and Robert J. Atkinson dated April 13, 1998. (5)
  10.17  -- Severance Agreement between the Registrant and W. Scott Nix dated
            April 13, 1998. (5)
  10.18  -- Severance Agreement between the Registrant and Michael W. Lupiano dated April 13, 1998. (5)
  10.19  -- Severance Agreement between the Registrant and Patrick D. Austin dated April 13, 1998. (5)
  10.20  -- Severance Agreement between the Registrant and John W. George dated
            April 13, 1998. (5)
  10.21  -- Severance Agreement between the Registrant and Desmond J. Bradley dated April 13, 1998. (5)
  10.22  -- Split Dollar Compensation Agreement dated September 13, 1997 between General Scanning and Charles D. Winston. (4)+
  10.23  -- Key Employee Retention Agreement between General Scanning and
            Charles Winston dated May 1, 1998 and amended October, 1998. (5)+
  10.24  -- Key Employee Retention Agreement between General Scanning and Linda
            Palmer dated May 1, 1997 and amended October 27, 1998. (5)+
  10.25  -- Key Employee Retention Agreement between General Scanning and Kurt
            Pelsue dated May 1, 1997 and amended October 27, 1998. (5)+

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  10.26  -- Key Employee Retention Agreement between General Scanning and
            Michael R. Kampfe dated May 1, 1997 and amended October 27, 1998.
            (5)+
  10.27  -- Key Employee Retention Agreement between General Scanning and
            Victor Sabella dated May 1, 1997 and amended October 27, 1998. (5)+
  10.28  -- Key Employee Retention Agreement between General Scanning and
            Joseph Verderber dated May 1, 1997 and amended October 27, 1998.
            (5)+
  10.29  -- Key Employee Retention Agreement between General Scanning and
            Gregory Baletsa dated May 1, 1998 and amended October 27, 1998.
            (5)+
  10.30  -- Key Employee Retention Agreement between General Scanning and
            Victor H. Woolley, dated May 1, 1997. (5)+
  10.31  -- Settlement Agreement dated June 12, 1998 between General Scanning and Robotic Vision Systems, Inc. (5)+
  21.1   -- Subsidiaries of the Registrant. (5)
  21.2   -- Subsidiaries of General Scanning (4)+
  23.1   -- Consent of Ernst & Young LLP, independent chartered accountants.
            (5)
  23.2   -- Consent of Arthur Andersen LLP, independent public accountants. (5)
  23.3   -- Consent of Stewart McKelvey Stirling Scales (included in the opinion attached as Exhibit 5.1).
  23.4   -- Consent of Goodwin Procter & Hoar LLP (included in the opinion attached as Exhibit 5.2).
  24.1   -- Powers of Attorney (included on signature page).
  99.1   -- Amended and Restated Stock Option Agreement dated October 27, 1998 by and among General Scanning Inc., Lumonics Inc. and Grizzly
            Acquisition Corp. (included as Annex B to the joint proxy
            statement/prospectus contained in this Registration Statement).
  99.2   -- Stock Option Agreement dated October 27, 1998 by and among General
            Scanning Inc. and Lumonics Inc. (included as Annex B to the joint proxy statement/prospectus contained in this Registration
            Statement).
  99.3   -- Form of Proxy for General Scanning common stock. (5)
  99.4   -- Opinion of Needham & Company, Inc. (included as Annex C to the joint proxy statement/prospectus contained in this Registration
            Statement).
  99.5   -- Opinion of CIBC Wood Gundy Securities, Inc. (included as Annex D to the joint proxy statement/prospectus contained in this Registration
            Statement).
  99.6   -- 1981 Stock Option Plan of General Scanning Inc. (1)+
  99.7   -- 1992 Stock Option Plan of General Scanning Inc. (1)+
  99.8   -- 1995 Directors' Warrant Plan of General Scanning Inc. (1)+
  99.9   -- 1994 Executive Management Stock Option Plan of the Registrant. (5)
  99.10  -- 1994 Key Employees and Directors Stock Option Plan of the
            Registrant. (5)
  99.11  -- 1995 Employees and Directors Stock Option Plan of the Registrant.
            (5)
  99.12  -- Consent of Needham & Company, Inc. (5)
  99.13  -- Consent of CIBC Wood Gundy Securities, Inc. (5)
  99.14  -- Consent of Charles D. Winston (5)
  99.15  -- Consent of Richard B. Black (5)
  99.16  -- Consent of Paul R. Ferrari (5)
  99.17  -- Consent of Woodie C. Flowers (5)

--------
(1) Incorporated by reference to General Scanning's registration statement on Form S-1, filed August 11, 1995 (33-95718)

(2) Incorporated by reference to General Scanning's Current Report on Form 10-K for the year ended December 31, 1996.
(3) Incorporated by reference to General Scanning's Current Report on Form 10-Q for the quarter ended June 30, 1996.
(4) Incorporated by reference to General Scanning's Current Report on Form 10-K, for the year ended December 31, 1997.
(5) Filed herewith.
 + Material contract or additional exhibit of General Scanning that will be material to GSI Lumonics Inc. following completion of the merger.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada on January 28, 1999.

                                         Lumonics Inc.

                                         By:          /s/ Warren Scott Nix
                                           ------------------------------------
                                                    Warren Scott Nix
                                               President, Chief Executive
                                                  Officer and Director

                                                  /s/ Warren Scott Nix
                                           ------------------------------------
                                                   Warren Scott Nix,
                                             Authorized U.S. Representative

                               POWER OF ATTORNEY

  KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Warren Scott Nix and Desmond J. Bradley such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in all and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                       Title
                                                                   Date

        /s/ Warren Scott Nix          President, Chief       January 28, 1999
------------------------------------   Executive Officer
          Warren Scott Nix             and Director
                                       (Principal
                                       Executive Officer)


       /s/ Desmond J. Bradley         Vice President,        January 28, 1999
------------------------------------   Finance and
         Desmond J. Bradley            Administration,
                                       Chief Financial
                                       Officer (Principal
                                       Financial Officer)

       /s/ Robert J. Atkinson         Chairman of the        January 28, 1999
------------------------------------   Board of Directors
         Robert J. Atkinson


       /s/ Douglas C. Cameron         Director               January 28, 1999
------------------------------------
         Douglas C. Cameron

             Signature                       Title
                                                                   Date

    /s/ Charles J. Gardner, Q.C.      Secretary and          January 28, 1999
------------------------------------   Director
      Charles J. Gardner, Q.C.

                                      Director
------------------------------------
           Atsushi Naitoh

                                      Director
------------------------------------
           Dr. Peter Rose

                                      Director
------------------------------------
         Yukihito Takahashi

      /s/ Benjamin J. Virgilio        Director               January 28, 1999
------------------------------------
        Benjamin J. Virgilio

                                      Director
------------------------------------
          William B. Waite

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.1   -- Amended and Restated Agreement and Plan of Merger, dated as of
            October 27, 1998, by and among the Registrant, Grizzly Acquisition
            Corp., New Grizzly Acquisition Corp. and General Scanning Inc.
            (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement). Pursuant to Item
            601(b)(2) of Regulation S-K, the Schedules referred to in the
            Merger Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the
            Commission upon request.
   3.1   -- Letters Patent of Lumonics Research Limited dated November 26,
            1970, the Articles of Amendment of Lumonics Research Limited dated
            June 1, 1977, Articles of Amendment of Lumonics Research Limited
            dated June 11, 1980, Articles of Amendment of Lumonics Inc. dated
            July 10, 1980, Articles of Amendment of Lumonics Inc. dated January
            3, 1984, Articles of Amendment of Lumonics Inc. dated May 1, 1984 and Articles of Amendment of Lumonics Inc. dated May 9, 1986. (5)
   3.2   -- Articles of Continuance of the Registrant which will become effective upon completion of the merger (attached as Annex H to the joint proxy statement/prospectus contained in this Registration
            Statement).
   3.3   -- By-Laws No. 13, 18 and 19 of the Registrant which will be replaced by By-Law No. 1 following the merger. (5)
   3.4   -- By-Law No.1 of the Registrant which will become effective upon completion of the merger (attached as Annex H to the joint proxy statement/prospectus contained in this Registration Statement).
   4.1   -- Specimen Certificate of common share of the Registrant. (5)
   5.1   -- Form of Opinion of Stewart McKelvey Stirling Scales as to legality of the Registrant's common shares. (5)
   5.2   -- Form of Opinion of Goodwin Procter & Hoar LLP as to certain tax matters. (5)
  10.1   -- Line of Credit Agreement between the Registrant and CIBC dated
            April 8, 1998 and accepted April 15, 1998. (5)
  10.2   -- Loan Agreement between Sumitomo Heavy Industries, Ltd. and the
            Registrant dated August 10, 1990. (5)
  10.3   -- Amended and Restated Revolving Credit Agreement between General
            Scanning and The First National Bank of Boston dated as of December
            28, 1995. (3)+
  10.4   -- Amendment to Amended and Restated Revolving Credit Agreement
            between General Scanning and the First National Bank of Boston
            dated July 25, 1997. (4)+
  10.5   -- Second Amendment to Amended and Restated Revolving Credit Agreement
            between General Scanning and the First National Bank of Boston
            dated November 28, 1997. (4)+
  10.6   -- Lease Agreement between JRF II Associates Ltd. Partnership and
            Lumonics Corporation dated September 24, 1991. (5)
  10.7   -- Industrial Space Lease between Lumonics Corporation and The
            Travelers Insurance Company dated March 17, 1992. (5)
  10.8   -- Lease Agreement between Lumonics Corporation and Sisilli dated June
            1994. (5)
  10.9   -- Lease dated August 10, 1989, as amended to date, between General
            Scanning and Arlington Center Garage and Service Corp. (1)+
  10.10  -- Lease dated February 24, 1989, as amended to date, between Ames
            Realty Trust Associates and Teradyne Laser Systems Inc. and General
            Scanning Inc. (1)+

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  10.11  -- Lease dated July 31, 1996, as amended to date, between View
            Engineering, Inc. and Donald J. Devine as Trustee under the Donald
            J. Devine Trust Agreement. (2)+
  10.12  -- Lease dated March 24, 1995, as amended to date, between View
            Engineering, Inc. and Marjorie Lynn Landon. (2)+
  10.13  -- Lease dated July 15, 1997, as amended to date, between General
            Scanning and The Wilmington Realty Trust. (4)+
  10.14  -- 1998 Management Incentive Plan of the Registrant. (5)
  10.15  -- 1998 Executive Management Incentive Plan of the Registrant. (5)
  10.16  -- Severance Agreement between the Registrant and Robert J. Atkinson dated April 13, 1998. (5)
  10.17  -- Severance Agreement between the Registrant and W. Scott Nix dated
            April 13, 1998. (5)
  10.18  -- Severance Agreement between the Registrant and Michael W. Lupiano dated April 13, 1998. (5)
  10.19  -- Severance Agreement between the Registrant and Patrick D. Austin dated April 13, 1998. (5)
  10.20  -- Severance Agreement between the Registrant and John W. George dated
            April 13, 1998. (5)
  10.21  -- Severance Agreement between the Registrant and Desmond J. Bradley dated April 13, 1998. (5)
  10.22  -- Split Dollar Compensation Agreement dated September 13, 1997 between General Scanning and Charles D. Winston. (4)+
  10.23  -- Key Employee Retention Agreement between General Scanning and
            Charles Winston dated May 1, 1998 and amended October, 1998. (5)+
  10.24  -- Key Employee Retention Agreement between General Scanning and Linda
            Palmer dated May 1, 1997 and amended October 27, 1998. (5)+
  10.25  -- Key Employee Retention Agreement between General Scanning and Kurt
            Pelsue dated May 1, 1997 and amended October 27, 1998. (5)+
  10.26  -- Key Employee Retention Agreement between General Scanning and
            Michael R. Kampfe dated May 1, 1997 and amended October 27, 1998.
            (5)+
  10.27  -- Key Employee Retention Agreement between General Scanning and
            Victor Sabella dated May 1, 1997 and amended October 27, 1998. (5)+
  10.28  -- Key Employee Retention Agreement between General Scanning and
            Joseph Verderber dated May 1, 1997 and amended October 27, 1998.
            (5)+
  10.29  -- Key Employee Retention Agreement between General Scanning and
            Gregory Baletsa dated May 1, 1998 and amended October 27, 1998.
            (5)+
  10.30  -- Key Employee Retention Agreement between General Scanning and
            Victor H. Woolley, dated May 1, 1997. (5)+
  10.31  -- Settlement Agreement dated June 12, 1998 between General Scanning and Robotic Vision Systems, Inc. (5)+
  21.1   -- Subsidiaries of the Registrant. (5)
  21.2   -- Subsidiaries of General Scanning (4)+
  23.1   -- Consent of Ernst & Young LLP, independent chartered accountants.
            (5)
  23.2   -- Consent of Arthur Andersen LLP, independent public accountants. (5)
  23.3   -- Consent of Stewart McKelvey Stirling Scales (included in the opinion attached as Exhibit 5.1).
  23.4   -- Consent of Goodwin Procter & Hoar LLP (included in the opinion attached as Exhibit 5.2).
  24.1   -- Powers of Attorney (included on signature page).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  99.1   -- Amended and Restated Stock Option Agreement dated October 27, 1998 by and among General Scanning Inc., Lumonics Inc. and Grizzly
            Acquisition Corp. (included as Annex B to the joint proxy
            statement/prospectus contained in this Registration Statement).
  99.2   -- Stock Option Agreement dated October 27, 1998 by and among General
            Scanning Inc. and Lumonics Inc. (included as Annex B to the joint proxy statement/prospectus contained in this Registration
            Statement).
  99.3   -- Form of Proxy for General Scanning common stock. (5)
  99.4   -- Opinion of Needham & Company, Inc. (included as Annex C to the joint proxy statement/prospectus contained in this Registration
            Statement).
  99.5   -- Opinion of CIBC Wood Gundy Securities, Inc. (included as Annex D to the joint proxy statement/prospectus contained in this Registration
            Statement).
  99.6   -- 1981 Stock Option Plan of General Scanning Inc. (1)+
  99.7   -- 1992 Stock Option Plan of General Scanning Inc. (1)+
  99.8   -- 1995 Directors' Warrant Plan of General Scanning Inc. (1)+
  99.9   -- 1994 Executive Management Stock Option Plan of the Registrant. (5)
  99.10  -- 1994 Key Employees and Directors Stock Option Plan of the
            Registrant. (5)
  99.11  -- 1995 Employees and Directors Stock Option Plan of the Registrant.
            (5)
  99.12  -- Consent of Needham & Company, Inc. (5)
  99.13  -- Consent of CIBC Wood Gundy Securities, Inc. (5)
  99.14  -- Consent of Charles D. Winston (5)
  99.15  -- Consent of Richard B. Black (5)
  99.16  -- Consent of Paul F. Ferrari (5)
  99.17  -- Consent of Woodie C. Flowers (5)

--------
(1) Incorporated by reference to General Scanning's registration statement on Form S-1, filed August 11, 1995 (33-95718)
(2) Incorporated by reference to General Scanning's Current Report on Form 10-K for the year ended December 31, 1996.
(3) Incorporated by reference to General Scanning's Current Report on Form 10-Q for the quarter ended June 30, 1996.
(4) Incorporated by reference to General Scanning's Current Report on Form 10-K, for the year ended December 31, 1997.
(5) Filed herewith.
 + Material contract or additional exhibit of General Scanning that will be material to GSI Lumonics Inc. following completion of the merger.